Exhibit 10.1

EXECUTION VERSION

CONTRIBUTION AGREEMENT

BY AND AMONG

ENBRIDGE ENERGY COMPANY, INC.,

ENBRIDGE PIPELINES (ALBERTA CLIPPER) L.L.C.

AND

ENBRIDGE ENERGY PARTNERS, L.P.

Exhibits:

Exhibit A	-	Form of Seventh Amended and Restated Agreement of Limited Partnership of Enbridge Energy Partners, L.P.

Exhibit B	-	Form of Sixth Amended and Restated Agreement of Limited Partnership of Enbridge Energy, Limited Partnership

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CONTRIBUTION AGREEMENT

This Contribution Agreement, dated December 23, 2014 (this “Agreement”), is entered into by and among Enbridge Energy Company, Inc., a Delaware corporation (“EECI”), Enbridge Pipelines (Alberta Clipper) L.L.C., a Delaware limited liability company (“EECI AC Sub,” and together with EECI, the “EECI Parties”), and Enbridge Energy Partners, L.P., a Delaware limited partnership (“EEP”). The parties to this Agreement are each sometimes referred to as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, EECI and EECI AC Sub own 66.66% and 0.01%, respectively, of the Limited Partner Interests (defined below) in Series AC (defined below) (collectively, the “Series AC Interests”) of Enbridge Energy, Limited Partnership, a Delaware limited partnership (the “OLP”); and

WHEREAS, the EECI Parties desire to contribute the Series AC Interests to EEP in exchange for the Unit Consideration (defined below) and the Loan Repayment (defined below).

NOW, THEREFORE, in consideration of the mutual undertakings and agreements set forth below and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. The following capitalized terms shall have the meanings given below. All references to dollar amounts refer to United States dollars.

“A1 Promissory Note” means the Promissory Note, dated as of March 15, 2010, executed by EEP in favor of EECI in the initial principal amount of $324,591,140.79.

“Affiliate” has the meaning assigned to such term in the OLP Partnership Agreement.

“Agreement” has the meaning assigned to such term in the preamble to this Agreement.

“B1 Borrowings” means $306,015,299.35, which amount represents the principal amount of borrowings that will be outstanding under the B1 Promissory Note on the Closing Date.

“B1 Promissory Note” means the Promissory Note, dated as of March 15, 2010, executed by the OLP in favor of EEP in the initial principal amount of $324,591,140.79.

“Board” means the Board of Directors of EEM.

“Class E Units” has the meaning assigned to such term in Section 2.1(b).

“Closing” means the consummation of the Transactions on the Closing Date.

“Closing Date” means January 2, 2015, unless otherwise agreed to in writing by the Parties.

“EECI” has the meaning assigned to such term in the preamble to this Agreement.

“EECI AC Sub” has the meaning assigned to such term in the preamble to this Agreement.

“EECI EA Sub” means Enbridge Pipelines (Eastern Access) L.L.C., a Delaware limited liability company.

“EECI ME Sub” means Enbridge Pipelines (Mainline Expansion) L.L.C., a Delaware limited liability company.

“EECI Parties” has the meaning assigned to such term in the preamble to this Agreement.

“EEM” means Enbridge Energy Management, L.L.C., a Delaware limited liability company.

“EEP” has the meaning assigned to such term in the preamble to this Agreement.

“EEP A&R Partnership Agreement” means the Seventh Amended and Restated Agreement of Limited Partnership of EEP in substantially the form attached hereto as Exhibit A.

“EEP SEC Filings” all registration statements, annual and quarterly reports, current reports, definitive proxy statements, and other forms, reports, schedules, statements and documents, as amended, filed or furnished by EEP with the United States Securities and Exchange Commission.

“Financial Advisor” means Simmons & Company International Inc., the financial advisor to the Special Committee.

“Governmental Authority” means any executive, legislative, judicial, regulatory or administrative agency, body, commission, department, board, court, tribunal, arbitrating body or authority of the United States or any foreign country, or any state, local or other governmental subdivision thereof.

“Lakehead GP” means Enbridge Pipelines (Lakehead) L.L.C., a Delaware limited liability company.

“Law” means any statute, law, treaty, rule, code, ordinance, requirement, regulation, permit or certificate of any Governmental Authority, any interpretation of any of the foregoing by any Governmental Authority, or any binding judgment, decision, decree, injunction, writ, order or like action of any court, arbitrator or other Governmental Authority.

“Limited Partner Interest” has the meaning assigned to such term in the OLP Partnership Agreement.

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“Loan Repayment” has the meaning assigned to such term in Section 2.1(c).

“OLP” has the meaning assigned to such term in the Recitals to this Agreement.

“OLP A&R Partnership Agreement” means the Sixth Amended and Restated Agreement of Limited Partnership of the OLP in substantially the form attached hereto as Exhibit B.

“OLP Partnership Agreement” means the Fifth Amended and Restated Agreement of Limited Partnership of the OLP dated as of December 6, 2012.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Authority.

“Parties” has the meaning assigned to such term in the preamble to this Agreement.

“Series AC” has the meaning assigned to such term in the OLP Partnership Agreement.

“Series AC Interests” has the meaning assigned to such term in the Recitals to this Agreement.

“Special Committee” means the committee of the Board, comprised solely of independent directors of the Board, that was created by resolution of the Board on September 16, 2014.

“Special Committee Information” has the meaning assigned to such term in Section 3.2(b).

“Transaction Documents” means, collectively, this Agreement, the EEP A&R Partnership Agreement, the OLP A&R Partnership Agreement and any other agreements, documents and instruments to be delivered by the Parties pursuant to Article V.

“Transactions” means the transactions described in Article II.

“Unit Consideration” has the meaning assigned to such term in Section 2.1(b).

“Wisconsin GP” means Enbridge Pipelines (Wisconsin) Inc., a Wisconsin corporation.

ARTICLE II

CONTRIBUTIONS AT CLOSING AND OTHER CLOSING TRANSACTIONS

Section 2.1 Contribution of Series AC Interests and Related Transactions. At the Closing, and subject to the terms and conditions of this Agreement, the Parties hereby agree and undertake as follows:

(a) the EECI Parties shall contribute the Series AC Interests to EEP as a Capital Contribution (as such term is defined in the EEP A&R Partnership Agreement);

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(b) EEP shall issue to EECI a number of units of a new class of partnership interests of EEP designated as “Class E Units,” with such rights and obligations specified in the EEP A&R Partnership Agreement (the “Class E Units”), which number of units shall be equal to the quotient obtained by dividing (A) $1,000,000,000 less the B1 Borrowings by (B) the volume-weighted average closing price of the Class A Common Units of EEP during the consecutive five-trading day period immediately prior to the date of this Agreement (the “Unit Consideration”);

(c) EEP shall repay in full the outstanding balance and accrued and unpaid interest at the Closing Date of the loan made by EECI to EEP pursuant to the A1 Promissory Note, which was entered into between EECI and EEP in connection with the joint funding arrangement for the Alberta Clipper Pipeline (the “Loan Repayment”);

(d) EECI shall execute and deliver the EEP A&R Partnership Agreement; and

(e) EEP, Lakehead GP, Wisconsin GP, EECI, EECI EA Sub and EECI ME Sub shall execute and deliver the OLP A&R Partnership Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1 General Representations and Warranties. Each of the Parties hereby represents and warrants that:

(a) the execution and delivery of the Transaction Documents to which it is or will be a party have been authorized by all necessary corporate action on the part of such Party, and this Agreement constitutes, and the other Transaction Documents to be executed by such Party when executed and delivered will constitute, valid and legally binding obligations of such Party, enforceable against such Party in accordance with their respective terms, except as such enforceability may be limited by (i) bankruptcy or similar laws from time to time in effect affecting the enforcement of creditors’ rights generally or (ii) the availability of equitable remedies generally;

(b) the execution, delivery and performance by such Party of this Agreement and the other Transaction Documents to which it will be a party will not conflict with or result in any violation of or constitute a breach of any of the terms or provisions of, or result in the acceleration of any obligation under, or constitute a default under any provision of (i) such Party’s organizational documents, (ii) any lien, encumbrance, security interest, pledge, mortgage, charge, other claim, bond, indenture, agreement, contract, permit or other instrument or obligation to which such Party is a party or is subject or by which such Party’s assets or properties are bound or (iii) any Laws applicable to such Party; and

(c) no consent, approval, filing, notification or authorization of any Governmental Authority or third party is required for the consummation by such Party of the Transactions.

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Section 3.2 Representations and Warranties of EECI Parties. Each of the EECI Parties jointly and severally represents and warrants to EEP that:

(a) on the Closing Date, upon the receipt of the Unit Consideration and the Loan Repayment by the EECI Parties in accordance with the terms of this Agreement, title to the Series AC Interests will vest in EEP, free and clear of all mortgages, liens, securities interests, charges, encumbrances or claims of any kind and EEP will own, directly or indirectly, all of the outstanding equity interests of the Series AC;

(b) (i) the projections, budgets and other forward-looking information provided by EECI and its Affiliates to the Special Committee (collectively, the “Special Committee Information”), when taken as a whole and considering all provided updates and revisions, have a reasonable basis and have been prepared and provided in good faith and (ii) the historical financial and operational information included in the Special Committee Information is consistent in all material respects with the books and records of EECI and EEM;

(c) since December 31, 2013, except as disclosed in the EEP SEC Filings or otherwise expressly disclosed to the Special Committee: (i) there has not been a material adverse effect applicable to the Series AC or any material Series AC assets and (ii) the Series AC assets have been operated and maintained in the ordinary course of business consistent with past practices;

(d) as of the date of this Agreement, there are $310,347,115.92 in borrowings and accrued and unpaid interest outstanding under the A1 Promissory Note and the B1 Promissory Note; and

(e) except as contemplated by that certain engagement letter dated as of October 1, 2014 between EEP and the Financial Advisor, neither EECI nor any of its Affiliates have entered into any agreement with any person that would obligate EEP or the OLP to pay any commission, brokerage or finder’s fee or other fee in connection with this Agreement or the Transactions.

ARTICLE IV

COVENANTS AND CLOSING CONDITIONS

Section 4.1 Covenants of the Parties. Each of the Parties agrees to use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Transactions on the Closing Date, including using their reasonable best efforts to satisfy the conditions to Closing set forth in this Article IV. Each of the Parties will furnish to the other Parties such necessary information and reasonable assistance as such other Parties may reasonably request in connection with the foregoing obligations.

Section 4.2 No B1 Promissory Note Repayment. EEP will cause the OLP to not repay, and EECI will cause EEP to cause the OLP to not repay, any amounts outstanding under the B1 Promissory Note prior to Closing.

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Section 4.3 Closing Conditions of EEP. The obligation of EEP to consummate the Transactions is subject, at the option of EEP, to the satisfaction at or prior to the Closing of all of the following conditions:

(a) Transaction Documents. The EECI Parties shall have executed and delivered (or caused to be executed and delivered) all Transaction Documents that the EECI Parties are required to execute and deliver to EEP pursuant to Section 5.3;

(b) No Action. No action, proceeding or litigation (excluding any action, proceeding or litigation initiated by EEP or its Affiliates) shall be pending or threatened before any Governmental Authority seeking to enjoin or restrain the Closing or recover damages from EEP or any of its Affiliates resulting therefrom;

(c) No Existing Order. No Order shall have been entered and be in effect, and no Law shall have been promulgated or enacted and be in effect, that restrains, enjoins or invalidates this Agreement or the consummation of the Transactions;

(d) Consents. All consents, licenses and approvals from all third parties or Governmental Authorities that are necessary or appropriate for the EECI Parties or EEP to consummate the Transactions shall have been obtained; and

(e) Special Committee Approval. The Special Committee shall not have withdrawn or qualified its recommendation to the Board with respect to the Transactions.

Section 4.4 Closing Conditions of the EECI Parties. The obligation of the EECI Parties to consummate the Transactions is subject, at the option of the EECI Parties, to the satisfaction at or prior to the Closing of all of the following conditions:

(a) Transaction Documents. EEP shall have executed and delivered (or caused to be executed and delivered) all Transaction Documents that EEP is required to execute and deliver to the EECI Parties pursuant to Section 5.2;

(b) No Action. No action, proceeding or litigation (excluding any action, proceeding or litigation initiated by the EECI Parties or any of their respective Affiliates) shall be pending or threatened before any Governmental Authority seeking to enjoin or restrain the Closing or recover damages from any EECI Party or any Affiliate of an EECI Party resulting therefrom;

(c) No Existing Order. No Order shall have been entered and be in effect, and no Law shall have been promulgated or enacted and be in effect, that restrains, enjoins or invalidates this Agreement or the consummation of the Transactions;

(d) Consents. All consents, licenses and approvals from all third parties or Governmental Authorities that are necessary or appropriate for the EECI Parties or EEP to consummate the Transactions shall have been obtained; and

(e) Special Committee Approval. The Special Committee shall not have withdrawn or qualified its recommendation to the Board with respect to the Transactions.

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ARTICLE V

CLOSING AND TERMINATION

Section 5.1 Closing. Subject to the satisfaction of the conditions set forth in Sections 4.3 and 4.4 (or waiver thereof by the Party entitled to the benefit thereof), the Closing shall be held on the Closing Date at 10:00 a.m., local time, at the office of Latham & Watkins LLP, 811 Main Street, Suite 3700, Houston, Texas, or at such other time or place as the Parties may otherwise agree in writing. For all intents and purposes, the Closing shall be deemed effective at 12:01 a.m. on the Closing Date.

Section 5.2 EEP Closing Obligations. At Closing, EEP shall deliver, or cause to be delivered, to EECI the following:

(a) the Loan Repayment, in immediately available funds;

(b) the Unit Consideration;

(c) the OLP A&R Partnership Agreement, duly executed by each of EEP, Lakehead GP and Wisconsin GP; and

(d) any other agreements, instruments and documents that are otherwise necessary and appropriate to consummate the Transactions that may be reasonably requested by the EECI Parties.

Section 5.3 EECI Parties’ Closing Obligations. At Closing, EECI shall deliver, or cause to be delivered, to EEP the following:

(a) the OLP A&R Partnership Agreement, duly executed by EECI, EECI EA Sub and EECI ME Sub;

(b) the EEP A&R Partnership Agreement, duly executed by EECI;

(c) the original A1 Promissory Note marked “Cancelled;” and

(d) any other agreements, instruments and documents that are otherwise necessary and appropriate to consummate the Transactions that may be reasonably requested by EEP.

ARTICLE VI

LIMITATIONS

Section 6.1 Disclaimer of Warranties and Representations. EXCEPT TO THE EXTENT EXPRESSLY PROVIDED IN THIS AGREEMENT, IT IS THE EXPLICIT INTENT OF EACH PARTY HERETO THAT NO PARTY IS MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER TO ANY OTHER PARTY, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE.

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Section 6.2 Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, EACH PARTY HEREBY AGREES THAT THE RECOVERY BY ANY PARTY HERETO OF ANY DAMAGES OR OTHER LIABILITIES SUFFERED OR INCURRED BY IT AS A RESULT OF ANY BREACH BY THE OTHER PARTY OF ANY OF ITS OBLIGATIONS UNDER THIS AGREEMENT SHALL BE LIMITED TO THE ACTUAL DAMAGES AND/OR LIABILITIES SUFFERED OR INCURRED BY THE NON-BREACHING PARTY AS A RESULT OF THE BREACH BY THE BREACHING PARTY OF ITS OBLIGATIONS HEREUNDER AND IN NO EVENT SHALL THE BREACHING PARTY BE LIABLE TO THE NON-BREACHING PARTY FOR ANY INDIRECT, CONSEQUENTIAL, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES (INCLUDING ANY DAMAGES ON ACCOUNT OF LOST PROFITS OR OPPORTUNITIES OR BUSINESS INTERRUPTION) SUFFERED OR INCURRED BY THE NON-BREACHING PARTY AS A RESULT OF THE BREACH BY THE BREACHING PARTY OF ANY OF ITS OBLIGATIONS HEREUNDER.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Headings; References; Interpretation. All Article and Section headings in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any of the provisions of this Agreement. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole, including, without limitation, all Exhibits attached to this Agreement, and not to any particular provision of this Agreement. All references herein to Articles, Sections and Exhibits shall, unless the context requires a different construction, be deemed to be references to the Articles and Sections of this Agreement and the Exhibits attached to this Agreement, and all such Exhibits attached to this Agreement are hereby incorporated herein and made a part hereof for all purposes. All singular nouns or pronouns shall include the plural and vice versa.

Section 7.2 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. EEP may not assign this Agreement or any rights or obligations hereunder without the prior written consent of EECI, which consent shall not be unreasonably withheld, conditioned or delayed. The EECI Parties may not assign this Agreement or any rights or obligations hereunder without the prior written consent of EEP (subject to the prior approval of the Special Committee), which consent shall not be unreasonably withheld, conditioned or delayed.

Section 7.3 Third Party Rights. The provisions of this Agreement are intended to bind the Parties as to each other and are not intended to and do not create rights in any other person or confer upon any other person any benefits, rights or remedies and no other person is or is intended to be a third party beneficiary of any of the provisions of this Agreement.

Section 7.4 Counterparts. This Agreement may be executed in any number of counterparts, all of which together shall constitute one and the same agreement binding on the Parties.

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Section 7.5 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Texas applicable to contracts made and to be performed wholly within such state without giving effect to conflict of law principles thereof. Each of the Parties hereto hereby submits to the non-exclusive jurisdiction of the United States District Court for the Southern District of Texas, Houston Division, or in the event there is no applicable federal jurisdiction, to the non-exclusive jurisdiction of any state court of competent jurisdiction located in Houston, Texas, for the purposes of all legal proceedings arising out of or relating to this Agreement. Each of the Parties hereby irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

Section 7.6 Severability. If any of the provisions of this Agreement are held by any court of competent jurisdiction to contravene, or to be invalid under, the Laws of any Governmental Authority having jurisdiction over the subject matter hereof, such contravention or invalidity shall not invalidate the entire Agreement. Instead, this Agreement shall be construed as if it did not contain the particular provision or provisions held to be invalid and an equitable adjustment shall be made and necessary provision added so as to give effect to the intention of the Parties as expressed in this Agreement at the time of execution of this Agreement.

Section 7.7 Amendment or Modification. This Agreement may be amended or modified from time to time only by the written agreement of all the Parties; provided that any amendment or modification agreed to by EEP that would adversely affect EEP (to be determined in the sole discretion of the Special Committee) shall be subject to the prior approval of the Special Committee. Each such instrument shall be reduced to writing and shall be designated on its face as an Amendment to this Agreement.

Section 7.8 Waiver of Compliance; Consents. Any failure of any of the Parties to comply with any obligation, covenant, agreement or condition herein may be waived by the Party entitled to the benefits thereof only by a written instrument signed by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Any waiver granted by EEP that would adversely affect EEP (to be determined in the sole discretion of the Special Committee) shall be subject to the prior approval of the Special Committee.

Section 7.9 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile transmission, or mailed by a nationally recognized overnight courier or registered or certified mail (return receipt requested), postage prepaid, to the Parties at the following addresses:

If to the EECI Parties, to:

Enbridge Inc.

3000 Fifth Avenue Place

425 – 1st Street S.W.

Calgary, Alberta

T2P 3L8 Canada

Attention: Executive Vice President and Chief Legal Officer

Facsimile: 403-231-3920

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If to EEP, to:

Enbridge Energy Partners, L.P.

1100 Louisiana Street, Suite 3300

Houston, Texas 77001

Attention: Vice President—Law and Deputy General Counsel

Facsimile: 713-821-2000

Section 7.10 Integration. This Agreement and the other Transaction Documents supersede all previous understandings or agreements among the Parties, whether oral or written, with respect to their subject matter. This document and such other Transaction Documents contain the entire understanding of the Parties with respect to the subject matter hereof and thereof. No understanding, representation, promise or agreement, whether oral or written, is intended to be or shall be included in or form part of this Agreement unless it is contained in a written amendment hereto executed by the Parties after the date of this Agreement.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, this Agreement has been duly executed by the Parties as of the date first written above.

ENBRIDGE ENERGY PARTNERS, L.P.

By:	ENBRIDGE ENERGY MANAGEMENT, L.L.C.,
as delegate of authority of Enbridge Energy Company, Inc., its general partner

By:	/s/ Mark A. Maki
Name:	Mark A. Maki
Title:	President

ENBRIDGE ENERGY COMPANY, INC.

By:	/s/ Mark A. Maki
Name:	Mark A. Maki
Title:	President

ENBRIDGE PIPELINES (ALBERTA CLIPPER) L.L.C.

By:	/s/ Chris Kaitson
Name:	Chris Kaitson
Title:	Vice President—Law

Signature Page – Contribution Agreement

EXHIBIT A

SEVENTH AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

ENBRIDGE ENERGY PARTNERS, L.P.

dated as of January 2, 2015

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5.5.	Cash from Operations	81
5.6.	Change of Class A Common Units and Class B Common Units	83
5.7.	Cash from Interim Capital Transactions	83
5.8.	Intentionally Omitted	84
5.9.	Adjustment of Minimum Quarterly Distribution and Target Distribution Levels	84
5.10.	Special Provisions Relating to I-Units	84
5.11.	Special Provisions Relating to the Holders of Series 1 Preferred Units	87
5.12.	Special Provisions Relating to the Holders of Class D Units	87
5.13.	Special Provisions Relating to the Holders of Class E Units	88
5.14.	Special Provisions Relating to the Holders of Incentive Distribution Units	88

ARTICLE VI MANAGEMENT AND OPERATION OF BUSINESS		89

6.1.	Management	89
6.2.	Certificate of Limited Partnership	91
6.3.	Restrictions on General Partner’s Authority	91
6.4.	Reimbursement of the General Partner	92
6.5.	Outside Activities	93
6.6.	Loans to and from the General Partner; Contracts with Affiliates	94
6.7.	Indemnification	95
6.8.	Liability of Indemnitees	96
6.9.	Resolution of Conflicts of Interest	97
6.10.	Other Matters Concerning the General Partner	98
6.11.	Title to Partnership Assets	99
6.12.	Purchase or Sale of Class A Common Units	99
6.13.	Reliance by Third Parties	99
6.14.	Registration Rights of the General Partner and its Affiliates	100
6.15.	Delegation to EEM	102

ARTICLE VII RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS		103

7.1.	Limitation of Liability	103
7.2.	Management of Business	103
7.3.	Outside Activities	103
7.4.	Return of Capital	103
7.5.	Rights of Limited Partners Relating to the Partnership	103

ARTICLE VIII BOOKS, RECORDS, ACCOUNTING AND REPORTS		104

8.1.	Records and Accounting	104
8.2.	Fiscal Year	105
8.3.	Reports	105

ARTICLE IX TAX MATTERS		105

9.1.	Preparation of Tax Returns	105
9.2.	Tax Elections	105

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9.3.	Tax Controversies	105
9.4.	Organizational Expenses	106
9.5.	Withholding	106
9.6.	Entity-Level Taxation	106
9.7.	Entity-Level Deficiency Collections	106
9.8.	Opinions of Counsel	107

ARTICLE X CERTIFICATES		107

10.1.	Certificates	107
10.2.	Registration, Registration of Transfer and Exchange of Class A Common Units	108
10.3.	Mutilated, Destroyed, Lost or Stolen Certificates	109
10.4.	Record Holder	110

ARTICLE XI TRANSFER OF INTERESTS		110

11.1.	Transfer	110
11.2.	Transfer of General Partner’s Partnership Interest	111
11.3.	Transfer of Units	111
11.4.	Restrictions on Transfers	112
11.5.	Citizenship Certificates; Non-citizen Assignees	112
11.6.	Redemption of Interests	113
11.7.	Transfers of Series 1 Preferred Units, Class D Units	115
11.8.	Transfers of Incentive Distribution Units	115

ARTICLE XII ADMISSION OF PARTNERS		115

12.1.	Intentionally Omitted	115
12.2.	Admission of Substituted Limited Partners	115
12.3.	Admission of Successor General Partner	116
12.4.	Admission of Additional Limited Partners	116
12.5.	Amendment of Agreement and Certificate of Limited Partnership	117

ARTICLE XIII WITHDRAWAL OR REMOVAL OF PARTNERS		117

13.1.	Withdrawal of the General Partner	117
13.2.	Removal of the General Partner	118
13.3.	Interest of Departing Partner and Successor General Partner	119
13.4.	Intentionally Omitted	120
13.5.	Withdrawal of Limited Partners	120

ARTICLE XIV DISSOLUTION AND LIQUIDATION		120

14.1.	Dissolution	120
14.2.	Continuation of the Business of the Partnership after Dissolution	121
14.3.	Liquidation	122
14.4.	Distributions in Kind	123

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14.5.	Cancellation of Certificate of Limited Partnership	123
14.6.	Reasonable Time for Winding Up	123
14.7.	Return of Capital	123
14.8.	Capital Account Restoration	123
14.9.	Waiver of Partition	123

ARTICLE XV AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS; RECORD DATE		124

15.1.	Amendment to be Adopted Solely by General Partner	124
15.2.	Amendment Procedures	125
15.3.	Amendment Requirements	125
15.4.	Meetings	126
15.5.	Notice of a Meeting	126
15.6.	Record Date	126
15.7.	Adjournment	127
15.8.	Waiver of Notice; Approval of Meeting; Approval of Minutes	127
15.9.	Quorum	127
15.10.	Conduct of Meeting	128
15.11.	Action Without a Meeting	128
15.12.	Voting and Other Rights	128

ARTICLE XVI MERGER		129

16.1.	Authority	129
16.2.	Procedure for Merger or Consolidation	129
16.3.	Approval by Limited Partners of Merger or Consolidation	130
16.4.	Certificate of Merger	130
16.5.	Effect of Merger	131
16.6.	Merger with EEM upon Tax Status Event	131

ARTICLE XVII RIGHT TO ACQUIRE UNITS		132

17.1.	Right to Acquire Units	132

ARTICLE XVIII GENERAL PROVISIONS		134

18.1.	Addresses and Notices	134
18.2.	Titles and Captions	135
18.3.	Pronouns and Plurals	135
18.4.	Further Action	135
18.5.	Binding Effect	135
18.6.	Integration	135
18.7.	Creditors	135
18.8.	Waiver	135
18.9.	Counterparts	136
18.10.	Applicable Law	136
18.11.	Invalidity of Provisions	136
18.12.	Amendments to Reflect GP Reorganization Agreement	136

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SEVENTH AMENDED AND RESTATED AGREEMENT

OF LIMITED PARTNERSHIP OF

ENBRIDGE ENERGY PARTNERS, L.P.

THIS SEVENTH AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF ENBRIDGE ENERGY PARTNERS, L.P., dated as of January 2, 2015 but effective for all purposes as of the Class E Issuance Date (as defined below), is entered into by and among Enbridge Energy Company, Inc., a Delaware corporation, as the General Partner, and the Limited Partners, together with any other Persons who become Partners in the Partnership as provided herein.

WHEREAS, the General Partner and the other parties thereto entered into that certain Agreement of Limited Partnership of the Partnership on December 19, 1991 (the “Original Agreement”);

WHEREAS, the General Partner amended and restated the Original Agreement, as evidenced by that certain Amended and Restated Agreement of Limited Partnership of the Partnership dated as of December 27, 1991 (the “First Amended and Restated Agreement”);

WHEREAS, the General Partner, acting pursuant to Section 15.1 of the First Amended and Restated Agreement, amended and restated the First Amended and Restated Agreement, as evidenced by that certain Amended and Restated Agreement of Limited Partnership of the Partnership dated as of April 15, 1997 (the “Second Amended and Restated Agreement”);

WHEREAS, the General Partner, acting pursuant to Section 15.1 of the Second Amended and Restated Agreement, amended the Second Amended and Restated Agreement, as evidenced by that certain Amendment to Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of August 28, 2001 (the “Amendment Agreement”);

WHEREAS, the General Partner, acting pursuant to Section 15.1 of the Second Amended and Restated Agreement, as amended, amended and restated the Second Amended and Restated Agreement, as evidenced by that certain Third Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of October 17, 2002 (the “Third Amended and Restated Agreement”);

WHEREAS, the General Partner, acting pursuant to Section 15.1 of the Third Amended and Restated Agreement, as amended, amended and restated the Third Amended and Restated Agreement, as evidenced by that certain Fourth Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of August 15, 2006 (the “Fourth Amended and Restated Agreement”);

WHEREAS, the General Partner, acting pursuant to Sections 4.4 and 15.1 of the Fourth Amended and Restated Agreement, amended the Fourth Amended and Restated Agreement, as evidenced by that certain Amendment No. 1 to the Fourth Amended and Restated Agreement of Limited Partnership of the Partnership dated as of December 28, 2007 (“Amendment No. 1 to the Fourth Amended and Restated Agreement”), that certain Amendment No. 2 to the Fourth Amended and Restated Agreement of Limited Partnership of the Partnership dated as of August 6, 2008 (“Amendment No. 2 to the Fourth Amended and Restated Agreement”), and that certain

Amendment No. 3 to the Fourth Amended and Restated Agreement of Limited Partnership of the Partnership dated as of April 21, 2011 (“Amendment No. 3 to the Fourth Amended and Restated Agreement”);

WHEREAS, the General Partner, acting pursuant to Sections 4.4 and 15.1 of the Fourth Amended and Restated Agreement, as amended, amended and restated the Fourth Amended and Restated Agreement, as evidenced by that certain Fifth Amended and Restated Agreement of Limited Partnership, dated as of May 8, 2013 (the “Fifth Amended and Restated Agreement”);

WHEREAS, the General Partner, acting pursuant to Sections 4.4 and 15.1 of the Fifth Amended and Restated Agreement, amended and restated the Fifth Amended and Restated Agreement, as evidenced by that certain Sixth Amended and Restated Agreement of Limited Partnership, dated as of June 18, 2014 (the “Sixth Amended and Restated Agreement”);

WHEREAS, Section 4.4(a) of the Sixth Amended and Restated Agreement provides that, subject to Section 4.4(c) of the Sixth Amended and Restated Agreement, the General Partner is authorized to cause the Partnership to issue, in addition to the Units previously issued by the Partnership, such additional Units, or classes or series thereof, or options, rights, warrants or appreciation rights relating thereto, or any other type of equity security that the Partnership may lawfully issue, or any unsecured or secured debt obligations of the Partnership or debt obligations of the Partnership convertible into any class or series of equity securities of the Partnership, for any Partnership purpose, at any time or from time to time, to the Partners or to other Persons for such consideration and on such terms and conditions as shall be established by the General Partner in its sole discretion, all without the approval of any Limited Partners;

WHEREAS, Section 4.4(b) of the Sixth Amended and Restated Agreement provides that notwithstanding any provision of the Sixth Amended and Restated Agreement to the contrary (other than the approval provisions with respect to issuances of additional Series 1 Preferred Units, Senior Securities or Parity Securities as set forth in Section 4.13(a) of the Sixth Amended and Restated Agreement, which shall control), additional Partnership Securities to be issued by the Partnership pursuant to Section 4.4 of the Sixth Amended and Restated Agreement shall be issuable from time to time in one or more classes, or one or more series of any of such classes, with such designations, preferences and relative, participating, optional or other special rights, powers and duties, including, without limitation, rights, powers and duties senior to existing classes and series of Partnership Securities, all as shall be fixed by the General Partner in the exercise of its sole and complete discretion, subject to Delaware law;

WHEREAS, Section 4.4(d) of the Sixth Amended and Restated Agreement provides that the General Partner is authorized and directed to take all actions that it deems necessary or appropriate in connection with each issuance of Units or other Partnership Securities pursuant to Section 4.4(a) of the Sixth Amended and Restated Agreement and to amend the Sixth Amended and Restated Agreement in any manner that it deems necessary or appropriate to provide for each such issuance, to admit Additional Limited Partners in connection therewith and to specify the relative rights, powers and duties of the holders of the Units or other Partnership Securities being so issued;

WHEREAS, Section 15.1(f) of the Sixth Amended and Restated Agreement provides that each Limited Partner agrees that the General Partner (pursuant to its powers of attorney from the Limited Partners and Assignees), without the approval of any Limited Partner or Assignee, may amend any provision of the Sixth Amended and Restated Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect, subject to the terms of Section 4.4 of the Sixth Amended and Restated Agreement, an amendment that the General Partner determines in its sole discretion to be necessary or appropriate in connection with the authorization for issuance of any class or series of Units pursuant to Section 4.4 of the Sixth Amended and Restated Agreement;

WHEREAS, Section 15.1(d)(i) of the Sixth Amended and Restated Agreement provides that each Limited Partner agrees that the General Partner (pursuant to its powers of attorney from the Limited Partners and Assignees), without the approval of any Limited Partner or Assignee, may amend any provision of the Sixth Amended and Restated Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect, a change that, in the sole discretion of the General Partner, does not adversely affect the Limited Partners in any material respect;

WHEREAS, the Partnership has entered into the Series AC Contribution Agreement, whereby the Company and Enbridge Pipelines (Alberta Clipper) L.L.C. contribute their collective 66.67% Series AC limited partner interest in Enbridge Energy, Limited Partnership to the Partnership in exchange for: (i) the repayment by the Partnership of the outstanding balance of the loan made by the Company to the Partnership pursuant to the Promissory Note, dated as of March 15, 2010, executed by the Partnership in favor of EECI and (ii) 18,114,975 Class E Units (as defined below);

WHEREAS, the General Partner, pursuant to its authority under Sections 4.4(a), 4.4(b), 4.4(d), 15.1(f) and 15.1(d)(i) of the Sixth Amended and Restated Agreement, has made the determinations required thereby and accordingly is amending and restating the Sixth Amended and Restated Agreement to (i) provide for the creation, authorization for issuance and issuance of a new class of Units to be designated as “Class E Units” and to fix the preferences and the relative, participating, optional and other special rights, powers and duties pertaining to the Class E Units in accordance with the terms described herein, (ii) provide for the restatement of the Sixth Amended and Restated Agreement, as amended by the amendments described in clause (i) above, and (iii) provide for such other matters as are set forth herein;

WHEREAS, the amendments effected by this Agreement shall have no operative effect with respect to any provision of this Agreement that has been, or is deemed to have been, waived pursuant to the Waiver;

WHEREAS, the Class E Units constitute Convertible Securities, and the Partnership has provided notice of the issuance of the Class E Units to the holder of all of the Series 1 Preferred Units and the Class D Units pursuant to Section 4.13(k) and Section 4.15(j), respectively, of the Sixth Amended and Restated Agreement; and

WHEREAS, pursuant to Section 4.13(a) and Section 4.13(h)(ii), the holder of the Series 1 Preferred Units has consented to the designation, creation and issuance of the Class E Units and the amendment and restatement of the Sixth Amended and Restated Agreement.

NOW, THEREFORE, the General Partner does hereby amend and restate the Sixth Amended and Restated Agreement to provide, in its entirety, as follows:

ARTICLE I

ORGANIZATIONAL MATTERS

1.1. Continuation. The General Partner and the Limited Partners hereby continue the Partnership as a limited partnership pursuant to the provisions of the Delaware Act. Except as expressly provided to the contrary in this Agreement, the rights and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Delaware Act. The Partnership Interest of each Partner shall be personal property for all purposes.

1.2. Name. The name of the Partnership shall be “Enbridge Energy Partners, L.P.” The Partnership’s business may be conducted under any other name or names deemed necessary or appropriate by the General Partner, including, without limitation, the name of the General Partner or any Affiliate thereof. The words “Limited Partnership,” “L.P.,” “Ltd.” or similar words or letters shall be included in the Partnership’s name where necessary for the purposes of complying with the laws of any jurisdiction that so requires. The General Partner in its sole discretion may change the name of the Partnership at any time and from time to time and shall notify the Limited Partners of such change in the next regular communication to Limited Partners.

1.3. Registered Office; Principal Office. Unless and until changed by the General Partner, the registered office of the Partnership in the State of Delaware shall be located at The Corporation Trust Center, 1209 Orange Street, New Castle County, Wilmington, Delaware 19801, and the registered agent for service of process on the Partnership in the State of Delaware at such registered office shall be The Corporation Trust Company. The principal office of the Partnership and the address of the General Partner shall be 1100 Louisiana, Suite 3300, Houston, Texas 77002, or such other place as the General Partner may from time to time designate by notice to the Limited Partners. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner deems advisable.

1.4. Power of Attorney. (a) Each Limited Partner and each Assignee hereby constitutes and appoints each of the General Partner and, if a Liquidator shall have been selected pursuant to Section 14.3, the Liquidator severally (and any successor to either thereof by merger, transfer, assignment, election or otherwise) and each of their authorized officers and attorneys-in-fact, with full power of substitution, as his true and lawful agent and attorney-in-fact, with full power and authority in his name, place and stead, to:

(i) execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (A) all certificates, documents and other instruments (including, without limitation, this Agreement and the Certificate of Limited

Partnership and all amendments or restatements thereof) that the General Partner or the Liquidator deems necessary or appropriate to form, qualify or continue the existence or qualification of the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware and in all other jurisdictions in which the Partnership may conduct business or own property; (B) all certificates, documents and other instruments that the General Partner or the Liquidator deems necessary or appropriate to reflect, in accordance with its terms, any amendment, change, modification or restatement of this Agreement; (C) all certificates, documents and other instruments (including, without limitation, conveyances and a certificate of cancellation) that the General Partner or the Liquidator deems necessary or appropriate to reflect the dissolution and liquidation of the Partnership pursuant to the terms of this Agreement; (D) all certificates, documents and other instruments relating to the admission, withdrawal, removal or substitution of any Partner pursuant to, or other events described in, Article XI, XII, XIII or XIV or the Capital Contribution of any Partner; (E) all certificates, documents and other instruments relating to the determination of the rights, preferences and privileges of any class or series of Units or other securities issued pursuant to Section 4.4; and (F) all certificates, documents and other instruments (including, without limitation, agreements and a certificate of merger) relating to a merger or consolidation of the Partnership pursuant to Article XVI; and

(ii) execute, swear to, acknowledge, deliver, file and record all ballots, consents, approvals, waivers, certificates and other instruments necessary or appropriate, in the sole discretion of the General Partner or the Liquidator, to make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action that is made or given by the Partners hereunder or is consistent with the terms of this Agreement or is necessary or appropriate, in the sole discretion of the General Partner or the Liquidator, to effectuate the terms or intent of this Agreement; provided, that when required by Section 15.3 or any other provision of this Agreement that establishes a percentage of the Limited Partners or of the Limited Partners of any class or series required to take any action, the General Partner or the Liquidator may exercise the power of attorney made in this Section 1.4(a)(ii) only after the necessary vote, consent or approval of the Limited Partners or of the Limited Partners of such class or series. Nothing contained in this Section 1.4 shall be construed as authorizing the General Partner to amend this Agreement except in accordance with Article XV, or as may be otherwise expressly provided for in this Agreement.

(b) The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, and it shall survive and not be affected by the subsequent death, incompetency, disability, incapacity, dissolution, bankruptcy or termination of any Limited Partner or Assignee and the transfer of all or any portion of such Limited Partner’s or Assignee’s Partnership Interest and shall extend to such Limited Partner’s or Assignee’s heirs, successors, assigns and personal representatives. Each such Limited Partner or Assignee hereby agrees to be bound by any representation made by the General Partner or the Liquidator acting in good faith pursuant to such power of attorney;

and each such Limited Partner or Assignee hereby waives any and all defenses that may be available to contest, negate or disaffirm the action of the General Partner or the Liquidator taken in good faith under such power of attorney. Each Limited Partner or Assignee shall execute and deliver to the General Partner or the Liquidator, within 15 days after receipt of the General Partner’s or the Liquidator’s request therefor, such further designation, powers of attorney and other instruments as the General Partner or the Liquidator deems necessary to effectuate this Agreement and the purposes of the Partnership.

1.5. Term. The Partnership commenced upon the filing of the Certificate of Limited Partnership in accordance with the Delaware Act and shall continue in existence until the close of Partnership business on December 31, 2081 or until the earlier termination of the Partnership in accordance with the provisions of Article XIV.

1.6. Possible Restrictions on Transfer. Notwithstanding anything to the contrary contained in this Agreement, in the event of (i) the enactment (or imminent enactment) of any legislation, (ii) the publication of any temporary or final regulation by the Treasury Department (a “Treasury Regulation”), (iii) any ruling by the Internal Revenue Service or (iv) any judicial decision, that, in any such case, in the Opinion of Counsel, would result in the taxation of the Partnership for federal income tax purposes as a corporation or would otherwise subject the Partnership to being taxed as an entity for federal income tax purposes, then, either (a) the General Partner may impose such restrictions on the transfer of Units or Partnership Interests as may be required, in the Opinion of Counsel, to prevent the Partnership from being taxed as a corporation or otherwise being taxed as an entity for federal income tax purposes, including, without limitation, making any amendments to this Agreement as the General Partner in its sole discretion may determine to be necessary or appropriate to impose such restrictions; provided, that any such amendment to this Agreement that would result in the delisting or suspension of trading of the Class A Common Units on any National Securities Exchange on which the Class A Common Units are then traded must be approved by the holders of at least 66 2⁄3% of the Outstanding Units (excluding for this purpose any Common Units, Series 1 Preferred Units, Class D Units and Class E Units held by the General Partner and its Affiliates and the number of I-Units that equal the number of Listed Shares and Voting Shares held by the General Partner and its Affiliates) or (b) upon the recommendation of the General Partner and the approval of the holders of at least 66 2⁄3% of the Outstanding Units (excluding for this purpose any Common Units, Series 1 Preferred Units, Class D Units and Class E Units held by the General Partner and its Affiliates and the number of I-Units that equal the number of Listed Shares and Voting Shares held by the General Partner and its Affiliates), the Partnership may be converted into and reconstituted as a trust or any other type of legal entity (the “New Entity”) in the manner and on the terms so recommended and approved. In such event, the business of the Partnership shall be continued by the New Entity and the Units shall be converted into equity interests of the New Entity in the manner and on the terms so recommended and approved. Notwithstanding the foregoing, no such reconstitution shall take place unless the Partnership shall have received an Opinion of Counsel to the effect that the liability of the Limited Partners for the debts and obligations of the New Entity shall not, unless such Limited Partners take part in the control of the business of the New Entity, exceed that which otherwise had been applicable to such Limited Partners as limited partners of the Partnership under the Delaware Act.

ARTICLE II

DEFINITIONS

The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

“Acquisition” means any transaction in which the Partnership or any Subsidiary acquires (through an asset acquisition, entity acquisition, merger or other form of transaction) all or a portion of the assets, properties, business or equity interests (including series interests) of any Person for the purpose of increasing, over the long-term, the capital asset base, operating capacity or operating income, or to meaningfully extend the useful life of any of the capital assets, of the Partnership or any Subsidiary from the capital asset base, operating capacity or operating income, or useful life of any of the capital assets, of the Partnership or any Subsidiary existing immediately prior to such transaction. For purposes of this definition, “long-term” generally refers to a period of not less than twelve months.

“Additional Limited Partner” means a Person admitted to the Partnership as a Limited Partner pursuant to Section 12.4 and who is shown as such on the books and records of the Partnership.

“Adjusted Capital Account” means the Capital Account maintained for each Partner as of the end of each taxable year of the Partnership, (a) increased by any amounts that such Partner is obligated to restore under the standards set by Treasury Regulation Section 1.704-1(b)(2)(ii)(c) (or is deemed obligated to restore under Treasury Regulation Sections 1.704-2(g)(1) and 1.704-2(i)(5), and (b) decreased by (i) the amount of all losses and deductions that, as of the end of such taxable year, are reasonably expected to be allocated to such Partner in subsequent years under Sections 704(e)(2) and 706(d) of the Code and Treasury Regulation Section 1.751-1(b)(2)(ii), and (ii) the amount of all distributions that, as of the end of such taxable year, are reasonably expected to be made to such Partner in subsequent years in accordance with the terms of this Agreement or otherwise to the extent they exceed offsetting increases to such Partner’s Capital Account that are reasonably expected to occur during (or prior to) the year in which such distributions are reasonably expected to be made (other than increases as a result of a minimum gain chargeback pursuant to Section 5.1(e)(i) or 5.1(e)(ii)). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulation Section 1.704-(b)(2)(ii)(d) and shall be interpreted consistently therewith. The Adjusted Capital Account of a Partner in respect of a Class A Common Unit, a Class B Common Unit, an I-Unit, a Series 1 Preferred Unit, a Class D Unit, a Class E Unit, an Incentive Distribution Unit or any other interest in the Partnership shall be the amount which such Adjusted Capital Account would be if such Class A Common Unit, Class B Common Unit, I-Unit, Series 1 Preferred Unit, Class D Unit, Class E Unit, Incentive Distribution Unit or other interest in the Partnership was the only interest in the Partnership held by a Partner.

“Adjusted Property” means any property the Carrying Value of which has been adjusted pursuant to Section 4.6(d)(i) or 4.6(d)(ii).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. For purposes of this Agreement, EEM is an Affiliate of the General Partner.

“Agreed Allocation” means any allocation made pursuant to Section 5.1(a), (b), (c), (d) or (f).

“Agreed Value” of any Contributed Property means the fair market value of such property or other consideration at the time of contribution as determined by the General Partner using such reasonable method of valuation as it may adopt. The General Partner shall, in its sole discretion, use such method as it deems reasonable and appropriate to allocate the aggregate Agreed Value of Contributed Properties contributed to the Partnership in a single or integrated transaction among such properties on a basis proportional to their fair market value.

“Agreement” means this Seventh Amended and Restated Agreement of Limited Partnership of Enbridge Energy Partners, L.P., as it may be further amended, supplemented or restated from time to time.

“Alberta Clipper System” has the meaning assigned to such term in the Sixth Amended and Restated Agreement of Limited Partnership of Enbridge Energy, Limited Partnership.

“Amendment Agreement” has the meaning assigned to such term in the recitals to this Agreement.

“Amendment No. 1 to the Fourth Amended and Restated Agreement” has the meaning assigned to such term in the recitals to this Agreement.

“Amendment No. 2 to the Fourth Amended and Restated Agreement” has the meaning assigned to such term in the recitals to this Agreement.

“Amendment No. 3 to the Fourth Amended and Restated Agreement” has the meaning assigned to such term in the recitals to this Agreement.

“Assignee” means a Non-citizen Assignee or a Person to whom one or more Units have been transferred in a manner permitted under this Agreement and who has executed and delivered a Transfer Application as required by this Agreement, but who has not become a Substituted Limited Partner.

“Available Cash” means, with respect to any calendar quarter, (i) the sum of (A) all cash receipts of the Partnership during such calendar quarter from all sources (including, without limitation, distributions of any Subsidiary’s “Available Cash” (as that term is defined in the respective Subsidiary Agreement) received by the Partnership pursuant to the respective Subsidiary Agreement) (or the Partnership’s proportionate share of distributions in the case of Subsidiaries that are not wholly owned), (B) any reduction in cash reserves established in prior quarters (either by reversal or utilization) and (C) if the General Partner so determines, all or any portion of additional cash and cash equivalents of the Partnership and any Subsidiary (or the Partnership’s proportionate share of cash and cash equivalents in the case of Subsidiaries that are not wholly owned) on hand on the date of determination of Available Cash with respect to such quarter resulting from Working Capital Borrowings made subsequent to the end of such quarter, less (ii) the sum of (aa) all cash disbursements of the Partnership during such calendar quarter, and (bb) any cash reserves (or the Partnership’s proportionate share of cash reserves in the case of Subsidiaries that are not wholly owned) established in such calendar quarter in such amounts as the General Partner determines to be necessary or appropriate in its reasonable discretion (x) to provide for the proper conduct of the business of the Partnership (including reserves for possible rate refunds or future capital expenditures) or (y) to provide funds for distributions with respect to any of the next four calendar quarters and (cc) any other cash reserves (or the Partnership’s proportionate share of cash reserves in the case of Subsidiaries that are not wholly owned) established in such calendar quarter in such amounts as the General Partner determines in its reasonable discretion to be necessary because the distribution of such amounts would be prohibited by applicable law or by any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which the Partnership is a party or by which it is bound or its assets are subject. Taxes paid by the Partnership on behalf of, or amounts withheld with respect to, all or less than all of the Partners (not including taxes reimbursed pursuant to Section 3.07(b) of the Delegation of Control Agreement) shall not be considered cash disbursements of the Partnership which reduce Available Cash, but the payment or withholding thereof shall be deemed to be a distribution of Available Cash to such Partners. Alternatively, in the discretion of the General Partner, such taxes (if pertaining to all Partners) may be considered to be cash disbursements of the Partnership which reduce Available Cash, but the payment or withholding thereof shall not be deemed to be a distribution of Available Cash to such Partners. Notwithstanding the foregoing, Available Cash shall not include any cash receipts or reductions in reserves or take into account any disbursements made or reserves established after commencement of the dissolution and liquidation of the Partnership. For purposes of determining “Available Cash,” the aggregate amount of Available Cash that is retained by the Partnership pursuant to Sections 5.5 and 5.7 with respect to any calendar quarter will be disregarded for purposes of determining “Available Cash” in future quarters.

“Average Market Price” has the meaning assigned to such term in Section 5.10(c).

“Book-Tax Disparity” means with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for federal income tax purposes as of such date. A Partner’s share of the Partnership’s Book-Tax Disparities in all of its Contributed Property and Adjusted Property will be reflected by the difference between such Partner’s Capital Account balance as maintained pursuant to Section 4.6 and the hypothetical balance of such Partner’s Capital Account computed as if it had been maintained strictly in accordance with federal income tax accounting principles.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States or Canada or the State of New York or the Province of Alberta shall not be regarded as a Business Day.

“Calculated Unit Amount” has the meaning assigned to such term in Section 5.10(c).

“Cancellation Date” has the meaning assigned to such term in Section 4.17(d)(i).

“Capital Account” means the capital account maintained for any Partner pursuant to Section 4.6.

“Capital Contribution” means any cash, cash equivalents or the Net Agreed Value of Contributed Property that a Partner has previously contributed to the Partnership pursuant to the Prior Agreements or hereafter contributes to the Partnership pursuant to Sections 4.4, 4.6(c) or 13.3(c).

“Capital Improvement” means (a) the construction of new capital assets by the Partnership or any Subsidiary, (b) the replacement, improvement or expansion of existing capital assets by the Partnership or any Subsidiary or (c) a capital contribution by the Partnership or any Subsidiary to a Person that is not a Subsidiary in which the Partnership or any Subsidiary has, or after such capital contribution will have, directly or indirectly, an equity interest, to fund the Partnership’s or such Subsidiary’s pro rata share of the cost of the construction of new, or the replacement, improvement or expansion of existing, capital assets by such Person, in each case if and to the extent such construction, replacement, improvement or expansion is made to increase, over the long-term, the capital asset base, operating capacity or operating income, or to meaningfully extend the useful life of any of the capital assets, of the Partnership or any Subsidiary, in the case of clauses (a) and (b), or such Person, in the case of clause (c), from the capital asset base, operating capacity or operating income of, or useful life of any of the capital assets of, the Partnership or any Subsidiary or such Person, as the case may be, existing immediately prior to such construction, replacement, improvement, expansion or capital contribution. For purposes of this definition, “long-term” generally refers to a period of not less than twelve months.

“Carrying Value” means (a) with respect to a Contributed Property, the Agreed Value of such property reduced (but not below zero) by all depreciation, amortization and cost recovery deductions charged to the Partners’ Capital Accounts, and (b) with respect to any other Partnership property, the adjusted basis of such property for federal income tax purposes, all as of the time of determination. The Carrying Value of any property shall be adjusted from time to time in accordance with Sections 4.6(d)(i) and 4.6(d)(ii) and to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Partnership properties, as deemed appropriate by the General Partner.

“Cash from Interim Capital Transactions” means, at any date, such amounts of Available Cash as are deemed to be Cash from Interim Capital Transactions pursuant to Section 5.3.

“Cash from Operations” means, (a) with respect to any period ending prior to the Class D Unit Issuance Date, the amount of Cash from Operations as determined under the Fifth Amended and Restated Agreement with respect to such period and (b) with respect to any period ending on or after the Class D Unit Issuance Date but prior to the commencement of the dissolution and liquidation of the Partnership, on a cumulative basis, (i) the sum of (A) the amount of Cash from Operations as of the close of business on the date immediately preceding the Class D Issuance Date, (B) all cash receipts of the Partnership and its Subsidiaries (or the Partnership’s proportionate share of cash receipts in the case of Subsidiaries that are not wholly owned) from their operations (excluding any cash proceeds from any Interim Capital Transactions) from and after the Class D Unit Issuance Date through the end of such period, (C) all cash receipts of the

Partnership and its Subsidiaries (or the Partnership’s proportionate share of cash receipts in the case of Subsidiaries that are not wholly owned) after the end of such period but on or before the date of determination of Cash from Operations with respect to such period resulting from Working Capital Borrowings and (D) the amount of cash distributions from Cash from Operations paid during the Construction Period (including incremental distributions with respect to the Incentive Distribution Units) on Construction Equity issued on or after the Class D Issuance Date, less (ii) the sum of (A) all cash Operating Expenditures of the Partnership and any Subsidiary from and after the Class D Unit Issuance Date through the end of such period, including, without limitation, taxes imposed on the Partnership or any Subsidiary as an entity, (B) an amount equal to the incremental revenues collected (or the Partnership’s proportionate share of incremental revenues collected in the case of Subsidiaries that are not wholly owned) from and after the Class D Unit Issuance Date pursuant to a rate increase that are, at such date, subject to possible refund and for which the General Partner has established a cash reserve, (C) any cash reserves of the Partnership or any of its Subsidiaries (or the Partnership’s proportionate share of cash reserves in the case of Subsidiaries that are not wholly owned) that are outstanding as of the end of such period which the General Partner determines in its reasonable discretion to be necessary or appropriate to provide for the future cash payment of items of the type referred to in clauses (b)(ii)(A) and (b)(ii)(B) of this definition, (D) any cash reserves that are outstanding as of the end of such period that the General Partner determines to be necessary or appropriate in its reasonable discretion to provide funds for distributions with respect to any one or more of the next four calendar quarters and (E) all Working Capital Borrowings made on or after the Class D Issuance Date that are not repaid within twelve months after having been incurred, or repaid within such 12-month period with the proceeds of additional Working Capital Borrowings, all as determined on a consolidated basis and after elimination of intercompany items; provided, however, that disbursements made (including contributions to the Partnership or any Subsidiary or disbursements made on behalf of the Partnership or any Subsidiary) or cash reserves established, increased or reduced after the end of such period but on or before the date of determination of Available Cash with respect to such period shall be deemed to have been made, established, increased or reduced for purposes of determining Cash from Operations, within such period if the General Partner so determines. Taxes paid by the Partnership on behalf of, or amounts withheld with respect to, all or less than all of the Partners (not including taxes reimbursed pursuant to Section 3.07(b) of the Delegation of Control Agreement) shall not be considered cash Operating Expenditures of the Partnership which reduce Cash from Operations, but the payment or withholding thereof shall be deemed to be a distribution of Available Cash to such Partners. Alternatively, in the discretion of the General Partner, such taxes (if pertaining to all Partners) may be considered to be cash disbursements of the Partnership which reduce Cash from Operations, but the payment or withholding thereof shall not be deemed to be a distribution of Available Cash to such Partners. For purposes of the foregoing, reserves do not include reserves outstanding prior to the Class D Unit Issuance Date.

“Cause” means a court of competent jurisdiction has entered a final, non-appealable judgment finding the General Partner liable for actual fraud, gross negligence or willful or wanton misconduct in its capacity as general partner of the Partnership.

“Certificate” means a certificate issued by the Partnership evidencing ownership of one or more Partnership Interests.

“Certificate of Limited Partnership” means the Certificate of Limited Partnership filed with the Secretary of State of the State of Delaware as referenced in Section 6.2, as such Certificate may be amended or restated from time to time.

“Certificate of Merger” has the meaning assigned to such term in the LLC Agreement.

“Citizenship Certification” means a properly completed certificate in such form as may be specified by the General Partner by which an Assignee or a Limited Partner certifies that he (and if he is a nominee holding for the account of another Person, that to the best of his knowledge such other Person) is an Eligible Citizen.

“Class A Common Unit” means, except as otherwise provided in Section 16.6(c), a Unit representing a fractional part of the Partnership Interests of all Limited Partners and Assignees and having the rights and obligations specified with respect to a “Class A Common Unit” in this Agreement. Neither a Series 1 Preferred Unit, a Class D Unit nor a Class E Unit will constitute a Class A Common Unit prior to the conversion of such Series 1 Preferred Unit, Class D Unit or Class E Unit, as applicable, into a Class A Common Unit pursuant to the terms of this Agreement.

“Class B Common Unit” means a Unit representing a fractional part of the Partnership Interests of all Limited Partners and Assignees and having the rights and obligations specified with respect to a “Class B Common Unit” in this Agreement.

“Class D Unit” means a Unit representing a fractional part of the Partnership Interests of all Limited Partners and Assignees and having the rights and obligations specified with respect to a “Class D Unit” in this Agreement. A Class D Unit that is convertible into a Class A Common Unit shall not constitute a Class A Common Unit until such conversion occurs.

“Class D Unit Conversion Date” has the meaning assigned to such term in Section 4.15(c)(i).

“Class D Unit Conversion Notice” has the meaning assigned to such term in Section 4.15(c)(i).

“Class D Unit Issuance Date” means July 1, 2014.

“Class D Unit Notional Value” means $31.51, which was the market price of a Class A Common Unit as of the close of trading on the National Securities Exchange on which the Class A Common Units are traded on June 17, 2014, as the same may be adjusted pursuant to Section 4.15(m).

“Class D Unit Redemption Confirmation” has the meaning assigned to such term in Section 4.15(i)(ii)(B).

“Class D Unit Redemption Consideration” has the meaning assigned to such term in Section 4.15(i)(ii)(B).

“Class D Unit Redemption Date” has the meaning assigned to such term in Section 4.15(i)(ii)(A).

“Class D Unit Redemption Documentation” has the meaning assigned to such term in Section 4.15(i)(ii)(B).

“Class D Unit Redemption Notice” has the meaning assigned to such term in Section 4.15(i)(ii)(A).

“Class E Unit” means a Unit representing a fractional part of the Partnership Interests of all Limited Partners and Assignees and having the rights and obligations specified with respect to a “Class E Unit” in this Agreement. A Class E Unit that is convertible into a Class A Common Unit shall not constitute a Class A Common Unit until such conversion occurs.

“Class E Unit Cancellation Amount” has the meaning assigned to such term in Section 4.17(d)(i).

“Class E Unit Conversion Date” has the meaning assigned to such term in Section 4.17(c)(i).

“Class E Unit Conversion Notice” has the meaning assigned to such term in Section 4.17(c)(i).

“Class E Unit Issuance Date” means January 2, 2015.

“Class E Unit Notional Value” means $38.31, which was the volume-weighted average Closing Price of one Class A Common Unit, as adjusted for splits, combinations and other similar transactions during the consecutive five-trading day period immediately prior to the date of the Series AC Contribution Agreement.

“Class E Unit Redemption Confirmation” has the meaning assigned to such term in Section 4.17(i)(ii)(B).

“Class E Unit Redemption Consideration” has the meaning assigned to such term in Section 4.17(i)(ii)(B).

“Class E Unit Redemption Date” has the meaning assigned to such term in Section 4.17(i)(ii)(A).

“Class E Unit Redemption Documentation” has the meaning assigned to such term in Section 4.17(i)(ii)(B).

“Class E Unit Redemption Notice” has the meaning assigned to such term in Section 4.17(i)(ii)(A).

“Closing Date” means December 27, 1991.

“Closing Price” has the meaning assigned to such term in Section 17.1(b).

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time, as interpreted by the applicable regulations thereunder. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future law.

“Commences Commercial Service” means the date upon which a Capital Improvement is first put into or commences commercial service following completion of construction, replacement, improvement or expansion and testing, as applicable.

“Common Unit” means, except as otherwise provided by Section 5.6, a Class A Common Unit or a Class B Common Unit.

“Company” means Enbridge Energy Company, Inc., a Delaware corporation.

“Company Securities” has the meaning assigned to such term in the LLC Agreement.

“Construction Debt” means debt incurred to fund (a) all or a portion of a Capital Improvement, (b) interest payments (including periodic net payments under related interest rate swap agreements) and related fees on other Construction Debt or (c) distributions (including incremental distributions with respect to the Incentive Distribution Units) on Construction Equity.

“Construction Equity” means equity issued to fund (a) all or a portion of a Capital Improvement, (b) interest payments (including periodic net payments under related interest rate swap agreements) and related fees on Construction Debt or (c) distributions (including incremental distributions with respect to the Incentive Distribution Units) on other Construction Equity.

“Construction Period” means the period beginning on the date that the Partnership or any Subsidiary (or other Person, if applicable) enters into a binding obligation to commence a Capital Improvement and ending on the earlier to occur of (a) the date that such Capital Improvement Commences Commercial Service and (b) the date that the Partnership or any Subsidiary (or other Person, if applicable) abandons or disposes of such Capital Improvement.

“Contributed Property” means each property or other asset, in such form as may be permitted by the Delaware Act, but excluding cash, contributed to the Partnership. Once the Carrying Value of a Contributed Property is adjusted pursuant to Section 4.6(d), such property shall no longer constitute a Contributed Property for purposes of Section 5.1, but shall be deemed an Adjusted Property for such purposes.

“Contribution Agreement” means the Contribution Agreement, dated as of May 16, 2002, between the Company and the Partnership, as amended, supplemented or restated from time to time.

“Convertible Securities” has the meaning assigned to such term in Section 4.13(k).

“Conveyance Agreement” means the Contribution, Conveyance and Assumption Agreement dated as of December 27, 1991, among the Company, the Partnership and Enbridge Energy, Limited Partnership.

“CPA Firm” has the meaning assigned to such term in Section 4.17(d)(ii).

“Cumulative Series 1 Preferred Unit Arrearage” has the meaning assigned to such term in Section 4.13(g).

“Current Market Price” has the meaning assigned to such term in Section 17.1(b).

“Delaware Act” means the Delaware Revised Uniform Limited Partnership Act, 6 Del. C. § 17-101, et. seq., as amended, supplemented or restated from time to time, and any successor to such statute.

“Delegation of Control Agreement” means the Delegation of Control Agreement, dated as of October 17, 2002, among the Partnership, the Company and EEM, as amended, supplemented or restated from time to time.

“Departing Interest” has the meaning assigned to such term in Section 13.3(a).

“Departing Partner” means a former general partner of the Partnership, from and after the effective date of any withdrawal or removal of such former general partner pursuant to Section 13.1 or Section 13.2.

“Depository” means, with respect to any Units issued in global form, The Depository Trust Company and its successors and permitted assigns.

“Discretionary Allocation” shall mean any allocation of an item of income, gain, deduction, or loss pursuant to the provisions of Section 5.1(d)(iii).

“Economic Risk of Loss” has the meaning set forth in Treasury Regulation Section 1.752-2(a).

“EEM” means Enbridge Energy Management, L.L.C., a Delaware limited liability company.

“Eligible Citizen” means a Person qualified to own interests in real property in jurisdictions in which the Partnership or any Subsidiary does business or proposes to do business from time to time, and whose status as a Limited Partner or Assignee does not or would not subject the Partnership or any Subsidiary to a substantial risk of cancellation or forfeiture of any of its properties or any interest therein.

“Enbridge Inc.” means Enbridge Inc., a Canadian corporation.

“Equity Issuances” has the meaning assigned to such term in Section 4.13(j).

“Equivalent Non-Cash Amount” has the meaning assigned to such term in Section 5.10(c).

“Event of Withdrawal” has the meaning assigned to such term in Section 13.1(a).

“Excess Distribution” has the meaning assigned to such term in Section 5.1(d)(i)(A).

“Excess Distribution Unit” has the meaning assigned to such term in Section 5.1(d)(i)(A).

“Exchange Act” means the Securities Exchange Act of 1934 as amended, supplemented or restated from time to time, and any successor to such statute.

“Expansion Capital Expenditures” means cash expenditures for Acquisitions or Capital Improvements. Expansion Capital Expenditures shall include interest and related fees paid during the Construction Period on Construction Debt. Where cash expenditures are made in part for Expansion Capital Expenditures and in part for other purposes, the General Partner shall determine the allocation between the amounts paid for each.

“Fifth Amended and Restated Agreement” has the meaning assigned to such term in the recitals to this Agreement.

“First Amended and Restated Agreement” has the meaning assigned to such term in the recitals to this Agreement.

“First Liquidation Target Amount” has the meaning assigned to such term in Section 5.1(c)(i)(D).

“First Target Distribution” means $0.35 per Unit per calendar quarter, subject to adjustment in accordance with Sections 5.9 and 9.6.

“Fourth Amended and Restated Agreement” has the meaning assigned to such term in the recitals to this Agreement.

“Fractional Unit Cash Consideration” has the meaning assigned to such term in Section 4.13(c)(v).

“Fundamental Transactions” means the occurrence of any of the following:

(a) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger, consolidation or business combination), in one or a series of related transactions, of all or substantially all of the properties or assets of the Partnership and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act);

(b) the removal of the General Partner by the Limited Partners of the Partnership;

(c) the consummation of any transaction (including, without limitation, any merger, consolidation or business combination), the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than the owners of the General Partner immediately following the closing of the transactions contemplated by the Series 1 Preferred Unit Purchase Agreement, becomes the beneficial owner, directly or indirectly, of more than fifty percent (50%) of (i) the equity of the General Partner or (ii) (A) the Outstanding Common Units and (B) Listed Shares (as defined in the LLC Agreement), on a combined basis;

(d) notwithstanding anything provided in clauses (a) through (c) above, (i) any direct or indirect sale, conveyance, assignment, transfer, merger, consolidation or business combination that would result in the owners of the General Partner immediately following the closing of the transactions contemplated by the Series 1 Preferred Unit Purchase Agreement owning, directly or indirectly, less than fifty percent (50%) of the equity of the General Partner, or (ii) any assignment or transfer of all or substantially all of the assets of the General Partner; or

(e) consummation of a “Rule 13e-3 transaction” as defined in Rule 13e-3 under the Exchange Act with respect to the Partnership.

“Fundamental Transaction Consideration” has the meaning assigned to such term in Section 4.13(i).

“Fundamental Transaction Date” has the meaning assigned to such term in Section 4.13(i).

“Fundamental Transaction Option” has the meaning assigned to such term in Section 4.13(i).

“Fundamental Transaction Option Notice” has the meaning assigned to such term in Section 4.13(i).

“GAAP” means generally accepted accounting principles in the United States of America.

“General Partner” means the Company, and its successors as general partner of the Partnership.

“General Partner Equity Value” means, as of any date of determination, the fair market value of the General Partner’s Partnership Interest as a general partner as determined by the General Partner using whatever reasonable method of valuation it may adopt.

“GP Reorganization Agreement” means the Reorganization Agreement, dated as of October 17, 2002, among the Partnership, the General Partner, Enbridge Energy, Limited Partnership and Enbridge Pipelines (Lakehead) L.L.C.

“IDR Holdings” has the meaning assigned to such term in the recitals to this Agreement.

“IDU Target Distribution” means $0.5435 per Class A Unit, Class B Unit, I-Unit, Class D Unit and Class E Unit per calendar quarter, subject to adjustment in accordance with Sections 5.9 and 9.6.

“I-Unit” means a Unit representing a fractional part of the Partnership Interests of all Limited Partners and Assignees and having the rights and obligations specified with respect to an “I-Unit” in this Agreement.

“Incentive Distribution” means any amount of cash distributed to the General Partner, in its capacity as general partner of the Partnership, pursuant to Section 5.5(a) which exceeds an amount equal to 2.0% of the aggregate amount of cash then being distributed pursuant to such provisions.1

“Incentive Distribution Unit” means a Unit representing a fractional part of the Partnership Interests of all Limited Partners and Assignees and having the rights and obligations specified with respect to an “Incentive Distribution Unit” in this Agreement (and no other rights otherwise available to or other obligations of a holder of a Partnership Interest or a Partner in the Partnership whether under this Agreement, under the Delaware Act or at law or in equity).

“Indemnified Persons” has the meaning assigned to such term in Section 6.14(c).

“Indebtedness” means with respect to any Person, at any date, without duplication, (a) all obligations of such Person for borrowed money (including intercompany obligations), including all principal, interest, premiums, fees, expenses, overdrafts and penalties with respect thereto, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property, except trade payables incurred in the ordinary course of business, (d) all obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument, (e) all capitalized lease obligations of such Person, and (f) all indebtedness of any other Person of the type referred to in clauses (a) through (e) above directly or indirectly guaranteed by such Person or secured by any assets of such Person, whether or not such indebtedness has been assumed by such Person.

“Indemnitee” means the General Partner, any Departing Partner, any Person who is or was an Affiliate of the General Partner or any Departing Partner, any Person who is or was an officer, director, employee, partner, agent or trustee of the General Partner, any Departing Partner or any such Affiliate, or any Person who is or was serving at the request of the General Partner, any Departing Partner or any such Affiliate as a director, officer, employee, partner, agent or trustee of another Person.

“Initial Offering” means the initial offering of Class A Common Units to the public, as described in the Registration Statement.

“Initial Unit Price” means $10.75.

[1]	Pursuant to the Waiver, with respect to the calendar quarter ending on June 30, 2014 and each calendar quarter thereafter, the General Partner has irrevocably waived its right to receive Incentive Distributions in consideration of the issuance by the Partnership to the General Partner of 66,100,000 Class D Units and 1,000 Incentive Distribution Units.

“Interim Capital Transactions” means (i) borrowings and sales of debt securities (other than for working capital purposes and for items purchased on open account in the ordinary course of business) by the Partnership or any Subsidiary, (ii) sales of equity interests by the Partnership or any Subsidiary and (iii) sales or other voluntary or involuntary dispositions of any assets of the Partnership or any Subsidiary (other than (x) sales or other dispositions of inventory in the ordinary course of business, (y) sales or other dispositions of other current assets including accounts receivable or (z) sales or other dispositions of assets as a part of normal retirements or replacements), in each case prior to the commencement of the dissolution and liquidation of the Partnership. The General Partner shall have the right to determine in its reasonable discretion whether inventory reductions shall be considered in the ordinary course of business or such a normal retirement.

“Issue Price” means the price at which a Unit is purchased from the Partnership, less any sales commission or underwriting discount charged to the Partnership.

“Junior Securities” means any class or series of Units that, with respect to distributions on such Units and distributions upon liquidation of the Partnership, ranks junior to the Series 1 Preferred Units, including but not limited to Class A Common Units, Class B Common Units, I-Units and Incentive Distribution Units.

“Limited Partner” means each initial Limited Partner, each Substituted Limited Partner, each Additional Limited Partner and any Departing Partner upon the change of its status from General Partner to Limited Partner pursuant to Section 13.3 and, solely for purposes of Articles IV, V and VI and Sections 14.3 and 14.4, shall include an Assignee.

“Limited Partner Equity Value” means, as of any date of determination, the amount equal to the sum of (a) the product obtained by multiplying (i) the total number of Class A Common Units Outstanding (immediately prior to an issuance of Units or distribution of cash or Partnership property), by (ii)(A) in the case of a valuation required by Section 4.6(d)(i) (other than valuations caused by sales of a de minimis quantity of Units), the Issue Price or (B) in the case of a valuation required by Section 4.6(d)(ii) (or a valuation required by Section 4.6(d)(i) caused by sales of a de minimis quantity of Units), the Closing Price and (b) the fair market value of the Class B Common Units, I-Units, Series 1 Preferred Units, Class D Units, Class E Units and Incentive Distribution Units Outstanding (immediately prior to an issuance of Units or distribution of cash or Partnership property) as determined by the General Partner using whatever reasonable method of valuation it may adopt.

“Liquidator” means the General Partner or other Person approved pursuant to Section 14.3 who performs the functions described therein.

“Listed Share” means a limited liability company interest in EEM designated in the LLC Agreement as a “Listed Share.”

“LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of EEM dated as of October 17, 2002, including exhibits and annexes thereto, as it may be amended, supplemented or restated from time to time.

“LPL Contribution Agreement” means the LPL Contribution and Assumption Agreement dated as of December 27, 1991 among the Company, the Partnership and Lakehead Services, Limited Partnership.

“Maintenance Capital Expenditures” means cash expenditures (including expenditures for the construction or development of new capital assets or the replacement, improvement or expansion of existing capital assets) by the Partnership or any Subsidiary made to maintain, over the long term, the capital asset base, operating capacity or operating income, or the existing useful life of any of the capital assets, of the Partnership or any Subsidiary. For purposes of this definition, “long term” generally refers to a period of not less than twelve months.

“Maximum Permitted Delegation” has the meaning assigned to such term in the Delegation of Control Agreement.

“Merger Agreement” has the meaning assigned to such term in Section 16.1; provided, however, that as used in Section 16.6, such term has the meaning assigned to such term in the LLC Agreement.

“Minimum Gain Attributable to Partner Nonrecourse Debt” means that amount determined in accordance with the principles of Treasury Regulation Section 1.704-2(i)(2).

“Minimum Quarterly Distribution” means $0.295 per Unit per calendar quarter, subject to adjustment in accordance with Sections 5.9 and 9.6.

“National Securities Exchange” means an exchange registered with the Securities and Exchange Commission under Section 6(a) of the Exchange Act.

“Net Agreed Value” means, (a) in the case of any Contributed Property, the Agreed Value of such property reduced by any liabilities either assumed by the Partnership upon such contribution or to which such property is subject when contributed, and (b) in the case of any property distributed to a Partner or Assignee by the Partnership, the Partnership’s Carrying Value of such property at the time such property is distributed, reduced by any indebtedness either assumed by such Partner or Assignee upon such distribution or to which such property is subject at the time of distribution as determined under Section 752 of the Code.

“Net Income” means, for any taxable period, the excess, if any, of the Partnership’s items of income and gain (other than those included in Net Termination Gain and Net Termination Loss) for such taxable period over the Partnership’s items of loss and deduction (other than those included in Net Termination Gain and Net Termination Loss) for such taxable period. The items included in the calculation of Net Income shall be determined in accordance with Section 4.6(b) and shall not include any items specially allocated under Section 5.1(d) or 5.1(e). Once an item of income, gain, loss or deduction that has been included in the initial computation of Net Income is subjected to a Required Allocation or a Discretionary Allocation, the applicable Net Income or Net Loss shall be recomputed without regard to such item. For purposes of Sections 5.1(a) and 5.1(b), in determining whether Net Income has been allocated to any Unit or any Partner (as the case may be) for any previous taxable period, any Unrealized Gain or Unrealized Loss allocated pursuant to Section 4.6(d) shall be treated as an item of gain or loss in computing Net Income.

“Net Loss” means, for any taxable period, the excess, if any, of the Partnership’s items of loss and deduction (other than those included in Net Termination Gain and Net Termination Loss) for such taxable period over the Partnership’s items of income and gain (other than those included in Net Termination Gain and Net Termination Loss) for such taxable period. The items included in the calculation of Net Loss shall be determined in accordance with Section 4.6(b) and shall not include any items specifically allocated under Section 5.1(d) or 5.1(e). Once an item of income, gain, loss or deduction that has been included in the initial computation of Net Loss is subjected to a Required Allocation or a Discretionary Allocation, the applicable Net Income or Net Loss shall be recomputed without regard to such item. For purposes of Sections 5.1(a) and 5.1(b), in determining whether Net Losses have been allocated to any Unit or any Partner (as the case may be) for any previous taxable period, any Unrealized Gain or Unrealized Loss allocated pursuant to Section 4.6(d) shall be treated as an item of gain or loss in computing Net Losses.

“Net Termination Gain” means the sum, if positive, of all items of income, gain, loss and deduction (as determined in accordance with Section 4.6(b)) recognized by the Partnership during the Partnership Year in which the Partnership has dissolved and can no longer be continued pursuant to Section 14.2 and all subsequent periods.

“Net Termination Loss” means the sum, if negative, of all items of income, gain, loss and deduction (as determined in accordance with Section 4.6(b)) recognized by the Partnership during the Partnership Year in which the Partnership has dissolved and can no longer be continued pursuant to Section 14.2 and all subsequent periods.

“New Entity” has the meaning assigned to such term in Section 1.6.

“Non-citizen Assignee” means a Person who the General Partner has determined in its sole discretion does not constitute an Eligible Citizen and as to whose Partnership Interest the General Partner has become the Substituted Limited Partner, pursuant to Section 11.5.

“Nonrecourse Built-in Gain” means with respect to any Contributed Properties or Adjusted Properties that are subject to a mortgage or negative pledge securing a Nonrecourse Liability, the amount of any taxable gain that would be allocated to the Partners pursuant to Section 5.2(b)(i)(A), 5.2(b)(ii)(A) or 5.2(b)(iii) if such properties were disposed of in a taxable transaction in full satisfaction of such liabilities and for no other consideration.

“Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(b), are attributable to a Nonrecourse Liability.

“Nonrecourse Liability” has the meaning set forth in Treasury Regulation Section 1.752-1(a)(2).

“Notice of Election to Purchase” has the meaning assigned to such term in Section 17.1(c).

“Objection Notice” has the meaning assigned to such term in Section 4.17(d)(ii).

“Omnibus Agreement” means the Omnibus Agreement dated as of October 17, 2002, among Enbridge Inc., the Company and the Partnership, which specifies certain business opportunities in which the Company or its Affiliates are prohibited from engaging and which amends and restates the Distribution Support Agreement, dated December 27, 1991, to delete the provisions therein relating to distribution support, including the purchase and redemption of APIs (as defined therein) and to reflect the reorganization of the Partnership as contemplated by the GP Reorganization Agreement.

“Operating Expenditures” means all cash expenditures of the Partnership and its Subsidiaries (or the Partnership’s proportionate share of expenditures in the case of Subsidiaries that are not wholly owned), including taxes, compensation of employees, officers and directors of the General Partner, reimbursement of expenses of the General Partner and its Affiliates, debt service payments, Maintenance Capital Expenditures and repayment of Working Capital Borrowings, subject to the following:

(a) repayments of Working Capital Borrowings deducted from Cash from Operations pursuant to clause (b)(ii)(E) of the definition of Cash from Operations shall not constitute Operating Expenditures when actually repaid;

(b) payments (including prepayments and prepayment penalties) of principal of and premium on indebtedness other than Working Capital Borrowings shall not constitute Operating Expenditures; and

(c) Operating Expenditures shall not include (i) Expansion Capital Expenditures, (ii) payment of transaction expenses (including taxes) relating to Interim Capital Transactions, (iii) distributions to Partners or (iv) repurchases of Partnership Interests, other than repurchases of Partnership Interests by the Partnership to satisfy obligations under employee benefit plans or reimbursement of expenses of the General Partner for purchases of Partnership Interests by the General Partner to satisfy obligations under employee benefit plans.

“Opinion of Counsel” means a written opinion of counsel (who may be regular counsel to the Partnership or the General Partner) acceptable to the General Partner.

“Optional Purchase Price” has the meaning assigned to such term in Section 17.1(a).

“Original Agreement” has the meaning assigned to such term in the recitals to this Agreement.

“Outstanding” means, with respect to the Units or other Partnership Securities, as the case may be, all Units or other Partnership Securities, as the case may be, that are issued by the Partnership and reflected as outstanding on the Partnership’s books and records as of the date of determination; provided, however, that on any matter in this Agreement in respect of which Record Holders of I-Units are entitled to vote, a number of I-Units equal to the number of Listed Shares and Voting Shares that are not considered to be Outstanding (as defined in the LLC Agreement) and the number of Listed Shares and Voting Shares that are not otherwise entitled to vote on such matter under the LLC Agreement, shall not be entitled to vote and shall not be considered to be Outstanding for purposes of sending notices of a meeting of Record Holders of

Outstanding Units to vote (unless otherwise required by law), calculating required votes or determining the presence of a quorum or for other similar purposes under this Agreement with respect to such matter; and provided, further, that, subject to Section 5.14(a)(ii)(A), on any matter in this Agreement in respect of which the Record Holders of Units are entitled to vote, consent, elect, approve or take similar actions, the Incentive Distribution Units shall not be entitled to vote, consent, elect, approve or take such other similar actions, and shall not be considered to be Outstanding for purposes of sending notices of a meeting of Record Holders of Outstanding Units to vote, consent, elect, approve or take similar actions, calculating required votes, consents, elections or approvals, or determining the presence of a quorum or for other similar purposes under this Agreement with respect to such matter.

“Parity Securities” means any class or series of Units that, with respect to distributions on such Units or distributions upon liquidation of the Partnership, ranks pari passu with the Series 1 Preferred Units.

“Partner” means a General Partner or a Limited Partner and Assignees thereof, if applicable.

“Partner Nonrecourse Debt” has the meaning set forth in Treasury Regulation Section 1.704-2(b)(4).

“Partner Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (including any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(i)(1), are attributable to a Partner Nonrecourse Debt.

“Partnership” means Enbridge Energy Partners, L.P., a Delaware limited partnership heretofore formed and continued pursuant to this Agreement, and any successor thereto.

“Partnership Assets” means all assets of the Partnership and any Subsidiary, whether tangible or intangible and whether real, personal or mixed, including, without limitation, all ownership interests of the Partnership in any Subsidiary.

“Partnership Inception” means the Closing Date.

“Partnership Interest” means the interest of a Partner in the Partnership, which, in the case of a Limited Partner or an Assignee, shall be expressed in terms of Units or other Partnership Securities or a combination thereof, as the case may be.

“Partnership Minimum Gain” means the amount determined pursuant to the provisions of Treasury Regulation Section 1.704-2(d).

“Partnership Securities” has the meaning assigned to such term in Section 4.4(a).

“Partnership Year” means the fiscal year of the Partnership, which shall be the calendar year.

“Payment Deferral” has the meaning assigned to such term in Section 4.13(g)(ii).

“Payment Deferral Due Date” has the meaning assigned to such term in Section 4.13(g)(ii).

“Payment Deferral Interest” has the meaning assigned to such term in Section 4.13(g)(ii).

“Payment Deferral Scrip” has the meaning assigned to such term in Section 4.13(c)(vii).

“Per Unit Capital Amount” means, as of any date of determination, the Capital Account, stated on a per Unit basis, underlying any Unit held by a Person other than the General Partner or any Affiliate of the General Partner who holds Units.

“Percentage Interest” means, as of the date of such determination, (a) as to the General Partner, 2% and (b) as to any Limited Partner or Assignee holding Units (other than Incentive Distribution Units), the product of (i) 98% multiplied by (ii) the quotient of (x) the number of Units (in the case of Series 1 Preferred Units, Class D Units and Class E Units, the number of Class A Common Units issuable upon conversion of such Series 1 Preferred Units, Class D Units or Class E Units if such Series 1 Preferred Units, Class D Units or Class E Units were then converted in accordance with Section 4.13(c), Section 4.15(c) or Section 4.17(c), respectively), and fractions thereof, held by such Limited Partner or Assignee (other than Incentive Distribution Units) divided by (y) the total number of all Units (in the case of Series 1 Preferred Units, Class D Units and Class E Units, the number of Class A Common Units issuable upon conversion of such Series 1 Preferred Units, Class D Units or Class E Units if such Series 1 Preferred Units, Class D Units or Class E Units were then converted in accordance with Section 4.13(c), Section 4.15(c) or Section 4.17(c), respectively), and fractions thereof, then Outstanding (other than Incentive Distribution Units); provided, however, that following any issuance of any new class of Units or other equity securities by the Partnership in accordance with Section 4.4, proper adjustment shall be made to the Percentage Interest represented by each Unit (other than an Incentive Distribution Units) to reflect such issuance. The Percentage Interest with respect to an Incentive Distribution Unit shall at all times be zero.

“Person” means an individual or a corporation, partnership, limited liability company, trust, unincorporated organization, association or other entity.

“Pre-Rate Reset Amount” has the meaning assigned to such term in the definition of Series 1 Preferred Unit Distribution Rate.

“Prime Rate” means the prime rate of interest as quoted from time to time by the Wall Street Journal or another source reasonably selected by the General Partner.

“Prior Agreements” means the Original Agreement, the First Amended and Restated Agreement, the Second Amended and Restated Agreement, the Second Amended and Restated Agreement, as amended by the Amendment Agreement, the Third Amended and Restated Agreement, the Fourth Amended and Restated Agreement, as amended by Amendment No. 1 to the Fourth Amended and Restated Agreement, Amendment No. 2 to the Fourth Amended and Restated Agreement and Amendment No. 3 to the Fourth Amended and Restated Agreement, the Fifth Amended and Restated Agreement and the Sixth Amended and Restated Agreement.

“Pro Rata” means (a) when modifying Units or any class thereof, apportioned equally among all designated Units, and fractions thereof, (b) when modifying Partners and Assignees, apportioned among all designated Partners and Assignees in accordance with their relative Percentage Interests and (c) when used with respect to holders of Incentive Distribution Units, apportioned among all holders of Incentive Distribution Units in accordance with the relative number or percentage of Incentive Distribution Units held by each such holder.

“Purchase Date” means the date determined by the General Partner, an Affiliate of the General Partner or the Partnership, as the case may be, as the date for purchase of all Outstanding Common Units (other than Units held by the General Partner and its Affiliates) pursuant to Article XVII.

“Purchase Provisions” means the purchase provisions that are attached to the LLC Agreement as Annex A.

“Purchaser” has the meaning assigned to such term in the Purchase Provisions.

“Rate Re-Set Pricing” means the sum of (i) the yield to maturity as of such Rate Re-Set Pricing Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) which has become publicly available at least two business days prior to the Rate Re-Set Pricing Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such Rate Re-Set Pricing Date to the subsequent Rate Re-Set Pricing Date, plus (ii) 620 basis points.

“Rate Re-Set Pricing Date” means the five year anniversary of the Series 1 Preferred Unit Issuance Date and each subsequent five year anniversary thereafter.

“Rating Agency” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof, Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. or any successor to the rating agency business thereof, and DBRS Limited or any successor to the rating agency business thereof.

“Rating Agency Event” means that any Rating Agency amends, clarifies or changes the criteria it uses to assign equity credit to the Series 1 Preferred Units, which amendment, clarification or change results in the reduction of 50% or more of the equity credit assigned to the Series 1 Preferred Units by that Rating Agency as compared to the equity credit assigned to the Series 1 Preferred Units by that Rating Agency or its predecessor on the Series 1 Preferred Unit Issuance Date.

“Recapture Income” means any gain recognized by the Partnership (computed without regard to any adjustment required by Section 734 or 743 of the Code) upon the disposition of any property or asset of the Partnership, which gain is characterized as ordinary income because it represents the recapture of deductions previously taken with respect to such property or asset.

“Record Date” means the date established by the General Partner for determining (a) the identity of Limited Partners (or Assignees if applicable) entitled to notice of, or to vote at, any meeting of Limited Partners or entitled to vote by ballot or give approval of Partnership action in writing without a meeting or entitled to exercise rights in respect of any lawful action of Limited Partners, (b) the identity of Record Holders entitled to receive any report or distribution or (c) the identity of Record Holders of Series 1 Preferred Units, Class D Units and Class E Units entitled to convert such Units.

“Record Holder” means the Person in whose name a Unit is registered on the books of the Transfer Agent as of the opening of business on a particular Business Day; provided, however, that when such term is used in relation to Listed Shares or Voting Shares, such term shall have the meaning assigned to such term in the LLC Agreement.

“Redeemable Units” means any Units for which a redemption notice has been given, and has not been withdrawn, under Section 11.6.

“Redemption Date” means (a) with respect to the Series 1 Preferred Units, the five year anniversary of the Series 1 Preferred Unit Issuance Date and each subsequent five year anniversary thereafter, (b) with respect to the Class D Units, a date chosen by the General Partner that is on or after the 30-year anniversary of the Class D Unit Issuance Date and (c) with respect to the Class E Units, a date chosen by the General Partner that is on or after the 30-year anniversary of the Class E Unit Issuance Date.

“Registration Statement” means the Registration Statement on Form S-1 (Registration No. 33-43425), as it may have been amended or supplemented from time to time, filed by the Partnership with the Securities and Exchange Commission under the Securities Act to register the initial public offering and sale of Class A Common Units.

“Required Allocations” means any allocation (or limitation imposed on any allocation) of an item of income, gain, deduction or loss pursuant to (a) the proviso-clause of Section 5.1(b)(i) or (b) Section 5.1(e), such allocations (or limitations thereon) being directly or indirectly required by the Treasury Regulations promulgated under Section 704(b) of the Code.

“Residual Gain” or “Residual Loss” means any item of gain or loss, as the case may be, of the Partnership recognized for federal income tax purposes resulting from a sale, exchange or other disposition of a Contributed Property or Adjusted Property, to the extent such item of gain or loss is not allocated pursuant to Section 5.2(b)(i)(A) or 5.2(b)(ii)(A), to eliminate Book-Tax Disparities.

“Review Period” has the meaning assigned to such term in Section 4.17(d)(ii).

“Second Amended and Restated Agreement” has the meaning assigned to such term in the recitals to this Agreement.

“Second Liquidation Target Amount” has the meaning assigned to such term in Section 5.1(c)(i)(E).

“Second Target Distribution” means $0.495 per Unit per calendar quarter, subject to adjustment in accordance with Sections 5.9 and 9.6.

“Securities Act” means the Securities Act of 1933, as amended, supplemented or restated from time to time, and any successor to such statute.

“Senior Securities” means any class or series of Units that, with respect to distributions on such Units or distributions upon liquidation of the Partnership, ranks senior to the Series 1 Preferred Units.

“Series 1 Preferred Unit” means a Unit representing a fractional part of the Partnership Interests of all Limited Partners, and having the rights and obligations specified with respect to a “Series 1 Preferred Unit” in this Agreement. A Series 1 Preferred Unit that is convertible into a Class A Common Unit shall not constitute a Class A Common Unit until such conversion occurs.

“Series 1 Preferred Unit Conversion Date” has the meaning assigned to such term in Section 4.13(c)(i).

“Series 1 Preferred Unit Conversion Notice” has the meaning assigned to such term in Section 4.13(c)(i).

“Series 1 Preferred Unit Conversion Price” has the meaning assigned to such term in Section 4.13(c)(ii).

“Series 1 Preferred Unit Distribution” has the meaning assigned to such term in Section 4.13(g).

“Series 1 Preferred Unit Distribution Rate” means the quotient of (A) the product of (1) 7.50% and (2) the Series 1 Preferred Unit Price divided by (B) four (the “Pre-Rate Reset Amount”) (provided, however, that with respect to the period commencing on the Series 1 Preferred Unit Issuance Date and ending on the last day of the calendar quarter in which the Series 1 Preferred Unit Issuance Date occurs, “Series 1 Preferred Unit Distribution Rate” shall mean the Pre-Rate Reset Amount multiplied by a fraction of which the numerator is the number of days in such period and the denominator is 90), until the initial Rate Re-Set Pricing Date, and thereafter, “Series 1 Preferred Unit Distribution Rate” means the quotient of (i) the product of (x) the Rate Re-Set Pricing as of the most recent Rate Re-Set Pricing Date and (y) the Series 1 Preferred Unit Price divided by (ii) four.

“Series 1 Preferred Unit Issuance Date” means May 8, 2013.

“Series 1 Preferred Unit Liquidation Value” means as of a particular date, with respect to a Series 1 Preferred Unit, the sum of (i) the Series 1 Preferred Unit Price, plus (ii) all accrued, accumulated and unpaid distributions on such Series 1 Preferred Unit, whether for distributions paid quarterly or for some other period of time (such accrued, accumulated and unpaid distributions shall include a partial distribution for the calendar quarter in which such liquidation occurs equal to the product of (y) any distribution that would be payable to the holder of such Series 1 Preferred Units if such Series 1 Preferred Units were Outstanding on the Record Date for determining who would receive any distribution for such calendar quarter (as calculated as of such liquidation date) and (z) (I) the number of days commencing on the first day of such calendar quarter and ending on such date divided by (II) 90), pursuant to Section 4.13(g)(i) as of such date, including, for the avoidance of doubt, the Payment Deferral.

“Series 1 Preferred Unit Price” means $25.00 per Series 1 Preferred Unit.

“Series 1 Preferred Unit Purchase Agreement” means the Series 1 Preferred Unit Purchase Agreement, dated as of May 7, 2013, between the Partnership and the General Partner.

“Series 1 Preferred Unit Redemption Confirmation” has the meaning assigned to such term in Section 4.13(j)(iii)(B).

“Series 1 Preferred Unit Redemption Consideration” has the meaning assigned to such term in Section 4.13(j)(iii)(B).

“Series 1 Preferred Unit Redemption Date” has the meaning assigned to such term in Section 4.13(j)(iii)(A).

“Series 1 Preferred Unit Redemption Documentation” has the meaning assigned to such term in Section 4.13(j)(iii)(B).

“Series 1 Preferred Unit Redemption Notice” has the meaning assigned to such term in Section 4.13(j)(iii)(A).

“Series AC” has the meaning assigned to such term in the Sixth Amended and Restated Agreement of Limited Partnership of Enbridge Energy, Limited Partnership.

“Series AC Aggregate EBITDA” has the meaning assigned to such term in Section 4.17(d)(i).

“Series AC Contribution Agreement” means the Contribution Agreement, dated as of December 23, 2014, between the Company and the Partnership, as amended, supplemented or restated from time to time.

“Series AC EBITDA” means net income attributable to Series AC, plus interest, taxes and depreciation attributable to Series AC, each as determined in accordance with GAAP, as adjusted for amounts not recorded in net income under GAAP but which are recoverable after December 31, 2016 under tariffs applicable to the Alberta Clipper System.

“Share Distribution” has the meaning assigned to such term in the LLC Agreement.

“Sixth Amended and Restated Agreement” has the meaning assigned to such term in the recitals to this Agreement.

“Special Event” has the meaning assigned to such term in the Purchase Provisions.

“Special Purchase Event” has the meaning assigned to such term in the Purchase Provisions.

“Subsidiary” means (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by the Partnership, by one or more other Subsidiaries of the Partnership or a combination thereof, (b) a partnership (whether general or limited, and including any series partnership) in which the Partnership or another Subsidiary of the Partnership, is at the date of determination, directly or indirectly, through one or more other Subsidiaries of the Partnership, or a combination thereof, a general or limited partner of such partnership (or a managing general partner of a series in the case of a series partnership), but only if more than 50% of the general partner interests (or the managing general partner interests, in the case of a series partnership) of such partnership are owned, directly or indirectly, at the date of determination, by the Partnership, by one or more other Subsidiaries of the Partnership, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which the Partnership, one or more other Subsidiaries of the Partnership, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“Subsidiary Agreement” means the partnership agreement of any Subsidiary that is a limited or general partnership, the limited liability company agreement of any Subsidiary that is a limited liability company, the certificate of incorporation and bylaws or similar organizational documents of any Subsidiary that is a corporation, the joint venture agreement or similar governing document of any Subsidiary that is a joint venture and the governing or organizational or similar documents of any other Subsidiary that is a Person other than a limited or general partnership, limited liability company, corporation or joint venture, as such may be amended, supplemented or restated from time to time.

“Substituted Limited Partner” means a Person who is admitted as a Limited Partner to the Partnership pursuant to Section 12.2 in place of and with all the rights of a Limited Partner and who is shown as a Limited Partner on the books and records of the Partnership.

“Surviving Business Entity” has the meaning assigned to such term in Section 16.2(b).

“Tax Status Event” has the meaning assigned to such term in the LLC Agreement.

“Third Amended and Restated Agreement” has the meaning assigned to such term in the recitals to this Agreement.

“Trading Day” has the meaning assigned to such term in Section 17.1(b).

“Transaction” has the meaning assigned to such term in Section 5.10(e).

“Transfer Agent” means such bank, trust company or other Person (including, without limitation, the General Partner or one of its Affiliates) as shall be appointed from time to time by the Partnership to act as registrar and transfer agent for the Units.

“Transfer Application” means an application and agreement for transfer of Units in the form set forth on the back of a Certificate or in a form substantially to the same effect in a separate instrument.

“Treasury Regulation” has the meaning assigned to such term in Section 1.6.

“Underwriter” means each Person named as an underwriter in the Underwriting Agreement who purchased Units pursuant thereto.

“Underwriting Agreement” means the Underwriting Agreement dated December 19, 1991 among the Underwriters, the Partnership, the General Partner and Enbridge Inc. providing for the purchase of Class A Common Units by such Underwriters.

“Unit” means a Partnership Interest of a Limited Partner or Assignee in the Partnership representing a fractional part of the Partnership Interests of all Limited Partners and Assignees and shall include, without limitation, Class A Common Units, Class B Common Units, I-Units, Series 1 Preferred Units, Class D Units, Class E Units and Incentive Distribution Units; provided, however, that for purposes of or references to the determination of “per Unit” amounts in this Agreement, the Incentive Distribution Units shall be excluded.

“Unitholder” means a Person who is the holder of a Unit.

“Unrealized Gain” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the fair market value of such property as of such date over (b) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 4.6(d) as of such date). In determining such Unrealized Gain, the aggregate cash amount and fair market value of all Partnership Assets (including cash or cash equivalents) shall be determined by the General Partner using such reasonable method of valuation as it may adopt; provided, however, the General Partner, in arriving at such valuation, must take fully into account the Limited Partner Equity Value and the General Partner Equity Value at such time. In determining the fair market value of the Partnership Assets, the General Partner shall treat the amount determined pursuant to paragraph (a) of the definition of Limited Partner Equity Value as the fair market value of the Partnership assets that would be distributed with respect to the Class A Common Units Outstanding pursuant to Article XIV upon a hypothetical dissolution and liquidation of the Partnership as of the relevant date of determination (assuming that all Partnership indebtedness is paid pursuant to Section 14.3(a) prior to any distributions to Partners pursuant to Sections 14.3(b) or 14.3(c)). The General Partner shall allocate the aggregate value determined pursuant to the previous two sentences among the assets of the Partnership (in such manner as it determines in its sole discretion to be reasonable) to arrive at a fair market value for individual properties.

“Unrealized Loss” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 4.6(d) as of such date) over (b) the fair market value of such property as of such date. In determining such Unrealized Loss, the aggregate cash amount and fair market value of all Partnership Assets (including cash or cash equivalents) shall be determined by the General Partner using such reasonable method of valuation as it may adopt; provided, however, the General Partner, in arriving at such valuation, must take fully into account the Limited Partner Equity Value and the General Partner Equity Value at such time. In determining the fair market value of the Partnership Assets, the General Partner shall treat the amount determined pursuant to paragraph (a) of the definition of Limited Partner Equity Value as the fair market value of the Partnership assets that would be distributed with respect to the Class A Common Units Outstanding pursuant to Article XIV upon a hypothetical dissolution and liquidation of the Partnership as of the relevant date of determination (assuming that all Partnership indebtedness is paid pursuant to Section 14.3(a) prior to any distributions to Partners pursuant to Sections 14.3(b) or 14.3(c)). The General Partner shall allocate the aggregate value determined pursuant to the previous two sentences among the assets of the Partnership (in such manner as it determines in its sole discretion to be reasonable) to arrive at a fair market value for individual properties.

“Unrecovered Capital” means, at any time, with respect to a Common Unit or an I-Unit, the Unrecovered Initial Unit Price.

“Unrecovered Initial Unit Price” means, at any time, with respect to any Common Unit or I-Unit, the Initial Unit Price, less the sum of all distributions theretofore made in respect of a Class A Common Unit issued in the Initial Offering constituting, and which for purposes of determining the priority of such distribution is treated as constituting, Cash from Interim Capital Transactions and of any distributions of cash (or the Net Agreed Value of any distributions in kind) in connection with the dissolution and liquidation of the Partnership theretofore made in respect of a Class A Common Unit that was issued in the Initial Offering.

“Voting Share” has the meaning assigned to such term in the LLC Agreement.

“VWAP Price” as of a particular date means the volume-weighted average trading price, as adjusted for splits, combinations and other similar transactions during the consecutive five-trading day period referred to below, of a Class A Common Unit on the national securities exchange on which the Class A Common Units are listed or admitted to trading, calculated over the consecutive five-trading day period ending on the close of trading on the trading day immediately prior to such date.

“Waiver” means the Irrevocable Waiver, dated as of June 18, 2014 and effective with respect to the calendar quarter ending on June 30, 2014 and each quarter thereafter, by the General Partner and acknowledged by the Partnership.

“Withdrawal Opinion of Counsel” has the meaning assigned to such term in Section 13.1(b).

“Working Capital Borrowings” means borrowings incurred pursuant to a credit facility, commercial paper facility or similar financing arrangement that are used solely for working capital purposes or to pay distributions to the Partners; provided that when such borrowings are incurred it is the intent of the borrower to repay such borrowings within 12 months from the date of such borrowings other than from additional Working Capital Borrowings.

ARTICLE III

PURPOSE

3.1. Purpose and Business. The purpose and nature of the business to be conducted by the Partnership shall be (i) to serve as a partner in any Subsidiary that is a partnership and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership as a partner in any Subsidiary that is a partnership pursuant to any Subsidiary Agreement or otherwise, (ii) to serve as a member, shareholder or other equity interest holder of any Subsidiary that is a limited liability company or corporation, and in connection therewith, to exercise all of the rights and powers conferred upon the Partnership as a member, shareholder or other equity interest holder of any Subsidiary that is a limited liability company or corporation pursuant to any Subsidiary Agreement or otherwise, (iii) to engage directly in, or to enter into any partnership, joint venture or similar arrangement to engage in, any business activity that may be lawfully conducted by a limited partnership organized pursuant to the Delaware Act and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership pursuant to the agreements relating to such business activity, (iv) to do anything necessary or appropriate to the foregoing (including, without limitation, the making of capital contributions or loans to any Subsidiary or in connection with its involvement in the activities referred to in clause (iii) of this sentence), and (v) to engage in any other business activity as permitted under Delaware law.

3.2. Powers. The Partnership shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described in Section 3.1 and for the protection and benefit of the Partnership.

ARTICLE IV

CAPITAL CONTRIBUTIONS

4.1. Initial Contribution. The initial Capital Contributions of the General Partner and the initial Limited Partners were made in accordance with Section 4.3 of the First Amended and Restated Agreement.

4.2. Intentionally Omitted.

4.3. Intentionally Omitted.

4.4. Issuances of Additional Units and Other Securities.

(a) Subject to Section 4.4(c), the General Partner is hereby authorized to cause the Partnership to issue, in addition to the Units issued heretofore by the Partnership, such additional Units, or classes or series thereof, or options, rights, warrants or appreciation rights relating thereto, or any other type of equity security that the Partnership may lawfully issue, or any unsecured or secured debt obligations of the Partnership or debt obligations of the Partnership convertible into any class or series of equity securities of the Partnership (collectively, “Partnership Securities”), for any Partnership purpose, at any time or from time to time, to the Partners or to other Persons for such consideration and on such terms and conditions as shall be established by the General Partner in its sole discretion, all without the approval of any Limited Partners. The General Partner shall have sole discretion, subject to the guidelines set forth in this Section 4.4 and the requirements of the Delaware Act, in determining the consideration and terms and conditions with respect to any future issuance of Partnership Securities. Partnership Securities may be represented by a Certificate, as provided in Section 10.1 hereof.

(b) Notwithstanding any provision of this Agreement to the contrary (other than (i) the approval provisions with respect to issuances of additional Series 1 Preferred Units, Senior Securities or Parity Securities as set forth in Section 4.13(a), (ii) the approval provisions with respect to issuances of additional Class D Units as set forth in Section 4.15(a) and (iii) the approval provisions with respect to issuances of additional Class E Units as set forth in Section 4.17(a), each of which shall control), additional Partnership Securities to be issued by the Partnership pursuant to this Section 4.4 shall be issuable from time to time in one or more classes, or one or more series of any of such classes, with such designations, preferences and relative, participating, optional or other special rights, powers and duties, including, without limitation, rights, powers and duties senior to existing classes and series of Partnership Securities, all as shall be fixed by the General Partner in the exercise of its sole and complete discretion, subject to Delaware law, including, without limitation, (i) the allocations of items of Partnership income, gain, loss, deduction and credit to each such class or series of Partnership Securities; (ii) the right of each such class or series of Partnership Securities to share in Partnership distributions; (iii) the rights of each such class or series of Partnership Securities upon dissolution and liquidation of the Partnership; (iv) whether such class or series of Partnership Securities is redeemable by the Partnership and, if so, the price at which, and the terms and conditions upon which, such class or series of Partnership Securities may be redeemed by the Partnership; (v) whether such class or series of Partnership Securities is issued with the privilege of conversion and, if so, the rate at which, and the terms and conditions upon which, such class or series of Partnership Securities may be converted into any other class or series of Partnership Securities; (vi) the terms and conditions upon which each such class or series of Partnership Securities will be issued, evidenced by Certificates, or other evidence of the issuance of uncertificated Units, and assigned or transferred; and (vii) the right, if any, of each such class or series of Partnership Securities to vote on Partnership matters, including, without limitation, matters relating to the relative rights, preferences and privileges of each such class or series.

(c) Upon the issuance of any Units by the Partnership (except upon (i) the issuance of I-Units or fractions of I-Units pursuant to Sections 5.10(b) and 5.10(e), (ii) the issuance of Units pursuant to Section 4.11, (iii) the change of Class A Common Units and Class B Common Units pursuant to Section 5.6, and (iv) the issuance of Series 1 Preferred Units), the General Partner shall be required to make additional Capital Contributions to the Partnership such that the General Partner shall at all times have a balance in its Capital Account equal to no less than 2% of the total positive Capital Account balances of all Partners (excluding Capital Account balances of Partners in respect of Series 1 Preferred Units).

(d) The General Partner is hereby authorized and directed to take all actions that it deems necessary or appropriate in connection with each issuance of Units or other Partnership Securities pursuant to Section 4.4(a) and to amend this Agreement in any manner that it deems necessary or appropriate to provide for each such issuance, to admit Additional Limited Partners in connection therewith and to specify the relative rights, powers and duties of the holders of the Units or other Partnership Securities being so issued.

(e) Subject to the terms of Sections 4.4(c) and 6.4(c), the General Partner is authorized to cause the issuance of Partnership Securities (other than I-Units) pursuant to any employee benefit plan for the benefit of employees responsible for the operations of the Partnership or any Subsidiary maintained or sponsored by the General Partner, the Partnership, any Subsidiary or any Affiliate of any of them.

(f) The General Partner shall do all things necessary to comply with the Delaware Act and is authorized and directed to do all things it deems to be necessary or advisable in connection with any future issuance of Partnership Securities, including, without limitation, compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency or any National Securities Exchange on which the Units or other Partnership Securities are listed for trading.

4.5. Limited Preemptive Rights. Except as provided in Section 4.4(c), no Person shall have any preemptive, preferential or other similar right with respect to: (a) additional Capital Contributions; (b) issuance or sale of any class or series of Units or other Partnership Securities, whether unissued, held in the treasury or hereafter created; (c) issuance of any obligations, evidences of indebtedness or other securities of the Partnership convertible into or exchangeable for, or carrying or accompanied by any rights to receive, purchase or subscribe to, any such Units or other Partnership Securities; (d) issuance of any right of subscription to or right to receive, or any warrant or option for the purchase of, any such Units or other Partnership Securities; or (e) issuance or sale of any other securities that may be issued or sold by the Partnership.

4.6. Capital Accounts.

(a) The Partnership shall maintain for each Partner (or a beneficial owner of Units held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method acceptable to the General Partner in its sole discretion) a separate Capital Account in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). Such Capital Account shall be increased by (i) the amount of all Capital Contributions made by such Partner to the Partnership pursuant to this Agreement and (ii) all items of Partnership income and gain (including, without limitation, income and gain exempt from tax) computed in accordance with Section 4.6(b) and allocated to such Partner pursuant to Section 5.1 and decreased by (x) the amount of cash or Net Agreed Value of all distributions of cash or property made to such Partner pursuant to this Agreement and (y) all items of Partnership deduction and loss computed in accordance with Section 4.6(b) and allocated to such Partner pursuant to Section 5.1. For the avoidance of doubt, each Series 1 Preferred Unit will be treated as convertible equity as defined in Treasury Regulation Section 1.721-2(g)(3), and, therefore, each Record Holder of a Series 1 Preferred Unit will be treated as a partner in the Partnership for federal income tax purposes. The initial Capital Account balance in respect of each Series 1 Preferred Unit issued on the applicable date shall be the Series 1 Preferred Unit Price for such Series 1 Preferred Unit. The Capital Account balance of each holder of Series 1 Preferred Units in respect of its Series 1 Preferred Units shall not be increased or decreased except as otherwise provided in this Agreement. The initial Capital Account balance in respect of each Class D Unit issued on the Class D Unit Issuance Date shall be the Class D Unit

Notional Value, which amount shall be reallocated from the Capital Account balance of the General Partner. The initial Capital Account balance in respect of each Class E Unit issued on the Class E Unit Issuance Date shall be the Class E Unit Notional Value. The initial Capital Account balance in respect of each Incentive Distribution Unit shall be an amount equal to the current Capital Account balance of the General Partner (as reduced by any reallocation of the Capital Account of the General Partner to Class D Units) less an amount equal to 2% of the total positive Capital Account balances of all Partners (excluding Capital Account balances of Partners in respect of Series I Preferred Units).

(b) For purposes of computing the amount of any item of income, gain, loss or deduction to be reflected in the Partners’ Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes (including, without limitation, any method of depreciation, cost recovery or amortization used for that purpose), provided, that:

(i) Solely for purposes of this Section 4.6, the Partnership shall be treated as owning directly its proportionate share (as determined by the General Partner based upon the provisions of any Subsidiary Agreement) of all property owned by any Subsidiary that is not treated as a corporation for federal income tax purposes.

(ii) All fees and other expenses incurred by the Partnership to promote the sale of (or to sell) a Partnership Interest that can neither be deducted nor amortized under Section 709 of the Code, if any, shall, for purposes of Capital Account maintenance, be treated as an item of deduction at the time such fees and other expenses are incurred and shall be allocated among the Partners pursuant to Section 5.1.

(iii) Except as otherwise provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(m), the computation of all items of income, gain, loss and deduction shall be made without regard to any election under Section 754 of the Code which may be made by the Partnership and, as to those items described in Section 705(a)(1)(B) or 705(a)(2)(B) of the Code, without regard to the fact that such items are not includable in gross income or are neither currently deductible nor capitalized for federal income tax purposes.

(iv) Any income, gain or loss attributable to the taxable disposition of any Partnership property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the Partnership’s Carrying Value with respect to such property as of such date.

(v) In accordance with the requirements of Section 704(b) of the Code, any deductions for depreciation, cost recovery or amortization attributable to any Contributed Property shall be determined as if the adjusted basis of such property on the date it was acquired by the Partnership were equal to the Agreed Value of such property. Upon an adjustment pursuant to Section 4.6(d) to the Carrying

Value of any Partnership property subject to depreciation, cost recovery or amortization, any further deductions for such depreciation, cost recovery or amortization attributable to such property shall be determined (A) as if the adjusted basis of such property were equal to the Carrying Value of such property immediately following such adjustment and (B) using a rate of depreciation, cost recovery or amortization derived from the same method and useful life (or, if applicable, the remaining useful life) as is applied for federal income tax purposes; provided, however, that, if the asset has a zero adjusted basis for federal income tax purposes, depreciation, cost recovery or amortization deductions shall be determined using any reasonable method that the General Partner may adopt.

(vi) If the Partnership’s adjusted basis in depreciable or cost recovery property is reduced for federal income tax purposes pursuant to Sections 48(q)(1) or 48(q)(3) of the Code, the amount of such reduction shall, solely for purposes hereof, be deemed to be an additional depreciation or cost recovery deduction in the year such property is placed in service and shall be allocated among the Partners pursuant to Section 5.1. Any restoration of such basis pursuant to Section 48(q)(2) of the Code shall to the extent possible, be allocated in the year of such restoration as an item of income pursuant to Section 5.1.

(c) A transferee of a Partnership Interest shall succeed to a pro rata portion of the Capital Account of the transferor relating to the Partnership Interest so transferred.

(d) (i) Consistent with the provisions of Treasury Regulation Sections 1.704-1(b)(2)(iv)(f) and 1.704-1(b)(2)(iv)(s), on an issuance of additional Units for cash or Contributed Property, the issuance of additional Units as consideration for the provision of services, the conversion of the General Partner’s Partnership Interest to Units pursuant to Section 13.3(b), or the conversion of a Series 1 Preferred Unit, the Capital Accounts of all Partners (other than with respect to the I-Units) and the Carrying Value of each Partnership property immediately prior to such issuance (or, in the case of the occurrence of the conversion of a Series 1 Preferred Unit, immediately after such conversion) shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, and any such Unrealized Gain or Unrealized Loss shall be treated, for purposes of maintaining Capital Accounts, as if it had been recognized on an actual sale of each such property for an amount equal to its fair market value immediately prior to such issuance and had been allocated among the Partners at such time pursuant to Section 5.1 in the same manner as any item of gain or loss actually recognized following an event giving rise to the dissolution of the Partnership would have been allocated; provided, however, that in the event of an issuance of Units for a de minimis amount of cash or Contributed Property, or in the event of an issuance of a de minimis amount of Units as consideration for the provision of services, the General Partner may determine that such adjustments are unnecessary for the proper administration of the Partnership. Any such Unrealized Gain or Unrealized Loss (or items thereof) shall be allocated (A) if the operation of this sentence is triggered by the occurrence of the conversion of a Series 1 Preferred Unit, first to the Partners holding Class A Common Units converted from Series 1 Preferred Units, as applicable, until the Capital Account attributable to each such Class A Common Unit converted from a Series 1 Preferred Unit is equal to the Per Unit Capital Amount of a Class A Common Unit then Outstanding (other than a Class A Common Unit converted from a Series 1 Preferred Unit), and (B) any remaining Unrealized Gain or Unrealized Loss shall be allocated among the Partners pursuant to Section 5.1 in the same manner as any item of gain or loss actually recognized would have been allocated. If the Unrealized Gain or Unrealized Loss allocated as a result of the occurrence of the conversion of a Series 1 Preferred Unit is not sufficient to cause the Capital Account attributable to each such Class A Common Unit converted from a Series 1 Preferred Unit to equal the Per Unit Capital Amount of a Class A Common Unit then Outstanding (other than a Class A Common Unit converted from a Series 1 Preferred Unit), then Capital Account balances shall be reallocated between the Partners holding such Class A Common Units converted from Series 1 Preferred Units and the Partners holding Class A Common Units (other than a Class A Common Unit converted from a Series 1 Preferred Unit) so as to cause the Capital Account attributable to each such Class A Common Unit converted from a Series 1 Preferred Unit to be equal to the Per Unit Capital Amount of a Class A Common Unit then Outstanding (other than a Class A Common Unit converted from a Series 1 Preferred Unit), in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(3). In determining Unrealized Gain or Unrealized Loss in connection with the issuance of additional Units or the conversion of a Series 1 Preferred Unit, the General Partner may determine that it is appropriate to first determine an aggregate value for the Partnership based on the current trading price of the Class A Common Units and taking fully into account the fair market value of the Units (on a fully converted basis) of all Partners at such time and, if before the conversion of all Series 1 Preferred Units, of any Series 1 Preferred Units, as applicable, and must reduce the fair market value of all Partnership assets by the excess, if any, of the fair market value of any Series 1 Preferred Units for which conversion has not occurred over the aggregate Capital Accounts attributable to such Series 1 Preferred Units to the extent of any Unrealized Gain that has not been reflected in the Partners’ Capital Accounts previously, in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(h)(2). The General Partner shall allocate such aggregate value among the assets of the Partnership (in such manner as it determines) to arrive at a fair market value for individual properties.

(ii) In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), immediately prior to any distribution to a Partner of any Partnership property (other than a distribution of cash that is not in redemption or retirement of a Partnership Interest), the Capital Accounts of all Partners (other than with respect to the I-Units unless the distribution is pursuant to Section 14.3) and the Carrying Value of each Partnership property shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as if such Unrealized Gain or Unrealized Loss had been recognized in a sale of such property immediately prior to such distribution for an amount equal to its fair market value, and had been allocated to the Partners, at such time, pursuant to Section 5.1(c) in the same manner as any item of gain or loss actually recognized during such period would have been allocated.

4.7. Interest. No interest shall be paid by the Partnership on Capital Contributions or on balances in Partners’ Capital Accounts.

4.8. No Withdrawal. No Partner shall be entitled to withdraw any part of its Capital Contributions or its Capital Account or to receive any distribution from the Partnership, except as provided herein.

4.9. Loans from Partners. Loans by a Partner to the Partnership shall not constitute Capital Contributions. If any Partner shall advance funds to the Partnership in excess of the amounts required hereunder to be contributed by it to the capital of the Partnership, the making of such excess advances shall not result in any increase in the amount of the Capital Account of such Partner. The amount of any such excess advances shall be a debt obligation of the Partnership to such Partner and shall be payable or collectible only out of the Partnership Assets in accordance with the terms and conditions upon which such advances are made.

4.10. No Fractional Units. Except with respect to I-Units, no fractional Units shall be issued by the Partnership.

4.11. Splits and Combinations.

(a) Subject to Sections 4.11(d) and 5.10(d), the General Partner may make a Pro Rata distribution of Units or other Partnership Securities to all Record Holders or may effect a subdivision or combination of Units or other Partnership Securities; provided, however, that, subject to Sections 4.11(d) and 5.10(d), after any such distribution, subdivision or combination, the General Partner shall take whatever action is required to cause each Partner to have the same Percentage Interest in the Partnership as before such distribution, subdivision or combination and the Capital Accounts of all such classes of distributed, subdivided or combined Units or other Partnership Securities Outstanding prior to such distribution, subdivision or combination shall be divided equally (on a class by class basis) among all such Units or other Partnership Securities Outstanding after such distribution, subdivision or combination.

(b) Except with respect to subdivisions of Outstanding I-Units pursuant to Sections 5.10(b) and 5.10(e), whenever such a distribution, subdivision or combination of Units or other Partnership Securities is declared, the General Partner shall select a Record Date as of which the distribution, subdivision or combination shall be effective and shall send notice of the distribution, subdivision or combination at least 20 days prior to such Record Date to each Record Holder as of a date not less than 10 days prior to the date of such notice. The General Partner also may cause a firm of independent public accountants selected by it to calculate the number of Units or other Partnership Securities to be held by each Record Holder after giving effect to such distribution, subdivision or combination. The General Partner shall be entitled to rely on any certificate provided by such firm as conclusive evidence of the accuracy of such calculation.

(c) Promptly following any such distribution, subdivision or combination, the General Partner may cause Certificates, or other evidence of the issuance of uncertificated Units or other Partnership Securities, to be issued to the Record Holders of Units or other Partnership Securities as of the applicable Record Date representing the new number of Units or other Partnership Securities held by such Record Holders, or the General Partner may adopt such other procedures as it may deem appropriate to reflect such distribution, subdivision or combination; provided, however, if any such distribution, subdivision or combination results in a smaller total number of Units or other Partnership Securities Outstanding, the General Partner shall require, as a condition to the delivery to a Record Holder of such new Certificate, or other evidence of the issuance of uncertificated Units or other Partnership Securities, the surrender of any Certificate, or other evidence of the issuance of uncertificated Units or other Partnership Securities, held by such Record Holder immediately prior to such Record Date.

(d) Except with respect to I-Units, the Partnership shall not issue fractional Units upon any distribution, subdivision or combination of Units. If a distribution, subdivision or combination of Units would result in the issuance of fractional Units but for the provision of Section 4.10 and this Section 4.11(d), each fractional Unit (other than a fractional I-Unit) shall be rounded to the nearest whole Unit (and a 0.5 Unit shall be rounded to the next higher Unit).

4.12. I-Units. Pursuant to Section 4.4, the General Partner hereby designates and creates a special class of Units designated “I-Units” and fixes the designations, preferences and relative, participating, optional or other special rights, powers and duties of the holders of the I-Units as follows:

(a) Except as otherwise provided in Section 5.1(c), a holder of an I-Unit will receive no allocations of income, gain, loss or deductions. Except for distributions made in accordance with Sections 14.3(b) and 14.3(c), no distributions or payments shall be made to a holder of an I-Unit except in additional I-Units (or fractions thereof) or a security that has in all material respects the same rights and privileges as the I-Units, in accordance with Section 5.10.

(b) The number of Outstanding I-Units may be subdivided pursuant to Sections 4.11 and 5.10.

(c) Except as otherwise provided in this Agreement, each holder of an I-Unit shall have the rights of a holder of a Common Unit with respect to voting. Except as otherwise provided in this Agreement, all Units shall vote or consent together as a single class on all matters submitted for a vote or consent of the Outstanding Units.

4.13. Series 1 Preferred Units.

(a) The General Partner hereby designates and creates a series of Units to be designated as “Series 1 Preferred Units,” and consisting of a total of 48,000,000 Series 1 Preferred Units and fixes the designations, preferences and relative, participating, optional or other special rights, powers and duties pertaining to the Series 1 Preferred

Units as set forth herein. Immediately following the Series 1 Preferred Unit Issuance Date and thereafter no additional Series 1 Preferred Units, Parity Securities or Senior Securities shall be designated, created or issued without the prior written approval of the General Partner and the holders of a majority of the Outstanding Series 1 Preferred Units.

(b) The holders of Series 1 Preferred Units shall have rights upon dissolution and liquidation of the Partnership, including the right to share in any liquidating distributions pursuant to Sections 14.3 and 14.4, in accordance with Article XIV.

(c) Conversion of Series 1 Preferred Units

(i) On June 1, 2016, the Series 1 Preferred Units shall become convertible at the sole election of the holder thereof, in whole or in part, into Class A Common Units by delivery of written notice (the “Series 1 Preferred Unit Conversion Notice”) to the Partnership, setting forth the number of Series 1 Preferred Units held by the holder, the number of Series 1 Preferred Units it is electing to convert, and other applicable information as may be reasonably requested by the Partnership (such date on which a holder elects to convert a Series 1 Preferred Unit, a “Series 1 Preferred Unit Conversion Date”).

(ii) The number of Common Units deliverable upon conversion of a Series 1 Preferred Unit on the Series 1 Preferred Unit Conversion Date shall be equal to the quotient of (A) (1) the Series 1 Preferred Unit Price plus (2) all accrued, accumulated and unpaid distributions in respect of any calendar quarter ending prior to the Series 1 Preferred Unit Conversion Date, including any Cumulative Series 1 Preferred Unit Arrearage, but excluding the Payment Deferral and subject to Section 4.13(g)(iii), as of the date of conversion of such Series 1 Preferred Unit, divided by (B) $27.78 (the “Series 1 Preferred Unit Conversion Price”), as adjusted pursuant to Section 4.13(k).

(iii) As promptly as practicable following the Series 1 Preferred Unit Conversion Date and subject to the book-entry provisions set forth below, the holders of Series 1 Preferred Units being converted pursuant to this Section 4.13(c) shall surrender the certificate or certificates representing the Series 1 Preferred Units being converted, duly endorsed, at the office of the Partnership. As promptly as practicable following the receipt of such certificate or certificates (or a lost unit affidavit reasonably acceptable to the Partnership in the event of a lost certificate) representing the Series 1 Preferred Units by the Partnership as provided in the immediately preceding sentence (but in any event no later than five (5) Business Days thereafter), the Partnership shall issue to such holder a certificate or certificates for the number of Class A Common Units to which such holder shall be entitled under Section 4.13(c)(ii) (with the number of and denomination of such certificates designated by such holder). In lieu of delivering physical certificates representing the Class A Common Units issuable upon conversion of Series 1 Preferred Units, provided the Transfer Agent is participating in the Depository’s Fast Automated Securities Transfer program, upon request of the holder, the Partnership shall use its commercially reasonable efforts to cause the Transfer Agent to electronically transmit the Class A Common Units issuable upon conversion to the holder, by crediting the account of the holder’s prime broker with the Depository through its Deposit Withdrawal Agent Commission system. The holders of Series 1 Preferred Units and the Partnership agree to coordinate with the Depository to accomplish this objective. The conversion pursuant to this Section 4.13(c) shall be deemed to have occurred on the Series 1 Preferred Unit Conversion Date (whether or not the conversion includes the right to receive Fractional Unit Cash Consideration under Section 4.13(c)(v)). The Person or Persons entitled to receive the Class A Common Units issuable upon such conversion shall be treated for all purposes as the Record Holder or Holders of such Class A Common Units at the close of business on the Series 1 Preferred Unit Conversion Date.

(iv) The Partnership shall pay any and all issue, documentary, stamp and other taxes, excluding any income, franchise or similar taxes, that may be payable in respect of any issue or delivery of Class A Common Units on conversion of Series 1 Preferred Units pursuant hereto. However, the holder of any Series 1 Preferred Units shall pay any tax that is due because the Class A Common Units issuable upon conversion thereof are issued in a name other than such holder’s name. The Transfer Agent may refuse to deliver the Certificate representing Class A Common Units (or notation of book entry) being issued in a name other than the holder’s name until the Transfer Agent receives a sum sufficient to pay any tax or duties that will be due because the Class A Common Units are to be issued in a name other than the holder’s name. Nothing herein shall preclude any tax withholding required by law or regulation.

(v) No fractional Class A Common Units shall be issued upon the conversion of any Series 1 Preferred Units. All Class A Common Units (including fractions thereof) issuable upon conversion of more than one Series 1 Preferred Unit by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional Unit. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a Class A Common Unit, the Partnership shall, in lieu of issuing any fractional unit, either round up the number of Units to the next highest whole number or, at the Partnership’s option, pay the holder otherwise entitled to such fraction a sum in cash equal to such fraction multiplied by the VWAP Price as of the Series 1 Preferred Unit Conversion Date. The consideration payable in lieu of fractional Class A Common Units pursuant to this Section 4.13(c)(v) is referred to as “Fractional Unit Cash Consideration.”

(vi) If the Partnership is required to pay Fractional Unit Cash Consideration pursuant to Section 4.13(c)(v), then, as promptly as practicable following the Series 1 Preferred Unit Conversion Date (but in any event within five (5) Business Days thereafter), the Partnership shall remit the Fractional Unit Cash Consideration to the holder surrendering such certificate or certificates (or a lost unit affidavit reasonably acceptable to the Partnership in the event of a lost certificate) representing Series 1 Preferred Units (or notation of book entry) by wire transfer of immediately available funds to an account specified by such holder in writing.

(vii) Upon conversion, the rights of a holder of converted Series 1 Preferred Units as holder of Series 1 Preferred Units shall cease with respect to such converted Series 1 Preferred Units, including any rights under this Agreement with respect to holders of Series 1 Preferred Units, and such Person shall continue to be a Limited Partner and have the rights of a holder of Class A Common Units under this Agreement with respect to the Class A Common Units received in such conversion. Each Series 1 Preferred Unit shall, upon its conversion into a Class A Common Unit, be deemed to be transferred to, and cancelled by, the Partnership in exchange for the issuance of the Class A Common Unit into which such Series 1 Preferred Unit converted. Notwithstanding the foregoing, however, in the event that a Series 1 Preferred Unit is converted prior to the payment of the Payment Deferral by the Partnership pursuant to Section 4.13(g)(ii), the Record Holder of such Series 1 Preferred Unit immediately prior to its conversion shall be issued a certificate (“Payment Deferral Scrip”), in such form as shall from time to time be determined by the Board of Directors of the General Partner, which shall entitle the Record Holder of such Series 1 Preferred Unit immediately prior to its conversion to such Series 1 Preferred Unit’s Pro Rata portion of the Payment Deferral upon surrender thereof to the Partnership after the Payment Deferral becomes payable pursuant to Section 4.13(g)(ii). Such Payment Deferral Scrips shall not be Partnership Securities or Partnership Interests, entitle any holder thereof to voting rights, or any other rights of a Unitholder or any rights other than the rights therein set forth, and no interest or distributions shall be payable or shall accrue with respect to Payment Deferral Scrips or the right to payment represented thereby other than as set forth in Section 4.13(g)(ii).

(viii) (A) The Partnership shall keep free from preemptive rights a sufficient number of Class A Common Units to permit the conversion of all Outstanding Series 1 Preferred Units into Class A Common Units to the extent provided in, and in accordance with, this Section 4.13(c).

(B) All Class A Common Units delivered upon conversion of the Series 1 Preferred Units shall be newly issued, shall be duly authorized and validly issued, and shall be free of any lien or adverse claim.

(C) The Partnership shall comply with all applicable securities laws regulating the offer and delivery of any Class A Common Units upon conversion of Series 1 Preferred Units and, if the Class A Common Units are then listed or quoted on the New York Stock Exchange, or any other National Securities Exchange or other market, shall list or cause to have quoted and keep listed and quoted the Class A Common Units issuable upon conversion of the Series 1 Preferred Units to the extent permitted or required by the rules of such exchange or market.

(D) Notwithstanding anything herein to the contrary, nothing herein shall give to any holder of Series 1 Preferred Units any rights as a creditor of the Partnership.

(d) Issuance. The Series 1 Preferred Units shall be issued by the Partnership pursuant to the terms and conditions of the Series 1 Preferred Unit Purchase Agreement.

(e) Certificates. The Series 1 Preferred Units will not be represented by Certificates except as provided in Sections 4.11(c) and 10.1(c). Prior to the conversion of the Series 1 Preferred Units into Class A Common Units in accordance with Section 4.13(c), the General Partner will act as transfer agent and registrar of the Series 1 Preferred Units. After such conversion, the transfer agent of the converted Series 1 Preferred Units will be the Transfer Agent of the Class A Common Units.

(f) Allocations. Except as otherwise provided in this Agreement, during the period commencing upon the Series 1 Preferred Unit Issuance Date and ending on the Series 1 Preferred Unit Conversion Date, items of gross income and gain equal to the Series 1 Preferred Unit Distribution shall be allocated to the Series 1 Preferred Units for each distribution period that distributions of Available Cash are made, as set forth in Sections 5.5(a)(i), 5.5(a)(ii), 5.5(b)(i), 5.5(b)(ii), 5.7(a) and 5.7(b), whether such Series 1 Preferred Unit Distribution is paid or accrued, accumulated and unpaid.

(g) Distributions.

(i) Commencing on the Series 1 Preferred Unit Issuance Date, each Outstanding Series 1 Preferred Unit will accrue and be entitled to receive distributions payable quarterly in cash in an amount per Unit equal to the Series 1 Preferred Unit Distribution Rate (such distribution, a “Series 1 Preferred Unit Distribution”) prior to any other distributions pursuant to Sections 5.5(a), 5.5(b) or 5.7, as applicable. If the Partnership fails to pay in full in cash any distribution (or portion thereof) which a holder of Series 1 Preferred Units accrues and is entitled to receive pursuant to this Section 4.13(g) (other than the Payment Deferral, as provided in Section 4.13(g)(ii)), then (x) the amount of such accrued and unpaid distributions will accumulate from and after the first date of such failure and continuing until such failure is cured by payment in full in cash of all accrued, accumulated and unpaid distributions (such accrued, accumulated and unpaid distributions, the “Cumulative Series 1 Preferred Unit Arrearage”) and (y) the Partnership shall not be permitted to, and shall not, declare or make (i) any distributions in respect of any Junior Securities or (ii) any distributions in respect of any Parity Securities, other than Series 1 Preferred Unit Distributions, unless and until any Cumulative Series 1 Preferred Unit Arrearage has been paid in full in cash. Notwithstanding anything in this Agreement to the contrary, upon a conversion of a Series 1 Preferred Unit pursuant to Section 4.13(c), the Cumulative Series 1 Preferred Unit Arrearage (but not the Payment Deferral) for such Series 1 Preferred Unit shall be converted into Class A Common Units pursuant to Section 4.13(c)(ii) and thereafter extinguished.

(ii) Notwithstanding anything in this Agreement to the contrary, the Series 1 Preferred Unit Distribution for the Series 1 Preferred Units for each fiscal quarter through and including the fiscal quarter ending June 30, 2015 will be accrued and accumulated but not paid by the Partnership to the holders of the Series 1 Preferred Units (such accrued, accumulated and unpaid distribution, the “Payment Deferral”) until the earlier to occur of (A) redemption of any such Series 1 Preferred Unit pursuant to Section 4.13(j) or (B) notwithstanding a conversion of any such Series 1 Preferred Unit pursuant to Section 4.13(c), May 8, 2018 (such dates, the “Payment Deferral Due Date”). Except as provided in the following sentence, no interest or distributions shall be payable or shall accrue with respect to the Payment Deferral. In the event that the Partnership does not pay the amount of the Payment Deferral then due on the Payment Deferral Due Date, the unpaid portion of the Payment Deferral then due shall bear interest thereafter at the Prime Rate annually (the “Payment Deferral Interest”) until such time as such amount, together with any Payment Deferral Interest, is paid in full.

(iii) Notwithstanding anything in this Section 4.13(g) to the contrary, with respect to Series 1 Preferred Units that are converted into Class A Common Units, the holder thereof shall not be entitled to a Series 1 Preferred Unit Distribution and a distribution payable to a Class A Common Unit pursuant to Section 5.5 with respect to the same distribution period, but shall be entitled only to the distribution to be paid based upon the class of Units held as of the close of business on the applicable Record Date.

(h) Voting.

(i) The holders of Series 1 Preferred Units will have such voting rights pursuant to this Agreement as such holders of Series 1 Preferred Units would have if they were holders of Class A Common Units that were then Outstanding and shall vote together with the holders of Class A Common Units as a single class on an “as if” converted on the date of such vote basis.

(ii) Notwithstanding any other provision of this Agreement, the holders of Series 1 Preferred Units shall be entitled to vote as a separate class on any matter that adversely affects the rights, privileges or preferences of the Series 1 Preferred Units in any material respect or as required by law. Without limiting the generality of the preceding sentence, any action shall be deemed to adversely affect the holders of the Series 1 Preferred Units in a material respect if such action would:

(A) reduce the Series 1 Preferred Unit Distribution Rate, change the form of payment of distributions on the Series 1 Preferred Units, defer the date from which distributions on the Series 1 Preferred Units will accrue and accumulate, cancel accrued, accumulated and unpaid distributions on the Series 1 Preferred Units, or change the seniority rights of the Series 1 Preferred Units as to the payment of distributions in relation to the Unitholders of any other class or series of Units or amend this Section 4.13;

(B) reduce the amount payable or change the form of payment to the holders of the Series 1 Preferred Units upon the voluntary or involuntary liquidation, dissolution or winding up, or sale of all or substantially all of the assets, of the Partnership, or change the seniority of the liquidation preferences of the holders of the Series 1 Preferred Units in relation to the rights upon liquidation of the holders of any other class or series of Units;

(C) make the Series 1 Preferred Units convertible at the option of the Partnership; or

(D) result in a Fundamental Transaction.

(iii) The approval of the holders of a majority of the Series 1 Preferred Units shall be required to approve any matter for which the holders of the Series 1 Preferred Units are entitled to vote as a separate class.

(i) Fundamental Transactions.

(i) Subject to Sections 14.3 and 14.4, if there shall be a Fundamental Transaction prior to conversion of a Series 1 Preferred Unit pursuant to Section 4.13(c), then each holder of Series 1 Preferred Units shall, as a condition precedent to the consummation of such Fundamental Transaction (the “Fundamental Transaction Date”), have the option (the “Fundamental Transaction Option”), in its sole discretion, to (i) have its Series 1 Preferred Units converted into Class A Common Units pursuant to Section 4.13(c), notwithstanding any restrictions on when such conversion right may be exercised, or (ii) require the Partnership to make appropriate provision to ensure, as a condition precedent to the consummation of such Fundamental Transaction, that the holders of Series 1 Preferred Units receive pursuant to such Fundamental Transaction the same consideration that holders of Class A Common Units receive as if such Series 1 Preferred Units had been converted pursuant to Section 4.13(c), notwithstanding any restrictions on when such conversion right may be exercised, immediately prior to such Fundamental Transaction Date in exchange for the delivery of such Series 1 Preferred Units to the Partnership or any successor entity (the “Fundamental Transaction Consideration”), by delivery of written notice (the “Fundamental Transaction Option Notice”) to the Partnership setting forth the number of Series 1 Preferred Units held by the holder, the number of Series 1 Preferred Units it is electing to convert or receive Fundamental Transaction Consideration in exchange for and other applicable information as may be reasonably requested by the Partnership or any successor entity.

(j) Redemption.

(i) Optional Redemption. At the sole option of the Partnership, on a Redemption Date, the Partnership may redeem and cancel the Series 1 Preferred Units, in whole or in part, at a price per Unit equal to the Series 1 Preferred Unit Price plus any accrued, accumulated and unpaid distributions (such accrued, accumulated and unpaid distributions shall include a partial distribution for the calendar quarter in which such redemption occurs equal to the product of (y) any distribution that would be payable to the holder of such Series 1 Preferred Units if such Series 1 Preferred Units were Outstanding on the Record Date for determining who would receive any distribution for such calendar quarter (calculated as of the Series 1 Preferred Unit Redemption Date) and (z) (I) the number of days commencing on the first day of such calendar quarter and ending on the Series 1 Preferred Unit Redemption Date divided by (II) 90), including any Cumulative Series 1 Preferred Unit Arrearage and the Payment Deferral Pro Rata, in cash, among the Series 1 Preferred Units so redeemed and canceled.

(ii) Special Redemption. At the sole option of the Partnership and provided that the holder of a Series 1 Preferred Unit has not given a Series 1 Preferred Unit Conversion Notice as set forth in Section 4.13(c)(i), the Partnership may redeem and cancel the Series 1 Preferred Units of such holder, in whole or in part, at a price equal to the Series 1 Preferred Unit Price plus any accrued, accumulated and unpaid distributions (such accrued, accumulated and unpaid distributions shall include a partial distribution for the calendar quarter in which such redemption occurs equal to the product of (y) any distribution that would be payable to the holder of such Series 1 Preferred Units if such Series 1 Preferred Units were Outstanding on the Record Date for determining who would receive any distribution for such calendar quarter (calculated as of the Series 1 Preferred Unit Redemption Date) and (z) (I) the number of days commencing on the first day of such calendar quarter and ending on the Series 1 Preferred Unit Redemption Date divided by (II) 90), including any Cumulative Series 1 Preferred Unit Arrearage and the Payment Deferral Pro Rata, in cash, upon any of the following events:

(A) After the Series 1 Preferred Unit Issuance Date, the Partnership (1) incurs Indebtedness or any of its Subsidiaries incurs Indebtedness and (2) issues Units, or classes or series thereof, or options, rights, warrants or appreciation rights relating thereto or any other type of equity security or sells or otherwise monetizes its or its Subsidiaries assets (including any securities held by the Partnership or its Subsidiaries) (“Equity Issuances”) and uses the proceeds of such Indebtedness and Equity Issuances, after deducting any reasonable underwriting discounts or placement agent fees, commissions or the expenses allowed, paid or incurred by the Partnership or its Subsidiaries for any underwriting or placement agent or otherwise in connection with the issuance and sale thereof, in equal amounts, in whole or in part, to redeem and cancel such Series 1 Preferred Units;

(B) A change occurs in the Code or Treasury Regulations resulting in a material, negative impact to the tax treatment to the Partnership of the Series 1 Preferred Units on the Series 1 Preferred Unit Issuance Date; or

(C) A Rating Agency Event occurs.

(iii) To redeem Series 1 Preferred Units pursuant to this Section 4.13(j), the Partnership shall:

(A) no earlier than 30 days nor later than 10 days prior to the Series 1 Preferred Unit Redemption Date, send a written notice (the “Series 1 Preferred Unit Redemption Notice”) to each holder of record of Outstanding Series 1 Preferred Units as of the date of such notice stating that the Series 1 Preferred Units will be redeemed, in whole or in part, pursuant to this Section 4.13(j) effective as of the date set forth in the Series 1 Preferred Unit Redemption Notice (the “Series 1 Preferred Unit Redemption Date”); and

(B) as promptly as practicable following the Series 1 Preferred Unit Redemption Date, send a written notice (a “Series 1 Preferred Unit Redemption Confirmation”) to each holder of record of Outstanding Series 1 Preferred Units as of the Series 1 Preferred Unit Redemption Date stating: (i) that the Series 1 Preferred Units have been redeemed, in whole or in part (and if in part, then the Partnership shall redeem the Series 1 Preferred Units from the holders of the Series 1 Preferred Units Pro Rata and state the amount of such holders’ Series 1 Preferred Units that are being redeemed) pursuant to this Section 4.13(j) effective as of the Series 1 Preferred Unit Redemption Date; (ii) the Partnership’s computation of the amount of cash to be paid in respect of each Series 1 Preferred Unit pursuant to Section 4.13(j)(i) or Section 4.13(j)(ii) (the “Series 1 Preferred Unit Redemption Consideration”); and (iii) that such holder must surrender the certificate or certificates representing any Series 1 Preferred Units held by such holder to the Partnership (or notation of book entry) and provide such other documentation as reasonably requested by the General Partner including wire transfer instructions in respect of the Series 1 Preferred Unit Redemption Consideration (the “Series 1 Preferred Unit Redemption Documentation”), in order to receive the Series 1 Preferred Unit Redemption Consideration.

In addition to delivery in accordance with the general notice provisions contained in Section 18.1, the Series 1 Preferred Unit Redemption Notice and/or a Series 1 Preferred Unit Redemption Confirmation shall be deemed properly delivered on the date the Partnership issues a press release distributed through a widely circulated news or wire service as would satisfy the requirements of Regulation FD, containing the information required to be included in the Series 1 Preferred Unit Redemption Notice pursuant to this Section 4.13(j)(iii).

(iv) As promptly as practicable following the Series 1 Preferred Unit Redemption Date, the holders of Series 1 Preferred Units shall surrender any certificate or certificates representing the Series 1 Preferred Units being redeemed, duly endorsed, at the office of the Partnership or, if identified in the Series 1 Preferred Unit Redemption Notice to such holder by the Partnership, at the offices of any transfer agent for such Units (or surrender such Series 1 Preferred Units through notation of book entry), together with the Series 1 Preferred Unit Redemption Documentation. As promptly as practicable following the receipt of any such certificate or certificates (or a lost unit affidavit reasonably acceptable to the Partnership in the event of a lost certificate) representing the Series 1 Preferred Units by the Partnership or the Transfer Agent (or surrender such Series 1 Preferred Units through notation of book entry) as provided in the immediately preceding sentence (but in any event no later than five (5) Business Days thereafter), the Partnership shall remit the Series 1 Preferred Unit Redemption Consideration to the holder surrendering such certificate or certificates representing Series 1 Preferred Units by wire transfer of immediately available funds to an account specified by such holder in writing.

(v) Notwithstanding anything in Article XV to the contrary, the General Partner may not amend the terms and conditions of the Series 1 Preferred Units to include any mandatory redemption by the Partnership of the Series 1 Preferred Units, in whole or in part, or otherwise grant the holders of the Series 1 Preferred Units any right to require the Partnership to purchase or redeem the Series 1 Preferred Units, in whole or in part, without the approval of such amendment by a majority of the independent directors (as defined by the National Securities Exchange on which the Class A Common Units are then traded) of the Board of Directors of EEM, until such date as the Maximum Permitted Delegation is terminated in accordance with the Delegation of Control Agreement, and thereafter by a majority of the independent directors (as defined by the National Securities Exchange on which the Class A Common Units are then traded) of the Board of Directors of the General Partner.

The redemption pursuant to this Section 4.13(j) shall be deemed to have occurred immediately prior to the close of business on the Series 1 Preferred Unit Redemption Date.

(k) Distributions, Combinations and Subdivisions; Other Adjustments of Class A Common Units. If, after the Series 1 Preferred Unit Issuance Date, the Partnership (i) makes a distribution on its Class A Common Units in Class A Common Units, (ii) subdivides or splits its outstanding Class A Common Units into a greater number of Class A Common Units, (iii) combines or reclassifies its Class A Common Units into a smaller number of Class A Common Units or (iv) issues by reclassification of its Class A Common Units any Partnership Securities (including any reclassification in connection with a merger, consolidation or business combination in which the Partnership is the surviving Person), then the Series 1 Preferred Unit Conversion Price in effect at the time of the Record Date for such distribution or of the effective date of such subdivision, split, combination, or reclassification shall be proportionately adjusted so that the conversion of the Series 1 Preferred Units after such time shall entitle the holder to receive the aggregate number of Class A Common Units (or shares of any Partnership Securities into which such shares of Class A Common Units would have been combined, consolidated, merged or reclassified pursuant to clauses (iii) and (iv) above) that such holder would have been entitled to receive if the Series 1 Preferred Units had been converted into Class A Common Units immediately prior to such Record Date or effective date, as the case may be, and in the case of a merger, consolidation or business combination in which the Partnership is the surviving Person, the Partnership shall provide effective provisions to ensure that the provisions in this Section 4.13 relating to the Series 1 Preferred Units shall not be abridged or amended and that the Series 1 Preferred Units shall thereafter retain the same powers, preferences and relative participating, optional and other special rights, and the qualifications, limitations and restrictions thereon, that the Series 1 Preferred Units had immediately prior to such transaction or event. An adjustment made pursuant to this Section 4.13(k) shall become effective immediately after the Record Date in the case of a distribution and shall become effective immediately after the effective date in the case of a subdivision, combination, reclassification (including any reclassification in connection with a merger, consolidation or business combination in which the Partnership is the surviving Person) or split. Such adjustment shall be made successively whenever any event described above shall occur. If, in the future, the Partnership issues any options, warrants, or other rights to purchase Class A Common Units, or Partnership Securities exercisable or convertible into or exchangeable for Class A Common Units (or options, warrants, or other rights to purchase any such Partnership Securities that are exercisable or convertible into or exchangeable for Class A Common Units) (herein collectively, “Convertible Securities”), the General Partner shall, at the direction and at the option of the holders of a majority of the Outstanding Series 1 Preferred Units in their sole discretion, either (y) amend the provisions of this Agreement relating to antidilution protection to (1) revise any such provision that is less favorable than the corresponding provision offered in the terms of such Convertible Securities (or any related purchase agreement) so that such provision is the same as such provision offered in the terms of such Convertible Securities (or any related purchase agreement) and (2) incorporate any provision(s) offered in the terms of such Convertible Securities (or any related purchase agreement) that is not currently provided for in this Agreement and which would make the antidilution protection provisions of this Agreement more favorable to the holders of Series 1 Preferred Units, which amendment shall be effective concurrently with the issuance and/or execution of documentation relating to such Convertible Securities, or (z) retain the antidilution language applicable to the Series 1 Preferred Units at such time. The Partnership agrees to provide as much prior notice of an issuance of any such Convertible Securities and/or execution of documentation relating to such issuance of Convertible Securities as reasonably practicable (and in any event, such notice shall be provided at least ten (10) Business Days prior to such issuance and/or execution).

(l) Distributions, Combinations and Subdivisions; Other Adjustments of Series 1 Preferred Units. Notwithstanding anything in Section 4.11 to the contrary, the Partnership will not (i) make a distribution on Series 1 Preferred Units in Series 1 Preferred Units, (ii) subdivide or split its outstanding Series 1 Preferred Units into a greater number of Series 1 Preferred Units, (iii) combine or reclassify its Series 1

Preferred Units into a smaller number of Series 1 Preferred Units, (iv) issue by reclassification of its Series 1 Preferred Units any Partnership Securities (including any reclassification in connection with a merger, consolidation or business combination in which the Partnership is the surviving Person) or (v) enter into or consummate any other transaction similar to those in clauses (i) through (iv) of this Section 4.13(l).

(m) Liquidation Value. Notwithstanding anything to the contrary in this Agreement, in the event of any liquidation, dissolution or winding up of the Partnership, either voluntary or involuntary, the holders of the Series 1 Preferred Units shall be entitled to receive, out of the assets of the Partnership available for distribution to Unitholders, prior and in preference to any distribution of any assets of the Partnership to the holders of any other class or series of Units other than the Class D Units as provided in Section 4.15(l) or the Class E Units as provided in Section 4.17(l), the positive value in each such holder’s Capital Account in respect of such Series 1 Preferred Units. If in the year of such liquidation, dissolution or winding up of any such holder’s Capital Account in respect of such Series 1 Preferred Units is less than the aggregate Series 1 Preferred Unit Liquidation Value of such Series 1 Preferred Units, then notwithstanding anything to the contrary contained in this Agreement, and prior to any other allocation pursuant to this Agreement for such year and prior to any distribution pursuant to the preceding sentence, items of gross income and gain shall be allocated to all Unitholders holding Series 1 Preferred Units, Pro Rata, until the Capital Account in respect of each Outstanding Series 1 Preferred Unit is equal to the Series 1 Preferred Unit Liquidation Value (and no other allocation pursuant to this Agreement shall reverse the effect of such allocation). If in the year of such liquidation, dissolution or winding up of any such holder’s Capital Account in respect of such Series 1 Preferred Units is less than the aggregate Series 1 Preferred Unit Liquidation Value of such Series 1 Preferred Units after the application of the preceding sentence, then to the extent permitted by law and notwithstanding anything to the contrary contained in this Agreement, items of gross income and gain for any preceding taxable period(s) with respect to which Schedule K-1s have not been filed by the Partnership shall be reallocated to all Unitholders holding Series 1 Preferred Units, Pro Rata, until the Capital Account in respect of each Outstanding Series 1 Preferred Unit is equal to the Series 1 Preferred Unit Liquidation Value (and no other allocation pursuant to this Agreement shall reverse the effect of such allocation).

4.14. Transfers of Series 1 Preferred Units. The transfer of a Series 1 Preferred Unit shall be subject to Sections 5.2(c), 5.11, 11.4(b) and 11.7.

4.15. Class D Units

(a) The General Partner hereby designates and creates and authorizes for issuance a class of Units to be designated as “Class D Units,” consisting of a total of 66,100,000 Class D Units, and fixes the preferences and the relative, participating, optional and other special rights, powers and duties pertaining to the Class D Units as set forth herein. Immediately following the Class D Unit Issuance Date and thereafter, except as otherwise provided in Section 4.15(j), no additional Class D Units shall be designated, created or issued without the prior written approval of the General Partner and the holders of a majority of the Outstanding Class D Units.

(b) The holders of Class D Units shall have rights upon dissolution and liquidation of the Partnership, including the right to share in any liquidating distributions pursuant to Sections 14.3 and 14.4, in accordance with Article XIV.

(c) Conversion of Class D Units

(i) Any Class D Unit shall be convertible at the sole election of the holder thereof into a Class A Common Unit on a one-for-one basis at any time on or after the fifth anniversary of the Class D Unit Issuance Date by delivery of written notice (the “Class D Unit Conversion Notice”) to the Partnership, setting forth the number of Class D Units held by the holder, the number of Class D Units it is electing to convert, and other applicable information as may be reasonably requested by the Partnership (such date on which a holder elects to convert a Class D Unit, a “Class D Unit Conversion Date”).

(ii) As promptly as practicable following the Class D Unit Conversion Date and subject to the book-entry provisions set forth below, the holder of Class D Units being converted pursuant to this Section 4.15(c) shall surrender the certificate or certificates representing the Class D Units being converted, if any, duly endorsed, at the office of the Partnership. As promptly as practicable following the receipt of such certificate or certificates (or a lost certificate affidavit reasonably acceptable to the Partnership in the event of a lost certificate) representing the Class D Units by the Partnership, if any, as provided in the immediately preceding sentence (but in any event no later than five (5) Business Days thereafter), the Partnership shall issue a certificate or certificates for an equal number of Class A Common Units (with the number of and denomination of such certificates designated by such holder) to such holder or to such other Person or Persons as such holder shall have designated in the Class D Unit Conversion Notice. In lieu of delivering physical certificates representing the Class A Common Units issuable upon conversion of Class D Units, provided that the Transfer Agent is participating in the Depository’s Fast Automated Securities Transfer program, upon request of the holder, the Partnership shall use its commercially reasonable efforts to cause the Transfer Agent to electronically transmit the Class A Common Units issuable upon conversion to the holder, by crediting the account of the holder’s prime broker with the Depository through its Deposit Withdrawal Agent Commission system. The holders of Class D Units and the Partnership agree to coordinate with the Depository to accomplish this objective. The conversion pursuant to this Section 4.15(c) shall be deemed to have occurred on the Class D Unit Conversion Date. The Person or Persons entitled to receive the Class A Common Units issuable upon such conversion shall be treated for all purposes as the Record Holder or Holders of such Class A Common Units commencing as of the close of business on the Class D Unit Conversion Date.

(iii) The Partnership shall pay any and all issue, documentary, stamp and other taxes, excluding any income, franchise or similar taxes, that may be payable in respect of any issue or delivery of Class A Common Units on conversion of Class D Units pursuant hereto. However, the holder of any Class D Units being converted shall pay any tax that is due because the Class A Common Units issuable upon conversion thereof are issued in a name other than such holder’s name. The Transfer Agent may refuse to deliver the Certificate representing Class A Common Units (or effect the book entry issuance thereof, as applicable) being issued in a name other than the holder’s name until the Transfer Agent receives an assignment agreement in a form reasonably acceptable to the General Partner and a sum sufficient to pay any tax that will be due because the Class A Common Units are to be issued in a name other than the holder’s name. Nothing herein shall preclude any tax withholding required by law or regulation.

(iv) At the close of business on the Class D Unit Conversion Date, the rights of a holder of converted Class D Units, as a holder of Class D Units, shall, notwithstanding such holder’s failure to surrender the certificate or certificates representing such Class D Units, cease with respect to such converted Class D Units, including any rights under this Agreement with respect to holders of Class D Units, and such Person shall continue to be (or the Person or Persons entitled to receive Class A Units issuable upon conversion shall be) a Limited Partner and have the rights of a holder of Class A Common Units under this Agreement with respect to the Class A Common Units received in such conversion; provided that if the Class D Unit Conversion Date occurs on a date that is after the record date for a distribution in respect of the converted Class D Units but prior to the payment date for such distribution, the holder of the Class A Common Units into which such Class D Units were converted shall be entitled to receive such distribution on the applicable distribution payment date. Each Class D Unit shall, upon its conversion into a Class A Common Unit, be deemed to be transferred to, and cancelled by, the Partnership in exchange for the issuance of the Class A Common Unit into which such Class D Unit converted.

(v) (A) The Partnership shall keep free from preemptive rights a sufficient number of Class A Common Units to permit the conversion of all Outstanding Class D Units into Class A Common Units to the extent provided in, and in accordance with, this Section 4.15(c).

(B) All Class A Common Units delivered upon conversion of the Class D Units shall be newly issued, shall be duly authorized and validly issued, and shall be free of any lien or adverse claim.

(C) The Partnership shall comply with all applicable securities laws regulating the offer and delivery of any Class A Common Units upon conversion of Class D Units and, if the Class A Common Units are then listed or quoted on the New York Stock Exchange, or any other National Securities Exchange or other market, shall list or cause to have quoted and keep listed and quoted the Class A Common Units issuable upon conversion of the Class D Units to the extent permitted or required by the rules of such exchange or market.

(D) Notwithstanding anything herein to the contrary, nothing herein shall give to any holder of Class D Units any rights as a creditor of the Partnership.

(d) Issuance. The Partnership shall issue 66,100,000 Class D Units to IDR Holdings on the Class D Unit Issuance Date as contemplated by the Waiver.

(e) Certificates. The Class D Units will not be represented by Certificates except as provided in Sections 4.11(c) and 10.1(d). Prior to the conversion of the Class D Units into Class A Common Units in accordance with Section 4.15(c), the General Partner will act as transfer agent and registrar of the Class D Units. After such conversion, the transfer agent of the converted Class D Units will be the Transfer Agent of the Class A Common Units.

(f) Allocations. Except as otherwise provided in this Agreement, during the period commencing upon the Class D Unit Issuance Date and ending on the Class D Unit Conversion Date (or, if earlier, in whole or in part, the Class D Unit Redemption Date), items of gross income and gain equal to the amount of cash distributions made with respect to the Class D Units shall be allocated to the Class D Units for each distribution period that distributions of Available Cash are made, as set forth in Sections 5.5(a), 5.5(b) and 5.7(c).

(g) Distributions. Commencing on the Class D Unit Issuance Date, each Outstanding Class D Unit will be entitled to receive distributions payable quarterly in cash in an amount per Unit equal to the amount of cash distributions paid on a Class A Common Unit prior to dissolution of the Partnership; provided that:

(i) the distribution to the Class D Units with respect to the third quarter of 2014 shall be reduced to the extent necessary to cause the aggregate quarterly distributions paid by the Partnership in calendar year 2014 in respect of the Incentive Distributions, the Incentive Distribution Units and the Class D Units to not exceed the aggregate distributions that the Partnership would have paid in calendar year 2014 in respect of the Incentive Distributions had the Incentive Distributions not been waived pursuant to the Waiver and had the Incentive Distribution Units and the Class D Units not been issued; and

(ii) if, with respect to any quarter during the twenty-quarter period beginning on October 1, 2014, distributions or retentions, as applicable, of Available Cash pursuant to Section 5.5 are less than the IDU Target Distribution, the quarterly distribution paid by the Partnership in respect of the Class D Units shall be reduced to the extent necessary to cause the aggregate distributions paid by the Partnership in such quarter in respect of the Class D Units to not exceed the aggregate amount of quarterly distributions that the Partnership would have paid in respect of the Incentive Distributions had the Incentive Distributions not been waived pursuant to the Waiver and had the Incentive Distribution Units and the Class D Units not been issued.

(h) Voting.

(i) The holders of Class D Units will have such voting rights pursuant to this Agreement as such holders of Class D Units would have if they were holders of Class A Common Units that were Outstanding as of the relevant Record Date and shall vote together with the holders of Class A Common Units as a single class on an “as if” converted on the relevant Record Date basis.

(ii) Notwithstanding any other provision of this Agreement, the holders of Class D Units shall be entitled to vote as a separate class on any matter that adversely affects the rights, privileges or preferences of the Class D Units in any material respect or as required by law. Without limiting the generality of the preceding sentence, any action shall be deemed to adversely affect the Class D Units in a material respect if such action would:

(A) change the form of payment of distributions on the Class D Units or change the seniority rights of the Class D Units as to the payment of distributions in relation to the Unitholders of any other class or series of Units or amend this Section 4.15;

(B) reduce the amount payable or change the form of payment to the holders of the Class D Units upon the voluntary or involuntary liquidation, dissolution or winding up of the Partnership, or change the seniority of the liquidation preference of the holders of the Class D Units in relation to the rights upon liquidation of the holders of any other class or series of Units; or

(C) make the Class D Units convertible at the option of the Partnership.

(iii) The approval of the holders of a majority of the Outstanding Class D Units shall be required to approve any matter for which the holders of the Class D Units are entitled to vote as a separate class.

(i) Optional Redemption.

(i) At the sole option of the Partnership, on a Redemption Date, the Partnership may redeem and cancel the Class D Units, in whole or in part, in exchange for either (A) a cash amount equal to the product of (x) the Class D Unit Notional Value and (y) the number of Class D Units being redeemed on such Redemption Date or (B) a number of newly issued Class A Common Units with an aggregate market value (calculated by reference to the market price of a Class A Common Unit as of the close of trading on the National Securities Exchange on which the Class A Common Units are traded on the last trading day immediately prior to such Redemption Date) equal to 105% of the product of (x) the Class D

Unit Notional Value and (y) the number of Class D Units being redeemed, with the value of any fractional Class A Common Units resulting from such calculation being paid in cash.

(ii) To redeem Class D Units pursuant to this Section 4.15(i), the Partnership shall:

(A) no earlier than 30 days nor later than 10 days prior to the Class D Unit Redemption Date, send a written notice (the “Class D Unit Redemption Notice”) to each holder of record of Outstanding Class D Units as of the date of such notice stating that the Class D Units will be redeemed, in whole or in part, pursuant to Section 4.15(i) effective as of the date set forth in the Class D Unit Redemption Notice (the “Class D Unit Redemption Date”); and

(B) as promptly as practicable following the Class D Unit Redemption Date, send a written notice (a “Class D Unit Redemption Confirmation”) to each holder of record of Outstanding Class D Units as of the Class D Unit Redemption Date stating: (i) that the Class D Units have been redeemed, in whole or in part (and if in part, then the Partnership shall redeem the Class D Units from the holders of the Class D Units Pro Rata (as nearly as practicable) and state the number of such holders’ Class D Units that are being redeemed) pursuant to this Section 4.15(i) effective as of the Class D Unit Redemption Date; (ii) the Partnership’s computation of the amount of cash to be paid, or the number of Class A Common Units to be issued, as applicable, in respect of each Class D Unit redeemed (the “Class D Unit Redemption Consideration”); and (iii) that such holder must surrender the certificate or certificates representing the Class D Units, if any, held by such holder to the Partnership (or, if applicable, the General Partner shall state that it will effect the book entry cancellation of such Class D Units) and provide such other documentation as reasonably requested by the General Partner including, if applicable, wire transfer instructions, in respect of the Class D Unit Redemption Consideration (the “Class D Unit Redemption Documentation”), in order to receive the Class D Unit Redemption Consideration.

In addition to delivery in accordance with the general notice provisions contained in Section 18.1, the Class D Unit Redemption Notice and/or a Class D Unit Redemption Confirmation also shall be deemed properly sent and delivered on the date the Partnership issues a press release distributed through a widely circulated news or wire service as would satisfy the requirements of Regulation FD, containing the information required to be included in the Class D Unit Redemption Notice and/or the Class D Unit Redemption Confirmation, as applicable, pursuant to this Section 4.15(i)(ii).

(iii) As promptly as practicable following the Class D Unit Redemption Date, the holders of Class D Units shall surrender any certificate or certificates representing the Class D Units being redeemed, if any, duly endorsed, at the office of the Partnership or, if identified in the Class D Unit Redemption Notice or Class D Unit Redemption Confirmation to such holder by the Partnership, at the offices of any transfer agent for such Class D Units (or surrender such Class D Units through notation of book entry), together with the Class D Unit Redemption Documentation. As promptly as practicable following the receipt of any such certificate or certificates (or a lost certificate affidavit reasonably acceptable to the Partnership in the event of a lost certificate) representing the Class D Units by the Partnership or such transfer agent (or surrender of such Class D Units through notation of book entry) and the Class D Unit Redemption Documentation as provided in the immediately preceding sentence (but in any event no later than five (5) Business Days thereafter), the Partnership shall (A) in the case of a redemption pursuant to Section 4.15(i)(i)(A), remit the Class D Unit Redemption Consideration to the holder surrendering such certificate or certificates representing Class D Units by wire transfer of immediately available funds to an account specified by such holder in writing or (B) in the case of a redemption pursuant to Section 4.15(i)(i)(B), issue to the holder surrendering such certificate or certificates representing Class D Units a number of Class A Common Units as determined in accordance with Section 4.15(i)(i)(B) (with the number of and denomination of such certificates designated by such holder). In lieu of delivering physical certificates representing the Class A Common Units issuable pursuant to this Section 4.15(i)(iii), provided the Transfer Agent is participating in the Depository’s Fast Automated Securities Transfer program, upon request of the holder, the Partnership shall use its commercially reasonable efforts to cause the Transfer Agent to electronically transmit the Class A Common Units issuable pursuant to this Section 4.15(i)(iii) to the holder, by crediting the account of the holder’s prime broker with the Depository through its Deposit Withdrawal Agent Commission system, and the holders of Class D Units and the Partnership agree to coordinate with the Depository to accomplish this objective.

(iv) Notwithstanding anything in Article XV to the contrary, the General Partner may not amend the preferences, rights, powers and duties of the Class D Units to include any mandatory redemption by the Partnership of the Class D Units, in whole or in part, or otherwise grant the holders of the Class D Units any right to require the Partnership to purchase or redeem the Class D Units, in whole or in part, without the approval of such amendment by a majority of the independent directors (as defined by the National Securities Exchange on which the Class A Common Units are then traded) of the Board of Directors of EEM, until such date as the Maximum Permitted Delegation is terminated in accordance with the Delegation of Control Agreement, and thereafter by a majority of the independent directors (as defined by the National Securities Exchange on which the Class A Common Units are then traded) of the Board of Directors of the General Partner.

The redemption pursuant to this Section 4.15(i) shall be deemed to have occurred immediately prior to the close of business on the Class D Unit Redemption Date and, notwithstanding that any certificate for or book entry notation with respect to any Class D Unit so called for redemption has not been surrendered or made, as applicable, on and after the Class D Unit Redemption Date all Class D Units so called for redemption shall cease to be Outstanding and all rights with respect to such Class D Units shall forthwith cease and terminate, except only the right of the holders thereof to receive the Class D Unit Redemption Consideration, without interest.

(j) Distributions, Combinations and Subdivisions; Other Adjustments of Class A Common Units. If, after the Class D Unit Issuance Date, the Partnership (i) makes a distribution on its Class A Common Units in Class A Common Units, (ii) subdivides or splits its outstanding Class A Common Units into a greater number of Class A Common Units, (iii) combines or reclassifies its Class A Common Units into a smaller number of Class A Common Units or other Partnership Securities or (iv) issues by reclassification of its Class A Common Units any Partnership Securities (including any reclassification in connection with a merger, consolidation or business combination in which the Partnership is the surviving Person), then the number of Class D Units (and, if applicable, the Partnership Securities into which the Class D Units are convertible) and the Class D Unit Notional Value as of the Record Date for such distribution or on the effective date of such subdivision, split, combination, or reclassification shall be proportionately adjusted so that (y) the conversion of the Class D Units after such time shall entitle the holder to receive the aggregate number of Class A Common Units (or number of any such Partnership Securities into which such Class A Common Units would have been combined, consolidated, merged or reclassified pursuant to clauses (iii) or (iv) above) that such holder would have been entitled to receive if the Class D Units had been converted into Class A Common Units immediately prior to such Record Date or effective date, as the case may be, and (z) such Class D Units have an aggregate Class D Unit Notional Value equal to the aggregate Class D Unit Notional Value immediately prior to such adjustment, and, in the case of a merger, consolidation or business combination in which the Partnership is the surviving Person, the Partnership shall provide effective provisions to ensure that the provisions in this Section 4.15 relating to the Class D Units shall not be abridged or amended and that, subject to any adjustments made pursuant to this Section 4.15, the Class D Units shall thereafter retain the same powers, preferences and relative participating, optional and other special rights, and the qualifications, limitations and restrictions thereon, that the Class D Units had immediately prior to such transaction or event. An adjustment made pursuant to this Section 4.15(j) shall become effective immediately after the Record Date in the case of a distribution and shall become effective immediately after the effective date in the case of a subdivision, combination, reclassification (including any reclassification in connection with a merger, consolidation or business combination in which the Partnership is the surviving Person) or split. Such adjustment shall be made successively whenever any event described above shall occur. If, in the future, the Partnership issues any options, warrants, or other rights to purchase Class A Common Units, or Convertible Securities (in either case, other than under a compensation or benefit plan), the General Partner shall, at the direction and at the option of the holders of a majority of the Outstanding Class D Units in their sole discretion, either (y) amend the provisions of this Agreement relating to antidilution protection for the Class D Units to (1) revise any such provision that is less favorable in any material respect than the corresponding provision offered in the terms of such options, warrants, rights or Convertible Securities (or any related purchase agreement) so that such provision is no less favorable taken as a whole than the provision offered in the terms of such options, warrants, rights or Convertible Securities (or any related purchase agreement) and (2) incorporate any provision(s) offered in the terms of such options, warrants, rights or Convertible Securities (or any related purchase agreement) that is not currently provided for in this Agreement and which would make the antidilution protection provisions of this Agreement more favorable to the holders of Class D Units, which amendment shall be effective concurrently with the issuance and/or execution of documentation relating to such options, warrants, rights or Convertible Securities, or (z) retain the antidilution language applicable to the Class D Units at such time. The Partnership agrees to provide as much prior notice of an issuance of any such options, warrants, rights or Convertible Securities and/or execution of documentation relating to such issuance of options, warrants, rights or Convertible Securities as reasonably practicable (and in any event, such notice shall be provided at least ten (10) Business Days prior to such issuance and/or execution).

(k) Distributions, Combinations and Subdivisions; Other Adjustments of Class D Units. Notwithstanding anything in Section 4.11 to the contrary and except as provided in Section 4.15(j), the Partnership will not (i) make a distribution on Class D Units in additional Class D Units, (ii) subdivide or split its outstanding Class D Units into a greater number of Class D Units, (iii) combine or reclassify its Class D Units into a smaller number of Class D Units, (iv) issue by reclassification of its Class D Units any Partnership Securities (including any reclassification in connection with a merger, consolidation or business combination in which the Partnership is the surviving Person) or (v) enter into or consummate any other transaction similar to those in clauses (i) through (iv) of this Section 4.15(k).

(l) Liquidation Value. Notwithstanding anything to the contrary in this Agreement, in the event of any liquidation, dissolution or winding up of the Partnership, either voluntary or involuntary, (i) the holders of the Class D Units shall be entitled to receive, out of the assets of the Partnership available for distribution to Unitholders, prior and in preference to any distribution of any assets of the Partnership to the holders of any class or series of Units other than the Series 1 Preferred Units and the Class E Units, the positive value in each such holder’s Capital Account in respect of such Class D Units; provided, however, that, as of the Class D Unit Issuance Date, the holders of the Class D Units shall only be entitled to such preference with respect to 20% of the Class D Unit Notional Value, with such percentage being increased by an additional 20% of the Class D Unit Notional Value on each anniversary of the Class D Unit Issuance Date in 2015, 2016, 2017 and 2018, resulting in a preference in liquidation equal to 100% of the Class D Unit Notional Value on the fourth anniversary of the Class D Unit Issuance Date; and (ii) items of Partnership income, gain, loss and deduction shall be allocated to the Class D Units so as to cause, to the maximum extent possible, the Capital Account in respect of each Class D Unit to equal the Class D Unit Notional Value.

(m) Class D Unit Notional Value. Subject to the immediately succeeding sentence and Section 4.15(j), each Class D Unit shall have a notional value equal to the

Class D Unit Notional Value. Notwithstanding anything to the contrary in this Agreement, if the number of outstanding Class D Units shall be increased or decreased by a distribution on Class D Units consisting of additional Class D Units, a subdivision or split, a combination or reclassification or any other similar transaction, the Class D Unit Notional Value shall be adjusted by dividing the aggregate Class D Unit Notional Value of all Class D Units outstanding immediately prior to such event equally among the Class D Units outstanding immediately following such event.

4.16. Transfers of Class D Units. The transfer of a Class D Unit shall be subject to Sections 5.2(c), 5.12, and the applicable provisions of Article XI and Article XII.

4.17. Class E Units

(a) The General Partner hereby designates and creates and authorizes for issuance a class of Units to be designated as “Class E Units,” consisting of a total of 18,114,975 Class E Units, and fixes the preferences and the relative, participating, optional and other special rights, powers and duties pertaining to the Class E Units as set forth herein. Immediately following the Class E Unit Issuance Date and thereafter, except as otherwise provided in Section 4.17(j), no additional Class E Units shall be designated, created or issued without the prior written approval of the General Partner and the holders of a majority of the Outstanding Class E Units.

(b) The holders of Class E Units shall have rights upon dissolution and liquidation of the Partnership, including the right to share in any liquidating distributions pursuant to Sections 14.3 and 14.4, in accordance with Article XIV.

(c) Conversion of Class E Units

(i) Any Class E Unit shall be convertible at the sole election of the holder thereof into a Class A Common Unit on a one-for-one basis at any time after the Class E Unit Issuance Date by delivery of written notice (the “Class E Unit Conversion Notice”) to the Partnership, setting forth the number of Class E Units held by the holder, the number of Class E Units it is electing to convert, and other applicable information as may be reasonably requested by the Partnership (such date on which a holder elects to convert a Class E Unit, a “Class E Unit Conversion Date”).

(ii) As promptly as practicable following the Class E Unit Conversion Date and subject to the book-entry provisions set forth below, the holder of Class E Units being converted pursuant to this Section 4.17(c) shall surrender the certificate or certificates representing the Class E Units being converted, if any, duly endorsed, at the office of the Partnership. As promptly as practicable following the receipt of such certificate or certificates (or a lost certificate affidavit reasonably acceptable to the Partnership in the event of a lost certificate) representing the Class E Units by the Partnership, if any, as provided in the immediately preceding sentence (but in any event no later than five (5) Business Days thereafter), the Partnership shall issue a certificate or certificates for an equal number of Class A Common Units (with the number of and denomination of such certificates designated by such holder) to such holder or to such other Person or Persons as such holder shall have designated in the Class E Unit Conversion Notice. In lieu of delivering physical certificates representing the Class A Common Units issuable upon conversion of Class E Units, provided that the Transfer Agent is participating in the Depository’s Fast Automated Securities Transfer program, upon request of the holder, the Partnership shall use its commercially reasonable efforts to cause the Transfer Agent to electronically transmit the Class A Common Units issuable upon conversion to the holder, by crediting the account of the holder’s prime broker with the Depository through its Deposit Withdrawal Agent Commission system. The holders of Class E Units and the Partnership agree to coordinate with the Depository to accomplish this objective. The conversion pursuant to this Section 4.17(c) shall be deemed to have occurred on the Class E Unit Conversion Date. The Person or Persons entitled to receive the Class A Common Units issuable upon such conversion shall be treated for all purposes as the Record Holder or Holders of such Class A Common Units commencing as of the close of business on the Class E Unit Conversion Date.

(iii) The Partnership shall pay any and all issue, documentary, stamp and other taxes, excluding any income, franchise or similar taxes, that may be payable in respect of any issue or delivery of Class A Common Units on conversion of Class E Units pursuant hereto. However, the holder of any Class E Units being converted shall pay any tax that is due because the Class A Common Units issuable upon conversion thereof are issued in a name other than such holder’s name. The Transfer Agent may refuse to deliver the Certificate representing Class A Common Units (or effect the book entry issuance thereof, as applicable) being issued in a name other than the holder’s name until the Transfer Agent receives an assignment agreement in a form reasonably acceptable to the General Partner and a sum sufficient to pay any tax that will be due because the Class A Common Units are to be issued in a name other than the holder’s name. Nothing herein shall preclude any tax withholding required by law or regulation.

(iv) At the close of business on the Class E Unit Conversion Date, the rights of a holder of converted Class E Units, as a holder of Class E Units, shall, notwithstanding such holder’s failure to surrender the certificate or certificates representing such Class E Units, cease with respect to such converted Class E Units, including any rights under this Agreement with respect to holders of Class E Units, and such Person shall continue to be (or the Person or Persons entitled to receive Class A Units issuable upon conversion shall be) a Limited Partner and have the rights of a holder of Class A Common Units under this Agreement with respect to the Class A Common Units received in such conversion; provided that if the Class E Unit Conversion Date occurs on a date that is after the record date for a distribution in respect of the converted Class E Units but prior to the payment date for such distribution, the holder of the Class A Common Units into which such Class E Units were converted shall be entitled to receive such distribution on the applicable distribution payment date. Each Class E Unit shall, upon its conversion into a Class A Common Unit, be deemed to be transferred to, and cancelled by, the Partnership in exchange for the issuance of the Class A Common Unit into which such Class E Unit converted.

(v) (A) The Partnership shall keep free from preemptive rights a sufficient number of Class A Common Units to permit the conversion of all Outstanding Class E Units into Class A Common Units to the extent provided in, and in accordance with, this Section 4.17(c).

(B) All Class A Common Units delivered upon conversion of the Class E Units shall be newly issued, shall be duly authorized and validly issued, and shall be free of any lien or adverse claim.

(C) The Partnership shall comply with all applicable securities laws regulating the offer and delivery of any Class A Common Units upon conversion of Class E Units and, if the Class A Common Units are then listed or quoted on the New York Stock Exchange, or any other National Securities Exchange or other market, shall list or cause to have quoted and keep listed and quoted the Class A Common Units issuable upon conversion of the Class E Units to the extent permitted or required by the rules of such exchange or market.

(D) Notwithstanding anything herein to the contrary, nothing herein shall give to any holder of Class E Units any rights as a creditor of the Partnership.

(d) Issuance; Adjustment.

(i) The Partnership shall issue 18,114,975 Class E Units to the Company on the Class E Unit Issuance Date as contemplated by the Series AC Contribution Agreement; provided, however, that, subject to paragraph (ii) of this Section 4.17(d), if the aggregate Series AC EBITDA attributable to calendar years 2015 and 2016 (the “Series AC Aggregate EBITDA”) is less than $265.9 million, 1,305,142 of the Class E Units (the “Class E Unit Cancellation Amount”) issued to the Company on the Class E Unit Issuance Date shall be cancelled by the Partnership effective as of June 15, 2017 (the “Cancellation Date”) for no consideration and no longer be deemed Outstanding for any purposes under this Agreement. If, as of the Cancellation Date, the number of Class E Units Outstanding is less than the Class E Unit Cancellation Amount, whether as a result of conversions pursuant to Section 4.17(c) or otherwise, the Partnership shall cancel for no consideration a number of Class A Common Units held by the Company (or, if there are insufficient Class A Common Units held by the Company, Class B Common Units held by the Company) equal to the difference between (A) the Class E Unit Cancellation Amount and (B) the number of Class E Units Outstanding as of the Cancellation Date.

(ii) On or before February 14, 2017, the Partnership shall provide the Company with a calculation of the Series AC Aggregate EBITDA. If the Series

AC Aggregate EBITDA is less than $265.9 million, the Company shall have 20 days following its receipt of the calculation of Series AC Aggregate EBITDA to review the calculation and to deliver written notice to the Partnership of any disagreement or objection (the “Objection Notice”). The Objection Notice shall specify in reasonable detail the basis for the Company’s disagreement with or objection to the calculation. If the Company does not deliver an Objection Notice within such 20-day period, the Series AC Aggregate EBITDA calculation originally provided by the Partnership shall be deemed to have been accepted by the Company, and a number of Class E Units equal to the Class E Cancellation Amount will be cancelled as provided in Section 4.17(d)(i) . If the Company timely delivers an Objection Notice to the Partnership, the Partnership shall then have 10 days from the date of receipt of such Objection Notice (the “Review Period”) to review and respond to the Objection Notice. The Company and the Partnership shall attempt in good faith to agree on the amount of the Series AC Aggregate EBITDA. If the Company and the Partnership are able to so agree, then a number of Class E Units equal to the Class E Cancellation Amount will be cancelled as provided in Section 4.17(d)(i) If the Company and the Partnership are unable to agree within 20 days following the expiration of the Review Period, then either the Company or the Partnership may elect to submit the matter to an internationally recognized firm of independent public accountants selected jointly by the Company and the Partnership (the “CPA Firm”). The CPA Firm shall determine whether and to what extent any of the disputed amounts set forth in the calculation of the Series AC Aggregate EBITDA require adjustment. The Company and the Partnership shall direct the CPA Firm to use its reasonable best efforts to render its determination within 20 days after the matter is first submitted to the CPA Firm, but in any event on or before June 15, 2017. The CPA Firm’s determination shall be conclusive and binding on the Partnership and the Company. If the CPA Firm’s determination results in the Series AC Aggregate EBITDA being less than $265.9 million, then a number of Class E Units equal to the Class E Cancellation Amount will be cancelled as provided in Section 4.17(d)(i). The fees and disbursements of the CPA Firm shall be borne equally by the Partnership and the Company.

(e) Certificates. The Class E Units will not be represented by Certificates except as provided in Sections 4.11(c) and 10.1(e). Prior to the conversion of the Class E Units into Class A Common Units in accordance with Section 4.17(c), the General Partner will act as transfer agent and registrar of the Class E Units. After such conversion, the transfer agent of the converted Class E Units will be the Transfer Agent of the Class A Common Units.

(f) Allocations. Except as otherwise provided in this Agreement, during the period commencing upon the Class E Unit Issuance Date and ending on the Class E Unit Conversion Date (or, if earlier, in whole or in part, the Class E Unit Redemption Date), items of gross income and gain equal to the amount of cash distributions made with respect to the Class E Units shall be allocated to the Class E Units for each distribution period that distributions of Available Cash are made, as set forth in Sections 5.5(a), 5.5(b) and 5.7(c).

(g) Distributions. Commencing on the Class E Unit Issuance Date, each Outstanding Class E Unit will be entitled to receive distributions payable quarterly in cash in an amount per Unit equal to the amount of cash distributions paid on a Class A Common Unit prior to dissolution of the Partnership; provided, that no Class E Unit shall be entitled to receive distributions in respect of any calendar quarter ending on or prior to the Class E Unit Issuance Date.

(h) Voting.

(i) The holders of Class E Units will have such voting rights pursuant to this Agreement as such holders of Class E Units would have if they were holders of Class A Common Units that were Outstanding as of the relevant Record Date and shall vote together with the holders of Class A Common Units as a single class on an “as if” converted on the relevant Record Date basis.

(ii) Notwithstanding any other provision of this Agreement, the holders of Class E Units shall be entitled to vote as a separate class on any matter that adversely affects the rights, privileges or preferences of the Class E Units in any material respect or as required by law. Without limiting the generality of the preceding sentence, any action shall be deemed to adversely affect the Class E Units in a material respect if such action would:

(A) change the form of payment of distributions on the Class E Units or change the seniority rights of the Class E Units as to the payment of distributions in relation to the Unitholders of any other class or series of Units or amend this Section 4.17;

(B) reduce the amount payable or change the form of payment to the holders of the Class E Units upon the voluntary or involuntary liquidation, dissolution or winding up of the Partnership, or change the seniority of the liquidation preference of the holders of the Class E Units in relation to the rights upon liquidation of the holders of any other class or series of Units; or

(C) make the Class E Units convertible at the option of the Partnership.

(iii) The approval of the holders of a majority of the Outstanding Class E Units shall be required to approve any matter for which the holders of the Class E Units are entitled to vote as a separate class.

(i) Optional Redemption.

(i) At the sole option of the Partnership, on a Redemption Date, the Partnership may redeem and cancel the Class E Units, in whole or in part, in exchange for either (A) a cash amount equal to the product of (x) the Class E Unit Notional Value and (y) the number of Class E Units being redeemed on such Redemption Date or (B) a number of newly issued Class A Common Units with an aggregate market value (calculated by reference to the market price of a Class A Common Unit as of the close of trading on the National Securities Exchange on which the Class A Common Units are traded on the last trading day immediately prior to such Redemption Date) equal to 105% of the product of (x) the Class E Unit Notional Value and (y) the number of Class E Units being redeemed on such Redemption Date, with the value of any fractional Class A Common Units resulting from such calculation being paid in cash.

(ii) To redeem Class E Units pursuant to this Section 4.17(i), the Partnership shall:

(A) no earlier than 30 days nor later than 10 days prior to the Class E Unit Redemption Date, send a written notice (the “Class E Unit Redemption Notice”) to each holder of record of Outstanding Class E Units as of the date of such notice stating that the Class E Units will be redeemed, in whole or in part, pursuant to Section 4.17(i) effective as of the date set forth in the Class E Unit Redemption Notice (the “Class E Unit Redemption Date”); and

(B) as promptly as practicable following the Class E Unit Redemption Date, send a written notice (a “Class E Unit Redemption Confirmation”) to each holder of record of Outstanding Class E Units as of the Class E Unit Redemption Date stating: (i) that the Class E Units have been redeemed, in whole or in part (and if in part, then the Partnership shall redeem the Class E Units from the holders of the Class E Units Pro Rata (as nearly as practicable) and state the number of such holders’ Class E Units that are being redeemed) pursuant to this Section 4.17(i) effective as of the Class E Unit Redemption Date; (ii) the Partnership’s computation of the amount of cash to be paid, or the number of Class A Common Units to be issued, as applicable, in respect of each Class E Unit redeemed (the “Class E Unit Redemption Consideration”); and (iii) that such holder must surrender the certificate or certificates representing the Class E Units, if any, held by such holder to the Partnership (or, if applicable, the General Partner shall state that it will effect the book entry cancellation of such Class E Units) and provide such other documentation as reasonably requested by the General Partner including, if applicable, wire transfer instructions, in respect of the Class E Unit Redemption Consideration (the “Class E Unit Redemption Documentation”), in order to receive the Class E Unit Redemption Consideration.

In addition to delivery in accordance with the general notice provisions contained in Section 18.1, the Class E Unit Redemption Notice and/or a Class E Unit Redemption Confirmation also shall be deemed properly sent and delivered on the date the Partnership issues a press release distributed through a widely circulated news or wire service as would satisfy the requirements of Regulation FD, containing the information required to be included in the Class E Unit Redemption Notice and/or the Class E Unit Redemption Confirmation, as applicable, pursuant to this Section 4.17(i)(ii).

(iii) As promptly as practicable following the Class E Unit Redemption Date, the holders of Class E Units shall surrender any certificate or certificates representing the Class E Units being redeemed, if any, duly endorsed, at the office of the Partnership or, if identified in the Class E Unit Redemption Notice or Class E Unit Redemption Confirmation to such holder by the Partnership, at the offices of any transfer agent for such Class E Units (or surrender such Class E Units through notation of book entry), together with the Class E Unit Redemption Documentation. As promptly as practicable following the receipt of any such certificate or certificates (or a lost certificate affidavit reasonably acceptable to the Partnership in the event of a lost certificate) representing the Class E Units by the Partnership or such transfer agent (or surrender of such Class E Units through notation of book entry) and the Class E Unit Redemption Documentation as provided in the immediately preceding sentence (but in any event no later than five (5) Business Days thereafter), the Partnership shall (A) in the case of a redemption pursuant to Section 4.17(i)(i)(A), remit the Class E Unit Redemption Consideration to the holder surrendering such certificate or certificates representing Class E Units by wire transfer of immediately available funds to an account specified by such holder in writing or (B) in the case of a redemption pursuant to Section 4.17(i)(i)(B), issue to the holder surrendering such certificate or certificates representing Class E Units a number of Class A Common Units as determined in accordance with Section 4.17(i)(i)(B) (with the number of and denomination of such certificates designated by such holder). In lieu of delivering physical certificates representing the Class A Common Units issuable pursuant to this Section 4.17(i)(iii), provided the Transfer Agent is participating in the Depository’s Fast Automated Securities Transfer program, upon request of the holder, the Partnership shall use its commercially reasonable efforts to cause the Transfer Agent to electronically transmit the Class A Common Units issuable pursuant to this Section 4.17(i)(iii) to the holder, by crediting the account of the holder’s prime broker with the Depository through its Deposit Withdrawal Agent Commission system, and the holders of Class E Units and the Partnership agree to coordinate with the Depository to accomplish this objective.

(iv) Notwithstanding anything in Article XV to the contrary, the General Partner may not amend the preferences, rights, powers and duties of the Class E Units to include any mandatory redemption by the Partnership of the Class E Units, in whole or in part, or otherwise grant the holders of the Class E Units any right to require the Partnership to purchase or redeem the Class E Units, in whole or in part, without the approval of such amendment by a majority of the independent directors (as defined by the National Securities Exchange on which the Class A Common Units are then traded) of the Board of Directors of EEM, until such date as the Maximum Permitted Delegation is terminated in accordance with the Delegation of Control Agreement, and thereafter by a majority of the independent directors (as defined by the National Securities Exchange on which the Class A Common Units are then traded) of the Board of Directors of the General Partner.

The redemption pursuant to this Section 4.17(i) shall be deemed to have occurred immediately prior to the close of business on the Class E Unit Redemption Date and, notwithstanding that any certificate for or book entry notation with respect to any Class E Unit so called for redemption has not been surrendered or made, as applicable, on and after the Class E Unit Redemption Date all Class E Units so called for redemption shall cease to be Outstanding and all rights with respect to such Class E Units shall forthwith cease and terminate, except only the right of the holders thereof to receive the Class E Unit Redemption Consideration, without interest.

(j) Distributions, Combinations and Subdivisions; Other Adjustments of Class A Common Units. If, after the Class E Unit Issuance Date, the Partnership (i) makes a distribution on its Class A Common Units in Class A Common Units, (ii) subdivides or splits its outstanding Class A Common Units into a greater number of Class A Common Units, (iii) combines or reclassifies its Class A Common Units into a smaller number of Class A Common Units or other Partnership Securities or (iv) issues by reclassification of its Class A Common Units any Partnership Securities (including any reclassification in connection with a merger, consolidation or business combination in which the Partnership is the surviving Person), then the number of Class E Units (and, if applicable, the Partnership Securities into which the Class E Units are convertible) and the Class E Unit Notional Value as of the Record Date for such distribution or on the effective date of such subdivision, split, combination, or reclassification shall be proportionately adjusted so that (y) the conversion of the Class E Units after such time shall entitle the holder to receive the aggregate number of Class A Common Units (or number of any such Partnership Securities into which such Class A Common Units would have been combined, consolidated, merged or reclassified pursuant to clauses (iii) or (iv) above) that such holder would have been entitled to receive if the Class E Units had been converted into Class A Common Units immediately prior to such Record Date or effective date, as the case may be, and (z) such Class E Units have an aggregate Class E Unit Notional Value equal to the aggregate Class E Unit Notional Value immediately prior to such adjustment, and, in the case of a merger, consolidation or business combination in which the Partnership is the surviving Person, the Partnership shall provide effective provisions to ensure that the provisions in this Section 4.17 relating to the Class E Units shall not be abridged or amended and that, subject to any adjustments made pursuant to this Section 4.17, the Class E Units shall thereafter retain the same powers, preferences and relative participating, optional and other special rights, and the qualifications, limitations and restrictions thereon, that the Class E Units had immediately prior to such transaction or event. An adjustment made pursuant to this Section 4.17(j) shall become effective immediately after the Record Date in the case of a distribution and shall become effective immediately after the effective date in the case of a subdivision, combination, reclassification (including any reclassification in connection with a merger, consolidation or business combination in which the Partnership is the surviving Person) or split. Such adjustment shall be made successively whenever any event described above shall occur. If, in the future, the Partnership issues any options, warrants, or other rights to purchase Class A Common Units, or Convertible Securities (in either case, other than under a compensation or benefit plan), the General Partner shall, at the direction and at the option of the holders of a majority of the Outstanding Class E Units in their sole discretion, either (y) amend the provisions of this Agreement relating to antidilution protection for the Class E Units to (1) revise any such provision that is less favorable in any material respect than the corresponding provision offered in the terms of such options, warrants, rights or Convertible Securities (or any related purchase agreement) so that such provision is no less favorable taken as a whole than the provision offered in the terms of such options, warrants, rights or Convertible Securities (or any related purchase agreement) and (2) incorporate any provision(s) offered in the terms of such options, warrants, rights or Convertible Securities (or any related purchase agreement) that is not currently provided for in this Agreement and which would make the antidilution protection provisions of this Agreement more favorable to the holders of Class E Units, which amendment shall be effective concurrently with the issuance and/or execution of documentation relating to such options, warrants, rights or Convertible Securities, or (z) retain the antidilution language applicable to the Class E Units at such time. The Partnership agrees to provide as much prior notice of an issuance of any such options, warrants, rights or Convertible Securities and/or execution of documentation relating to such issuance of options, warrants, rights or Convertible Securities as reasonably practicable (and in any event, such notice shall be provided at least ten (10) Business Days prior to such issuance and/or execution).

(k) Distributions, Combinations and Subdivisions; Other Adjustments of Class E Units. Notwithstanding anything in Section 4.11 to the contrary and except as provided in Section 4.17(j), the Partnership will not (i) make a distribution on Class E Units in additional Class E Units, (ii) subdivide or split its outstanding Class E Units into a greater number of Class E Units, (iii) combine or reclassify its Class E Units into a smaller number of Class E Units, (iv) issue by reclassification of its Class E Units any Partnership Securities (including any reclassification in connection with a merger, consolidation or business combination in which the Partnership is the surviving Person) or (v) enter into or consummate any other transaction similar to those in clauses (i) through (iv) of this Section 4.17(k).

(l) Liquidation Value. Notwithstanding anything to the contrary in this Agreement, in the event of any liquidation, dissolution or winding up of the Partnership, either voluntary or involuntary, (i) the holders of the Class E Units shall be entitled to receive, out of the assets of the Partnership available for distribution to Unitholders, prior and in preference to any distribution of any assets of the Partnership to the holders of any class or series of Units other than the Series 1 Preferred Units and the Class D Units, the positive value in each such holder’s Capital Account in respect of such Class E Units and (ii) items of Partnership income, gain, loss and deduction shall be allocated to the Class E Units so as to cause, to the maximum extent possible, the Capital Account in respect of each Class E Unit to equal the Class E Unit Notional Value.

(m) Class E Unit Notional Value. Subject to the immediately succeeding sentence and Section 4.17(j), each Class E Unit shall have a notional value equal to the Class E Unit Notional Value. Notwithstanding anything to the contrary in this

Agreement, if the number of outstanding Class E Units shall be increased or decreased by a distribution on Class E Units consisting of additional Class E Units, a subdivision or split, a combination or reclassification or any other similar transaction, the Class E Unit Notional Value shall be adjusted by dividing the aggregate Class E Unit Notional Value of all Class E Units outstanding immediately prior to such event equally among the Class E Units outstanding immediately following such event.

4.18. Transfers of Class E Units. The transfer of a Class E Unit shall be subject to Sections 5.2(c), 5.13, and the applicable provisions of Article XI and Article XII.

4.19. Incentive Distribution Units.

(a) The General Partner hereby designates and creates and authorizes for issuance a class of Units to be designated as “Incentive Distribution Units,” consisting of a total of 1,000 Incentive Distribution Units, and fixes the preferences and the relative, participating, optional and other special rights, powers and duties pertaining to the Incentive Distribution Units as set forth herein.

(b) Allocations. Incentive Distribution Units will be allocated items of gross income equal to the amount of cumulative cash distributed in respect of the Incentive Distribution Units.

(c) Distributions.

(i) Notwithstanding anything in Article V to the contrary, distributions of Available Cash that are deemed to be Cash from Operations pursuant to Section 5.3 or Section 5.7 in excess of the IDU Target Distribution, after taking into account any required distributions to the holder of the Series 1 Preferred Units pursuant to Section 5.5, shall be distributed or retained, as applicable, as follows:

(A) 75% to the holders of the Class A Common Units, Class B Common Units, I-Units, subject to Section 4.15(g)(i), Class D Units and, subject to Section 4.17(g), Class E Units, Pro Rata;

(B) 23% to the holders of the Incentive Distribution Units, Pro Rata; and

(C) 2% to the General Partner.

(ii) Notwithstanding anything in Article V to the contrary, distributions of Available Cash that are deemed to be Cash from Operations pursuant to Section 5.3 or Section 5.7 equal to or less than the IDU Target Distribution, after taking into account any required distributions to the holder of the Series 1 Preferred Units pursuant to Section 5.5, shall be distributed or retained, as applicable, as follows:

(A) 98% to the holders of the Class A Common Units, Class B Common Units, I-Units, subject to Section 4.15(g), Class D Units and, subject to Section 4.17(g), Class E Units, Pro Rata; and

(B) 2% to the General Partner.

(d) Issuance. The Partnership shall issue 1,000 Incentive Distribution Units to IDR Holdings on the Class D Unit Issuance Date as contemplated by the Waiver.

ARTICLE V

ALLOCATIONS AND DISTRIBUTIONS

5.1. Allocations for Capital Account Purposes. For purposes of maintaining the Capital Accounts and in determining the rights of the Partners among themselves, the Partnership’s items of income, gain, loss and deduction (computed in accordance with Section 4.6(b)) shall be allocated among the Partners (other than holders of Series 1 Preferred Units, Class D Units, Class E Units or Incentive Distribution Units) in each taxable year (or portion thereof) as provided herein below.

(a) Net Income. All items of income, gain, loss and deduction taken into account in computing Net Income for such taxable period shall be allocated in the same manner as such Net Income is allocated hereunder, which Net Income shall be allocated as follows:

(i) First, 100% to the General Partner until the aggregate Net Income allocated to the General Partner pursuant to this Section 5.1(a)(i) for the current taxable year and all previous taxable years is equal to the aggregate Net Losses allocated to the General Partner pursuant to Section 5.1(b)(ii) for all previous taxable years; and

(ii) Second, the balance, if any, 98% to the Limited Partners holding Common Units, Pro Rata, and 2% to the General Partner.

(b) Net Losses. All items of income, gain, loss and deduction taken into account in computing Net Losses for such taxable period shall be allocated in the same manner as such Net Losses are allocated hereunder, which Net Losses shall be allocated as follows:

(i) First, 98% to the Limited Partners holding Common Units, Pro Rata, and 2% to the General Partner; provided, that Net Losses shall not be allocated pursuant to this Section 5.1(b)(i) to the extent that such allocation would cause any Partner to have a deficit balance in its Adjusted Capital Account at the end of such taxable year (or increase any existing deficit balance in its Adjusted Capital Account); and

(ii) Second, the balance, if any, 100% to the General Partner.

(c) Net Termination Gains and Losses. After giving effect to the special allocations set forth in Sections 5.1(d) and 5.1(e), all items of income, gain, loss and deduction taken into account in computing Net Termination Gain or Net Termination Loss for such taxable period shall be allocated in the same manner as such Net Termination Gain or Net Termination Loss is allocated hereunder. All allocations under this Section 5.1(c) shall be made after Capital Account balances have been adjusted by all other allocations provided under this Section 5.1 and after all distributions of Available Cash provided under Section 5.5 have been made with respect to such taxable period.

(i) If a Net Termination Gain is recognized, such Net Termination Gain shall be allocated between the General Partner and the Limited Partners in the following manner (and the Adjusted Capital Accounts of the Partners shall be increased by the amount so allocated in each of the following subclauses, in the order listed, before an allocation is made pursuant to the next succeeding subclause):

(A) First, to each Partner having a deficit balance in its Adjusted Capital Account, in the proportion that such deficit balance bears to the total deficit balances in the Adjusted Capital Accounts of all Partners, until each such Partner has been allocated Net Termination Gain equal to any such deficit balance in its Adjusted Capital Account;

(B) Second, if the Adjusted Capital Account of an I-Unit is less than the Adjusted Capital Account of a Common Unit, 98% to the Limited Partners holding I-Units, or fractions thereof, Pro Rata, and 2% to the General Partner until the Adjusted Capital Account of each I-Unit, or fraction thereof, equals the Adjusted Capital Account of each Common Unit, or comparable fractions thereof, or, if the Adjusted Capital Account of an I-Unit is greater than the Adjusted Capital Account of a Common Unit, 98% to the Limited Partners holding Common Units, Pro Rata, and 2% to the General Partner until the Adjusted Capital Account of each Common Unit equals the Adjusted Capital Account of each I-Unit;

(C) Third, 98% to the Limited Partners holding I-Units, or fractions thereof, and Common Units, Pro Rata, and 2% to the General Partner, until each Limited Partner’s Adjusted Capital Account (determined on a per Unit basis) is equal to the sum of (aa) the Unrecovered Capital plus (bb) any cumulative arrearages in the payment of the Minimum Quarterly Distribution in respect of a Class A Common Unit that was issued in the Initial Offering for any calendar quarter commencing after December 31, 1996;

(D) Fourth, 85% to all Limited Partners holding I-Units, or fractions thereof, and Common Units, Pro Rata, and 15% to the General Partner until each such Limited Partner’s Adjusted Capital Account in respect of its Units or fractions thereof (determined on a per Unit basis) is equal to the sum of (aa) the Unrecovered Capital, plus (bb) any cumulative arrearages in the payment of the Minimum Quarterly Distribution in respect of a Class A Common Unit that was issued in the Initial Offering for any calendar quarter commencing after December 31, 1996, plus (cc) the excess of the First Target Distribution over the Minimum Quarterly Distribution for each calendar quarter of the Partnership’s existence ending on or prior to March 31, 2014, less (dd) the amount per Unit of any distributions of Available Cash for each calendar quarter of the Partnership’s existence ending on or prior to March 31, 2014 that is deemed to be Cash from Operations that was distributed pursuant to Section 5.5(a)(iv) (the sum of (bb) plus (cc) less (dd) is hereinafter defined as the “First Liquidation Target Amount”);2

(E) Fifth, 75% to all Limited Partners holding I-Units, or fractions thereof, and Common Units, Pro Rata, and 25% to the General Partner until each such Limited Partner’s Adjusted Capital Account in respect of its Units or fractions thereof (determined on a per Unit basis) is equal to the sum of (aa) the Unrecovered Capital, plus (bb) the First Liquidation Target Amount, plus (cc) the excess of the Second Target Distribution over the First Target Distribution for each calendar quarter of the Partnership’s existence ending on or prior to March 31, 2014 less (dd) the amount per Unit of any distributions of Available Cash for each calendar quarter of the Partnership’s existence ending on or prior to March 31, 2014 that is deemed to be Cash from Operations distributed pursuant to Section 5.5(a)(v) (the sum of (bb) plus (cc) less (dd) is hereinafter defined as the “Second Liquidation Target Amount”; and2

(F) Sixth, the balance, if any, 50% to all Limited Partners holding I-Units, or fractions thereof, and Common Units, Pro Rata, and 50% to the General Partner;2

provided, however, that notwithstanding anything in clauses (D), (E) and (F) above to the contrary, to the extent that the General Partner has waived its right to allocations of Net Termination Gain in excess of 2%, then, with respect to calendar quarter ending on June 30, 2014 and each calendar quarter thereafter, following the allocations set forth in clauses (A), (B) and (C) above, Net Termination Gain shall be allocated 98% to all Limited Partners holding I-Units, or fractions thereof, and Common Units, Pro Rata, and 2% to the General Partner, until each such Limited Partner’s Adjusted Capital Account in respect of its Units or fractions thereof (determined on a per Unit basis) is equal to the sum of (aa) the

[2]

Pursuant to the Waiver, with respect to the calendar quarter ending on June 30, 2014 and each calendar quarter thereafter, the General Partner has irrevocably waived its right to allocations of items of income, gain, deduction and loss, including Net Termination Gain and Net Termination Loss, in excess of 2% under Section 5.1 in respect of its general partner interest in consideration of the issuance by the Partnership to the General Partner of 66,100,000 Class D Units and 1,000 Incentive Distribution Units.

Unrecovered Capital, plus (bb) the Second Liquidation Target Amount, plus (cc) the cumulative amount of the IDU Target Distributions with respect to the calendar quarter ending on June 30, 2014 and each calendar quarter thereafter, less (cc) the amount per Unit of any distributions of Available Cash with respect to the calendar quarter ending on June 30, 2014 and each calendar quarter thereafter that are deemed to be Cash from Operations pursuant to Section 5.3 or Section 5.7 that was distributed pursuant to Section 4.19(c)(i)(A) or Section 4.19(c)(ii)(A), and any excess shall be allocated 75% to all Limited Partners holding I-Units, or fractions therefor, and Common Units, Pro Rata, 23% to the holders of Incentive Distribution Units, Pro Rata, and 2% to the General Partner.

(ii) If a Net Termination Loss is recognized, such Net Termination Loss shall be allocated to the Partners in the following manner:

(A) First, if the Adjusted Capital Account of an I-Unit, or fraction thereof, is less than the Adjusted Capital Account of a Common Unit, 98% to the Limited Partners holding Common Units, Pro Rata, and 2% to the General Partner until the Adjusted Capital Account of each Common Unit equals the Adjusted Capital Account of each I-Unit or, if the Adjusted Capital Account of an I-Unit is greater than the Adjusted Capital Account of a Common Unit, 98% to the Limited Partners holding I-Units, or fractions thereof, Pro Rata, and 2% to the General Partner until the Adjusted Capital Account of each I-Unit, or fraction thereof, equals the Adjusted Capital Account of each Common Unit, or comparable fraction thereof;

(B) Second, 100% to the General Partner and the Limited Partners in proportion to, and to the extent of, the positive balances in their respective Adjusted Capital Accounts until all such balances are reduced to zero; and

(C) Third, the balance, if any, 100% to the General Partner.

(d) Special Allocations. Notwithstanding any other provisions of this Section 5.1 (other than Section 5.1(e)), the following special allocations shall be made for such taxable period:

(i) Priority Allocations. (A) If the amount of cash or the Net Agreed Value of any property distributed (except cash or property distributed pursuant to Sections 14.3 or 14.4) to any Limited Partner holding Units (other than a Series 1 Preferred Unit, a Class D Unit, a Class E Unit or an Incentive Distribution Unit) during a taxable year is greater (on a per Unit basis) than the amount of cash or the Net Agreed Value of property distributed to the other Limited Partners holding Units (other than (i) Series 1 Preferred Units, (ii) Class D Units, (iii) Class E Units, (iv) I-Units (on a per Unit basis) or (v) Incentive Distribution Units) (the amount of the excess, an “Excess Distribution”) and the Unit with respect to which the greater distribution is paid, an “Excess Distribution Unit”), then (1) there shall be allocated gross income and gain to each Unitholder receiving an Excess Distribution with respect to the Excess Distribution Unit until the aggregate amount of such items allocated with respect to such Excess Distribution Unit pursuant to this Section 5.1(d)(i)(A) for the current taxable period and all previous taxable periods is equal to the amount of the Excess Distribution; and (2) the General Partner shall be allocated gross income and gain in an amount equal to 2.04082% of the sum of the amounts allocated in clause (1) above.

(B) After the application of Section 5.1(d)(i)(A), all or a portion of the remaining items of Partnership gross income or gain for the taxable period, if any, shall be allocated 100% to the General Partner (or its assignee) until the aggregate amount of such items allocated to the General Partner (or its assignee) pursuant to this paragraph (d)(i)(B) for the current taxable period and all previous taxable periods is equal to the cumulative amount of all Incentive Distributions made to the General Partner (or its assignee) from the Closing Date to a date 45 days after the end of the current taxable period.

(C) At the election of the General Partner with respect to any taxable period, after the application of Sections 5.1(d)(i)(A) and (B), all or a portion of the remaining items of Partnership gross income or gain for the taxable period, if any, shall be allocated to each Partner holding Class B Common Units, in the proportion that the respective number of Class B Common Units held by such Partner bears to the total number of Class B Common Units then Outstanding, until such Partner has been allocated an amount of gross income or gain which increases the Capital Account maintained with respect to such Class B Common Units to an amount such that the Capital Account attributable to each Class B Common Unit held by the Partner, on a per Unit basis, is equal to the Per Unit Capital Account for a Class A Common Unit. The purpose of this allocation is to establish uniformity between the Capital Accounts underlying Class B Common Units and the Capital Accounts underlying Class A Common Units immediately prior to the change of all Class A Common Units and Class B Common Units into Common Units pursuant to Section 5.6.

(D) With respect to any taxable period of the Partnership ending upon, or after, a Series 1 Preferred Unit Conversion Date, and after the application of Sections 5.1(d)(i)(A), (B), and (C), all or a portion of the remaining items of Partnership income, gain, loss or deduction for such taxable period shall be allocated 100% to each Partner holding a Class A Common Unit converted from a Series 1 Preferred Unit until each such Partner has been allocated an amount of income, gain, loss and deduction that increases or decreases, as the case may be, the Capital Account maintained with respect to such Class A Common Unit converted from a Series 1 Preferred Unit to equal, as closely as possible, the Per Unit Capital Amount for a then Outstanding Class A Common Unit.

(E) With respect to any taxable period of the Partnership ending upon, or after, a Class D Unit Conversion Date, a Class D Unit Redemption Date, a Class E Unit Conversion Date or a Class E Unit Redemption Date, and after the application of Sections 5.1(d)(i)(A), (B), (C) and (D), all or a portion of the remaining items of Partnership income, gain, loss or deduction for such taxable period shall be allocated 100% to each Partner holding a Class A Common Unit converted from a Class D Unit or a Class E Unit, as applicable, until each such Partner has been allocated an amount of income, gain, loss and deduction that increases or decreases, as the case may be, the Capital Account maintained with respect to such Class A Common Unit converted from a Class D Unit or Class E Unit, as applicable, to equal, as closely as possible, the Per Unit Capital Amount for a then Outstanding Class A Common Unit.

(ii) Nonrecourse Liabilities. For purposes of Treasury Regulation Section 1.752-3(a)(3), the Partners agree that Nonrecourse Liabilities of the Partnership in excess of the sum of (A) the amount of Partnership Minimum Gain and (B) the total amount of Nonrecourse Built-in Gain shall be allocated among the General Partner and the holders of Common Units in accordance with the allocation of Net Income set forth in Section 5.1(a)(ii).

(iii) Discretionary Allocation. (A) Notwithstanding any other provision of Section 5.1(a), (b) or (c), the Agreed Allocations shall be adjusted so that, to the extent possible, the net amount of items of income, gain, loss and deduction allocated to each Partner pursuant to the Required Allocations and the Agreed Allocations, together, shall be equal to the net amount of such items that would have been allocated to each such Partner under the Agreed Allocations had there been no Required Allocations; provided, however, that for purposes of applying this Section 5.1(d)(iii)(A), it shall be assumed that all chargebacks pursuant to Sections 5.1(e)(i) and (ii) have occurred.

(B) The General Partner shall have reasonable discretion, with respect to each taxable year, to (1) apply the provisions of Section 5.1(d)(iii)(A) in whatever fashion as is most likely to minimize the economic distortions that might otherwise result from the Required Allocations, and (2) divide all allocations pursuant to Section 5.1(d)(iii)(A) among the Partners in a manner that is likely to minimize such economic distortions.

(iv) Corrective and Other Allocations. (A) In the event the Carrying Value of Partnership property is adjusted pursuant to Section 4.6(d), this Section 5.1(d)(iv) is intended to cause the aggregate Capital Accounts of the Partners, including the General Partner’s Partnership Interest, to equal, over time, the relative proportionality of the Capital Account balances of the Partners if the prior adjustment to the Carrying Value of Partnership property had not occurred. To effectuate the intent of this Section 5.1(d)(iv), the General Partner may allocate that portion of the deductions, cost recovery or amortization attributable to an adjustment to the Carrying Value of a Partnership property pursuant to Section 4.6(d) in the same manner that the Unrealized Gain or Unrealized Loss attributable to such property is allocated pursuant to Section 4.6(d).

(B) In the event of any negative adjustments to the Capital Accounts of the Partners resulting from an event that causes the Carrying Value of Partnership property to be adjusted pursuant to Section 4.6(d) or from the recognition of a Net Termination Loss, such negative adjustments (1) shall first be allocated in a manner, as determined by the General Partner, that to the extent possible equals the relative proportionality of the Capital Account balances of the Partners if the prior adjustment to the Carrying Value of Partnership property had not occurred, and (2) any excess amount shall be allocated pursuant to Section 5.1(c) hereof.

(C) In making the allocations required under this Section 5.1(d)(iii), including the allocations that may result from the sale or other taxable disposition of any Partnership property that has been subject to an adjustment to the Carrying Value of such Partnership property, the General Partner may apply whatever conventions or other methodology it determines will satisfy the purpose of this Section 5.1(d)(iii).

(e) Required Allocations. Notwithstanding any other provision of this Section 5.1, the following special allocations shall be made for such taxable period:

(i) Partnership Minimum Gain Chargeback. Notwithstanding the other provisions of this Section 5.1, if there is a net decrease in Partnership Minimum Gain during any Partnership taxable period, each Partner shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(f)(6), 1.704-2(g)(2) and 1.704-2(j)(2)(i), or any successor provisions. For purposes of this Section 5.1(e), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 5.1 with respect to such taxable period.

(ii) Chargeback of Minimum Gain Attributable to Partner Nonrecourse Debt. Notwithstanding the other provisions of this Section 5.1 (other than 5.1(e)(i)), except as provided in Treasury Regulation Section 1.704-2(i)(4) if there is a net decrease in Minimum Gain Attributable to Partner Nonrecourse Debt during any Partnership taxable period, any Partner with a share of Minimum Gain Attributable to Partner Nonrecourse Debt at the beginning of such taxable period shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(ii), or any successor provisions. For purposes of this Section 5.1, each Partner’s Adjusted Capital Account balance shall be determined and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 5.1(e), other than Section 5.1(e)(i), with respect to such taxable period.

(iii) Qualified Income Offset. In the event any Limited Partner unexpectedly receives adjustments, allocations or distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Partnership income and gain shall be specifically allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations promulgated under Section 704(b) of the Code, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible unless such deficit balance is otherwise eliminated pursuant to Section 5.1(e)(i) or 5.1(e)(ii).

(iv) Gross Income Allocations. In the event any Partner has a deficit balance in its Adjusted Capital Account at the end of any Partnership taxable period, that is in excess of the sum of (A) the amount such Partner is obligated to restore and (B) the amount such Partner is deemed to be obligated to restore pursuant to Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5), such Partner shall be specially allocated items of Partnership gross income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 5.1(e)(iv) shall be made only if and to the extent that such Partner would have a deficit balance in its Adjusted Capital Account after all other allocations provided in this Section 5.1 have been tentatively made as if this Section 5.1(e)(iv) was not in this Agreement.

(v) Nonrecourse Deductions. Nonrecourse Deductions for any taxable period shall be allocated to the Partners in accordance with their respective Percentage Interests. If the General Partner determines in its good faith discretion that the Partnership’s Nonrecourse Deductions must be allocated in a different ratio to satisfy the safe harbor requirements of the Treasury Regulations promulgated under Section 704(b) of the Code, the General Partner is authorized, upon notice to the Limited Partners, to revise the prescribed ratio to the numerically closest ratio which does satisfy such requirements.

(vi) Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any taxable period shall be allocated 100% to the Partner that bears the Economic Risk of Loss for such Partnership Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i). If more than one Partner bears the Economic Risk of Loss with respect to a Partner Nonrecourse Debt, such Partner Nonrecourse Deductions attributable thereto shall be allocated between or among such Partners in accordance with the ratios in which they share such Economic Risk of Loss.

(f) The Limited Partners holding Class A Common Units (for the avoidance of doubt, neither a Class D Unit nor a Class E Unit shall be considered a Class A Common Unit for purposes of this Section 5.1(f) until it has been converted into a Class A Common Unit pursuant to Section 4.15(c) or Section 4.17(c), respectively) will be allocated gross income during each taxable year of the Partnership that would otherwise be allocated to the Limited Partners holding Class B Common Units pursuant to this Agreement (other than Section 5.1(e)), to the extent such an amount of gross income exists, in accordance with the following schedule:

Year	Amount
1995	$9 million
1996	9 million
1997	9 million
1998	11 million
1999	11 million
2000	13 million
2001	13 million
2002	15 million
2003	15 million
2004	17 million
2005	17 million
2006	19 million
2007	19 million
2008	21 million
2009	21 million
2010	23 million
2011	23 million
2012	25 million
Thereafter	25 million

Notwithstanding the above, no allocation of gross income shall be made pursuant to this Section 5.1(f) (or the amount of such allocation shall be reduced) in any taxable year of the Partnership to the extent that a purchaser of a Class A Common Unit in the offering made pursuant to the Registration Statement would be allocated, pursuant to this Agreement, an amount of federal taxable income with respect to such taxable year that would exceed 65% of the amount of Available Cash distributed to such a Unitholder with respect to that taxable year. In addition, no allocation of gross income shall be made pursuant to this Section 5.1(f) for any taxable year including or following the change of all Class A Common Units and Class B Common Units into Common Units pursuant to Section 5.6.

5.2. Allocations for Tax Purposes.

(a) Except as otherwise provided herein, for federal income tax purposes, each item of income, gain, loss and deduction which is recognized by the Partnership for federal income tax purposes shall be allocated among the Partners in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Section 5.1. Notwithstanding the foregoing, for purposes of this Article V, but except as provided in Section 5.1(d)(iv), Partnership income, gain, loss, deduction and credit shall be allocated to the Class D Units and to the Class E Units to the same extent as such items would be so allocated if such Class D Units or Class E Units, as the case may be, were Class A Common Units that were then Outstanding. For the purposes of this Article V, the foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Sections 1.704-1(b) and 1.704-2 and shall be interpreted and applied in a manner consistent with such Regulations.

(b) In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or Adjusted Property, items of income, gain, loss, depreciation, amortization and cost recovery deductions shall be allocated for federal income tax purposes among the Partners as follows:

(i) (A) In the case of a Contributed Property, such items attributable thereto shall be allocated among the Partners in the manner provided under Section 704(c) of the Code that takes into account the variation between the Agreed Value of such property and its adjusted basis at the time of contribution; and (B) except as otherwise provided in Section 5.2(b)(iii), any item of Residual Gain or Residual Loss attributable to a Contributed Property shall be allocated among the Partners in the same manner as its correlative item of “book” gain or loss is allocated pursuant to Section 5.1.

(ii) (A) In the case of an Adjusted Property, such items shall (1) first, be allocated among the Partners in a manner consistent with the principles of Section 704(c) of the Code to take into account the Unrealized Gain or Unrealized Loss attributable to such property and the allocations thereof pursuant to Section 4.6(d)(i) or (ii), and (2) second, in the event such property was originally a Contributed Property, be allocated among the Partners in a manner consistent with Section 5.2(b)(i)(A); and (B) except as otherwise provided in Section 5.2(b)(iii), any item of Residual Gain or Residual Loss attributable to an Adjusted Property shall be allocated among the Partners in the same manner as its correlative item of “book” gain or loss is allocated pursuant to Section 5.1.

(iii) Any items of income, gain, loss or deduction otherwise allocable under Section 5.2(b)(i)(B) or 5.2(b)(ii)(B) shall be subject to allocation by the General Partner in a manner designed to eliminate, to the maximum extent possible, Book-Tax Disparities in a Contributed Property or Adjusted Property otherwise resulting from the application of the “ceiling” limitation (under Section 704(c) of the Code or Section 704(c) principles) to the allocations provided under Section 5.2(b)(i)(A) or 5.2(b)(ii)(A); provided, however, that unless the General Partner elects to do so, the Partnership shall not amortize any goodwill or other Section 197 asset which is a Contributed Property and which was not an amortizable Section 197 asset in the hands of the contributor of such asset.

(c) For the proper administration of the Partnership or for the preservation of uniformity of the Units (or any class or classes thereof), the General Partner shall have sole discretion to (i) adopt such conventions as it deems appropriate in determining the amount of depreciation, amortization and cost recovery deductions; (ii) make special allocations for federal income tax purposes of income (including, without limitation, gross income) or deductions; and (iii) amend the provisions of this Agreement as appropriate (x) to reflect the proposal or promulgation of Treasury Regulations under Section 704(b) or Section 704(c) of the Code or (y) otherwise to preserve or achieve uniformity of the Units (or any class or classes thereof). The General Partner may adopt such conventions, make such allocations and make such amendments to this Agreement as provided in this Section 5.2(c) only if such conventions, allocations or amendments would not have a material adverse effect on the Partners, the holders of any class or classes of Units issued and Outstanding of the Partnership, and if such allocations are consistent with the principles of Section 704 of the Code.

(d) The General Partner in its sole discretion may determine to depreciate the portion of an adjustment under Section 743(b) of the Code attributable to unrealized appreciation in any Adjusted Property (to the extent of the unamortized Book-Tax Disparity) using a predetermined rate derived from the depreciation method and useful life applied to the Partnership’s common basis of such property, despite the inconsistency of such approach with Treasury Regulation Section 1.167(c)-1(a)(6). If the General Partner determines that such reporting position cannot reasonably be taken, the General Partner may adopt a depreciation convention under which all purchasers acquiring Units in the same month would receive depreciation, based upon the same applicable rate as if they had purchased a direct interest in the Partnership’s property. If the General Partner chooses not to utilize such aggregate method, the General Partner may use any other reasonable depreciation convention to preserve the uniformity of the intrinsic tax characteristics of any Units that would not have a material adverse effect on the Limited Partners or the Record Holders of any class or classes of Units. In addition, for purposes of computing the adjustments under Section 743(b) of the Code, the General Partner shall be authorized (but not required) to adopt a convention whereby the price paid by a transferee of Units will be deemed to be the lowest quoted trading price of the Units on any National Securities Exchange on which such Units are traded during the calendar month in which such transfer is deemed to occur pursuant to Section 5.2(g) without regard to the actual price paid by such transferee.

(e) Any gain allocated to the Partners upon the sale or other taxable disposition of any Partnership asset shall, to the extent possible, after taking into account other required allocations of gain pursuant to this Section 5.2 be characterized as Recapture Income in the same proportions and to the same extent as such Partners (or their predecessors in interest) have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as Recapture Income.

(f) All items of income, gain, loss, deduction and credit recognized by the Partnership for federal income tax purposes and allocated to the Partners in accordance with the provisions hereof shall be determined without regard to any election under Section 754 of the Code which may be made by the Partnership; provided, however, that such allocations, once made, shall be adjusted as necessary or appropriate to take into account those adjustments permitted or required by Sections 734 and 743 of the Code.

(g) Each item of Partnership income, gain, loss and deduction attributable to a transferred Partnership Interest of the General Partner or to transferred Units shall, for federal income tax purposes, be determined on an annual basis and prorated on a monthly basis and shall be allocated to the Partners as of the close of the New York Stock Exchange on the last day of the preceding month; provided, however, that gain or loss on a sale or other disposition of any assets of the Partnership other than in the ordinary course of business shall be allocated to the Partners as of the opening of the New York Stock Exchange on the first Business Day of the month in which such gain or loss is recognized for federal income tax purposes. The General Partner may revise, alter or otherwise modify such methods of allocation as it determines necessary, to the extent permitted or required by Section 706 of the Code and the regulations or rulings promulgated thereunder.

(h) Allocations that would otherwise be made to a Limited Partner under the provisions of this Article V shall instead be made to the beneficial owner of Units held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method acceptable to the General Partner in its sole discretion.

(i) The Limited Partners holding Class A Common Units (for the avoidance of doubt, neither a Class D Unit nor a Class E Unit shall be considered a Class A Common Unit for purposes of this Section 5.2(i) until it has been converted into a Class A Common Unit pursuant to Section 4.15(c), Section 4.15(i)(i)(B), Section 4.17(c) or Section 4.17(i)(i)(B) respectively), Class B Common Units and Class D Units will be specially allocated items of gross income during each taxable year of the Partnership during the period from January 1, 2015 through December 31, 2037 in which a majority of the Class E Units issued on the Class E Unit Issuance Date remain Outstanding that would otherwise be allocated to the Limited Partners holding Class E Units pursuant to this Agreement (other than Section 5.1(e)), to the extent such an amount of gross income exists, in an annual amount equal to $40 million. The annual amount of the allocation set forth in the immediately preceding sentence shall be reduced to $20 million for each taxable year of the Partnership beginning after December 31, 2037 in which a majority of the Class E Units issued on the Class E Unit Issuance Date remain Outstanding.

5.3. Requirement and Characterization of Distributions.

(a) Within 45 days following the end of each calendar quarter the Partnership shall distribute to the Partners and retain for reinvestment in its business in accordance with this Article V, an amount equal to 100% of Available Cash with respect to such calendar quarter. Distributions of Available Cash by the Partnership to the Partners shall be made as of the Record Date selected by the General Partner in its reasonable discretion. All amounts of Available Cash distributed and retained by the Partnership on any date from any source shall be deemed to be Cash from Operations until the sum of all amounts of Available Cash theretofore distributed by the Partnership to the Partners pursuant to Section 5.4 of the Second Amended and Restated Agreement or any substantially similar provisions of any other Prior Agreements and Section 5.5 and retained by the Partnership pursuant to Section 5.5 equals the aggregate amount of all Cash from Operations of the Partnership from the Partnership Inception through the end of the calendar quarter immediately preceding such distribution and retention. Any remaining amounts of Available Cash distributed and retained by the Partnership on such date shall be deemed to be Cash from Interim Capital Transactions.

(b) Notwithstanding the definitions of Available Cash and Cash from Operations contained herein, disbursements (including, without limitation, contributions to any Subsidiary or disbursements on behalf of any Subsidiary) made or cash reserves established after the end of any calendar quarter shall be deemed to have been made or established, for purposes of determining Available Cash and Cash from Operations, within such quarter if the General Partner so determines. Notwithstanding the foregoing, in the event of the dissolution and liquidation of the Partnership, all proceeds of such liquidation shall be applied and distributed in accordance with, and subject to the terms and conditions of, Sections 14.3 and 14.4.

5.4. Intentionally Omitted.

5.5. Cash from Operations.3

(a) Subject to Section 4.15(g)(i), Section 4.15(g)(ii) and Section 4.19(c), Available Cash with respect to any calendar quarter that is deemed to be Cash from Operations pursuant to the provisions of Section 5.3 or 5.7 shall be distributed to the Partners or retained by the Partnership as follows:

(i) Subject to Section 4.13(g)(ii), first, 100% in respect of the Series 1 Preferred Units, Pro Rata, until there has been distributed in respect of each Series 1 Preferred Unit then Outstanding an amount of cash equal to the Series 1 Preferred Unit Distribution Rate for such calendar quarter;

(ii) Subject to Section 4.13(g)(ii), second, 100% in respect of the Series 1 Preferred Units, Pro Rata, until there has been distributed in respect of each Series 1 Preferred Unit then Outstanding an amount of cash equal to the Cumulative Series 1 Preferred Unit Arrearage existing with respect to such calendar quarter;

(iii) Third, 98% in respect of the Class D Units, Class E Units, Class A Common Units, Class B Common Units and I-Units, Pro Rata, and 2% in respect of the General Partner’s Partnership Interest until the Partnership has distributed or retained in respect of each Class D Unit, Class E Unit, Class A Common Unit, Class B Common Unit and I-Unit then Outstanding an amount of cash equal to the Minimum Quarterly Distribution;

(iv) Fourth, 85% in respect of the Class D Units, Class E Units, Class A Common Units, Class B Common Units and I-Units, Pro Rata, and 15% in respect of the General Partner’s Partnership Interest until the Partnership has distributed or retained in respect of each Class D Unit, Class E Unit, Class A Common Unit, Class B Common Unit and I-Unit then Outstanding an amount of cash equal to the excess of the First Target Distribution over the Minimum Quarterly Distribution;3

(v) Fifth, 75% in respect of the Class D Units, Class E Units, Class A Common Units, Class B Common Units and I-Units, Pro Rata, and 25% in respect of the General Partner’s Partnership Interest until the Partnership has distributed or retained in respect of each Class D Unit, Class E Unit, Class A Common Unit, Class B Common Unit and I-Unit then Outstanding an amount of cash equal to the excess of the Second Target Distribution over the First Target Distribution; and3

(vi) Thereafter, 50% in respect of the Class D Units, Class E Units, Class A Common Units, Class B Common Units and I-Units, Pro Rata, and 50% in respect of the General Partner’s Partnership Interest.3

The foregoing amounts of Available Cash shall be distributed by the Partnership in respect of the Series 1 Preferred Units, Class D Units, Class E Units and Common Units and retained by the Partnership in respect of the I-Units. The foregoing amounts of Available Cash shall be distributed by the Partnership in respect of the General Partner’s Partnership Interest, except that the Partnership shall retain out of the amount to be distributed by the Partnership in respect of the General Partner’s Partnership Interest an amount equal to 2% of the quotient obtained by dividing (i) the Available Cash retained by the Partnership in respect of the I-Units pursuant to this Section 5.5(a) by (ii) 98%.

(b) Notwithstanding anything in this Section 5.5 to the contrary, if the Minimum Quarterly Distribution, the First Target Distribution and the Second Target Distribution have been reduced to zero pursuant to Section 5.9(a), then Available Cash that is deemed to be Cash from Operations with respect to any calendar quarter will be distributed or retained as follows:

(i) Subject to Section 4.13(g)(ii), first, 100% in respect of the Series 1 Preferred Units, Pro Rata, until there has been distributed in respect of each Series 1 Preferred Unit an amount of cash equal to the Series 1 Preferred Unit Distribution Rate for such calendar quarter, less any distributions received by such Series 1 Preferred Unit pursuant to Section 5.5(a)(i) for such calendar quarter;

(ii) Subject to Section 4.13(g)(ii), second, 100% in respect of the Series 1 Preferred Units, Pro Rata, until there has been distributed in respect of

[3]

Pursuant to the Waiver, with respect to the calendar quarter ending on June 30, 2014 and each calendar quarter thereafter, the General Partner has irrevocably waived its right to receive distributions in excess of 2% under Section 5.5(a) in respect of its general partner interest in consideration of the issuance by the Partnership to the General Partner of 66,100,000 Class D Units and 1,000 Incentive Distribution Units.

each Series 1 Preferred Unit an amount of cash equal to the Cumulative Series 1 Preferred Unit Arrearage then existing with respect to such calendar quarter, less any distributions received by such Series 1 Preferred Unit pursuant to Section 5.5(a)(ii) for such calendar quarter;

(iii) Third, 98% in respect of the Class D Units, Class E Units, Class A Common Units and the I-Units, Pro Rata, and 2% in respect of the General Partner’s Partnership Interest until there has been distributed in respect of each Class A Common Unit issued in the Initial Offering and then Outstanding, pursuant to Section 5.4 of the Second Amended and Restated Agreement or any substantially similar provisions of any other Prior Agreements and this Section 5.5, including this paragraph (b), Available Cash that is deemed to be Cash from Operations since Partnership Inception equal to the Minimum Quarterly Distribution (as from time to time adjusted) for all periods since Partnership Inception; and then

(iv) Thereafter, in accordance with Sections 5.5(a)(i), 5.5(a)(ii) and 5.5(a)(vi).

5.6. Change of Class A Common Units and Class B Common Units. At such time as the General Partner determines, based on advice of counsel, that all Class B Common Units have, as a substantive matter, like intrinsic economic and federal income tax characteristics, in all material respects, to the intrinsic economic and federal income tax characteristics of the Class A Common Units then Outstanding, all differences and distinctions between Class A Common Units and Class B Common Units shall automatically cease and all Class A Common Units and Class B Common Units shall thereafter be one class of Units called “Common Units.”

5.7. Cash from Interim Capital Transactions. Available Cash that is deemed to be Cash from Interim Capital Transactions shall be distributed to the Partners or retained by the Partnership, unless the provisions of Section 5.3 require otherwise, as follows:

(a) Subject to Section 4.13(g)(ii), first, 100% in respect of the Series 1 Preferred Units, Pro Rata, until there has been distributed in respect of each Series 1 Preferred Unit an amount of cash equal to the Series 1 Preferred Unit Distribution Rate for such calendar quarter, less any distributions received by such Series 1 Preferred Unit pursuant to Section 5.5(a)(i) for such calendar quarter;

(b) Subject to Section 4.13(g)(ii), second, 100% in respect of the Series 1 Preferred Units, Pro Rata, until there has been distributed in respect of each Series 1 Preferred Unit an amount of cash equal to the Cumulative Series 1 Preferred Unit Arrearage then existing with respect to such calendar quarter, less any distributions received by such Series 1 Preferred Unit pursuant to Section 5.5(a)(ii) for such calendar quarter;

(c) Third, 98% in respect of the Class D Units, Class E Units, Common Units and I-Units, Pro Rata, and 2% in respect of the General Partner’s Partnership Interest until a hypothetical holder of a Class A Common Unit acquired at the time of the Initial

Offering has received with respect to each Class A Common Unit, from Partnership Inception through such date, distributions of Available Cash that are deemed to be Cash from Interim Capital Transactions in an aggregate amount per Class A Common Unit equal to the Initial Unit Price; and

(d) Thereafter, all Available Cash shall be distributed or retained as if it were Cash from Operations and shall be distributed or retained in accordance with Section 5.5.

The foregoing amounts of Available Cash shall be (i) distributed by the Partnership in respect of the Series 1 Preferred Units, Class D Units, Class E Units and Common Units and (ii) retained by the Partnership in respect of the I-Units. The foregoing amounts of Available Cash shall be distributed by the Partnership in respect of the General Partner’s Partnership Interest, except that the Partnership shall retain out of the amount to be distributed by the Partnership in respect of the General Partner’s Partnership Interest an amount equal to 2% of the quotient obtained by dividing (i) the Available Cash retained by the Partnership in respect of the I-Units, pursuant to this Section 5.7 by (ii) 98%.

5.8. Intentionally Omitted.

5.9. Adjustment of Minimum Quarterly Distribution and Target Distribution Levels.

(a) Adjustments of the Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and IDU Target Distribution shall be made in the following circumstances: (i) the Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and IDU Target Distribution shall be proportionately adjusted in the event of any distribution, combination or subdivision (whether effected by a distribution payable in Units or otherwise) of Units or other Partnership Securities in accordance with Section 4.11; provided, however, that no such adjustment shall be made as a result of any increase in the number of I-Units or fractions of I-Units Outstanding pursuant to Sections 5.10(b) or 5.10(e); and (ii) in the event of a distribution of Available Cash that is deemed to be Cash from Interim Capital Transactions, the Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and IDU Target Distribution shall be adjusted proportionately downward to equal the product obtained by multiplying the otherwise applicable Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and IDU Target Distribution, as the same may have been previously adjusted, by a fraction of which the numerator is the Unrecovered Initial Unit Price immediately after giving effect to such distribution and of which the denominator is the Unrecovered Initial Unit Price immediately prior to giving effect to such distribution.

(b) The Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and IDU Target Distribution may also be adjusted under the circumstances, and in the manner, set forth in Section 9.6.

5.10. Special Provisions Relating to I-Units.

(a) Except as otherwise provided by Sections 14.3(b) and 14.3(c), whenever distributions are made to Limited Partners holding Common Units pursuant to Sections 5.5 and 5.7, the number of Outstanding I-Units will be increased in accordance with paragraph (b) of this Section 5.10.

(b) Whenever Limited Partners holding Common Units receive distributions of cash pursuant to Sections 5.5 and 5.7, the number of Outstanding I-Units will be automatically subdivided, by means of a split of each Outstanding I-Unit, or fraction thereof, with the result that each Limited Partner holding I-Units will own a number of additional fractional I-Units per each I-Unit, or fraction thereof, held by such Limited Partner immediately prior to the Record Date for the related cash distribution to Limited Partners holding Common Units, which number shall equal the Calculated Unit Amount. Each fractional I-Unit that is created pursuant to this Section 5.10(b) as a result of distributions of cash to Limited Partners holding Common Units pursuant to Sections 5.5 and 5.7 shall be equal to and represented by a fraction that is calculated to six decimal places (without rounding), and any calculation that would result in a fractional interest of less than one-millionth (1/1,000,000) of an I-Unit shall be disregarded without payment or other consideration and shall not be accumulated. The creation of additional fractional I-Units pursuant to this Section 5.10(b) will not result in any adjustment to the aggregate Capital Account of each holder of I-Units.

(c) As used in this Agreement, (i) “Equivalent Non-Cash Amount” means, for each I-Unit, an amount equal to the cash distribution made on a Common Unit pursuant to Sections 5.5 and 5.7; (ii) “Calculated Unit Amount” means a fraction of an I-Unit calculated per I-Unit, or fraction thereof, by dividing the Equivalent Non-Cash Amount by the Average Market Price; and (iii) “Average Market Price” means the average of the daily Closing Prices per Listed Share for the ten consecutive Trading Days prior to the date on which the Listed Shares begin to trade ex-dividend, but not including that date. For purposes of this Section 5.10(c), the “date on which the Listed Shares begin to trade ex-dividend” means the date on which “ex-dividend” trading commences for a Share Distribution on the principal National Securities Exchange on which the Listed Shares are listed or admitted to trading.

(d) At any time during which there are any I-Units Outstanding, the Partnership will not:

(i) make a distribution on a Common Unit other than in cash, Common Units or a Partnership Security that is in all material respects the same as the Common Units;

(ii) except pursuant to Section 14.3(b), make a distribution on an I-Unit other than in additional I-Units or a security that is in all material respects the same as the I-Units;

(iii) allow a Limited Partner holding Common Units to receive any consideration other than cash or Common Units or a security that is in all material respects the same as the Common Units or allow a Limited Partner holding I-Units to receive any consideration other than additional I-Units or a security that is in all material respects the same as the I-Units in a (A) merger, if the Limited

Partners of the Partnership immediately prior to the transaction own more than 50% of the residual common equity securities of the survivor immediately after the transaction, or (B) recapitalization, reorganization or similar transaction;

(iv) be a party to a merger, sell all or substantially all of the Partnership’s assets to another Person or enter into similar transactions if (A) the survivor of the merger or the other Person is to be an Affiliate of Enbridge Inc. after the transaction; and (B) the transaction will result in the occurrence of a Special Event;

(v) make a tender offer for Common Units unless the consideration payable in such tender offer (A) is exclusively cash; and (B) together with any cash payable in respect of any other tender offer by the Partnership for Common Units concluded within the preceding 360 days and the aggregate amount of any cash distributions to all Limited Partners holding Common Units made within the preceding 360 days, is less than 12% of the aggregate market value of all Outstanding Units determined on the Trading Day immediately preceding the commencement of the tender offer;

(vi) issue any I-Units to any Person other than EEM; or

(vii) take any action that would result in the occurrence of a Special Event under clause (a) or (b) of the definition of “Special Event” in Section 1.01 of the Purchase Provisions unless, prior to the occurrence of such Special Event, the Purchaser has notified the Company and the Partnership that such Special Event shall constitute a Special Purchase Event under the Purchase Provisions.

(e) In the event of any (i) consolidation or merger of the Partnership with or into another Person in accordance with Section 16.1 (other than a consolidation or merger in which the Partnership is the Surviving Business Entity and which does not result in any reclassification, conversion, exchange or cancellation of Outstanding Common Units) or (ii) sale or other disposition to another Person of all or substantially all of the assets of the Partnership (any of the foregoing, a “Transaction”), lawful provision shall be made such that if the Limited Partners holding Common Units receive cash in the Transaction, except as provided in Section 14.3(b), the number of Outstanding I-Units will be increased automatically by a split of each Outstanding I-Unit, or fraction thereof, so that the Limited Partners holding such Outstanding I-Unit, or fraction thereof, own, per Outstanding I-Unit, or fraction thereof, a number of additional I-Units, or fractions thereof, equal to the cash received on a Common Unit as a result of the Transaction divided by the average of the daily Closing Prices per Listed Share for the 10 consecutive Trading Days immediately prior to the effective date of the Transaction. The creation of additional fractional I-Units pursuant to this Section 5.10(e) will not result in any adjustment to the aggregate Capital Account of each holder of I-Units.

5.11. Special Provisions Relating to the Holders of Series 1 Preferred Units.

(a) Except as otherwise provided in this Agreement, the holder of a Series 1 Preferred Unit shall have all of the rights and obligations of a Unitholder holding Class A Common Units hereunder; provided, however, that immediately upon the conversion of a Series 1 Preferred Unit into a Class A Common Unit pursuant to Section 4.13(c), the Unitholder holding a Series 1 Preferred Unit that has converted into a Class A Common Unit shall possess all of the rights and obligations of a Unitholder holding Class A Common Units hereunder, including the right to vote as a holder of Class A Common Units and the right to participate in allocations of income, gain, loss and deduction and distributions made with respect to Class A Common Units; provided, however, that such converted Series 1 Preferred Units shall remain subject to the provisions of Section 5.1(d)(i)(D) and Section 5.11(b).

(b) A Unitholder holding a Class A Common Unit that has resulted from the conversion of a Series 1 Preferred Unit pursuant to Section 4.13(c) shall not be issued a Class A Common Unit, and shall not be permitted to transfer such Class A Common Unit to a Person that is not an Affiliate of the holder until such time as the General Partner determines, based on advice of counsel, that each such Class A Common Unit should have, as a substantive matter, like intrinsic economic and federal income tax characteristics, in all material respects, to the intrinsic economic and federal income tax characteristics of a Class A Common Unit issued in the Initial Offering. In connection with the condition imposed by this Section 5.11(b), the General Partner may take whatever steps are required to provide economic uniformity to such Class A Common Units in preparation for a transfer of such Class A Common Units, including the application of Section 5.1(d)(i)(D); provided, however, that no such steps may be taken that would have a material adverse effect on the Unitholders holding Class A Common Units.

5.12. Special Provisions Relating to the Holders of Class D Units.

(a) Except as otherwise provided in this Agreement, the holder of a Class D Unit shall have all of the rights and obligations of a Unitholder holding Class A Common Units hereunder; provided, however, that as of the close of business on a Class D Unit Conversion Date, the rights of a holder of converted Class D Units, in its capacity as such, shall cease with respect to such converted Class D Units and such holder (or such other Person to whom Class A Units are issued upon such conversion) shall possess all of the rights and obligations of a Unitholder holding Class A Common Units hereunder, including the right to vote as a holder of Class A Common Units and the right to participate in allocations of income, gain, loss and deduction and distributions made with respect to Class A Common Units; provided, however, that such converted Class D Units shall remain subject to the provisions of Section 5.1(d)(i)(E) and Section 5.12(b).

(b) A Unitholder holding a Class A Common Unit that has resulted from the conversion of a Class D Unit pursuant to Section 4.15(c) shall not be issued a Class A Common Unit, and shall not be permitted to transfer such Class A Common Unit to a Person that is not an Affiliate of the holder until such time as the General Partner determines, based on advice of counsel, that each such Class A Common Unit should have, as a substantive matter, like intrinsic economic and federal income tax characteristics, in all material respects, to the intrinsic economic and federal income tax characteristics of a Class A Common Unit issued in the Initial Offering. In connection with the condition imposed by this Section 5.12(b), the General Partner may take whatever steps are required to provide economic uniformity to such Class A Common Units in preparation for a transfer of such Class A Common Units, including the application of Section 5.1(d)(i)(E); provided, however, that no such steps may be taken that would have a material adverse effect on the Unitholders holding Class A Common Units.

5.13. Special Provisions Relating to the Holders of Class E Units.

(a) Except as otherwise provided in this Agreement, the holder of a Class E Unit shall have all of the rights and obligations of a Unitholder holding Class A Common Units hereunder; provided, however, that as of the close of business on a Class E Unit Conversion Date, the rights of a holder of converted Class E Units, in its capacity as such, shall cease with respect to such converted Class E Units and such holder (or such other Person to whom Class A Units are issued upon such conversion) shall possess all of the rights and obligations of a Unitholder holding Class A Common Units hereunder, including the right to vote as a holder of Class A Common Units and the right to participate in allocations of income, gain, loss and deduction and distributions made with respect to Class A Common Units; provided, however, that such converted Class E Units shall remain subject to the provisions of Section 5.1(d)(i)(E) and Section 5.13(b).

(b) A Unitholder holding a Class A Common Unit that has resulted from the conversion of a Class E Unit pursuant to Section 4.17(c) shall not be issued a Class A Common Unit, and shall not be permitted to transfer such Class A Common Unit to a Person that is not an Affiliate of the holder until such time as the General Partner determines, based on advice of counsel, that each such Class A Common Unit should have, as a substantive matter, like intrinsic economic and federal income tax characteristics, in all material respects, to the intrinsic economic and federal income tax characteristics of a Class A Common Unit issued in the Initial Offering. In connection with the condition imposed by this Section 5.13(b), the General Partner may take whatever steps are required to provide economic uniformity to such Class A Common Units in preparation for a transfer of such Class A Common Units, including the application of Section 5.1(d)(i)(E); provided, however, that no such steps may be taken that would have a material adverse effect on the Unitholders holding Class A Common Units.

5.14. Special Provisions Relating to the Holders of Incentive Distribution Units.

(a) Notwithstanding anything to the contrary set forth in this Agreement, the holders of Incentive Distribution Units (i) shall (A) possess the rights and obligations provided in this Agreement with respect to a Limited Partner pursuant to Article VI and Article VII and (B) have a Capital Account as a Partner pursuant to Section 4.6 and all other provisions related thereto and (ii) shall not (A) be entitled to vote on, consent to, elect or approve any matters requiring the vote, consent, election or approval of the holders of Outstanding Units whether under this Agreement, under the Delaware Act or at law or in equity, except on matters that adversely affect the rights, privileges or preferences of the Incentive Distribution Units in any material respect or as required by law, (B) be entitled to any distributions other than as provided in Section 4.19(c) or Section 5.14(b) or (C) be allocated items of income, gain, loss or deduction other than as provided in Section 4.19(b) or Section 5.14(b); provided, however, that for the avoidance of doubt, the foregoing shall not preclude the Partnership from making any other payments or distributions in connection with other actions permitted by this Agreement.

(b) Subject to Sections 4.13(m), 4.15(l) and 4.17(l), but notwithstanding anything else to the contrary set forth in this Agreement, (i) in the event of any liquidation, dissolution or winding up of the Partnership, either voluntary or involuntary, the holders of Incentive Distribution Units shall be entitled to receive, out of the assets of the Partnership available for distribution to Unitholders, the positive value in each such holder’s Capital Account in respect of such Incentive Distribution Units, and (ii) items of Partnership income, gain, loss and deduction shall be allocated to the Incentive Distribution Units so as to cause, to the maximum extent possible, the Capital Account in respect of such Incentive Distribution Units to equal 23% of the Capital Accounts of the Class A Common Units, Class B Common Units, I-Units, Class D Units and Class E Units in excess of $0.5435 per Unit per quarter of the Partnership’s existence.

(c) The transfer of Incentive Distribution Units shall be subject to Section 11.8.

ARTICLE VI

MANAGEMENT AND OPERATION OF BUSINESS

6.1. Management.

(a) Subject to Sections 6.6(c) and 6.15, the General Partner shall conduct, direct and exercise full control over all activities of the Partnership. Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Partnership shall be exclusively vested in the General Partner, and no Limited Partner or Assignee shall have any right of control or management power over the business and affairs of the Partnership. In addition to the powers now or hereafter granted to a general partner of a limited partnership under applicable law or which are granted to the General Partner under any other provision of this Agreement, the General Partner, subject to Section 6.3, shall have full power and authority to do all things and on such terms as it, in its sole discretion, may deem necessary or desirable (i) to conduct the business of the Partnership and its Subsidiaries, to exercise all powers set forth in Section 3.2 and to effectuate the purposes set forth in Section 3.1, including, without limitation, (A) the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness and the incurring of any other obligations and the securing of same by mortgage, deed of trust or other lien or encumbrance; (B) the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership or any Subsidiary; (C) the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the Partnership or any Subsidiary or the merger or other combination of the Partnership or any Subsidiary with or into another Person (the matters described in this clause (C) being subject, however, to any prior approval that may be required by Section 6.3 and the limitations set forth in Section 5.10(d)(iv)); (D) the use of the assets of the Partnership or any Subsidiary (including, without limitation, cash on hand) for any purpose consistent with the terms of this Agreement, including, without limitation, the financing of the conduct of the operations of the Partnership or any Subsidiary, the lending of funds to other Persons (including, without limitation, any Subsidiary) and the repayment of obligations of the Partnership or any Subsidiary and the making of capital contributions to any Subsidiary; (E) the negotiation, execution and performance of any contracts, conveyances or other instruments (including, without limitation, instruments that limit the liability of the Partnership under contractual arrangements to all or particular assets of the Partnership, with the other party to the contract to have no recourse against the General Partner or its assets other than its interest in the Partnership, even if same results in the terms of the transaction being less favorable to the Partnership than would otherwise be the case); (F) the distribution of Partnership cash; (G) the selection and dismissal of employees (including, without limitation, employees having titles such as “president,” “vice president,” “secretary” and “treasurer”) agents, outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring; (H) the maintenance of insurance for the benefit of the Partners and the Partnership or any Subsidiary (including, without limitation, the assets and operations of the Partnership or any Subsidiary); (I) the formation of, or acquisition of an interest in, and the contribution of property to, any further limited or general partnerships, limited liability companies, joint ventures or other relationships (including, without limitation, the acquisition of interests in, and the contributions of property to, any Subsidiary from time to time); (J) the control of any matters affecting the rights and obligations of the Partnership, including, without limitation, the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation and the incurring of legal expense and the settlement of claims and litigation; (K) the indemnification of any Person against liabilities and contingencies to the extent permitted by law; (L) the entering into of listing agreements with the New York Stock Exchange and any other securities exchange and the delisting of some or all of the Units from, or requesting that trading be suspended on, any such exchange (subject to any prior approval that may be required under Section 1.6); and (M) the purchase, sale or other acquisition or disposition of Units; and (ii) to undertake any action in connection with the Partnership’s direct or indirect participation in, or the direct or indirect exercise of any of its rights in connection with, any Subsidiary as a partner, member, shareholder or other equity interest holder (including, without limitation, contributions or loans of funds by the Partnership to any Subsidiary).

(b) Notwithstanding any other provision of this Agreement, any Subsidiary Agreement, the Delaware Act or any applicable law, rule or regulation, each of the Partners and Assignees and each other Person who may acquire an interest in Units hereby (i) approves, ratifies and confirms the execution, delivery and performance by the parties thereto of the First Mortgage Note Agreements, the First Mortgage Notes, the related mortgage, the revolving credit facility, the Operating Partnership Agreement, the Underwriting Agreement, the Conveyance Agreement, the LPL Contribution Agreement, the Distribution Support Agreement (as each of the foregoing is defined or otherwise described in the Registration Statement) and the other agreements described in or filed as part of the Registration Statement; (ii) agrees that the General Partner is authorized to execute, deliver and perform the agreements referred to in clause (i) of this sentence and the other agreements, acts, transactions and matters described in the Registration Statement on behalf of the Partnership without any further act, approval or vote of the Partners or the Assignees or the other Persons who may acquire an interest in Units; and (iii) agrees that none of the execution, delivery or performance by the General Partner, the Partnership, any Subsidiary or any Affiliate thereof of any agreement authorized or permitted under this Agreement (including, without limitation, the exercise by the General Partner or any Affiliate of the General Partner of the rights accorded pursuant to Article XVII) shall constitute a breach by the General Partner of any duty that the General Partner may owe the Partnership or the Limited Partners or the Assignees or any other Persons under this Agreement or of any duty stated or implied by law or equity.

6.2. Certificate of Limited Partnership. The General Partner has caused the Certificate of Limited Partnership to be filed with the Secretary of State of the State of Delaware as required by the Delaware Act and shall use all reasonable efforts to cause to be filed such other certificates or documents as may be determined by the General Partner in its sole discretion to be reasonable and necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware or any other state in which the Partnership may elect to do business or own property. To the extent that such action is determined by the General Partner in its sole discretion to be reasonable and necessary or appropriate, the General Partner shall file amendments to and restatements of the Certificate of Limited Partnership and do all things to maintain the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability) under the laws of the State of Delaware or of any other state in which the Partnership may elect to do business or own property. Subject to the terms of Section 7.5(a), the General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate of Limited Partnership, any qualification document or any amendment thereto to any Limited Partner or Assignee.

6.3. Restrictions on General Partner’s Authority.

(a) The General Partner may not, without written approval of the specific act by all of the Limited Partners or by other written instrument executed and delivered by all of the Limited Partners subsequent to the date of this Agreement, take any action in contravention of this Agreement, including, without limitation, (i) any act that would make it impossible to carry on the ordinary business of the Partnership, except as otherwise provided in this Agreement; (ii) possess Partnership property, or assign any rights in specific Partnership property, for other than a Partnership purpose; (iii) admit a Person as a Partner, except as otherwise provided in this Agreement; (iv) amend this Agreement in any manner, except as otherwise provided in this Agreement or applicable law; or (v) transfer its interest as general partner of the Partnership, except as otherwise provided in this Agreement.

(b) Except as provided in Article XIV, the General Partner may not sell, exchange or otherwise dispose of all or substantially all of the Partnership’s assets in a single transaction or a series of related transactions (including by way of merger, consolidation or other combination with any other Person) or approve on behalf of the Partnership the sale, exchange or other disposition of all or substantially all of the assets of Enbridge Energy, Limited Partnership, without the approval of the holders of at least a majority of the Outstanding Units; provided, however, that this provision shall not preclude or limit the General Partner’s ability to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the Partnership’s assets or any Subsidiary’s assets and shall not apply to any forced sale of any or all of the Partnership’s assets or any Subsidiary’s assets pursuant to the foreclosure of, or other realization upon, any such encumbrance. Without the approval of the holders of at least a majority of the Outstanding Units, the General Partner shall not, on behalf of the Partnership, consent to any amendment to the partnership agreement of Enbridge Energy, Limited Partnership or, except as expressly permitted by Section 6.9(d), take any action permitted to be taken by the limited partner of Enbridge Energy, Limited Partnership, in either case, that would adversely affect the Partnership as a limited partner of Enbridge Energy, Limited Partnership.

(c) Unless approved by the affirmative vote of the holders of at least 66 2⁄3% of each class of the Outstanding Units, the General Partner shall not take any action or refuse to take any reasonable action the effect of which, if taken or not taken, as the case may be, would be to cause the Partnership or any Subsidiary to be taxable as a corporation or otherwise taxed as an entity for federal income tax purposes.

(d) At all times while serving as the general partner of the Partnership, the General Partner shall not make any dividend or distribution on, or repurchase any shares of, its stock or take any other action within its control if the effect of such dividend, distribution, repurchase or other action would be to reduce its net worth below an amount necessary to receive an Opinion of Counsel that the Partnership will be treated as a partnership for federal income tax purposes.

6.4. Reimbursement of the General Partner.

(a) Except as provided in this Section 6.4 and elsewhere in this Agreement, the General Partner shall not be compensated for its services as general partner of the Partnership.

(b) The General Partner shall be reimbursed on a monthly basis, or such other basis as the General Partner may determine in its sole discretion, for (i) all direct and indirect expenses it incurs or payments it makes on behalf of the Partnership and any Subsidiary (including, without limitation, amounts paid to any Person to perform services for the Partnership or for the benefit of the Partnership or to or on behalf of any Subsidiary), and (ii) that portion of the General Partner’s or its Affiliates’ legal, accounting, investor communications, utilities, telephone, secretarial, travel, entertainment, bookkeeping, reporting, data processing, office rent and other office expenses (including, without limitation, overhead charges), salaries, fees and other compensation and benefit expenses of employees, officers and directors, insurance, other administrative or overhead expenses and all other expenses, in each such case, necessary or appropriate to the conduct of the Partnership’s business and allocable to the Partnership or otherwise incurred by the General Partner in connection with operating the Partnership’s business (including, without limitation, expenses allocated to the General Partner by its Affiliates). Any accruals by the General Partner of the expected cost of providing all forms of post-retirement benefits to employees or former employees of the General Partner and their beneficiaries and qualified dependents will be borne by the Partnership. The General Partner shall determine the fees and expenses that are allocable to the Partnership in any reasonable manner determined by the General Partner in its sole discretion. Such reimbursements shall be in addition to any reimbursement to the General Partner as a result of indemnification pursuant to Section 6.7.

(c) Subject to Section 4.4(c), the General Partner in its sole discretion and without the approval of the Limited Partners may propose and adopt on behalf of the Partnership employee benefit plans (including, without limitation, plans involving the issuance of Units, other than I-Units), for the benefit of employees of the General Partner, the Partnership, any Subsidiary or any Affiliate of any of them in respect of services performed, directly or indirectly, for the benefit of the Partnership or any Subsidiary.

6.5. Outside Activities.

(a) The General Partner shall limit its activities to those required or authorized by this Agreement or the Omnibus Agreement.

(b) Except as described in the Omnibus Agreement or as provided in Section 6.5(a), each Indemnitee is free to engage in any business, including any business that is in competition with the business of the Partnership. The General Partner and any other Persons affiliated with the General Partner may acquire Units or other Partnership Securities, in addition to those acquired by any of such Persons on the Closing Date, and shall be entitled to exercise all rights of an Assignee or Limited Partner, as applicable, relating to such Units or Partnership Securities, as the case may be.

(c) Without limiting Sections 6.5(a) and 6.5(b), but notwithstanding anything to the contrary in this Agreement, the competitive activities of Indemnitees described in the Registration Statement are hereby approved by all Partners, and it shall not be deemed to be a breach of the General Partner’s fiduciary duty for the General Partner to permit an Indemnitee to engage in a business opportunity in preference to or to the exclusion of the Partnership, provided such activities are not prohibited by the Omnibus Agreement.

6.6. Loans to and from the General Partner; Contracts with Affiliates.

(a) The General Partner or any Affiliate thereof may lend to the Partnership or any Subsidiary, and the Partnership and any Subsidiary may borrow, funds needed or desired by the Partnership and any Subsidiary for such periods of time as the General Partner may determine; provided, however, that the General Partner or any of its Affiliates may not charge the Partnership or any Subsidiary interest at a rate greater than the rate that would be charged the Partnership or any such Subsidiary, as the case may be (without reference to the General Partner’s financial abilities or guarantees), by unrelated lenders on comparable loans. The Partnership or any Subsidiary, as the case may be, shall reimburse the General Partner or any of its Affiliates, as the case may be, for any costs (other than any additional interest costs) incurred by it in connection with the borrowing of funds obtained by the General Partner or any of its Affiliates and loaned to the Partnership or any such Subsidiary.

(b) The Partnership may lend or contribute to any Subsidiary, and any Subsidiary may borrow, funds on terms and conditions established in the sole discretion of the General Partner. The foregoing authority shall be exercised by the General Partner in its sole discretion and shall not create any right or benefit in favor of any Subsidiary or any other Person. The Partnership may not lend funds to the General Partner or any of its Affiliates, otherwise than for short-term funds management purposes.

(c) The General Partner may itself, or may enter into an agreement, including the Delegation of Control Agreement, with any of its Affiliates to, render services to the Partnership or any Subsidiary. Any service rendered to the Partnership or any Subsidiary by the General Partner or any of its Affiliates shall be on terms that are fair and reasonable to the Partnership; provided, however, that the requirements of this Section 6.6(c) shall be deemed satisfied as to any transaction the terms of which are no less favorable to the Partnership or the Subsidiary than those generally being provided to or available from unrelated third parties. The provisions of Section 6.4 shall apply to the rendering of services described in this Section 6.6(c).

(d) The Partnership may transfer assets to joint ventures, other partnerships, corporations or other business entities in which it is or thereby becomes a participant upon such terms and subject to such conditions as are consistent with this Agreement and applicable law.

(e) Neither the General Partner nor any of its Affiliates shall sell, transfer or convey any property to, or purchase any property from, the Partnership, directly or indirectly, except pursuant to transactions that are fair and reasonable to the Partnership; provided, however, that the requirements of this Section 6.6(e) shall be deemed to be satisfied (i) as to the transactions effected pursuant to Sections 4.2 and 4.3 of the Second Amended and Restated Agreement or any substantially similar provisions of any Prior Agreement, the Conveyance Agreement, and any other transactions described in or contemplated by the Registration Statement, and (ii) as to any transaction the terms of which are no less favorable to the Partnership than those generally being provided to or available from unrelated third parties.

(f) The General Partner and its Affiliates shall have no obligation to permit the Partnership or any Subsidiary to use any facilities of the General Partner and its Affiliates, except as may be provided in contracts entered into from time to time specifically dealing with such use, nor shall there be any obligation of the General Partner or its Affiliates to enter into such contracts.

6.7. Indemnification.

(a) To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, each Indemnitee shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities (joint or several), expenses (including, without limitation, legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as (i) the General Partner, a Departing Partner or any of their Affiliates, (ii) an officer, director, employee, partner, agent or trustee of the General Partner, any Departing Partner or any of their Affiliates or (iii) a Person serving at the request of the Partnership in another entity in a similar capacity; provided, that in each case the Indemnitee acted in good faith, in a manner which such Indemnitee believed to be in, or not opposed to, the best interests of the Partnership and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful; provided, further, that no indemnification pursuant to this Section 6.7 shall be available to the General Partner or Enbridge Inc. with respect to their respective obligations incurred pursuant to the Underwriting Agreement, the Conveyance Agreement or the Contribution Agreement (other than obligations incurred by the General Partner on behalf of the Partnership or any Subsidiary). The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that the Indemnitee acted in a manner contrary to that specified above. Any indemnification pursuant to this Section 6.7 shall be made only out of the assets of the Partnership.

(b) To the fullest extent permitted by law, expenses (including, without limitation, reasonable legal fees and expenses) incurred by an Indemnitee in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Partnership of an undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 6.7.

(c) The indemnification provided by this Section 6.7 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the Partners, as a matter of law or otherwise, both as to actions in the Indemnitees’ capacity as (i) the General Partner, a Departing Partner or an Affiliate thereof, (ii) an officer, director, employee, partner, agent or trustee of the General Partner, any Departing Partner or an Affiliate thereof or (iii) a Person serving at the request of the Partnership in another entity in a similar capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and as to actions in any other capacity.

(d) The Partnership may purchase and maintain (or reimburse the General Partner or its Affiliates for the cost of) insurance, on behalf of the General Partner and such other Persons as the General Partner shall determine, against any liability that may be asserted against or expense that may be incurred by such Person in connection with the Partnership’s activities, whether or not the Partnership would have the power to indemnify such Person against such liabilities under the provisions of this Agreement.

(e) For purposes of this Section 6.7, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute “fines” within the meaning of Section 6.7 (a); and action taken or omitted by it with respect to an employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is in, or not opposed to, the best interests of the Partnership.

(f) In no event may an Indemnitee subject the Limited Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

(g) An Indemnitee shall not be denied indemnification in whole or in part under this Section 6.7 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(h) The provisions of this Section 6.7 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(i) No amendment, modification or repeal of this Section 6.7 or any other provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Partnership, nor the obligation of the Partnership to indemnify any such Indemnitee under and in accordance with the provisions of this Section 6.7 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

6.8. Liability of Indemnitees.

(a) Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Partnership, the Limited Partners, the Assignees or any other Persons who have acquired interests in the Units, for losses sustained or liabilities incurred as a result of any act or omission if such Indemnitee acted in good faith.

(b) Subject to its obligations and duties as General Partner set forth in Section 6.1(a), the General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and the General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner in good faith. Notwithstanding the preceding sentence, the General Partner shall be responsible for any misconduct or negligence on the part of EEM in performing the Maximum Permitted Delegation.

(c) Any amendment, modification or repeal of this Section 6.8 or any other provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 6.8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

6.9. Resolution of Conflicts of Interest.

(a) Unless otherwise expressly provided in this Agreement or any Subsidiary Agreement or the Omnibus Agreement, whenever a potential conflict of interest exists or arises between the General Partner or any of its Affiliates, on the one hand, and the Partnership, any Subsidiary, any Partner or any Assignee, on the other hand, any resolution or course of action in respect of such conflict of interest shall be permitted and deemed approved by all Partners, and shall not constitute a breach of this Agreement, of any Subsidiary Agreement, of any agreement contemplated herein or therein, or of any duty stated or implied by law or equity, if the resolution or course of action is or, by operation of this Agreement, is deemed to be, fair and reasonable to the Partnership. The General Partner shall be authorized in connection with its resolution of any conflict of interest to consider (i) the relative interests of any party to such conflict, agreement, transaction or situation and the benefits and burdens relating to such interest; (ii) any customary or accepted industry practices and any customary or historical dealings with a particular Person; (iii) any applicable generally accepted accounting or engineering practices or principles; and (iv) such additional factors as the General Partner determines in its sole discretion to be relevant, reasonable or appropriate under the circumstances. Nothing contained in this Agreement, however, is intended to nor shall it be construed to require the General Partner to consider the interests of any Person other than the Partnership. In the absence of bad faith by the General Partner, the resolution, action or terms so made, taken or provided by the General Partner with respect to such matter shall not constitute a breach of this Agreement or any other agreement contemplated herein or a breach of any standard of care or duty imposed herein or therein or under the Delaware Act or any other law, rule or regulation.

(b) Whenever this Agreement or any other agreement contemplated hereby provides that the General Partner or any of its Affiliates is permitted or required to make a decision (i) in its “sole discretion” or “discretion” that it deems “necessary or appropriate” or under a grant of similar authority or latitude, the General Partner or such Affiliate shall be entitled to consider only such interests and factors as it desires and shall have no duty or obligation to give any consideration to any interest of, or factors affecting, the Partnership, any Subsidiary, any Limited Partner or any Assignee, or (ii) in “good faith” or under another express standard, the General Partner or such Affiliate shall act under such express standard and shall not be subject to any other or different standards imposed by this Agreement, any Subsidiary Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation. In addition, any actions taken by the General Partner consistent with the standards of “reasonable discretion” set forth in the definitions of Available Cash or Cash from Operations shall not constitute a breach of any duty of the General Partner to the Partnership or the Limited Partners. The General Partner shall have no duty, express or implied, to sell or otherwise dispose of any asset of any Subsidiary or of the Partnership, other than in the ordinary course of business. No borrowing by the Partnership or any Subsidiary or the approval thereof by the General Partner shall be deemed to constitute a breach of any duty of the General Partner to the Partnership or the Limited Partners by reason of the fact that the purpose or effect of such borrowing is directly or indirectly to enable the General Partner to receive Incentive Distributions.

(c) Whenever a particular transaction, arrangement or resolution of a conflict of interest is required under this Agreement to be “fair and reasonable” to any Person, the fair and reasonable nature of such transaction, arrangement or resolution shall be considered in the context of all similar or related transactions.

(d) The Limited Partners hereby authorize the General Partner, on behalf of the Partnership as a partner, member, shareholder or other equity interest holder of any Subsidiary, to approve actions by any Subsidiary similar to those actions permitted to be taken by the General Partner pursuant to this Section 6.9.

6.10. Other Matters Concerning the General Partner.

(a) The General Partner may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

(b) The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted in reliance upon the opinion (including, without limitation, an Opinion of Counsel) of such Persons as to matters that the General Partner reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

(c) The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers and a duly appointed attorney or attorneys-in-fact. Each such attorney shall, to the extent provided by the General Partner in the power of attorney, have full power and authority to do and perform each and every act and duty that is permitted or required to be done by the General Partner hereunder.

(d) Any standard of care and duty imposed by this Agreement or under the Delaware Act or any applicable law, rule or regulation shall be modified, waived or limited as required to permit the General Partner to act under this Agreement or any other agreement contemplated by this Agreement and to make any decision pursuant to the authority prescribed in this Agreement, so long as such action is reasonably believed by the General Partner to be in the best interests of the Partnership.

6.11. Title to Partnership Assets. Title to Partnership Assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner or Assignee, individually or collectively, shall have any ownership interest in such Partnership Assets or any portion thereof. Title to any or all of the Partnership Assets may be held in the name of the Partnership, the General Partner or one or more nominees, as the General Partner may determine. The General Partner hereby declares and warrants that any Partnership Assets for which record title is held in the name of the General Partner shall be held by the General Partner for the exclusive use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, however, that the General Partner shall use its reasonable efforts to cause record title to such assets (other than those assets in respect of which the General Partner determines that the expense and difficulty of conveyancing makes transfer of record title to the Partnership impracticable) to be vested in the Partnership as soon as reasonably practicable. All Partnership Assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which record title to such Partnership assets are held.

6.12. Purchase or Sale of Class A Common Units. Subject to Section 5.10(d)(v), the General Partner may cause the Partnership to purchase or otherwise acquire Class A Common Units. As long as Class A Common Units are held by the Partnership or any Subsidiary, such Class A Common Units shall not be considered Outstanding for any purpose, except as otherwise provided herein. The General Partner or any Affiliate of the General Partner may also purchase or otherwise acquire and sell or otherwise dispose of Class A Common Units for its own account, subject to the provisions of Articles XI and XII.

6.13. Reliance by Third Parties. Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the General Partner has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any contracts on behalf of the Partnership, and such Person shall be entitled to deal with the General Partner as if it were the Partnership’s sole party in interest, both legally and beneficially. Each Limited Partner hereby waives any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of the General Partner in connection with any such dealing. In no event shall any Person dealing with the General Partner or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the General Partner or its representatives. Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.

6.14. Registration Rights of the General Partner and its Affiliates.

(a) If (i) the General Partner or any of its Affiliates (including, for purposes of this Section 6.14, Persons that are Affiliates at the date hereof notwithstanding that they may later cease to be Affiliates) hold Units or other Partnership Securities which it desires to sell and (ii) Rule 144 of the Securities Act (or any successor rule or regulation to Rule 144) is not available to enable the General Partner or such Affiliates to dispose of the number of Units or other Partnership Securities it desires to sell at the time it desires to do so, then upon the request of the General Partner or any of its Affiliates, the Partnership shall file with the Securities and Exchange Commission as promptly as practicable after receiving such request, and use all reasonable efforts to cause to become effective and remain effective for a reasonable period following its effective date, a registration statement or statements under the Securities Act registering the offering and sale of the number of Units or other Partnership Securities specified in the request. All registrations requested pursuant to this Section 6.14(a) are referred to as “Demand Registrations.” The Partnership may postpone for up to six months the filing or the effectiveness of a registration statement pursuant to a Demand Registration if (i) the General Partner or, (ii) if at the time a request for Demand Registration is submitted to the Partnership the Person requesting registration is an Affiliate of the General Partner, a majority of the independent directors of the General Partner, determines in its good faith judgment that a postponement of the requested registration for up to six months would be in the best interests of the Partnership and its Partners due to a pending transaction, investigation or other event. In connection with any Demand Registration, the Partnership shall promptly prepare and file (x) such documents as may be necessary to register or qualify the securities subject to such registration under the securities laws of such states as the Persons requesting registration shall reasonably request; provided, however, that no such qualification shall be required in any jurisdiction where, as a result thereof, the Partnership would become subject to general service of process or to taxation or qualification to do business as a foreign corporation doing business in such jurisdiction, and (y) such documents as may be necessary to apply for listing or to list the securities subject to such registration on such National Securities Exchange as the Persons requesting registration shall reasonably request, and do any and all other acts and things that may reasonably be necessary or advisable to enable such Persons to consummate a public sale of such securities in such states. Except as set forth in subsection (c) below, all costs and expenses of any such Demand Registration and offering shall be paid by the Persons requesting registration, without reimbursement by the Partnership.

(b) If the Partnership shall at any time propose to file a registration statement under the Securities Act for an offering of securities of the Partnership for cash (other than pursuant to a Demand Registration or an offering relating solely to an employee benefit plan), the Partnership shall use its best efforts to include such number or amount of securities held by the General Partner and any of its Affiliates in such registration statement as the General Partner or any of such Affiliates shall request. All registrations requested by the Purchaser pursuant to this Section 6.14(b) are referred to herein as “Piggyback Registrations.” If the proposed offering shall be an underwritten offering, then, in the event that the managing underwriter of such offering advises the General Partner or any of such Affiliates in writing that in its opinion the inclusion of all or some of the securities of the Persons requesting Piggyback Registration would adversely and materially affect the success of the offering, the Partnership shall include in such offering only that number or amount, if any, of securities of the Persons requesting Piggyback Registration which, in the opinion of the managing underwriter, will not so adversely and materially affect the offering. In connection with any Piggyback Registration, the General Partner or any of its Affiliates requesting registration shall bear the expense of all underwriting discounts and commissions attributable to the securities sold for their own respective accounts and shall reimburse the Partnership for all incremental costs incurred by the Partnership in connection with such registration resulting from the inclusion of the securities held by the General Partner or any of its Affiliates.

(c) If underwriters are engaged in connection with any Demand or Piggyback Registration the Partnership shall provide indemnification, representations, covenants, opinions and other assurance to the underwriters in form and substance reasonably satisfactory to such underwriters. Further, in addition to and not in limitation of the Partnership’s obligation under Section 6.7, the Partnership shall, to the fullest extent permitted by law, indemnify and hold harmless the General Partner or such other holder, its officers, directors and each Person who controls the General Partner or such other holder (within the meaning of the Securities Act) and any agent thereof (collectively, “Indemnified Persons”) against any losses, claims, demands, actions, causes of action, assessments, damages, liabilities (joint or several), costs and expenses (including without limitation, interest, penalties and reasonable attorneys’ fees and disbursements), resulting to, imposed upon, or incurred by an Indemnified Person, directly or indirectly, under the Securities Act or otherwise (hereinafter referred to in this Section 6.14(c) as a “claim” and in the plural as “claims”), based upon, arising out of, or resulting from any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which any securities were registered under the Securities Act or any state securities or Blue Sky laws, in any preliminary prospectus (if used prior to the effective date of such registration statement), or in any summary or final prospectus or in any amendment or supplement thereto (if used during the period the Partnership is required to keep the registration statement current), or arising out of, based upon or resulting from the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements made therein not misleading; provided, however, that the Partnership shall not be liable to the extent that any such claim arises out of, is based upon or results from an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, such preliminary, summary or final prospectus or such amendment or supplement, in reliance upon and in conformity with written information furnished to the Partnership by or on behalf of such Indemnified Person specifically for use in the preparation thereof.

(d) The provisions of Sections 6.14(a) and 6.14(b) shall continue to be applicable with respect to the General Partner and any of its Affiliates after the General Partner ceases to be a Partner of the Partnership, during a period of two years subsequent to the effective date of such cessation and for so long thereafter as is required for the General Partner or any of its Affiliates to sell all of the Units or other Partnership Securities with respect to which the General Partner or any of its Affiliates have requested during such two-year period that a registration statement be filed; provided, however, that the Partnership shall not be required to file successive registration statements covering the same securities for which registration was demanded during such two-year period. The provisions of Section 6.14(c) shall continue in effect thereafter.

(e) Any request to register Partnership Securities pursuant to this Section 6.14 shall (i) specify the Partnership Securities intended to be offered and sold by the Person making the request, (ii) express such Person’s present intent to offer such shares for distribution, (iii) describe the nature or method of the proposed offer and sale of Partnership Securities, and (iv) contain the undertaking of such Person to provide all such information and materials and take all action as may be required in order to permit the Partnership to comply with all applicable requirements in connection with the registration of such Partnership Securities.

6.15. Delegation to EEM.

(a) Pursuant to Section 6.6(c) of this Agreement and in accordance with Section 17-403(c) of the Delaware Act, the General Partner shall make the Maximum Permitted Delegation; provided, however, that the making of the Maximum Permitted Delegation shall not cause the General Partner to cease to be the sole general partner of the Partnership; and provided further, that the General Partner shall not be relieved of any of its responsibilities or obligations to the Partnership or the Limited Partners as a result of the Maximum Permitted Delegation. The General Partner shall retain all of its Partnership Interest, Percentage Interest, rights to Incentive Distributions, rights to allocations of Net Income and Net Losses, rights to allocations of Net Termination Gains and Net Termination Losses, and rights to distributions pursuant to Sections 5.3, 5.5, 5.7 and 14.3. The specific terms and conditions of the delegation to EEM are set forth in the Delegation of Control Agreement.

(b) Notwithstanding anything to the contrary set forth in this Agreement, and except to the extent otherwise provided in the Delegation of Control Agreement, until such date as the Maximum Permitted Delegation is terminated in accordance with the Delegation of Control Agreement, the provisions of this Agreement that apply to the management and control of the Partnership, including, without limitation, Sections 6.1, 6.3, 6.4, 6.5, 6.6, 6.9, 6.10, 6.11, 6.12 and 6.13 shall apply to EEM to the same extent as such provisions apply to the General Partner.

(c) Notwithstanding anything to the contrary set forth in this Agreement, the provisions of Sections 6.7 and 6.8 of this Agreement shall apply to EEM and any Person who is or was a manager, officer or director of EEM to the same extent as such provisions apply to the General Partner and any Person who is or was an officer or director of the General Partner.

ARTICLE VII

RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS

7.1. Limitation of Liability. The Limited Partners and the Assignees shall have no liability under this Agreement except as expressly provided in this Agreement or the Delaware Act.

7.2. Management of Business. No Limited Partner or Assignee (other than the General Partner, any of its Affiliates or any officer, director, employee, partner, agent or trustee of the General Partner or any of its Affiliates, in its capacity as such, if such Person shall also be a Limited Partner or Assignee) shall take part in the operation, management or control (within the meaning of the Delaware Act) of the Partnership’s business, transact any business in the Partnership’s name or have the power to sign documents for or otherwise bind the Partnership. The transaction of any such business by the General Partner, any of its Affiliates or any officer, director, employee, partner, agent or trustee of the General Partner or any of its Affiliates, in its capacity as such, shall not affect, impair or eliminate the limitations on the liability of the Limited Partners or Assignees under this Agreement.

7.3. Outside Activities. Subject to the provisions of Section 6.5, which shall continue to be applicable to the Persons referred to therein, regardless of whether such Persons shall also be Limited Partners or Assignees, any Limited Partner or Assignee shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including, without limitation, business interests and activities in direct competition with the Partnership or any Subsidiary. Neither the Partnership nor any of the other Partners or Assignees shall have any rights by virtue of this Agreement in any business ventures of any Limited Partner or Assignee.

7.4. Return of Capital. No Limited Partner shall be entitled to the withdrawal or return of his Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon termination of the Partnership may be considered as such by law and then only to the extent provided for in this Agreement. Except to the extent provided by Article V or as otherwise expressly provided in this Agreement, no Limited Partner or Assignee shall have priority over any other Limited Partner or Assignee either as to the return of Capital Contributions or as to profits, losses or distributions. Any such return shall be a compromise to which all Partners and Assignees agree within the meaning of Section 17.502(b) of the Delaware Act.

7.5. Rights of Limited Partners Relating to the Partnership.

(a) In addition to other rights provided by this Agreement or by applicable law, and except as limited by Section 7.5(b), each Limited Partner shall have the right, for a purpose reasonably related to such Limited Partner’s interest as a limited partner in the Partnership, upon reasonable demand and at such Limited Partner’s own expense:

(i) to obtain true and full information regarding the status of the business and financial condition of the Partnership;

(ii) promptly after becoming available, to obtain a copy of the Partnership’s federal, state and local tax returns for each year;

(iii) to have furnished to him, upon notification to the General Partner, a current list of the name and last known business, residence or mailing address of each Partner;

(iv) to have furnished to him, upon notification to the General Partner, a copy of this Agreement and the Certificate of Limited Partnership and all amendments thereto;

(v) to obtain true and full information regarding the amount of cash and description and statement of the Agreed Value of any other Capital Contribution by each Partner and which each Partner has agreed to contribute in the future, and the date on which each became a Partner; and

(vi) to obtain such other information regarding the affairs of the Partnership as is just and reasonable.

(b) Notwithstanding any other provision of this Agreement, the General Partner may keep confidential from the Limited Partners and Assignees for such period of time as the General Partner deems reasonable, any information that the General Partner reasonably believes to be in the nature of trade secrets or other information the disclosure of which the General Partner in good faith believes is not in the best interests of the Partnership or could damage the Partnership or any Subsidiary or that the Partnership or any Subsidiary is required by law or by agreements with third parties to keep confidential (other than agreements with Affiliates the primary purpose of which is to circumvent the obligations set forth in Section 7.5).

ARTICLE VIII

BOOKS, RECORDS, ACCOUNTING AND REPORTS

8.1. Records and Accounting. The General Partner shall keep or cause to be kept at the principal office of the Partnership appropriate books and records with respect to the Partnership’s business including, without limitation, all books and records necessary to provide to the Limited Partners any information, lists and copies of documents required to be provided pursuant to Section 7.5(a). Any books and records maintained by or on behalf of the Partnership in the regular course of its business, including, without limitation, the record of the Record Holders and Assignees of Units or other Partnership Securities, books of account and records of Partnership proceedings, may be kept on, or be in the form of, computer disks, hard disks, punch cards, magnetic tape, photographs, micrographics or any other information storage device, provided, that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Partnership shall be maintained, for financial reporting purposes, on an accrual basis in accordance with generally accepted accounting principles.

8.2. Fiscal Year. The fiscal year of the Partnership shall be the calendar year.

8.3. Reports.

(a) As soon as practicable, but in no event later than 120 days after the close of each Partnership Year, the General Partner shall cause to be mailed to each Record Holder of a Unit as of a date selected by the General Partner in its sole discretion, an annual report containing financial statements of the Partnership for such Partnership Year, presented in accordance with generally accepted accounting principles, including a balance sheet and statements of operations, Partners’ equity and cash flows, such statements to be audited by a firm of independent public accountants selected by the General Partner.

(b) As soon as practicable, but in no event later than 90 days after the close of each calendar quarter except the last calendar quarter of each year, the General Partner shall cause to be mailed to each Record Holder of a Unit, as of a date selected by the General Partner in its sole discretion, a report containing unaudited financial statements of the Partnership and such other information as may be required by applicable law, regulation or rule of any National Securities Exchange on which the Units are listed for trading, or as the General Partner determines to be necessary or appropriate.

ARTICLE IX

TAX MATTERS

9.1. Preparation of Tax Returns. The General Partner shall arrange for the preparation and timely filing of all returns of Partnership income, gains, deductions, losses and other items required of the Partnership for federal and state income tax purposes and shall use all reasonable efforts to furnish, within 90 days of the close of each taxable year of the Partnership, the tax information reasonably required by Unitholders for federal and state income tax reporting purposes. The classification, realization and recognition of income, gain, losses and deductions and other items shall be on the accrual method of accounting for federal income tax purposes. The taxable year of the Partnership shall be the calendar year.

9.2. Tax Elections. Except as otherwise provided herein, the General Partner shall in its sole discretion, determine whether to make any available election pursuant to the Code; provided, however, that the General Partner shall make the election under Section 754 of the Code in accordance with applicable regulations thereunder. The General Partner shall have the right to seek to revoke any such election (including, without limitation, the election under Section 754 of the Code) upon the General Partner’s determination in its sole discretion that such revocation is in the best interests of the Limited Partners and Assignees.

9.3. Tax Controversies. Subject to the provisions hereof, the General Partner is designated the Tax Matters Partner (as defined in Section 6231 of the Code), and is authorized and required to represent the Partnership (at the Partnership’s expense) in connection with all examinations of the Partnership’s affairs by tax authorities, including, without limitation, resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. Each Partner and Assignee agrees to cooperate with the General Partner and to do or refrain from doing any or all things reasonably required by the General Partner to conduct such proceedings.

9.4. Organizational Expenses. The Partnership shall elect to deduct expenses, if any, incurred by it in organizing the Partnership ratably over a 60-month period as provided in Section 709 of the Code.

9.5. Withholding. Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that it determines in its sole discretion to be necessary or appropriate to cause the Partnership and any Subsidiary to comply with any withholding requirements established under the Code or any other federal, state or local law, including, without limitation, pursuant to Sections 1441, 1442, 1445 and 1446 of the Code. To the extent that the Partnership is required to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income to any Partner or Assignee (including, without limitation, by reason of Section 1446 of the Code), the amount withheld shall be treated as a distribution of cash for purposes of Section 4.6(a) in the amount of such withholding from such Partner.

9.6. Entity-Level Taxation. If legislation is enacted which causes the Partnership to become treated as an association taxable as a corporation for federal income tax purposes, then with respect to any calendar quarter thereafter the Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution or IDU Target Distribution, as the case may be, shall be equal to the product of (i) each such distribution amount multiplied by (ii) 1 minus the sum of (x) the effective federal income tax rate applicable to the Partnership (expressed as a percentage) plus (y) the effective overall state and local income tax rate applicable to the Partnership (expressed as a percentage), in each case, for the taxable year in which such calendar quarter occurs (after taking into account the benefit of any deduction allowable for federal income tax purposes with respect to the payment of state and local income taxes).

9.7. Entity-Level Deficiency Collections. If the Partnership is required by applicable law to pay any federal, state or local income tax on behalf of, or withhold such amount with respect to, any Partner or Assignee or any former Partner or Assignee (a) the General Partner shall cause the Partnership to pay such tax on behalf of such Partner or Assignee or former Partner or Assignee from the funds of the Partnership; (b) any amount so paid on behalf of, or withheld with respect to, any Partner or Assignee shall be treated as a distribution of cash to such Partner or Assignee for purposes of Section 4.6(a); and (c) to the extent any such Partner or Assignee (but not a former Partner or Assignee) is not then entitled to such distribution under this Agreement, the General Partner shall be authorized, without the approval of any Partner or Assignee, to amend this Agreement insofar as is necessary to maintain the uniformity of intrinsic tax characteristics as to all Units and to make subsequent adjustments to distributions in a manner which, in the reasonable judgment of the General Partner, will make as little alteration as practicable in the priority and amount of distributions otherwise applicable under this Agreement, and will not otherwise alter the distributions to which Partners and Assignees are entitled under this Agreement. If the Partnership is permitted (but not required) by applicable law to pay any such tax on behalf of any Partner or Assignee or former Partner or Assignee, the General Partner shall be authorized (but not required) to cause the Partnership to pay such tax from the funds of the Partnership and to take any action consistent with this Section 9.7. The General Partner shall be authorized (but not required) to take all necessary or appropriate actions to collect all or any portion of a deficiency in the payment of any such tax that relates to prior periods and that is attributable to Persons who were Limited Partners or Assignees when such deficiencies arose, from such Persons.

9.8. Opinions of Counsel. Notwithstanding any other provision of this Agreement, if the Partnership is taxable for federal income tax purposes as a corporation or otherwise taxed for federal income tax purposes as an entity at any time and, pursuant to the provisions of this Agreement, an Opinion of Counsel would otherwise be required to the effect that an action will not cause the Partnership to become so taxable as a corporation or other entity or to be treated as an association taxable as a corporation, such requirement for an Opinion of Counsel shall be deemed automatically waived.

ARTICLE X

CERTIFICATES

10.1. Certificates.

(a) Upon the Partnership’s issuance of Common Units to any Person, the Partnership shall issue, upon the request of such Person, one or more Certificates in the name of such Person evidencing the number of such Units being so issued. Certificates shall be executed on behalf of the Partnership by the General Partner. No Class A Common Unit Certificate shall be valid for any purpose until it has been countersigned by the Transfer Agent; provided, however, that the Units may be certificated or uncertificated as provided in the Delaware Act.

(b) Upon the Partnership’s issuance of I-Units to any Person, or upon an increase of the number of Outstanding I-Units, the General Partner shall make an entry in the Partnership’s I-Unit register reflecting such issuance or increase, as the case may be, but no Certificates evidencing the number of I-Units so issued or increased, as the case may be, shall be issued.

(c) Upon the Partnership’s issuance of Series 1 Preferred Units to any Person, or upon an increase in the number of Outstanding Series 1 Preferred Units, the General Partner shall make an entry in the Partnership’s Series 1 Preferred Unit register reflecting such issuance or increase, as the case may be. The Series 1 Preferred Units may be evidenced by Certificates in such form as the General Partner may approve. Any Limited Partner holding Series 1 Preferred Units may from time to time send written notice to the General Partner requesting that the Partnership issue one or more Certificates representing the aggregate number of Series 1 Preferred Units held by such Limited Partner. As promptly as is reasonably practicable following receipt of such notice, the General Partner shall cause such Certificate(s) to be issued to such Limited Partner. Any such Certificates will bear the restrictive legend set forth in Section 4.05(e) of the Series 1 Preferred Unit Purchase Agreement.

(d) Upon the Partnership’s issuance of Class D Units to any Person, or upon an increase in the number of Outstanding Class D Units, the General Partner shall make an entry in the Partnership’s Class D Unit register reflecting such issuance or increase, as the case may be. The Class D Units may be evidenced by Certificates in such form as the General Partner may approve. Any Limited Partner holding Class D Units may from time to time send written notice to the General Partner requesting that the Partnership issue one or more Certificates representing the aggregate number of Class D Units held by such Limited Partner. As promptly as is reasonably practicable following receipt of such notice, the General Partner shall cause such Certificate(s) to be issued to such Limited Partner. Any such Certificates will bear the restrictive legend set forth in Section 4.05(e) of the Series 1 Preferred Unit Purchase Agreement.

(e) Upon the Partnership’s issuance of Class E Units to any Person, or upon an increase in the number of Outstanding Class E Units, the General Partner shall make an entry in the Partnership’s Class E Unit register reflecting such issuance or increase, as the case may be. The Class E Units may be evidenced by Certificates in such form as the General Partner may approve. Any Limited Partner holding Class E Units may from time to time send written notice to the General Partner requesting that the Partnership issue one or more Certificates representing the aggregate number of Class E Units held by such Limited Partner. As promptly as is reasonably practicable following receipt of such notice, the General Partner shall cause such Certificate(s) to be issued to such Limited Partner. Any such Certificates will bear the restrictive legend set forth in Section 4.05(e) of the Series 1 Preferred Unit Purchase Agreement.

(f) Upon the Partnership’s issuance of Incentive Distribution Units to any Person, or upon an increase in the number of Incentive Distribution Units, the General Partner shall make an entry in the Partnership’s Incentive Distribution Unit register reflecting such issuance or increase, as the case may be. The Incentive Distribution Units may be evidenced by Certificates in such form as the General Partner may approve. Any Limited Partner holding Incentive Distribution Units may from time to time send written notice to the General Partner requesting that the Partnership issue one or more Certificates representing the aggregate number of Incentive Distribution Units held by such Limited Partner. As promptly as is reasonably practicable following receipt of such notice, the General Partner shall cause such Certificate(s) to be issued to such Limited Partner. Any such Certificates will bear the restrictive legend set forth in Section 4.05(e) of the Series 1 Preferred Unit Purchase Agreement.

10.2. Registration, Registration of Transfer and Exchange of Class A Common Units.

(a) The General Partner shall cause to be kept on behalf of the Partnership a register (the “Unit Register”) in which, subject to such reasonable regulations as it may prescribe and subject to the provisions of Section 10.2(b), the General Partner will provide for the registration and the transfer of Class A Common Units. The Transfer Agent is hereby appointed registrar and transfer agent for the purpose of registering and transferring Class A Common Units as herein provided. The Partnership shall not recognize transfers of Certificates representing Class A Common Units unless same are effected in the manner described in this Section 10.2. Upon surrender for registration of transfer of any Class A Common Units evidenced by a Certificate and subject to the provisions of Section 10.2(b), the General Partner on behalf of the Partnership will execute, and the Transfer Agent will countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder’s instructions, one or more new Certificates, or shall deliver other evidence of the issuance of uncertificated Units, evidencing the same aggregate number of Class A Common Units as was evidenced by the Certificate so surrendered.

(b) Except as otherwise provided in Section 11.5, the Partnership shall not recognize any transfer of Class A Common Units until the Certificates evidencing such Units are surrendered for registration of transfer and such Certificates are accompanied by a Transfer Application duly executed by the transferee (or the transferee’s attorney-in-fact duly authorized in writing). No charge shall be imposed by the Partnership for such transfer; provided, that, as a condition to the issuance of any new Certificate, or other evidence of the issuance of uncertificated Units, under this Section 10.2, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed with respect thereto.

10.3. Mutilated, Destroyed, Lost or Stolen Certificates.

(a) If any mutilated Certificate is surrendered to the Transfer Agent, the General Partner on behalf of the Partnership shall execute, and, upon its request, the Transfer Agent shall countersign and deliver in exchange therefor, a new Certificate, or shall deliver other evidence of the issuance of uncertificated Units, evidencing the same number of Units as the Certificate so surrendered.

(b) The General Partner on behalf of the Partnership shall execute, and, upon its request, the Transfer Agent shall countersign and deliver a new Certificate, or shall deliver other evidence of the issuance of uncertificated Units, in place of any Certificate previously issued if the Record Holder of the Certificate:

(i) makes proof by affidavit, in form and substance satisfactory to the General Partner, that a previously issued Certificate has been lost, destroyed or stolen;

(ii) requests the issuance of a new Certificate, or other evidence of the issuance of uncertificated Units, before the Partnership has received notice that the Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;

(iii) if requested by the General Partner, delivers to the Partnership such security or indemnity as may be required by the General Partner, in form and substance satisfactory to the General Partner, with surety or sureties and with fixed or open penalty as the General Partner may direct, in its sole discretion, to indemnify the Partnership, the General Partner and the Transfer Agent against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate; and

(iv) satisfies any other reasonable requirements imposed by the General Partner.

If a Limited Partner or Assignee fails to notify the Partnership within a reasonable time after he has notice of the loss, destruction or theft of a Certificate, and a transfer of the Units represented by the Certificate is registered before the Partnership, the General Partner or the Transfer Agent receives such notification, the Limited Partner or Assignee shall be precluded from making any claim against the Partnership, the General Partner or the Transfer Agent for such transfer or for a new Certificate, or other evidence of the issuance of uncertificated Units.

(c) As a condition to the issuance of any Certificate, or other evidence of the issuance of uncertificated Units under this Section 10.3, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including, without limitation, the fees and expenses of the Transfer Agent) connected therewith.

10.4. Record Holder. In accordance with Section 10.2(b), the Partnership shall be entitled to recognize the Record Holder as the Limited Partner or Assignee with respect to any Units and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such Units on the part of any other Person, whether or not the Partnership shall have actual or other notice thereof, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed for trading. Without limiting the foregoing, when a Person (such as a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing) is acting as nominee, agent or in some other representative capacity for another Person in acquiring and/or holding Units, as between the Partnership on the one hand and such other Persons on the other hand, such representative Person (a) shall be the Limited Partner or Assignee (as the case may be) of record and beneficially, (b) must execute and deliver a Transfer Application and (c) shall be bound by this Agreement and shall have the rights and obligations of a Limited Partner or Assignee (as the case may be) hereunder and as provided for herein.

ARTICLE XI

TRANSFER OF INTERESTS

11.1. Transfer.

(a) The term “transfer,” when used in this Article XI with respect to a Partnership Interest, shall be deemed to refer to an appropriate transaction by which the General Partner assigns its Partnership Interest as General Partner to another Person or by which the holder of a Unit assigns such Unit to another Person who is or becomes an Assignee and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition by law or otherwise.

(b) No Partnership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article XI. Any transfer or purported transfer of a Partnership Interest not made in accordance with this Article XI shall be null and void.

11.2. Transfer of General Partner’s Partnership Interest.

(a) The General Partner may transfer all, but not less than all, of its Partnership Interest as the General Partner to a single transferee if, but only if, (i) at least 66 2⁄3% of the Outstanding Units (excluding for purposes of such determination any Common Units held by the General Partner and its Affiliates and the number of I-Units that equal the number of Listed Shares and Voting Shares held by the General Partner and its Affiliates) and a majority of the Outstanding I-Units voting as a separate class (excluding for purposes of such determination the number of I-Units that equal the number of Listed Shares and Voting Shares held by the General Partner and its Affiliates) approve of such transfer and of the admission of such transferee as General Partner, (ii) the transferee agrees to assume the rights and duties of the General Partner and be bound by the provisions of this Agreement and the Delegation of Control Agreement, (iii) the Partnership receives an Opinion of Counsel that such transfer would not result in the loss of limited liability of any Limited Partner or of any limited partner or member of any Subsidiary or cause the Partnership or any Subsidiary to be taxable as a corporation or otherwise taxed as an entity for federal income tax purposes and (iv) the Partnership receives a duly executed irrevocable waiver from the transferee substantially similar to the Waiver.

(b) Neither Section 11.2(a) nor any other provision of this Agreement shall be construed to prevent (and all Partners do hereby consent to) (i) the transfer by the General Partner of all of its Partnership Interest as a General Partner to an Affiliate or (ii) the transfer by the General Partner of all its Partnership Interest as a General Partner upon its merger or consolidation with or other combination into any other Person or the transfer by it of all or substantially all of its assets to another Person if, in the case of a transfer described in either clause (i) or (ii) of this sentence, the rights and duties of the General Partner with respect to the Partnership Interest so transferred are assumed by the transferee and the transferee agrees to be bound by the provisions of this Agreement; provided, that, in either such case, such transferee furnishes to the Partnership an Opinion of Counsel that such merger, consolidation, combination, transfer or assumption will not result in a loss of limited liability of any Limited Partner or of any limited partner or member of any Subsidiary or cause the Partnership or any Subsidiary to be taxable as a corporation or otherwise taxed as an entity for federal income tax purposes. In the case of a transfer pursuant to this Section 11.2(b), the transferee or successor (as the case may be) shall be admitted to the Partnership as the General Partner immediately prior to the transfer of the Partnership Interest, and the business of the Partnership shall continue without dissolution.

11.3. Transfer of Units.

(a) Class A Common Units may be transferred only in the manner described in Section 10.2. The transfer of any Units and the admission of any new Partner shall not constitute an amendment to this Agreement.

(b) Until admitted as a Substituted Limited Partner pursuant to Article XII, the Record Holder of a Unit shall be an Assignee in respect of such Unit. Limited Partners may include custodians, nominees or any other individual or entity in its own or any representative capacity.

(c) Each distribution in respect of Units shall be paid by the Partnership, directly or through the Transfer Agent or through any other Person or agent, only to the Record Holders thereof as of the Record Date set for the distribution. Such payment shall constitute full payment and satisfaction of the Partnership’s liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.

(d) A transferee who has completed and delivered a Transfer Application shall be deemed to have (i) requested admission as a Substituted Limited Partner, (ii) agreed to comply with and be bound by and to have executed this Agreement, (iii) represented and warranted that such transferee has the capacity and authority to enter into this Agreement, (iv) made the powers of attorney set forth in this Agreement and (v) given the consents and made the waivers contained in this Agreement.

11.4. Restrictions on Transfers.

(a) Notwithstanding the other provisions of this Article XI, no transfer of any Unit or interest therein of any Limited Partner or Assignee shall be made if such transfer would (i) violate the then applicable federal or state securities laws or rules and regulations of the Securities and Exchange Commission, any state securities commission or any other governmental authorities with jurisdiction over such transfer, (ii) cause the Partnership to be taxable as a corporation or otherwise taxed as an entity for federal income tax purposes or (iii) affect the Partnership’s existence or qualification as a limited partnership under the Delaware Act.

(b) The transfer of a Series 1 Preferred Unit that has converted into a Class A Common Unit shall be subject to the restrictions imposed by Section 5.11.

(c) The transfer of a Class D Unit that has converted into a Class A Common Unit shall be subject to the restrictions imposed by Section 5.12.

(d) The transfer of a Class E Unit that has converted into a Class A Common Unit shall be subject to the restrictions imposed by Section 5.13.

11.5. Citizenship Certificates; Non-citizen Assignees.

(a) If the Partnership or any Subsidiary is or becomes subject to any federal, state or local law or regulation which, in the reasonable determination of the General Partner, provides for the cancellation or forfeiture of any property in which the Partnership or any Subsidiary has an interest based on the nationality, citizenship or other status of a Limited Partner or Assignee, the General Partner may request any Limited Partner or Assignee to furnish to the General Partner, within 30 days after receipt of such request, an executed Citizenship Certification or such other information concerning his nationality, citizenship or other status (or, if the Limited Partner or Assignee is a nominee holding for the account of another Person, the nationality, citizenship or other status of such Person) as the General Partner may request. If a Limited Partner or Assignee fails to furnish to the General Partner within the aforementioned 30-day period such Citizenship Certification or other requested information or if upon receipt of such Citizenship Certification or other requested information the General Partner determines, with the advice of counsel, that a Limited Partner or Assignee is not an Eligible Citizen, the Units held by such Limited Partner or Assignee shall be subject to redemption in accordance with the provisions of Section 11.6. In addition, the General Partner may require that the status of any such Limited Partner or Assignee be changed to that of a Non-citizen Assignee, and, thereupon, the General Partner shall be substituted for such Non-citizen Assignee as the Limited Partner in respect of his Units.

(b) The General Partner shall, in exercising voting rights in respect of Units held by it on behalf of Non-citizen Assignees, distribute the votes in the same ratios as the votes of Limited Partners in respect of Units of the same class other than those of Non-citizen Assignees are cast, either for, against or abstaining as to the matter.

(c) Upon dissolution of the Partnership, a Non-citizen Assignee shall have no right to receive a distribution in kind pursuant to Section 14.4 but shall be entitled to the cash equivalent thereof, and the General Partner shall provide cash in exchange for an assignment of the Non-citizen Assignee’s share of the distribution in kind. Such payment and assignment shall be treated for Partnership purposes as a purchase by the General Partner from the Non-citizen Assignee of his Partnership Interest (representing his right to receive his share of such distribution in kind).

(d) At any time after he can and does certify that he has become an Eligible Citizen, a Non-citizen Assignee may, upon application to the General Partner, request admission as a Substituted Limited Partner with respect to any Units of such Non-citizen Assignee not redeemed pursuant to Section 11.6, and upon the Non-citizen Assignee’s admission pursuant to Section 12.2 the General Partner shall cease to be deemed to be the Limited Partner in respect of the Non-citizen Assignee’s Units.

11.6. Redemption of Interests.

(a) If at any time a Limited Partner or Assignee fails to furnish a Citizenship Certification or other information requested within the 30-day period specified in Section 11.5(a), or if upon receipt of such Citizenship Certification or other information the General Partner determines, with the advice of counsel, that a Limited Partner or Assignee is not an Eligible Citizen, the Partnership may, unless the Limited Partner or Assignee establishes to the satisfaction of the General Partner that such Limited Partner or Assignee is an Eligible Citizen or has transferred his Units to a Person who furnishes a Citizenship Certification to the General Partner prior to the date fixed for redemption as provided below, redeem the Partnership Interest of such Limited Partner or Assignee as follows:

(i) The General Partner shall, not later than the 30th day before the date fixed for redemption, give notice of redemption to the Limited Partner or Assignee, at his last address designated on the records of the Partnership or the Transfer Agent, by registered or certified mail, postage prepaid. The notice shall be deemed to have been given when so mailed. The notice shall specify the Redeemable Units, the date fixed for redemption, the place of payment, that payment of the redemption price will be made upon surrender of the Certificate evidencing the Redeemable Units, or other evidence of the issuance of uncertificated Units, and that on and after the date fixed for redemption no further allocations or distributions to which the Limited Partner or Assignee would otherwise be entitled in respect of the Redeemable Units will accrue or be made.

(ii) The aggregate redemption price for Redeemable Units shall be an amount equal to the Current Market Price (the date of determination of which shall be the date fixed for redemption) of Units of the class to be so redeemed multiplied by the number of Units of each such class included among the Redeemable Units. The redemption price shall be paid, in the sole discretion of the General Partner, in cash or by delivery of a promissory note of the Partnership in the principal amount of the redemption price, bearing interest at the rate of 10% annually and payable in three equal annual installments of principal together with accrued interest, commencing one year after the redemption date.

(iii) Upon surrender by or on behalf of the Limited Partner or Assignee, at the place specified in the notice of redemption, of the Certificate evidencing the Redeemable Units, duly endorsed in blank or accompanied by an assignment duly executed in blank, or other evidence of the issuance of uncertificated Units, the Limited Partner or Assignee or his duly authorized representative shall be entitled to receive the payment therefor.

(iv) After the redemption date, Redeemable Units shall no longer constitute issued and Outstanding Units.

(b) The provisions of this Section 11.6 shall also be applicable to Units held by a Limited Partner or Assignee as nominee of a Person determined to be other than an Eligible Citizen.

(c) Nothing in this Section 11.6 shall prevent the recipient of a notice of redemption from transferring his Units before the redemption date if such transfer is otherwise permitted under this Agreement. Upon receipt of notice of such a transfer, the General Partner shall withdraw the notice of redemption; provided, that the transferee of such Units certifies in the Transfer Application that he is an Eligible Citizen. If the transferee fails to make such certification, such redemption shall be effected from the transferee on the original redemption date.

(d) If the Partnership is or becomes subject to any federal, state or local law or regulation which, in the reasonable determination of the General Partner, provides for the cancellation or forfeiture of any property in which the Partnership or any Subsidiary has an interest, based on the nationality (or other status) of the General Partner, whether or not in its capacity as such, the Partnership may, unless the General Partner has furnished a Citizenship Certification or transferred its Partnership Interest or Units to a Person who furnishes a Citizenship Certification prior to the date fixed for redemption, redeem the Partnership Interest or Interests of the General Partner in the Partnership, which redemption shall also constitute redemption of the general partner interest of the general partner of any Subsidiary. If such redemption includes a redemption of the Combined Interest, the redemption price thereof shall be equal to the aggregate sum of the Current Market Price (the date of determination for which shall be the date fixed for redemption) of each class of Units then Outstanding, in each such case multiplied by the number of Units of such class into which the Combined Interest would then be convertible under the terms of Section 13.3(b) if the General Partner were to withdraw or be removed as the General Partner (the date of determination for which shall be the date fixed for redemption). The redemption price shall be paid in cash or by delivery of a promissory note of the Partnership in the principal amount of the redemption price, bearing interest at the rate of 10% annually and payable in three equal annual installments of principal, together with accrued interest, commencing one year after the redemption date.

11.7. Transfers of Series 1 Preferred Units, Class D Units and Class E Units. Subject to the transfer restrictions in Section 11.4, the transfer of a Series 1 Preferred Unit, a Class D Unit or a Class E Unit shall not be prohibited by this Agreement. A Unitholder holding a Series 1 Preferred Unit, a Class D Unit or a Class E Unit shall be required to provide notice to the General Partner of the transfer of the Series 1 Preferred Unit, Class D Unit or Class E Unit, as applicable, at any time during the earlier of (i) thirty (30) days following such transfer and (ii) the last Business Day of the calendar year during which such transfer occurred, unless the transfer is to an Affiliate of the holder.

11.8. Transfers of Incentive Distribution Units. Subject to the transfer restrictions in Section 11.4, Incentive Distribution Units shall be freely transferable. Any holder of Incentive Distribution Units, other than the General Partner, shall be required to provide notice to the General Partner of the transfer of Incentive Distribution Units, at any time during the earlier of (i) thirty (30) days following such transfer and (ii) the last Business Day of the calendar year during which such transfer occurred, unless the transfer is to an Affiliate of the holder. The General Partner may transfer its Incentive Distribution Units separately and apart from the General Partner’s Partnership Interest.

ARTICLE XII

ADMISSION OF PARTNERS

12.1. Intentionally Omitted.

12.2. Admission of Substituted Limited Partners. By transfer of a Unit in accordance with Article XI, the transferor shall be deemed to have given the transferee the right to seek admission as a Substituted Limited Partner subject to the conditions of, and in the manner permitted under, this Agreement. A transferor of a Certificate, or other evidence of the issuance of uncertificated Units, shall, however, only have the authority to convey to a purchaser or other transferee who does not execute and deliver a Transfer Application (i) the right to negotiate such

Certificate, or other evidence of the issuance of uncertificated Units, to a purchaser or other transferee and (ii) the right to transfer the right to request admission as a Substituted Limited Partner to such purchaser or other transferee in respect of the transferred Units. Each transferee of a Unit (including, without limitation, any nominee holder or an agent acquiring such Unit for the account of another Person) who executes and delivers a Transfer Application shall, by virtue of such execution and delivery, be an Assignee and be deemed to have applied to become a Substituted Limited Partner with respect to the Units so transferred to such Person. Such Assignee shall become a Substituted Limited Partner (i) at such time as the General Partner consents thereto, which consent may be given or withheld in the General Partner’s sole discretion, and (ii) when any such admission is shown on the books and records of the Partnership. If such consent is withheld, such transferee shall be an Assignee. An Assignee shall have an interest in the Partnership equivalent to that of a Limited Partner with respect to allocations and distributions, including, without limitation, liquidating distributions, of the Partnership. With respect to voting rights attributable to Units that are held by Assignees, the General Partner shall be deemed to be the Limited Partner with respect thereto and shall, in exercising the voting rights in respect of such Units on any matter, vote such Units at the written direction of the Assignee who is the Record Holder of such Units. If no such written direction is received, such Units will not be voted. An Assignee shall have no other rights of a Limited Partner.

12.3. Admission of Successor General Partner. A successor General Partner approved pursuant to Section 13.1 or the transferee of or successor to all of the General Partner’s Partnership Interest pursuant to Section 11.2 who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the General Partner, effective immediately prior to the withdrawal or removal of the General Partner pursuant to Section 13.1 or the transfer of the General Partner’s Partnership Interest pursuant to Section 11.2; provided, however, that no such successor shall be admitted to the Partnership until such successor has complied with the terms of Sections 11.2(a)(ii), 11.2(a)(iii) and 11.2(a)(iv). Any such successor shall carry on the business of the Partnership without dissolution. In each case, the admission shall be subject to the successor General Partner executing and delivering to the Partnership an acceptance of all of the terms and conditions of this Agreement and such other documents or instruments as may be required to effect the admission.

12.4. Admission of Additional Limited Partners.

(a) A Person (other than the General Partner or a Substituted Limited Partner) who makes a Capital Contribution to the Partnership in accordance with this Agreement shall be admitted to the Partnership as an Additional Limited Partner only upon furnishing to the General Partner (i) evidence of acceptance in form satisfactory to the General Partner of all of the terms and conditions of this Agreement, including, without limitation, the power of attorney granted in Section 1.4, and (ii) such other documents or instruments as may be required in the discretion of the General Partner to effect such Person’s admission as an Additional Limited Partner.

(b) Notwithstanding anything to the contrary in this Section 12.4, no Person shall be admitted as an Additional Limited Partner without the consent of the General Partner, which consent may be given or withheld in the General Partner’s sole discretion.

The admission of any Person as an Additional Limited Partner shall become effective on the date upon which the name of such Person is recorded on the books and records of the Partnership, following the consent of the General Partner to such admission.

12.5. Amendment of Agreement and Certificate of Limited Partnership. To effect the admission to the Partnership of any Partner, the General Partner shall take all steps necessary and appropriate under the Delaware Act to amend the records of the Partnership and, if necessary, to prepare as soon as practical an amendment of this Agreement and, if required by law, to prepare and file an amendment to the Certificate of Limited Partnership and may for this purpose, among others, exercise the power of attorney granted pursuant to Section 1.4.

ARTICLE XIII

WITHDRAWAL OR REMOVAL OF PARTNERS

13.1. Withdrawal of the General Partner.

(a) The General Partner shall be deemed to have withdrawn from the Partnership upon the occurrence of any one of the following events (each such event herein referred to as an “Event of Withdrawal”):

(i) the General Partner voluntarily withdraws from the Partnership by giving written notice to the other Partners;

(ii) the General Partner transfers all of its rights as General Partner pursuant to Section 11.2;

(iii) the General Partner is removed pursuant to Section 13.2;

(iv) the General Partner (A) makes a general assignment for the benefit of creditors; (B) files a voluntary bankruptcy petition; (C) files a petition or answer seeking for itself a reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any law; (D) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the General Partner in a proceeding of the type described in clauses (A)-(C) of this sentence; or (E) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the General Partner or of all or any substantial part of its properties;

(v) a final and non-appealable judgment is entered by a court with appropriate jurisdiction ruling that the General Partner is bankrupt or insolvent, or a final and non-appealable order for relief is entered by a court with appropriate jurisdiction against the General Partner, in each case under any federal or state bankruptcy or insolvency laws as now or hereafter in effect; or

(vi) a certificate of dissolution or its equivalent is filed for the General Partner, or 90 days expire after the date of notice to the General Partner of revocation of its charter without a reinstatement of its charter, under the laws of its state of incorporation.

In no event shall the Maximum Permitted Delegation pursuant to the terms and conditions of the Delegation of Control Agreement and this Agreement be deemed an Event of Withdrawal.

If an Event of Withdrawal specified in this Section 13.1(a)(iv), (v) or (vi) occurs, the withdrawing General Partner shall give written notice to the Limited Partners within 30 days after such occurrence. The Partners hereby agree that only the Events of Withdrawal described in this Section 13.1 shall result in the withdrawal of the General Partner from the Partnership.

(b) Withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal will not constitute a breach of this Agreement under the following circumstances: (i) at any time that the General Partner voluntarily withdraws by giving at least 90 days’ advance notice to the Limited Partners, such withdrawal to take effect on the date specified in such notice; or (ii) at any time that the General Partner ceases to be a General Partner pursuant to Section 13.1(a)(ii) or is removed pursuant to Section 13.2. If the General Partner gives a notice of withdrawal pursuant to Section 13.1(a)(i), holders of at least a majority of the Outstanding Units (excluding for purposes of such determination Common Units held by the General Partner and its Affiliates and the number of I-Units that equal the number of Listed Shares and Voting Shares held by the General Partner and its Affiliates) may, prior to the effective date of such withdrawal, elect a successor General Partner. If, prior to the effective date of the General Partner’s withdrawal, a successor is not selected by the Limited Partners as provided herein or the Partnership does not receive an Opinion of Counsel that following the election of a successor General Partner, the General Partner’s withdrawal would not result in the loss of limited liability of any Limited Partner or of any limited partner or member of any Subsidiary or cause the Partnership or any Subsidiary to be taxable as a corporation or otherwise taxed as an entity for federal tax purposes (a “Withdrawal Opinion of Counsel”), the Partnership shall be dissolved in accordance with Section 14.1. If a successor General Partner is elected and a Withdrawal Opinion of Counsel is rendered, such successor shall be admitted (subject to Section 12.3) immediately prior to the effective time of the withdrawal or removal of the Departing Partner and shall continue the business of the Partnership without dissolution.

13.2. Removal of the General Partner. The General Partner may be removed with or without Cause if such removal is approved by (i) at least 66 2⁄3% of the Outstanding Common Units, Class D Units, voting on an “as if” converted on the date of such vote basis, and Class E Units, voting on an “as if” converted on the date of such vote basis, voting together as a class (excluding for purposes of such determination Common Units held by the General Partner and its Affiliates), (ii) a majority of the Outstanding I-Units voting as a separate class (excluding for purposes of such determination the number of I-Units that equal the number of Listed Shares and Voting Shares held by the General Partner and its Affiliates) and (iii) a majority of the Outstanding Series 1 Preferred Units voting as a separate class (excluding for purposes of such determination Series 1 Preferred Units held by the General Partner and its Affiliates). Any such action by the Limited Partners for removal of the General Partner must also provide for the election and succession of a new General Partner. Such removal shall be effective immediately following the admission of the successor General Partner pursuant to Article XII. The right of the Limited Partners to remove the General Partner shall not exist or be exercised unless the Partnership has received an Opinion of Counsel opining as to the matters covered by a Withdrawal Opinion of Counsel.

13.3. Interest of Departing Partner and Successor General Partner.

(a) In the event of (i) withdrawal of the General Partner under circumstances where such withdrawal does not violate this Agreement or (ii) removal of the General Partner by the Limited Partners under circumstances where Cause does not exist, the Departing Partner shall, at its option exercisable prior to the effective date of the departure of such Departing Partner, promptly receive from its successor in exchange for its Partnership Interest as General Partner and its Incentive Distribution Units (the “Departing Interest”) an amount in cash equal to the fair market value of the Departing Interest, such amount to be determined and payable as of the effective date of its departure. If the General Partner withdraws under circumstances where such withdrawal violates this Agreement or if the General Partner is removed by the Limited Partners under circumstances where Cause exists, the General Partner’s successor shall have the option described in the immediately preceding sentence, and the Departing Partner shall not have such option. In either event, the Departing Partner shall be entitled to receive all reimbursements due such Departing Partner pursuant to Section 6.4, including, without limitation, any employee-related liabilities (including, without limitation, severance liabilities), incurred in connection with the termination of any employees employed by the General Partner for the benefit of the Partnership or any Subsidiary. Subject to Section 13.3(b), the Departing Partner shall, as of the effective date of its departure, cease to share in any allocations or distributions with respect to its Departing Interest and Partnership income, gain, loss, deduction and credit will be prorated and allocated as set forth in Section 5.2(g). For purposes of this Section 13.3(a), the fair market value of the Departing Interest shall be determined by agreement between the Departing Partner and its successor or, failing agreement within 30 days after the effective date of such Departing Partner’s departure, by an independent investment banking firm or other independent expert selected by the Departing Partner and its successor, which, in turn, may rely on other experts and the determination of which shall be conclusive as to such matter. If such parties cannot agree upon one independent investment banking firm or other independent expert within 45 days after the effective date of such departure, then the Departing Partner shall designate an independent investment banking firm or other independent expert, the Departing Partner’s successor shall designate an independent investment banking firm or other independent expert, and such firms or experts shall mutually select a third independent investment banking firm or independent expert, which shall determine the fair market value of the Departing Interest. In making its determination, such independent investment banking firm or other independent expert shall consider the then current trading price of Units on any National Securities Exchange on which Units are then listed, the value of the Partnership’s assets, the rights and obligations of the General Partner and other factors it may deem relevant.

(b) If the Departing Interest is not acquired in the manner set forth in Section 13.3(a), the Departing Partner shall become a Limited Partner and the Departing Interest shall be converted into Class A Common Units pursuant to a valuation made by an investment banking firm or other independent expert selected pursuant to

Section 13.3(a), without reduction in such Partnership Interest (but subject to proportionate dilution by reason of the admission of its successor). Any successor General Partner shall indemnify the Departing Partner as to all debts and liabilities of the Partnership arising on or after the date on which the Departing Partner becomes a Limited Partner. For purposes of this Agreement, conversion of the Departing Interest to Class A Common Units will be characterized as if the General Partner contributed its Departing Interest to the Partnership in exchange for the newly-issued Class A Common Units. Any Incentive Distribution Units included in the Departing Interest shall be cancelled and not reissued.

(c) If the option described in Section 13.3(a) is not exercised by the party entitled to do so, the successor General Partner shall, at the effective date of its admission to the Partnership, contribute to the capital of the Partnership cash in an amount such that its Capital Account, after giving effect to such contribution and any adjustments made to the Capital Accounts of all Partners pursuant to Section 4.6(d)(i), shall be equal to that percentage of the Capital Accounts of all Partners that is equal to its Percentage Interest as the General Partner. In such event, each successor General Partner shall, subject to the following sentence, be entitled to such Percentage Interest of all Partnership allocations and distributions and any other allocations and distributions to which the Departing Partner was entitled. In addition, such successor General Partner shall cause this Agreement to be amended to reflect that, from and after the date of such successor General Partner’s admission, the successor General Partner’s interest in all Partnership distributions and allocations shall be 2%, and that of the holders of Outstanding Units (excluding Incentive Distribution Units) shall be 98%.

13.4. Intentionally Omitted.

13.5. Withdrawal of Limited Partners. No Limited Partner shall have any right to withdraw from the Partnership; provided, however, that when a transferee of a Limited Partner’s Units becomes a Record Holder, such transferring Limited Partner shall cease to be a Limited Partner with respect to the Units so transferred.

ARTICLE XIV

DISSOLUTION AND LIQUIDATION

14.1. Dissolution. The Partnership shall not be dissolved by the admission of Substituted Limited Partners or Additional Limited Partners or by the admission of a successor General Partner in accordance with the terms of this Agreement. Upon the removal or withdrawal of the General Partner, any successor General Partner shall continue the business of the Partnership. The Partnership shall dissolve, and its affairs should be wound up, upon:

(a) the expiration of its term as provided in Section 1.5;

(b) an Event of Withdrawal of the General Partner as provided in Section 13.1 (a), unless a successor is named as provided in Section 13.1(b) or Section 13.2, as the case may be;

(c) an election to dissolve the Partnership by the General Partner that is approved by at least 66 2⁄3% of the Outstanding Units (and all Limited Partners hereby expressly consent that such approval may be effected upon written consent of at least 66 2⁄3% of the Outstanding Units);

(d) entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Delaware Act; or

(e) the sale of all or substantially all of the assets and properties of the Partnership or Enbridge Energy, Limited Partnership.

14.2. Continuation of the Business of the Partnership after Dissolution. Upon (i) dissolution of the Partnership following an Event of Withdrawal caused by the withdrawal or removal of the General Partner and a failure of the requisite number of Partners to appoint a successor General Partner as provided in Section 13.1 or 13.2, as the case may be, then within an additional 90 days or (ii) dissolution of the Partnership upon an event constituting an Event of Withdrawal described in Section 13.1(a)(iv), then within 180 days thereafter, at least a majority of the Outstanding Units may elect to reconstitute the Partnership and continue its business on the same terms and conditions set forth in this Agreement by forming a new limited partnership on terms identical to those set forth in this Agreement and having as a general partner a Person approved by the holders of at least a majority of the Outstanding Units. Upon any such election by the holders of at least a majority of the Outstanding Units, all Partners shall be bound thereby and shall be deemed to have approved thereof. Unless such an election is made with the applicable time period as set forth above, the Partnership shall conduct only activities necessary to wind up its affairs. If such an election is so made, then:

(a) the reconstituted Partnership shall continue until the end of the term set forth in Section 1.5 unless earlier dissolved in accordance with this Article XIV;

(b) if the successor General Partner is not the former General Partner, then the interest of the former General Partner shall be treated thenceforth as the interest of a Limited Partner and converted into Class A Common Units in the manner provided in Section 13.3(b); and

(c) all necessary steps shall be taken to cancel this Agreement and the Certificate of Limited Partnership and to enter into and, as necessary, to file a new partnership agreement and certificate of limited partnership, and the successor general partner may for this purpose exercise the powers of attorney granted the General Partner pursuant to Section 1.4; provided, that the right of at least a majority of Outstanding Units to approve a successor general partner and to reconstitute and to continue the business of the Partnership shall not exist and may not be exercised unless the Partnership has received an Opinion of Counsel that (x) the exercise of the right would not result in the loss of limited liability of any Limited Partner and (y) neither the Partnership, the reconstituted limited partnership nor any Subsidiary would become taxable as a corporation or otherwise be taxed as an entity for federal income tax purposes upon the exercise of such right to continue.

14.3. Liquidation. (a) Upon dissolution of the Partnership, unless the Partnership is continued under an election to reconstitute and continue the Partnership pursuant to Section 14.2, the General Partner, or in the event the General Partner has been dissolved or removed, become bankrupt as set forth in Section 13.1 or withdrawn from the Partnership, a liquidator or liquidating committee approved by at least 66 2⁄3% of the Outstanding Units, shall be the Liquidator. The Liquidator (if other than the General Partner) shall be entitled to receive such compensation for its services as may be approved by at least 66 2⁄3% of the Outstanding Units. The Liquidator shall agree not to resign at any time without 15 days’ prior written notice and (if other than the General Partner) may be removed at any time, with or without Cause by notice of removal approved by at least 66 2⁄3% of the Outstanding Units. Upon dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within 30 days thereafter be approved by at least 66 2⁄3% of the Outstanding Units. The right to approve a successor or substitute Liquidator in the manner provided herein shall be deemed to refer also to any such successor or substitute Liquidator approved in the manner herein provided. Except as expressly provided in this Article XIV, the Liquidator approved in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the General Partner under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, other than the limitation on sale set forth in Section 6.3(b)) to the extent necessary or desirable in the good faith judgment of the Liquidator to carry out the duties and functions of the Liquidator hereunder for and during such period of time as shall be reasonably required in the good faith judgment of the Liquidator to complete the winding up and liquidation of the Partnership as provided for herein.

(b) The Liquidator shall liquidate the assets of the Partnership, and apply and distribute the proceeds of such liquidation in the following order of priority, unless otherwise required by mandatory provisions of applicable law:

(i) to the payment to creditors of the Partnership, including, without limitation, Partners who are creditors, in the order of priority provided by law;

(ii) to the creation of a reserve of cash or other assets of the Partnership for contingent liabilities in an amount, if any, determined by the Liquidator to be appropriate for such purposes;

(iii) to all Partners in accordance with the positive balances in their respective Capital Accounts after taking into account adjustments to such Capital Accounts pursuant to Section 5.1(c); and

(iv) to all Partners in accordance with their respective Percentage Interests.

(c) Notwithstanding anything to the contrary set forth in this Agreement, the holders of Series 1 Preferred Units, Class D Units, Class E Units and Incentive Distribution Units shall have the rights, preferences and privileges set forth in Section 4.13(m), Section 4.15(l), Section 4.17(l) and Section 5.14(b), respectively, upon dissolution and liquidation of the Partnership pursuant to this Article XIV.

14.4. Distributions in Kind. Notwithstanding the provisions of Section 14.3, which require the liquidation of the assets of the Partnership, but subject to the order of priorities set forth therein, if prior to or upon dissolution of the Partnership the Liquidator determines that an immediate sale of part or all of the Partnership’s assets would be impractical or would cause undue loss to the Partners, the Liquidator may, in its absolute discretion, defer for a reasonable time the liquidation of any assets except those necessary to satisfy liabilities of the Partnership (including, without limitation, those to Partners as creditors) or distribute to the Partners, in lieu of cash, as tenants in common and in accordance with the provisions of Section 14.3, undivided interests in such Partnership assets as the Liquidator deems not suitable for liquidation. Any such distributions in kind shall be made only if, in the good faith judgment of the Liquidator, such distributions in kind are in the best interest of the Limited Partners, and shall be subject to such conditions relating to the disposition and management of such properties as the Liquidator deems reasonable and equitable and to any agreement governing the operation of such properties at such time. The Liquidator shall determine the fair market value of any property distributed in kind using such reasonable method of valuation as it may adopt. Notwithstanding the foregoing, the Liquidator may not make distributions in kind unless all of the Listed Shares and Voting Shares are held by the General Partner and its Affiliates.

14.5. Cancellation of Certificate of Limited Partnership. Upon the completion of the distribution of Partnership cash and property as provided in Sections 14.3 and 14.4, the Partnership shall be terminated and the Certificate of Limited Partnership and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Delaware shall be canceled and such other actions as may be necessary to terminate the Partnership shall be taken.

14.6. Reasonable Time for Winding Up. A reasonable time shall be allowed for the orderly winding up of business and affairs of the Partnership and the liquidation of its assets pursuant to Section 14.3 in order to minimize any losses otherwise attendant upon such winding up, and the provisions of this Agreement shall remain in effect between the Partners during the period of liquidation.

14.7. Return of Capital. The General Partner shall not be personally liable for the return of the Capital Contributions of the Limited Partners, or any portion thereof, it being expressly understood that any such return shall be made solely from Partnership assets.

14.8. Capital Account Restoration. No Limited Partner shall have any obligation to restore any negative balance in its Capital Account upon liquidation of the Partnership. The General Partner shall be obligated to restore any negative balance in its Capital Account upon liquidation of its interest in the Partnership by the end of the taxable year of the Partnership during which such liquidation occurs, or, if later, within 90 days after the date of such liquidation.

14.9. Waiver of Partition. Each Partner hereby waives any right to partition of the Partnership property.

ARTICLE XV

AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS; RECORD DATE

15.1. Amendment to be Adopted Solely by General Partner. Each Limited Partner agrees that the General Partner (pursuant to its powers of attorney from the Limited Partners and Assignees), without the approval of any Limited Partner or Assignee, may amend any provision of this Agreement, and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:

(a) a change in the name of the Partnership, the location of the principal place of business of the Partnership, the registered agent of the Partnership or the registered office of the Partnership;

(b) admission, substitution, withdrawal or removal of Partners in accordance with this Agreement;

(c) a change that, in the sole discretion of the General Partner, is reasonable and necessary or appropriate to qualify or continue the qualification of the Partnership as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or that is necessary or advisable in the opinion of the General Partner to ensure that the Partnership will not be taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

(d) a change (i) that, in the sole discretion of the General Partner, does not adversely affect the Limited Partners in any material respect, (ii) that is necessary or appropriate to satisfy any requirements, conditions, guidelines or interpretations contained in any opinion, interpretative release, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state agency or judicial authority or contained in any federal or state statute (including, without limitation, the Delaware Act) or that is necessary or appropriate to facilitate the trading of the Units (including, without limitation, the division of Outstanding Units into different classes to facilitate uniformity of tax consequences within such classes of Units) or comply with any rule, regulation, interpretative release, guideline or requirement of any National Securities Exchange on which the Units are or will be listed for trading, compliance with any of which the General Partner determines in its sole discretion to be in the best interests of the Partnership and the Limited Partners or (iii) that is required to effect the intent of the provisions of this Agreement or is otherwise contemplated by this Agreement;

(e) an amendment that is necessary, in the Opinion of Counsel, to prevent the Partnership or the General Partner or its directors or officers from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, whether or not substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

(f) subject to the terms of Section 4.4, an amendment that the General Partner determines in its sole discretion to be necessary or appropriate in connection with the authorization for issuance of any class or series of Units pursuant to Section 4.4;

(g) Intentionally Omitted;

(h) Intentionally Omitted;

(i) any amendment expressly permitted in this Agreement to be made by the General Partner acting alone;

(j) an amendment effected, necessitated or contemplated by a Merger Agreement approved in accordance with Section 16.3; or

(k) any other amendments substantially similar to the foregoing.

15.2. Amendment Procedures. Except as provided in Sections 15.1 and 15.3, all amendments to this Agreement shall be made in accordance with the following requirements. Amendments to this Agreement may be proposed solely by the General Partner. Each such proposal shall contain the text of the proposed amendment. If an amendment is proposed, the General Partner shall seek the written approval of the requisite percentage of Outstanding Units or call a meeting of the Limited Partners to consider and vote on such proposed amendment. A proposed amendment shall be effective upon its approval by the holders of at least 66 2⁄3% of the Outstanding Units unless a greater or different percentage is required under this Agreement. The General Partner shall notify all Record Holders upon final adoption of any proposed amendment.

15.3. Amendment Requirements.

(a) Notwithstanding the provisions of Sections 15.1 and 15.2, no provision of this Agreement that establishes a percentage of Outstanding Units required to take any action shall be amended, altered, changed, repealed or rescinded in any respect that would have the effect of reducing such voting requirement unless such amendment is approved by the written consent or the affirmative vote of Unitholders whose aggregate percentage of Outstanding Units constitutes not less than the required percentage of Outstanding Units sought to be reduced.

(b) Notwithstanding the provisions of Sections 15.1 and 15.2, no amendment to this Agreement may (i) enlarge the obligations of any Limited Partner without such Limited Partner’s consent, which may be given or withheld in its sole discretion, (ii) modify the amounts distributable to the General Partner in respect of its general partner interest in the Partnership or any Subsidiary or modify the amounts reimbursable or otherwise payable to the General Partner or any of its Affiliates by the Partnership, (iii) change Section 14.1(a) or (c), (iv) restrict in any way any action by or rights of the General Partner as set forth in this Agreement without the General Partner’s consent (which may be given or withheld in the sole discretion of the General Partner) or (v) change the term of the Partnership or, except as set forth in Section 14.1(c), give any Person the right to dissolve the Partnership.

(c) Except as otherwise provided, and without limitation of the General Partner’s authority to adopt amendments to this Agreement as contemplated in Section 15.1, the General Partner may amend the Partnership Agreement without the approval of Unitholders, except that any amendment that would have a material adverse effect on the holders of any type or class of Outstanding Units must be approved by the holders of not less than 66 2⁄3% of the Outstanding Units of such type or class.

(d) Notwithstanding any other provision of this Agreement, except for amendments pursuant to Section 6.3 or 15.1, no amendments shall become effective without the approval of the Record Holders of at least 95% of the Units unless the Partnership obtains an Opinion of Counsel to the effect that (i) such amendment will not cause the Partnership or Enbridge Energy, Limited Partnership to be taxable as a corporation or otherwise taxed as an entity for federal income tax purposes and (ii) such amendment will not affect the limited liability of any Limited Partner or any limited partner of Enbridge Energy, Limited Partnership under applicable law.

(e) This Section 15.3 shall only be amended with the approval of the Record Holders of not less than 95% of the Outstanding Units.

15.4. Meetings. All acts of Limited Partners to be taken hereunder shall be taken in the manner provided in this Article XV. Meetings of the Limited Partners may be called by the General Partner or by Limited Partners holding 20% or more of the Outstanding Units of the class for which a meeting is proposed. Limited Partners shall call a meeting by delivering to the General Partner one or more requests in writing stating that the signing Limited Partners wish to call a meeting and indicating the general or specific purposes for which the meeting is to be called. Within 60 days after receipt of such a call from Limited Partners or within such greater time as may be reasonably necessary for the Partnership to comply with any statutes, rules, regulations, listing agreements or similar requirements governing the holding of a meeting or the solicitation of proxies for use at such a meeting, the General Partner shall send a notice of the meeting to the Limited Partners either directly or indirectly through the Transfer Agent. A meeting shall be held at a time and place determined by the General Partner on a date not more than 60 days after the mailing of notice of the meeting. Limited Partners shall not vote on matters that would cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners’ limited liability under the Delaware Act or the law of any other state in which the Partnership is qualified to do business.

15.5. Notice of a Meeting. Notice of a meeting called pursuant to Section 15.4 shall be given to the Record Holders in writing by mail or other means of written communication in accordance with Section 18.1. The notice shall be deemed to have been given at the time when deposited in the mail or sent by other means of written communication.

15.6. Record Date. For purposes of determining the Limited Partners entitled to notice of or to vote at a meeting of the Limited Partners or to give approvals without a meeting as provided in Section 15.11, the General Partner may set a Record Date, which shall not be less than 10 nor more than 60 days before (a) the date of the meeting (unless such requirement conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed for trading, in which case the rule, regulation, guideline or requirement of such exchange shall govern) or (b) in the event that approvals are sought without a meeting, the date by which Limited Partners are requested in writing by the General Partner to give such approvals.

15.7. Adjournment. When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting and a new Record Date need not be fixed, if the time and place thereof are announced at the meeting at which the adjournment is taken, unless such adjournment shall be for more than 45 days. At the adjourned meeting, the Partnership may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 45 days or if a new Record Date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given in accordance with this Article XV.

15.8. Waiver of Notice; Approval of Meeting; Approval of Minutes. The transactions of any meeting of Limited Partners, however called and noticed, and whenever held, shall be as valid as if had at a meeting duly held after regular call and notice, if a quorum is present either in person or by proxy, and if, either before or after the meeting, each of the Limited Partners entitled to vote, present in person or by proxy, signs a written waiver of notice or an approval of the holding of the meeting or an approval of the minutes thereof. All waivers and approvals shall be filed with the Partnership records or made a part of the minutes of the meeting. Attendance of a Limited Partner at a meeting shall constitute a waiver of notice of the meeting, except when the Limited Partner disapproves, at the beginning of the meeting, the transaction of any business because the meeting is not lawfully called or convened, and except that attendance at a meeting is not a waiver of any right to disapprove the consideration of matters required to be included in the notice of the meeting, but not so included, in either case if the disapproval is expressly made at the meeting.

15.9. Quorum. The holders of 66 2⁄3% of the Outstanding Units of the class for which a meeting has been called represented in person or by proxy shall constitute a quorum at a meeting of Limited Partners of such class unless any such action by the Limited Partners requires approval by holders of a majority in interest of such Units, in which case the quorum shall be a majority. At any meeting of the Limited Partners duly called and held in accordance with this Agreement at which a quorum is present, the act of Limited Partners holding Outstanding Units that in the aggregate represent at least 66 2⁄3% of the Outstanding Units entitled to vote and be present in person or by proxy at such meeting shall be deemed to constitute the act of all Limited Partners, unless a greater or different percentage is required with respect to such action under the provisions of this Agreement, in which case the act of the Limited Partners holding Outstanding Units that in the aggregate represent at least such greater or different percentage shall be required. The Limited Partners present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough Limited Partners to leave less than a quorum, if any action taken (other than adjournment) is approved by the required percentage of Outstanding Units specified in this Agreement. In the absence of a quorum, any meeting of Limited Partners may be adjourned from time to time by the affirmative vote of a majority of the Outstanding Units represented either in person or by proxy, but no other business may be transacted, except as provided in Section 15.7.

15.10. Conduct of Meeting. The General Partner shall have full power and authority concerning the manner of conducting any meeting of the Limited Partners or solicitation of approvals in writing, including, without limitation, the determination of Persons entitled to vote, the existence of a quorum, the satisfaction of the requirements of Section 15.4, the conduct of voting, the validity and effect of any proxies and the determination of any controversies, votes or challenges arising in connection with or during the meeting or voting. The General Partner shall designate a Person to serve as chairman of any meeting and shall further designate a Person to take the minutes of any meeting, in either case including, without limitation, a Partner or a director or officer of the General Partner. All minutes shall be kept with the records of the Partnership maintained by the General Partner. The General Partner may make such other regulations consistent with applicable law and this Agreement as it may deem advisable concerning the conduct of any meeting of the Limited Partners or solicitation of approvals in writing, including, without limitation, regulations in regard to the appointment of proxies, the appointment and duties of inspectors of votes and approvals, the submission and examination of proxies and other evidence of the right to vote, and the revocation of approvals in writing.

15.11. Action Without a Meeting. Any action that may be taken at a meeting of the Limited Partners may be taken without a meeting if an approval in writing setting forth the action so taken is signed by Limited Partners holding not less than the minimum percentage of the Outstanding Units that would be necessary to authorize to take such action at a meeting at which all the Limited Partners were present and voted. Prompt notice of the taking of action without a meeting shall be given to the Limited Partners who have not approved in writing. The General Partner may specify that any written ballot submitted to Limited Partners for the purpose of taking any action without a meeting shall be returned to the Partnership within the time period, which shall be not less than 20 days, specified by the General Partner. If a ballot returned to the Partnership does not vote all of the Units held by the Limited Partner, the Partnership shall be deemed to have failed to receive a ballot for the Units that were not voted. If approval of the taking of any action by the Limited Partners is solicited by any Person other than by or on behalf of the General Partner, the written approvals shall have no force and effect unless and until (a) they are deposited with the Partnership in care of the General Partner, (b) approvals sufficient to take the action proposed are dated as of a date not more than 90 days prior to the date sufficient approvals are deposited with the Partnership and (c) an Opinion of Counsel is delivered to the General Partner to the effect that the exercise of such right and the action proposed to be taken with respect to any particular matter (i) will not cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners’ limited liability, (ii) will not jeopardize the status of the Partnership as a partnership, or cause the Partnership to be taxable as a corporation or otherwise taxed as an entity, under applicable tax laws and regulations and (iii) is otherwise permissible under the state statutes then governing the rights, duties and liabilities of the Partnership and the Partners.

15.12. Voting and Other Rights.

(a) Only those Record Holders of Units on the Record Date set pursuant to Section 15.6 shall be entitled to notice of, and to vote at, a meeting of Limited Partners or to act with respect to matters as to which holders of the Outstanding Units have the right to vote or to act. All references in this Agreement to votes of, or other acts that may be taken by, the holders of Outstanding Units shall be deemed to be references to the votes or acts of the Record Holders of such Outstanding Units.

(b) With respect to Units that are held for a Person’s account by another Person (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), in whose name such Units are registered, such broker, dealer or other agent shall, in exercising the voting rights in respect of such Units on any matter, and unless the arrangement between such Persons provides otherwise, vote such Units in favor of, and at the direction of, the Person who is the beneficial owner, and the Partnership shall be entitled to assume it is so acting without further inquiry. The provisions of this Section 15.12(b) (as well as all other provisions of this Agreement) are subject to the provisions of Section 10.4.

ARTICLE XVI

MERGER

16.1. Authority. Subject to Section 5.10(d) and (e), the Partnership may merge or consolidate with one or more corporations, limited liability companies, business trusts or associations, real estate investment trusts, common law trusts or unincorporated businesses, including, without limitation, a general partnership or limited partnership, formed under the laws of the State of Delaware or any other state of the United States of America, pursuant to a written agreement of merger or consolidation (a “Merger Agreement”) in accordance with this Article.

16.2. Procedure for Merger or Consolidation. Merger or consolidation of the Partnership pursuant to this Article XVI requires the prior approval of the General Partner. If the General Partner shall determine, in the exercise of its sole discretion, to consent to the merger or consolidation, the General Partner shall approve the Merger Agreement, which shall set forth:

(a) the names and jurisdictions of formation or organization of each of the business entities proposing to merge or consolidate;

(b) the name and jurisdictions of formation or organization of the business entity that is to survive the proposed merger or consolidation (hereafter designated as the “Surviving Business Entity”);

(c) the terms and conditions of the proposed merger or consolidation;

(d) the manner and basis of exchanging or converting the equity securities of each constituent business entity for, or into, cash, property or general or limited partnership interests, rights, securities or obligations of the Surviving Business Entity and (i) if any general or limited partnership interests, securities or rights of any constituent business entity are not to be exchanged or converted solely for, or into, cash, property or general or limited partnership interests, rights, securities or obligations of the Surviving Business Entity, the cash, property or general or limited partnership interests, rights, securities or obligations of any limited partnership, corporation, trust or other entity (other than the Surviving Business Entity) which the holders of such general or limited partnership interest are to receive in exchange for, or upon conversion of their securities or rights, and (ii) in the case of securities represented by certificates, upon the surrender of such certificates, which cash, property or general or limited partnership interests, rights, securities or obligations of the Surviving Business Entity or any limited partnership, corporation, trust or other entity (other than the Surviving Business Entity), or evidences thereof, are to be delivered;

(e) a statement of any amendments or other changes in the constituent documents (the articles or certificate of incorporation, articles of trust, declaration of trust, certificate or agreement of limited partnership or other similar charter or governing document), or the adoption of new constituent documents, in either case as contemplated in § 17-211(g) of the Delaware Act, of the Surviving Business Entity to be effected by such merger or consolidation;

(f) the effective time of the merger, which may be the date of the filing of the certificate of merger pursuant to Section 16.4 or a later date specified in or determinable in accordance with the Merger Agreement; provided, that if the effective time of the merger is to be later than the date of the filing of the certificate of merger, it shall be fixed no later than the time of the filing of the certificate of merger and stated therein; and

(g) such other provisions with respect to the proposed merger or consolidation as are deemed necessary or appropriate by the General Partner.

16.3. Approval by Limited Partners of Merger or Consolidation.

(a) The General Partner of the Partnership, upon its approval of the Merger Agreement, shall direct that the Merger Agreement be submitted to a vote of Limited Partners whether at a meeting or by written consent, in either case in accordance with the requirements of Article XV. A copy or a summary of the Merger Agreement shall be included in or enclosed with the notice of a meeting or the written consent.

(b) The Merger Agreement shall be approved upon receiving the affirmative vote or consent of the holders of at least 66 2⁄3% of the Outstanding Units, unless the Merger Agreement contains any provision which, if contained in an amendment to this Agreement, the provisions of this Agreement or the Delaware Act would require the vote or consent of a greater percentage of the Outstanding Units of the Limited Partners or of any class of Limited Partners, in which case such greater percentage vote or consent shall be required for approval of the Merger Agreement.

(c) After such approval by vote or consent of the Limited Partners, and at any time prior to the filing of the certificate of merger pursuant to Section 16.4, the merger or consolidation may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement.

16.4. Certificate of Merger. Upon the required approval by the General Partner and Limited Partners of a Merger Agreement, a certificate of merger shall be executed and filed with the Secretary of State of the State of Delaware in conformity with the requirements of the Delaware Act.

16.5. Effect of Merger.

(a) Upon the effective date of the certificate of merger:

(i) all of the rights, privileges and powers of each of the business entities that has merged or consolidated, and all property (real, personal and mixed) and all debts due to any of those business entities and all other things and causes of action belonging to each of those business entities shall be vested in the Surviving Business Entity and, after the merger or consolidation, shall be the property of the Surviving Business Entity to the extent they were part of each constituent business entity;

(ii) the title to any real property vested by deed or otherwise in any of those constituent business entities shall not revert and shall not be in any way impaired because of the merger or consolidation;

(iii) all rights of creditors and all liens on or security interest in property of any of those constituent business entities shall be preserved unimpaired; and

(iv) all debts, liabilities and duties of those constituent business entities shall attach to the Surviving Business Entity, and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it.

(b) A merger or consolidation effected pursuant to this Article XVI shall not be deemed to result in a transfer or assignment of assets or liabilities from one entity to another having occurred.

16.6. Merger with EEM upon Tax Status Event.

(a) Subject to Section 16.3, upon or at any time following the occurrence of a Tax Status Event, if the Record Holders of a majority of Voting Shares determine to exercise their right to merge EEM with or into the Partnership or any Subsidiary, the General Partner shall cause the Partnership or such Subsidiary to merge with or into EEM in accordance with the provisions of this Section 16.6.

(b) If the Record Holders of a majority of Voting Shares determine to exercise their right to cause a merger as described in Section 7.03(a) of the LLC Agreement, the General Partner shall execute and deliver or cause to be executed and delivered the Merger Agreement and shall execute, deliver and/or file or cause to be executed, delivered and/or filed, pursuant to the Delaware Act or other applicable law, all other documents, instruments or certificates deemed by it necessary or appropriate to effectuate such merger and, subject to Section 16.6(c), such merger shall have the effects provided in the Certificate of Merger, the Merger Agreement and under the Delaware Act and any other applicable law.

(c) The Merger Agreement executed in connection with any merger of EEM pursuant to this Section 16.6 shall provide that, at the effective time of such merger, each Record Holder of Company Securities, in exchange for the total number of Company Securities held by such Record Holder shall receive, and the Partnership shall issue or pay to such Record Holder, as applicable, a number of whole Class A Common Units and an amount of cash in lieu of fractional Class A Common Units such that (i) the product of the number of whole Class A Common Units so received by such Record Holder and the average Closing Price of one Class A Common Unit for the 10 consecutive Trading Day period ending on the fifth Trading Day prior to the effective time of such merger, plus (ii) the amount of cash received by such Record Holder, is equal to the product of the number of Company Securities held by such Record Holder and the average Closing Price of one Listed Share for the 10 consecutive Trading Day period ending on the fifth Trading Day prior to the effective time of such merger. For purposes of this Section 16.6(c), the term “Class A Common Units” shall include any other security issued by the Partnership in exchange for Company Securities in lieu of Class A Common Units that is in all respects substantially similar to Class A Common Units.

ARTICLE XVII

RIGHT TO ACQUIRE UNITS

17.1. Right to Acquire Units.

(a) Notwithstanding any provision of this Agreement, if at any time less than 15% of the aggregate number of Listed Shares then Outstanding (as defined in the LLC Agreement) plus the aggregate number of Common Units then Outstanding are held by Persons other than the General Partner, the Purchaser and their respective Affiliates, the General Partner shall have the right (which right it may assign and transfer to the Partnership or any Affiliate of the General Partner), exercisable in its sole discretion, to purchase all, but not less than all, of the Common Units then Outstanding held by Persons other than the General Partner and its Affiliates, at the Optional Purchase Price, but only if the Purchaser elects to purchase all, but not less than all, of the outstanding Listed Shares that are not held by the Purchaser and its Affiliates pursuant to Article 4 of the Purchase Provisions. As used in this Agreement, “Optional Purchase Price” means a price that is equal to the greatest of (i) the Current Market Price for the Common Units as of the date five days prior to the date that the Notice of Election to Purchase is delivered to the Transfer Agent for mailing to the Record Holders of Common Units, (ii) the highest price paid by the General Partner or any of its Affiliates for a Common Unit purchased during the 90 calendar day period ending on the day prior to the date that the Notice of Election to Purchase is delivered to the Transfer Agent for mailing to the Record Holders of Common Units, (iii) the Current Market Price for the Listed Shares as of the date five days prior to the date that the Notice of Election to Purchase is delivered to the Transfer Agent for mailing to the Record Holders of Common Units, and (iv) the highest price paid by the General Partner or any of its Affiliates for a Listed Share purchased during the 90 calendar day period ending on the day prior to the date that the Notice of Election to Purchase is delivered to the Transfer Agent for mailing to the Record Holders of Common Units. To the extent that the price paid for Listed Shares or Common Units in clauses (ii) or (iv) is paid in securities, the value of such securities shall be the Closing Price for such securities on the day the purchase of the Listed Shares or Common Units is effected. To the extent that the price paid for Listed Shares or Common Units in clauses (ii) or (iv) is paid other than in cash or securities, the value of such other consideration (and therefore the price paid for such Listed Shares or Common Units) shall be determined in good faith by the Board of Directors of the General Partner.

(b) As used in this Agreement, (i) “Current Market Price” of a security listed or admitted to trading on any National Securities Exchange means the average of the daily Closing Prices for such security for the 20 consecutive Trading Days immediately prior to, but not including such date; (ii) “Closing Price” for any day means (A) the last sale price on such day, regular way, or in case no such sale takes place on such day, the average of the closing bid and asked prices on such day, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, (B) if such securities are not listed or admitted to trading on the New York Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal National Securities Exchange on which such securities are listed or admitted to trading or, if such securities are not listed or admitted to trading on any National Securities Exchange, the last quoted price on such day or, (C) if not so quoted, the average of the high bid and low asked prices on such day in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or such other system then in use, or (D) if on any such day such securities are not quoted by any such organization, the average of the closing bid and asked price on such day as furnished by a professional market maker making a market in such securities selected by the Board of Directors of the General Partner, or (E) if on any such day no market maker is making a market in such securities, the fair value of such securities on such day as determined reasonably and in good faith by the Board of Directors of the General Partner; and (iii) “Trading Day” means a day on which the principal National Securities Exchange on which such securities are listed or admitted to trading is open for the transaction of business or, if such securities are not listed or admitted to trading on any National Securities Exchange, a day on which banking institutions in New York City generally are open. Notwithstanding anything herein to the contrary, the Current Market Price of one Class B Common Unit shall be deemed to be the same as the Current Market Price of one Class A Common Unit.

(c) If the General Partner, any Affiliate of the General Partner or the Partnership elects to exercise the right to purchase Common Units granted pursuant to Section 17.1(a), the General Partner shall deliver to the Transfer Agent written notice of such election to purchase (the “Notice of Election to Purchase”) and shall cause the Transfer Agent to mail a copy of such Notice of Election to Purchase to the Record Holders of Common Units (as of a Record Date selected by the General Partner) at least 10, but not more than 60 days prior to the Purchase Date. Such Notice of Election to Purchase shall also be published in daily newspapers of general circulation printed in the English language and published in the Borough of Manhattan, New York. The Notice of Election to Purchase shall specify the Purchase Date and the Optional Purchase Price and state that the General Partner, its Affiliate or the Partnership, as the case may be, elects to purchase such Common Units in exchange for payment, at such office or offices of the

Transfer Agent or the General Partner as the Transfer Agent or the General Partner, as applicable, may specify, or as may be required by any National Securities Exchange on which the Common Units are listed or admitted to trading. Any such Notice of Election to Purchase mailed to a Record Holder of Common Units at his address as reflected in the records of the Transfer Agent or the Partnership, as applicable, shall be conclusively presumed to have been given whether or not the holder receives such notice. On or prior to the Purchase Date, the General Partner, its Affiliate or the Partnership, as the case may be, shall deposit with the Transfer Agent cash in an amount sufficient to pay the aggregate Optional Purchase Price for all of the Common Units to be purchased in accordance with this Section 17.1. If the Notice of Election to Purchase shall have been duly given as aforesaid at least 10 days prior to the Purchase Date, and if on or prior to the Purchase Date the deposit described in the preceding sentence has been made for the benefit of the holders of Common Units subject to purchase as provided herein, then from and after the Purchase Date, notwithstanding that any Certificate, or other evidence of the issuance of uncertificated Units, shall not have been surrendered for purchase, all rights of the holders of such Common Units (including, without limitation, any rights pursuant to Articles IV, V and XIV) shall thereupon cease, except the right to receive the Optional Purchase Price for the Common Units, without interest, upon surrender to the Transfer Agent of the Certificates, or other evidence of the issuance of uncertificated Units, representing such Common Units, and such Common Units shall thereupon be deemed to be transferred to the General Partner, its Affiliate or the Partnership, as the case may be, on the record books of the Transfer Agent and the Partnership, and the General Partner, its Affiliate or the Partnership, as the case may be, shall be deemed to be the holder of all such Common Units from and after the Purchase Date and shall have all rights as the holder of such Common Units (including, without limitation, all rights as holder pursuant to Articles IV, V and XIV).

(d) At any time from and after the Purchase Date, a holder of an Outstanding Common Unit subject to purchase as provided in this Section 17.1 may surrender his Certificate, or other evidence of the issuance of uncertificated Units, evidencing such Common Unit to the Transfer Agent in exchange for payment of the Optional Purchase Price therefor without interest thereon.

ARTICLE XVIII

GENERAL PROVISIONS

18.1. Addresses and Notices. Any notice, demand, request or report required or permitted to be given or made to a Partner or Assignee under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first-class United States mail or by other means of written communication to the Partner or Assignee at the address described below. Any notice, payment or report to be given or made to a Partner or Assignee hereunder shall be deemed conclusively to have been given or made, and the obligation to give such notice or report or to make such payment shall be deemed conclusively to have been fully satisfied, upon sending of such notice, payment or report to the Record Holder of such Unit at his address as shown on the records of the Transfer Agent or as otherwise shown on the records of the Partnership, regardless of any claim of any Person who may have an interest in such Unit or the Partnership Interest of a General Partner by reason of any assignment or otherwise. An affidavit or certificate of making of any notice, payment or report in accordance with the provisions of this Section 18.1 executed by the General Partner, the Transfer Agent or the mailing organization shall be prima facie evidence of the giving or making of such notice, payment or report. If any notice, payment or report addressed to a Record Holder at the address of such Record Holder appearing on the books and records of the Transfer Agent or the Partnership is returned by the United States Post Office marked to indicate that the United States Postal Service is unable to deliver it, such notice, payment or report and any subsequent notices, payments and reports shall be deemed to have been duly given or made without further mailing (until such time as such Record Holder or another Person notifies the Transfer Agent or the Partnership of a change in his address) if they are available for the Partner or Assignee at the principal office of the Partnership for a period of one year from the date of the giving or making of such notice, payment or report to the other Partners and Assignees. Any notice to the Partnership shall be deemed given if received by the General Partner at the principal office of the Partnership designated pursuant to Section 1.3. The General Partner may rely and shall be protected in relying on any notice or other document from a Partner, Assignee or other Person if believed by it to be genuine.

18.2. Titles and Captions. All article or section titles or captions in this Agreement are for convenience only. They shall not be deemed part of this Agreement and in no way define, limit, extend or describe the scope or intent of any provisions hereof. Except as specifically provided otherwise, references to “Articles” and “Sections” are to Articles and Sections of this Agreement.

18.3. Pronouns and Plurals. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice-versa.

18.4. Further Action. The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

18.5. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

18.6. Integration. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

18.7. Creditors. None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.

18.8. Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition.

18.9. Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto or, in the case of a Person acquiring a Unit, upon executing and delivering a Transfer Application as herein described, independently of the signature of any other party.

18.10. Applicable Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

18.11. Invalidity of Provisions. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

18.12. Amendments to Reflect GP Reorganization Agreement. In addition to the amendments to this Agreement contained in the GP Reorganization Agreement and notwithstanding any other provision of this Agreement to the contrary, this Agreement shall be deemed to be further amended and modified to the extent necessary, but only to the extent necessary, to carry out the purposes and intent of the GP Reorganization Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

GENERAL PARTNER:

ENBRIDGE ENERGY COMPANY, INC.

By:
Name:	Mark A. Maki
Title:	President and Principal Executive Officer

LIMITED PARTNERS:

All Limited Partners now and hereafter admitted as limited partners of the Partnership, pursuant to Powers of Attorney now and hereafter executed in favor of, and granted and delivered to, the General Partner.

By:	Enbridge Energy Company, Inc., General Partner, as attorney-in-fact for all Limited Partners pursuant to the Powers of Attorney granted pursuant to Section 1.4.

By:
Name:	Mark A. Maki
Title:	President and Principal Executive Officer

SIGNATURE PAGE TO PARTNERSHIP AGREEMENT

EXHIBIT B

SIXTH AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

ENBRIDGE ENERGY, LIMITED PARTNERSHIP

January 2, 2015

i

Section 13.4	Integration.	94
Section 13.5	Creditors.	95
Section 13.6	Waiver.	95
Section 13.7	Counterparts.	95
Section 13.8	Applicable Law.	95
Section 13.9	Invalidity of Provisions.	95
Section 13.10	Consent of Partners.	95
Section 13.11	Third Party Beneficiaries.	95

EXHIBITS

Exhibit A:	Partnership Interests
Exhibit B:	Exclusive Series AC Assets
Exhibit C:	Exclusive Series EA Assets
Exhibit D:	Exclusive Series ME Assets
Exhibit E:	Shared Assets
Exhibit F:	Sample Illustration of Purchase Price Mechanics

SIXTH AMENDED AND RESTATED AGREEMENT OF LIMITED

PARTNERSHIP OF ENBRIDGE ENERGY, LIMITED PARTNERSHIP

THIS SIXTH AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP, dated as of January 2, 2015, is entered into by and among Enbridge Pipelines (Lakehead) L.L.C., a Delaware limited liability company (“Lakehead GP”), and Enbridge Pipelines (Wisconsin) Inc., a Wisconsin corporation (“Wisconsin GP”), each as a general partner of the Partnership with respect to the applicable Series as set forth opposite its name on Exhibit A and, in the case of Lakehead GP, as a general partner of the Partnership generally, and Enbridge Energy Company, Inc., a Delaware corporation (“EECI”), Enbridge Pipelines (Eastern Access) L.L.C., a Delaware limited liability company (“EECI EA Sub”), Enbridge Pipelines (Mainline Expansion) L.L.C., a Delaware limited liability company (“EECI ME Sub”), and Enbridge Energy Partners, L.P., a Delaware limited partnership (“Enbridge Partners”), each as a limited partner of the Partnership with respect to the applicable Series set forth opposite its name on Exhibit A, together with any other Persons who become Partners in the Partnership associated with any Series or the Partnership generally as provided herein.

WHEREAS, Lakehead GP, Wisconsin GP, EECI, EECI AC Sub (as defined herein), EECI EA Sub and Enbridge Partners entered into that certain Fifth Amended and Restated Agreement of Limited Partnership of Enbridge Energy, Limited Partnership on December 6, 2012 (the “Prior Agreement”) for the purpose of (i) adding a third phase, Eastern Access Phase III (as defined herein), to the Eastern Access Project and (ii) establishing and designating a fourth separate series of partnership interests and related assets and liabilities of the Partnership related to the Mainline Expansion Project (as defined herein);

WHEREAS, pursuant to the terms of the Contribution Agreement, dated the date of this Agreement, by and among EECI, EECI AC Sub and Enbridge Partners (the “Contribution Agreement”), (i) EECI is contributing to Enbridge Partners the 66.66% Series AC Partnership Interest (as defined herein) owned by EECI and (ii) EECI AC Sub is contributing to Enbridge Partners the 0.01% Series AC Partnership Interest owned by EECI AC Sub;

WHEREAS, as of the date of this Agreement, the parties hereto have determined it to be in their respective best interests to amend and restate the Prior Agreement in its entirety to, among other things, reflect the contributions by EECI and EECI AC Sub to Enbridge Partners of all of the Series AC Partnership Interests owned by EECI and EECI AC Sub; and

WHEREAS, as of the date of this Agreement, the transactions contemplated by the Contribution Agreement, including the execution and delivery of this Agreement, have been approved by the EEM Board (as defined herein).

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NOW, THEREFORE, in consideration of the covenants, conditions and agreements contained herein, the parties hereto do hereby amend and restate the Prior Agreement to provide in its entirety as set forth below:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions.

The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

“Adjusted Capital Account” means the Series Capital Account maintained for a Partner with respect to a Series, (i) increased by any amounts that such Partner is obligated to restore or is treated as obligated to restore under Treasury Regulation Sections 1.704-1(b)(2)(ii)(c), 1.704-2(g)(1) and 1.704-2(i)(5) and (ii) decreased by any amounts described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6) with respect to such Partner.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. For the purposes of this Agreement, (i) with respect to Enbridge Partners and its Subsidiaries, the term “Affiliate” shall exclude Enbridge Inc. and each of its Subsidiaries (other than Enbridge Partners and its Subsidiaries) and (ii) with respect to Enbridge Inc. and its Subsidiaries (other than Enbridge Partners and its Subsidiaries), the term “Affiliate” shall exclude Enbridge Partners and each of its Subsidiaries.

“Agreed Value” of property contributed by a Partner to the Partnership with respect to a Series means the fair market value of such property or other consideration at the time of contribution as reasonably determined by the Managing General Partner of such Series. The Managing General Partner of such Series shall use such method as it determines to be appropriate to allocate the aggregate Agreed Value of properties contributed by a Partner to the Partnership with respect to a Series in a single or integrated transaction among each separate property on a basis proportional to the fair market value of each contributed property.

“Agreement” means this Sixth Amended and Restated Agreement of Limited Partnership of Enbridge Energy, Limited Partnership, including all exhibits hereto, as it may be amended, supplemented or restated from time to time.

“Alberta Clipper 154-B Model” means the FERC Opinion No. 154-B model estimate relating to the Alberta Clipper Surcharge on file with the FERC from time to time.

“Alberta Clipper Surcharge” means the tariff surcharge related to the Alberta Clipper System approved by the FERC by letter dated August 28, 2008 (124 FERC ¶ 61,200 (2008)) as described in the FERC Settlement Offer.

“Alberta Clipper Surcharge Term” means the primary term of the Alberta Clipper Surcharge and any extension thereof in accordance with the FERC Settlement Offer.

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“Alberta Clipper System” means (a) the U.S. segment of the 36-inch diameter crude oil pipeline that extends from Hardisty, Alberta to Superior, Wisconsin, with an initial annual capacity of 450,000 bpd and (b) related terminals, interconnections, tanks and pump stations located within the United States, each as more fully described in the FERC Settlement Offer.

“Allowance For Funds Used During Construction” or “AFUDC” has the meaning assigned to such term by the FERC Uniform System of Accounts.

“Allowance Oil Revenue” means the collection by Enbridge Pipelines Inc. of one tenth of one percent (.1%) of all hydrocarbon volume physically delivered from the Enbridge Mainline under the International Joint Tariff, such amount being allocated between the Canadian Mainline and the Lakehead System as one twentieth of one percent (.05%) to each carrier.

“B1 Promissory Note” means the Promissory Note, dated as of March 15, 2010, executed by the Partnership in favor of Enbridge Partners in the initial principal amount of $324,591,140.79.

“Baseline Qualifying Volumes” means (i) 26,000 bpd during the year 2013 and (ii) 203,000 bpd during the year 2014 and thereafter.

“bpd” means barrels per day.

“Book Value” means, with respect to any property associated with a Series, such property’s adjusted basis for U.S. federal income tax purposes, except as follows:

(a) the initial Book Value of any property contributed by a Partner to the Partnership with respect to a Series shall be the Agreed Value of such property;

(b) the Book Values of all properties of a Series shall be adjusted to equal their respective fair market values as determined by the Managing General Partner of such Series in connection with (i) the acquisition of an interest in such Series by any new or existing Partner in exchange for more than a de minimis capital contribution, (ii) the distribution to a Partner of more than a de minimis amount of property of a Series as consideration for an interest in such Series, (iii) the grant of an interest in such Series (other than a de minimis interest) as consideration for the provision of services to or for the benefit of such Series by an existing Partner acting in a Partner capacity, or by a new Partner acting in a Partner capacity or in anticipation of becoming a Partner, (iv) the liquidation of the Partnership or any Series within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g)(1) (other than pursuant to Section 708(b)(1)(B) of the Code), or (v) any other event to the extent determined by the Managing General Partner of such Series to be necessary to properly reflect Book Values in accordance with the standards set forth in Treasury Regulation Section 1.704-1(b)(2)(iv)(q);

(c) the Book Value of any property of a Series distributed to a Partner shall be the fair market value of such property as reasonably determined by the Managing General Partner of such Series; and

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(d) the Book Values of all properties of a Series shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such property pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts attributable to such Series pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m) and clause (f) of the definition of Profits and Losses or Section 6.1(b)(viii); provided, however, Book Value shall not be adjusted pursuant to this clause (d) to the extent the Managing General Partner of such Series reasonably determines that an adjustment pursuant to clause (b) hereof is necessary or appropriate in connection with the transaction that would otherwise result in an adjustment pursuant to this clause (d).

If the Book Value of any property has been determined or adjusted pursuant to clauses (b) or (d) hereof, such Book Value shall thereafter be adjusted by the Depreciation taken into account with respect to such property for purposes of computing Profits and Losses and other items allocated pursuant to Article VI.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of Texas shall not be regarded as a Business Day.

“C1 Promissory Note” the Promissory Note, dated as of March 15, 2010, executed by the Partnership in favor of Enbridge Partners in the initial principal amount of $162,271,227.30.

“Canadian Mainline” means the common carrier crude oil and liquid petroleum pipeline system and associated facilities that extends from Edmonton, Alberta through the provinces of Alberta, Saskatchewan and Manitoba, ultimately ending at the crossing of the United States/Canada border near Neche, North Dakota where it connects with the Lakehead System, as such pipeline may be extended or modified from time to time, including by the Alberta Clipper System and the Eastern Access Project.

“Capital Account” means the capital account maintained for a Partner pursuant to Section 5.10.

“Capital Contribution” means, with respect to any Partner, the amount of money and the Net Agreed Value of any property contributed by such Partner to the Partnership with respect to a Series. Any reference in this Agreement to the Capital Contribution of a Partner shall include its pro rata share of any Capital Contribution of its predecessors in interest.

“CAPP” means the Canadian Association of Petroleum Producers.

“Certificate of Limited Partnership” means the Certificate of Limited Partnership of the Partnership filed with the Secretary of State of the State of Delaware as referenced in Section 7.2, as such Certificate of Limited Partnership may be amended, supplemented or restated from time to time.

“Chicago Connectivity 154-B Model” means the FERC Opinion No. 154-B model estimate for the Chicago Connectivity Project on file with the FERC from time to time.

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“Chicago Connectivity Project” means a project to twin Line 62 with a new 76 mile 36-inch pipeline from Flanagan, Illinois to Griffith, Indiana.

“Chicago Connectivity Revenue Entitlement” means, prior to the expiration of the Chicago Connectivity Term Sheet, the Chicago Connectivity Revenue Requirement and Allowance Oil Revenue applicable to the Chicago Connectivity Project. Following the expiration or suspension of the Chicago Connectivity Term Sheet, the Chicago Connectivity Revenue Entitlement will be determined pursuant to Section 10.4.

“Chicago Connectivity Revenue Requirement” means the revenue requirement calculated pursuant to the Chicago Connectivity Term Sheet utilizing the FERC’s Opinion No. 154-B methodology and using the FERC PLO7-2 methodology. If prior to the expiration of the Chicago Connectivity Term Sheet, there is a change in the FERC’s regulatory requirements or otherwise, that would eliminate the filing of the applicable Chicago Connectivity 154-B Model, then the Chicago Connectivity Revenue Requirement shall be estimated in accordance with a model prepared as if a Chicago Connectivity 154-B Model were required to be filed with respect to the Chicago Connectivity Project.

“Chicago Connectivity Surcharge” means the tariff surcharge component for the Chicago Connectivity Project, as described in the Chicago Connectivity Term Sheet and agreed to by CAPP.

“Chicago Connectivity Term Sheet” means the Commercial Term Sheet dated October 24, 2012 relating to the Chicago Connectivity Project and agreed to by CAPP, as the same may be amended from time to time.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time. All references herein to sections of the Code shall include any corresponding provision or provisions of succeeding law.

“Commission” means the U.S. Securities and Exchange Commission.

“Control” means the possession, directly or indirectly (through one or more intermediaries), of the power to direct or cause the direction of the management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a Person.

“Delaware Act” means the Delaware Revised Uniform Limited Partnership Act, 6 Del C. Section 17-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.

“Depreciation” means, for each taxable year, an amount equal to the depreciation, amortization or other cost recovery deduction allowable for U.S. federal income tax purposes with respect to property for such taxable year, except that with respect to any property the Book Value of which differs from its adjusted tax basis for U.S. federal income tax purposes, Depreciation for such taxable year shall be the amount of book basis recovered for such taxable year under the rules prescribed by Treasury Regulation Section 1.704-3(d)(2).

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“Eastern Access 154-B Model” means the FERC Opinion No. 154-B model estimate for the applicable phase of the Eastern Access Project on file with the FERC from time to time.

“Eastern Access Final In-Service Date” means the “In-Service Date” (as such term is used in the applicable Series EA Tariff Term Sheet) of the final phase of the Eastern Access Project to be completed and placed into service.

“Eastern Access First In-Service Date” means the “In-Service Date” (as such term is used in the applicable Series EA Tariff Term Sheet) of the phase of the Eastern Access Project that is first completed and placed into service.

“Eastern Access Phase I Capital Threshold” means the cost level as described in paragraph 6 of the Eastern Access Phase I Term Sheet ($1.3 Billion).

“Eastern Access Phase II Capital Threshold” means the cost level as described in paragraph 6 of the Eastern Access Phase II Term Sheet ($550 Million).

“Eastern Access Phase I Qualifying Volumes” means the Qualifying Volumes less the Baseline Qualifying Volumes.

“Eastern Access Phase I Revenue Requirement” means the revenue requirement calculated pursuant to the Eastern Access Phase I Term Sheet utilizing the FERC’s Opinion No. 154-B methodology and using the FERC PLO7-2 methodology. If prior to the expiration of the Eastern Access Phase I Term Sheet, there is a change in the FERC’s regulatory requirements or otherwise, that would eliminate the filing of the applicable Eastern Access 154-B Model, then the Eastern Access Phase I Revenue Requirement shall be estimated in accordance with a model prepared as if an Eastern Access 154-B Model were required to be filed with respect to Eastern Access Phase 1.

“Eastern Access Phase II Revenue Requirement” means the revenue requirement calculated pursuant to the Eastern Access Phase II Term Sheet excluding the credit for the Line 6B integrity costs as described in the Eastern Access Phase II Term Sheet, utilizing the FERC’s Opinion No. 154-B methodology and using the FERC PLO7-2 methodology. If prior to the expiration of the Eastern Access Phase I Term Sheet, there is a change in the FERC’s regulatory requirements or otherwise, that would eliminate the filing of the applicable Eastern Access 154-B Model, then the Eastern Access Phase II Revenue Requirement shall be estimated in accordance with a model prepared as if an Eastern Access 154-B Model were required to be filed with respect to Eastern Access Phase II.

“Eastern Access Phase III Revenue Requirement” means the revenue requirement calculated pursuant to the Eastern Access Phase III Term Sheet utilizing the FERC’s Opinion No. 154-B methodology and using the FERC PLO7-2 methodology. If prior to the expiration of the Eastern Access Phase III Term Sheet, there is a change in the FERC’s regulatory requirements or otherwise, that would eliminate the filing of the applicable Eastern Access 154-B Model, then the Eastern Access Phase III Revenue Requirement shall be estimated in accordance with a model prepared as if an Eastern Access 154-B Model were required to be filed with respect to Eastern Access Phase III.

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“Eastern Access Phase I Surcharge” means the tariff surcharge component for the first phase of the Eastern Access Project, as described in the Eastern Access Phase I Term Sheet and agreed to by CAPP. Such Eastern Access Phase I Surcharge shall reflect adjustments for (i) capital costs above the Eastern Access Phase I Capital Threshold, with a further adjustment to the extent that Eastern Access Phase II capital costs are less than the Eastern Access Phase II Capital Threshold and (ii) Line 6B avoided integrity costs, all as described in the Eastern Access Phase I Term Sheet.

“Eastern Access Phase II Surcharge” means the tariff surcharge component for the second phase of the Eastern Access Project, as described in the Eastern Access Phase II Term Sheet and agreed to by CAPP. Such Eastern Access Phase II Surcharge shall reflect adjustments for capital costs above the Eastern Access Phase II Capital Threshold with a further adjustment to the extent that Eastern Access Phase I capital costs are less than the Eastern Access Phase I Capital Threshold, and no adjustment for the Line 6B avoided integrity cost credit, all as described in the Eastern Access Phase II Term Sheet.

“Eastern Access Phase III Surcharge” means the tariff surcharge component for the third phase of the Eastern Access Project, as described in the Eastern Access Phase III Term Sheet and agreed to by CAPP.

“Eastern Access Phase I Term Sheet” means the Commercial Term Sheet dated November 15, 2011 relating to Eastern Access Phase I and agreed to by CAPP, as the same may be amended from time to time.

“Eastern Access Phase II Term Sheet” means the Commercial Term Sheet dated July 17, 2012 relating to Eastern Access Phase II and agreed to by CAPP, as the same may be amended from time to time.

“Eastern Access Phase III Term Sheet” means the Commercial Term Sheet dated October 24, 2012 relating to Eastern Access Phase III and agreed to by CAPP, as the same may be amended from time to time.

“Eastern Access Project” means a project to expand pipeline system capacity of the Lakehead System to alleviate bottlenecks and meet increased demand for pipeline capacity and is comprised of the following three phases:

(a) “Eastern Access Phase I”: (i) Line 62 expansion through pump station additions and upgrades, (ii) a 36-inch replacement of Line 6B from Griffith, Indiana to Stockbridge, Michigan (excluding a 25-mile portion of such line scheduled for replacement under a separate project) and (iii) terminal upgrades, including tankage, located in Superior, Wisconsin; Flanagan, Illinois; Hartsdale, Indiana and Stockbridge, Michigan.

(b) “Eastern Access Phase II”: (i) a 30-inch replacement of Line 6B from Ortonville, Michigan to the United States/Canada border, (ii) an expansion of Line 6B downstream of Stockbridge, Michigan through pump station additions and upgrades, (iii) an additional 333,000 barrel tank in Griffith, Indiana and (iv) terminal upgrades at Superior, Wisconsin.

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(c) “Eastern Access Phase III”: (i) Line 6B expansion between Griffith, Indiana and Stockbridge, Michigan through the addition of new pumps and modifications, (ii) five additional 333,000 barrel tanks and certain terminal upgrades at the Stockbridge, Michigan terminal and (iii) an additional 333,000 barrel tank and terminal upgrades at Hartsdale, Indiana.

“Eastern Access Surcharge” means the combined Eastern Access Phase I Surcharge, the Eastern Access Phase II Surcharge and the Eastern Access Phase III Surcharge, as described in the Series EA Tariff Term Sheets.

“Eastern Access Surcharge Term” means the primary term of the Eastern Access Surcharge, and any extension thereof.

“Economic Risk of Loss” has the meaning assigned to such term in Treasury Regulation Section 1.752-2(a).

“EECI AC Sub” means Enbridge Pipelines (Alberta Clipper) L.L.C.

“Enbridge Inc.” means Enbridge Inc., a Canadian corporation.

“Enbridge Mainline” means the combined liquids pipeline system made up of the Canadian Mainline and the Lakehead System.

“Enbridge Partners Options” means the EA Call Option and the ME Call Option, collectively.

“Enbridge Pipelines Inc.” means Enbridge Pipelines Inc., a Canadian corporation.

“Entity” means a corporation, firm, limited liability company, partnership (general or limited), joint venture, trust, business trust, unincorporated organization, cooperative, association or other legal entity.

“Exclusive Series AC Assets” means all assets and rights related exclusively to the Alberta Clipper System, including the assets and rights set forth as “Exclusive Series AC Assets” on Exhibit B hereto.

“Exclusive Series EA Assets” means all assets and rights related exclusively to the Eastern Access Project, including the assets and rights set forth as “Exclusive Series EA Assets” on Exhibit C hereto.

“Exclusive Series ME Assets” means all assets and rights related exclusively to the Mainline Expansion Project, including the assets and rights set forth as “Exclusive Series EA Assets” on Exhibit D hereto.

“Existing Indebtedness” means Indebtedness of the Partnership or Enbridge Partners or both existing on the Series AC Closing Date.

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“Facility B1” means the credit facility designated as the B1 Credit Agreement, dated July 31, 2009, by and between Enbridge Partners and the Partnership, on behalf of the Series AC, which was refinanced with the proceeds of the B1 Promissory Note.

“Facility C1” means the credit facility designated as the C1 Credit Agreement, dated July 31, 2009, by and between Enbridge Partners and the Partnership, on behalf of Series AC, which was refinanced with the proceeds of the C1 Promissory Note.

“FERC” means the U.S. Federal Energy Regulatory Commission.

“FERC Settlement Offer” means the Offer of Settlement of the Partnership filed with the FERC, on June 27, 2008 in Docket No. OR08-12-000.

“Flanagan Terminal” means that certain terminal operated by the Partnership located in Flanagan, Illinois.

“General Partner” means a general partner of the Partnership generally or any Series, as applicable.

“General Partner Interest” means the Partnership Interest of a General Partner in the Partnership generally or with respect to a Series (in its capacity as a General Partner without reference to any Limited Partner Interest held by it).

“Hartsdale Terminal” means the terminal in Hartsdale, Indiana receiving crude oil from Line 62 and the Griffith, Indiana terminal.

“hp” means horsepower.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means (a) debt for money borrowed and similar monetary obligations evidenced by bonds (excluding surety and performance bonds), notes, debentures or other similar instruments, (b) reimbursement obligations with respect to letters of credit and (c) guaranties, endorsements and other contingent obligations whether direct or indirect in respect of liabilities of others of any of the types described in clauses (a) and (b) above (other than endorsements for collection or deposit in the ordinary course of business). For the avoidance of doubt, the term “Indebtedness” excludes trade accounts payable in the ordinary course of business.

“Indemnitee” means, with respect to a Series, (a) any Person who is or was a General Partner of such Series or a General Partner of the Partnership generally, (b) any Person who is or was a delegate of any such General Partner, (c) any Person who is or was an Affiliate of any such General Partner or delegate, (d) any Person who is or was a member, partner, director, officer, fiduciary or trustee of any such General Partner or delegate and (e) any Person who is or was serving at the request of any such General Partner or delegate or any Affiliate of any such General Partner or delegate as an officer, director, member, partner, fiduciary or trustee of another Person; provided that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services.

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“Initial AC Debt Financing” means the borrowings incurred under Facility B1 and Facility C1 on the Series AC Closing Date as described in Section 5.2(b).

“Intercompany Obligations” means the Liabilities incurred, assumed or otherwise contracted for between Enbridge Partners or any Material Subsidiary of Enbridge Partners, on the one hand, and the Partnership generally or any Series, on the other hand.

“Intercompany Preliminary AC Construction Cost Payable” means outstanding Indebtedness of the Partnership arising from intercompany borrowings by the Partnership from Enbridge Partners in an aggregate principal amount equal to the Preliminary Alberta Clipper Construction Costs.

“Intercompany Preliminary EA Construction Cost Payable” means outstanding Indebtedness of the Partnership arising from intercompany borrowings by the Partnership from Enbridge Partners in an aggregate principal amount equal to the Preliminary Eastern Access Construction Costs.

“Intercompany Preliminary ME Construction Cost Payable” means outstanding Indebtedness of the Partnership arising from intercompany borrowings by the Partnership from Enbridge Partners in an aggregate principal amount equal to the Preliminary Mainline Expansion Construction Costs.

“International Joint Tariff or “IJT” means the International Joint Tariff as defined in that certain Competitive Toll Settlement Dated July 1, 2011.

“Lakehead System” means the crude oil and liquid petroleum pipeline, owned by the Partnership (and associated with one or more Series) and regulated by the FERC, that extends from the United States/Canada border near Neche, North Dakota extending through the upper and lower Great Lakes region of the U.S. and re-entering Canada near Marysville, Michigan with an extension across the Niagara River into the Buffalo, New York area, as such pipeline may be extended or modified from time to time, including by the Alberta Clipper System and the Eastern Access Project.

“Liability” means any debt, liability, expense or other obligation.

“Limited Partner” means any limited partner of the Partnership generally or of any Series, as applicable.

“Limited Partner Interest” means the Partnership Interest of a Limited Partner in the Partnership generally or with respect to a Series (in its capacity as a limited partner without reference to any General Partner Interest held by it).

“Line 3” means the 34-inch liquids pipeline between Edmonton, Alberta and Superior, Wisconsin.

“Line 5” means the 30-inch liquids pipeline from Superior, Wisconsin to Sarina, Ontario.

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“Line 6A” means the 34-inch liquids pipeline between Superior, Wisconsin and Griffith, Indiana.

“Line 6B” means the 30-inch liquids pipeline from Griffith, Indiana to Stockbridge, Michigan to Sarina, Ontario.

“Line 17” means the 16-inch liquids pipeline from Stockbridge, Michigan to Freedom Junction, Michigan.

“Line 17 IJT Discount” means the tariff discount described in that certain Tariff Discount Sharing Agreement dated as of the Series EA Closing Date by and between the Series EA and Enbridge Pipelines (Toledo) Inc., a Delaware corporation, associated with Line 17.

“Line 62” means the 22-inch liquids pipeline from Flanagan, Illinois to Hartsdale, Indiana.

“Line 65” means the 20-inch liquids pipeline from Cromer, Manitoba to Clearbrook, Minnesota.

“Line 79” means the 20-inch liquids pipeline between Stockbridge, Michigan and Freedom Junction, Michigan and the leased 16-inch pipeline between Freedom Junction, Michigan and Van Buren Station, Michigan.

“Liquidation Date” means (a) in the case of an event giving rise to the dissolution of the Partnership or termination of a Series of the type described in Sections 11.1(a)(iv), 11.1(a)(v) or 11.2(a)(iv), the date on which the applicable time period during which the Partners have the right to elect to continue the business of the Partnership or Series, as applicable, has expired without such an election being made and (b) in the case of any other event giving rise to the dissolution of the Partnership or termination of a Series, the date on which such event occurs.

“Mainline Expansion 154-B Model” means the FERC Opinion No. 154-B model estimate for the applicable phase of the Mainline Expansion Project on file with the FERC from time to time.

“Mainline Expansion Final In-Service Date” means the “In-Service Date” (as such term is used in the applicable Series ME Tariff Term Sheet) of the final component of the Mainline Expansion Project to be completed and placed into service.

“Mainline Expansion First In-Service Date” means the “In-Service Date” (as such term is used in the applicable Series ME Tariff Term Sheet) of the component of the Mainline Expansion Project that is first completed and placed into service.

“Mainline Expansion Phase I Revenue Requirement” means the revenue requirement calculated pursuant to the Mainline Expansion Phase I Term Sheet utilizing the FERC’s Opinion No. 154-B methodology and using the FERC PLO7-2 methodology. If prior to the expiration of the Mainline Expansion Phase I Term Sheet, there is a change in the FERC’s regulatory requirements or otherwise, that would eliminate the filing of the applicable Mainline Expansion 154-B Model, then the Mainline Expansion Phase I Revenue Requirement shall be estimated in accordance with a model prepared as if a Mainline Expansion 154-B Model were required to be filed with respect to Mainline Expansion Phase 1.

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“Mainline Expansion Phase I Surcharge” means the tariff surcharge component for the first phase of the Mainline Expansion Project, as described in the Mainline Expansion Phase I Term Sheet and agreed to by CAPP.

“Mainline Expansion Phase I Term Sheet” means the Commercial Term Sheet dated May 28, 2012 relating to Mainline Expansion Phase I and agreed to by CAPP, as the same may be amended from time to time.

“Mainline Expansion Phase II Revenue Requirement” means the revenue requirement calculated pursuant to the Mainline Expansion Phase II Term Sheet utilizing the FERC’s Opinion No. 154-B methodology and using the FERC PLO7-2 methodology. If prior to the expiration of the Mainline Expansion Phase II Term Sheet, there is a change in the FERC’s regulatory requirements or otherwise, that would eliminate the filing of the applicable Mainline Expansion 154-B Model, then the Mainline Expansion Phase II Revenue Requirement shall be estimated in accordance with a model prepared as if a Mainline Expansion 154-B Model were required to be filed with respect to Mainline Expansion Phase II.

“Mainline Expansion Phase II Surcharge” means the tariff surcharge component for the second phase of the Mainline Expansion Project, as described in the Mainline Expansion Phase II Term Sheet and agreed to by CAPP. Such Mainline Expansion Phase II Surcharge shall be exclusive of the surcharge applicable to $247 million of capital previously invested by the Partnership in 2007 for upsizing Southern Access from 36 inches to 42 inches.

“Mainline Expansion Phase II Term Sheet” means the Commercial Term Sheet dated October 24, 2012 relating to Mainline Expansion Phase II and agreed to by CAPP, as the same may be amended from time to time.

“Mainline Expansion Phase III In-Service Date” means the “In-Service Date” (as such term is used in the Mainline Expansion Phase III Term Sheet) of Mainline Expansion Phase III.

“Mainline Expansion Phase III Revenue Requirement” means the revenue requirement calculated pursuant to the Mainline Expansion Phase III Term Sheet utilizing the FERC’s Opinion No. 154-B methodology and using the FERC PLO7-2 methodology. If prior to the expiration of the Mainline Expansion Phase III Term Sheet, there is a change in the FERC’s regulatory requirements or otherwise, that would eliminate the filing of the applicable Mainline Expansion 154-B Model, then the Mainline Expansion Phase III Revenue Requirement shall be estimated in accordance with a model prepared as if a Mainline Expansion 154-B Model were required to be filed with respect to Mainline Expansion Phase III.

“Mainline Expansion Phase III Surcharge” means the tariff surcharge component for the third phase of the Mainline Expansion Project, as described in the Mainline Expansion Phase III Term Sheet and agreed to by CAPP.

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“Mainline Expansion Phase III Term Sheet” means the Commercial Term Sheet dated October 24, 2012 relating to Mainline Expansion Phase III and agreed to by CAPP, as the same may be amended from time to time.

“Mainline Expansion Phase IV Revenue Requirement” means the revenue requirement calculated pursuant to the Mainline Expansion Phase IV Term Sheet utilizing the FERC’s Opinion No. 154-B methodology and using the FERC PLO7-2 methodology. If prior to the expiration of the Mainline Expansion Phase IV Term Sheet, there is a change in the FERC’s regulatory requirements or otherwise, that would eliminate the filing of the applicable Mainline Expansion 154-B Model, then the Mainline Expansion Phase IV Revenue Requirement shall be estimated in accordance with a model prepared as if a Mainline Expansion 154-B Model were required to be filed with respect to Mainline Expansion Phase IV.

“Mainline Expansion Phase IV Surcharge” means the tariff surcharge component for the fourth phase of the Mainline Expansion Project, as described in the Mainline Expansion Phase IV Term Sheet and to be agreed to by CAPP.

“Mainline Expansion Phase IV Term Sheet” means the Commercial Term Sheet relating to the Mainline Expansion Phase IV to be agreed to by CAPP, as the same may be amended from time to time.

“Mainline Expansion Project” means a project to expand pipeline system capacity on the Lakehead System to alleviate bottlenecks and meet increased demand for pipeline capacity and is comprised of the following five components:

(a) the Chicago Connectivity Project;

(b) “Mainline Expansion Phase I”: (i) the expansion of Alberta Clipper System capacity from 450,000 bpd to 570,000 bpd, (ii) two additional 333,0000 barrel tanks and terminal upgrades at Superior, Wisconsin, (iii) the expansion of Southern Access capacity from 400,000 bpd to 560,000 bpd and (iv) three additional 333,000 barrel tanks in Flanagan, Illinois;

(c) “Mainline Expansion Phase II”: (i) the further expansion of Southern Access capacity from 560,000 bpd to 1,200,000 bpd through the addition of 12 new pump stations and modifications at four existing stations, (ii) two additional 333,000 barrel tanks in Flanagan, Illinois and (iii) four additional 333,000 barrel tanks and terminal upgrades in Superior Wisconsin;

(d) “Mainline Expansion Phase III”: (i) the further expansion of Alberta Clipper System capacity from 570,000 bpd to 800,000 bpd and (ii) terminal upgrades at Clearbrook, Minnesota; and

(e) “Mainline Expansion Phase IV”: upon the approval of CAPP, (i) the expansion of Line 65 and (ii) the conversion of Line 3 from light crude oil service to heavy crude oil service between the United States/Canada border and Clearbrook, Minnesota.

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“Mainline Expansion Surcharge” means the combined Chicago Connectivity Surcharge, the Mainline Expansion Phase I Surcharge, the Mainline Expansion Phase II Surcharge, the Mainline Expansion Phase III Surcharge and the Mainline Expansion Phase IV Surcharge, as described in the Series ME Tariff Term Sheets.

“Mainline Expansion Surcharge Term” means the primary term of the Mainline Expansion Surcharge, and any extension thereof.

“Majority in Interest” means, with respect to a Series, one or more Partners of such Series holding Partnership Interests in such Series that in the aggregate exceed fifty percent (50%) of all Percentage Interests owned by Partners of such Series.

“Material Subsidiary of Enbridge Partners” means any Subsidiary of Enbridge Partners that directly or through one or more of its Subsidiaries (i) owns assets with a book value equal to 10% or more of the book value of the consolidated assets of Enbridge Partners and its consolidated Subsidiaries, (ii) contributed 10% or more of consolidated operating income for any fiscal quarter during the four fiscal quarters most recently ended of Enbridge Partners and its Consolidated Unrestricted Subsidiaries (as defined in Enbridge Partners’ Credit Agreement dated as of September 26, 2011, as amended), or (iii) is a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act as such Regulation is in effect on any date of determination.

“Maximum Commitment” means, with respect to a Series EA Partner or a Series ME Partner the amount set forth opposite such Partner’s name on Exhibit A in the column entitled “Maximum Commitment.”

“Minimum Gain” has the meaning assigned to the term “partnership minimum gain” in Treasury Regulation Section 1.704-2(d).

“Net Agreed Value” means, (a) in the case of any property contributed by a Partner to the Partnership with respect to a Series, the Agreed Value of such property reduced by any liabilities either assumed by such Series upon such contribution or to which such property is subject when contributed and (b) in the case of any property of a Series distributed to a Partner, the Book Value of such property at the time such property is distributed, reduced by any indebtedness either assumed by such Partner upon such distribution or to which such property is subject at the time of distribution, in either case, as determined under Section 752 of the Code.

“Nonrecourse Deductions” has the meaning assigned to such term in Treasury Regulation Section 1.704-2(b).

“Omnibus Agreement” means the Omnibus Agreement, dated October 17, 2002, by and among EECI, Enbridge Partners and Enbridge Pipelines Inc.

“Partner Nonrecourse Debt” has the meaning assigned to such term in Treasury Regulation Section 1.704-2(b)(4).

“Partner Nonrecourse Debt Minimum Gain” has the meaning assigned to such term in Treasury Regulation Section 1.704-2(i)(2).

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“Partner Nonrecourse Deductions” has the meaning assigned to such term in Treasury Regulation Section 1.704-2(i)(1).

“Partners” means the General Partners and the Limited Partners.

“Partnership” means Enbridge Energy, Limited Partnership, a Delaware limited partnership, formed on October 9, 1991 pursuant to the Delaware Act upon the filing of the Certificate of Limited Partnership in the office of the Secretary of State of the State of Delaware and the entry into the Agreement of Limited Partnership of the Partnership dated October 9, 1991.

“Partnership generally” means, with respect to the Partnership, the “limited partnership generally” as such phrase is used in Section 17-218 of the Delaware Act.

“Partnership Interest” means a partnership interest in the Partnership generally or with respect to a Series, which shall include General Partner Interests and Limited Partner Interests.

“Percentage Interest” means, with respect to any Partner of a Series, the percentage of the Partnership Interests of the applicable Series held by such Partner relative to the total outstanding Partnership Interests of such Series. The Percentage Interest of each Partner with respect to each Series as of the date of this Agreement is as set forth opposite such Partner’s name on Exhibit A. The Percentage Interests of the Partners of any Series shall be adjusted as follows:

(a) in connection with the exercise of the Enbridge Partners Options as set forth in Sections 4.9 and 4.11;

(b) from time to time pursuant to Sections 5.6(e) or 5.8(e); and

(c) immediately following (i) the admission of any Person as a new Partner of such Series or (ii) any Capital Contribution to such Series that is not Pro Rata among the Partners of such Series (other than a Capital Contribution pursuant to Sections 5.6(e) or 5.8(e)), to reflect the quotient, expressed as a percentage, obtained by dividing (A) such Partner’s Series Capital Account balance with respect to such Series by (B) the sum of all Partners’ Series Capital Account balances with respect to such Series, in each case, taking into account any prior adjustments pursuant to clause (a) of this definition.

Upon the adjustment of the Percentage Interests in the manner set forth in this definition, Exhibit A will be amended to reflect such adjusted Percentage Interests. The Percentage Interest of any Partner of the Partnership generally shall at all times be zero.

“Permitted Transferee” means, with respect to any Person, an Affiliate of such Person; provided that the term “Permitted Transferee” shall not include any Affiliate that, at the date of determination, such Person or any of its Affiliates intends or expects to sell, assign, exchange or otherwise cease to own or control.

“Person” means an individual, Entity or government agency or political subdivision thereof.

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“Preliminary Alberta Clipper Construction Costs” means $425,142,514.25, which amount represents the sum of (1) all cash costs, expenses and liabilities actually paid by the Partnership prior to the Series AC Closing Date that are directly attributable to or properly allocable to the Series AC Assets and (2) all AFUDC that are directly attributable to or properly allocable to the Series AC Assets prior to the Series AC Closing Date.

“Preliminary Eastern Access Construction Costs” means $7,900,000.00, which amount represents the sum of (1) all cash costs, expenses and liabilities actually paid by the Partnership prior to the Series EA Closing Date that are directly attributable to or properly allocable to the Series EA Assets and (2) all AFUDC that are directly attributable to or properly allocable to the Series EA Assets prior to the Series EA Closing Date.

“Preliminary Mainline Expansion Construction Costs” means $5,000,000, which amount represents the sum of (1) all cash costs, expenses and liabilities actually paid by the Partnership prior to the Series ME Closing Date that are directly attributable to or properly allocable to the Series ME Assets and (2) all AFUDC that are directly attributable to or properly allocable to the Series ME Assets prior to the Series ME Closing Date.

“Pro Rata” means apportioned among all Partners of a particular Series in accordance with their relative Percentage Interests in such Series.

“Profits” or “Losses” means, for each taxable year with respect to any Series, an amount equal to such Series’ taxable income or loss for such taxable year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication):

(a) any income of such Series that is exempt from U.S. federal income tax and not otherwise taken into account in computing Profits and Losses pursuant to this definition of “Profits” and “Losses” shall be added to such taxable income or loss;

(b) any expenditures of such Series described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(i) and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” and “Losses” shall be subtracted from such taxable income or loss;

(c) in the event the Book Value of any asset is adjusted pursuant to clause (b) or clause (c) of the definition of Book Value, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Book Value of the asset) or an item of loss (if the adjustment decreases the Book Value of the asset) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses;

(d) gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for U.S. federal income tax purposes shall be computed by reference to the Book Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Book Value;

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(e) in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such taxable year;

(f) to the extent an adjustment to the adjusted tax basis of any asset pursuant to Code Section 734(b) is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Account balances for such Series as a result of a distribution other than in liquidation of a Partner’s Partnership Interest with respect to such Series, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or an item of loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses; and

(g) any items that are allocated pursuant to Sections 6.1(b) and 6.1(c) shall be determined by applying rules analogous to those set forth in clauses (a) through (g) hereof but shall not be taken into account in computing Profits and Losses.

“Qualifying Volume Adjustment” means the product of (i) the Eastern Access Phase I Qualifying Volumes, (ii) the United States/Canada border to Chicago, Illinois toll as set forth in FERC Tariff No. 43.9.0 filed on March 1, 2012 and as updated on an annual basis through filings with the FERC and (iii) 50%.

“Qualifying Volumes” has the meaning assigned to such term in paragraph 5(d)(2) of Exhibit III of that certain Southern Access Offer of Settlement dated December 21, 2005, provided, however, that such Qualifying Volumes shall be limited to a maximum of 394,000 bpd.

“Quarter” means, unless the context requires otherwise, a fiscal quarter of the Partnership.

“Regulatory Allocations” means the allocations set forth in Sections 6.1(b)(i)-(iii) and 6.1(b)(v)-(vii).

“Securities Act” means the Securities Act of 1933, as amended, supplemented or restated from time to time and any successor to such statute.

“Series” means the Series AC, the Series EA, the Series ME and the Series LH.

“Series AC Assets” means the assets identified as Series AC Assets in Section 3.2(a).

“Series AC Closing Date” means July 31, 2009.

“Series AC Distribution Amount” means, with respect to any Quarter (including any Quarter in which the liquidation of the Series AC is completed), an amount equal to (a) the sum of (i) the portion of the Series AC Revenue Entitlement that has been collected during such Quarter through the system-wide rates of the Lakehead System as either the facilities surcharge or the base rates as provided in Section 7.9 (prior to the expiration of the Alberta Clipper Surcharge Term) or as determined pursuant to Section 10.2 (following the expiration of the Alberta Clipper Surcharge Term), (ii) any other cash receipts attributable to or arising out of the

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ownership, operation, sale or other disposition of the Series AC Assets collected during such Quarter and (iii) any net decrease in Series AC Reserves as shall be established by the Managing General Partner of the Series AC in respect of such Quarter, less (b) the sum of (i) all Series AC Expenses for such Quarter, (ii) all cash interest expenses (and principal reductions net of borrowings) of the Partnership for such Quarter attributable to Series AC Liabilities (other than any Intercompany Obligation for which the Series AC is not the Primary Obligor), (iii) any cash maintenance and pipeline integrity capital expenditures for such Quarter properly allocable to the Series AC, (iv) any other cash expenses for such Quarter constituting or attributable to or arising out of a Series AC Liability (other than any Intercompany Obligation for which the Series AC is not the Primary Obligor) or otherwise attributable to or arising out of the ownership or operation of the Series AC Assets and (v) any increase in Series AC Reserves as shall be established by the Managing General Partner of the Series AC in respect of such Quarter in accordance with Section 7.3.

“Series AC Expansion Capital Expenditures” means cash expenditures by the Series AC for:

(a) any transaction in which the Series AC acquires (through an asset acquisition, merger, stock acquisition or other form of investment) control over all or a portion of the assets, properties or business of another Person for the purpose of increasing for a period longer than the short term the operating capacity of the Series AC Assets or operating income of the Series AC from the operating capacity of the Series AC Assets or operating income of the Series AC existing immediately prior to such transaction, or

(b) any (i) additions or improvements to the capital assets of the Series AC or (ii) acquisitions of existing, or the construction of new or the improvement or replacement of existing, capital assets, in each case if such additions, improvements, acquisitions, replacements or construction is made to increase for a period longer than the short term the operating capacity of the Series AC Assets or operating income of the Series AC from the operating capacity of the Series AC Assets or operating income of the Series AC existing immediately prior to such addition, improvement, replacement, acquisition or construction.

The term “Series AC Expansion Capital Expenditures” shall not include Series AC Maintenance Capital Expenditures. For purposes of this definition, the term “short term” generally refers to a period not exceeding 12 months.

“Series AC Expenses” means, for any period prior to the expiration of the Alberta Clipper Surcharge Term, the aggregate Series AC General and Administrative Expenses, Series AC Non-Mandatory Health and Safety Expenses, Series AC Operating Expenses, Series AC Pipeline Integrity Operating Expenses, Series AC Power Expenses and Series AC Property Taxes for such period. Following the expiration of the Alberta Clipper Surcharge Term, the Series AC Expenses will be determined pursuant to Section 10.2.

“Series AC General and Administrative Expenses” means, for any period, the cash general and administrative expenses attributable to the Series AC Assets determined by applying

18

the allocation methodology used to determine the estimate of such expenses pursuant to Section 3(f)(i) of the Series AC Tariff Term Sheet to the actual general and administrative expenses of the Partnership for such period.

“Series AC General Partner” means any General Partner of the Series AC.

“Series AC Liabilities” means the Liabilities identified as Series AC Liabilities on the Series AC Records from time to time in accordance with this Agreement.

“Series AC Limited Partner” means any Limited Partner of the Series AC.

“Series AC Long-Term Debt Financing” means the Indebtedness of the Series AC to Enbridge Partners evidenced by the B1 Promissory Note and the C1 Promissory Note.

“Series AC Maintenance Capital Expenditures” means cash expenditures by the Series AC (including expenditures for the addition or improvement to or replacement of the capital assets of the Series AC or for the acquisition of existing, or the construction or development of, new capital assets) if such expenditures are made to maintain, including for a period longer than the short term, the operating capacity of the Series AC Assets or operating income of the Series AC. The term “Series AC Maintenance Capital Expenditures” shall not include Series AC Expansion Capital Expenditures. For purposes of this definition, the term “short term” generally refers to a period not exceeding 12 months.

“Series AC Non-Mandatory Health and Safety Expenses” means, for any period, the non-mandatory health and safety cash expenses related to the Series AC Assets for such period.

“Series AC Operating Expenses” means, for any period, the cash operating expenses (excluding any cash expenses related to property taxes, power, pipeline integrity operating expenditures and non-mandatory health and safety expenditures) attributable to the Series AC Assets determined by applying the allocation methodology used to determine the estimate of such expenses pursuant to Section 3(f)(i) of the Series AC Tariff Term Sheet to the actual cash operating expenses (excluding any cash expenses related to property taxes, power, pipeline integrity operating expenditures and non-mandatory health and safety expenditures) of the Partnership for such period without regard to the estimated expenses included in the Alberta Clipper 154-B Model for such period.

“Series AC Partners” means the Series AC General Partners and the Series AC Limited Partners.

“Series AC Pipeline Integrity Operating Expenses” means, for any period, the cash pipeline integrity operating expenses related to the Series AC Assets for such period without regard to the allocation of such expenses pursuant to Section 3(f)(iii)(1) of the Series AC Tariff Term Sheet.

“Series AC Power Expenses” means, for any period, the cash expenses for power attributable to the Series AC Assets pursuant to Section 3(f)(ii) of the Series AC Tariff Term Sheet for such period.

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“Series AC Property Taxes” means, for any period, the cash property tax payments attributable to the Series AC Assets determined by applying the allocation methodology used to determine the estimate of such payments pursuant to Section 3(f)(i) of the Series AC Tariff Term Sheet to the actual cash property tax payments of the Partnership for such period, without regard to the risk sharing provisions set forth in the second sentence of Section 3(f)(i)(4) of the Series AC Tariff Term Sheet.

“Series AC Records” means the records maintained for the Series AC in accordance with Section 3.1(b).

“Series AC Reserves” means any cash reserves established by the Managing General Partner of the Series AC with respect to the Series AC to provide for the proper conduct of the business of the Series AC, including reserves for future capital expenditures and anticipated credit needs of the Series AC, or otherwise comply with applicable law or any agreement or other obligation of the Series AC or to which any Series AC Assets are subject.

“Series AC Revenue Entitlement” means, prior to the expiration of the Alberta Clipper Surcharge Term, the Series AC Revenue Requirement (excluding any reduction attributable to the “Revenue Credit” provided for in Section 13 of the Series AC Tariff Term Sheet). The Series AC Revenue Entitlement will be calculated in accordance with the Alberta Clipper 154-B Model on file at such time. If the Partnership does not file an Alberta Clipper 154-B Model during any year prior to the expiration of the Alberta Clipper Surcharge Term, due to a change in the FERC’s regulatory requirements or otherwise, then the Series AC Revenue Entitlement shall be estimated in accordance with a model prepared as if an Alberta Clipper 154-B Model was required to be filed. Following the expiration of the Alberta Clipper Surcharge Term, the Series AC Revenue Entitlement will be determined pursuant to Section 10.2.

“Series AC Revenue Requirement” means the revenue requirement as set forth in Section 3 “Revenue Requirement” of the Series AC Tariff Term Sheet.

“Series AC Tariff Term Sheet” means the Alberta Clipper U.S. Term Sheet dated June 28, 2007 and approved by the FERC by the letter dated August 28, 2008 (124 FERC ¶ 61,200 (2008)), as the same may be amended from time to time.

“Series Capital Account” means the capital account maintained for a Partner with respect to a Series pursuant to Section 5.10.

“Series EA Assets” means the assets identified as Series EA Assets in Section 3.3(a).

“Series EA Closing Date” means May 17, 2012.

“Series EA Distribution Amount” means, with respect to any Quarter (including any Quarter in which the liquidation of the Series EA is completed), an amount equal to (a) the sum of (i) the portion of the Series EA Revenue Entitlement that has been collected during such Quarter through the system-wide rates of the Lakehead System as either the facilities surcharge or the base rates as provided in Section 7.10 (prior to the expiration of one or more of the Series EA Tariff Term Sheets) or as determined pursuant to Section 10.3 (following the expiration of one or more of the Series EA Tariff Term Sheets), (ii) any other cash receipts attributable to or

20

arising out of the ownership, operation, sale or other disposition of the Series EA Assets collected during such Quarter and (iii) any net decrease in Series EA Reserves as shall be established by the Managing General Partner of the Series EA in respect of such Quarter in accordance with Section 7.4, less (b) the sum of (i) all Series EA Expenses for such Quarter, (ii) all cash interest expenses (and principal reductions net of borrowings) of the Partnership for such Quarter attributable to Series EA Liabilities (other than any Intercompany Obligation for which the Series EA is not the Primary Obligor), (iii) any cash maintenance and pipeline integrity capital expenditures for such Quarter properly allocable to the Series EA, (iv) any other cash expenses for such Quarter constituting or attributable to or arising out of a Series EA Liability (other than any Intercompany Obligation for which the Series EA is not the Primary Obligor) or otherwise attributable to or arising out of the ownership or operation of the Series EA Assets and (v) any net increase in Series EA Reserves as shall be established by the Managing General Partner of the Series EA in respect of such Quarter in accordance with Section 7.4.

“Series EA Expenses” means, for any period prior to the expiration of one or more of the Series EA Tariff Term Sheets, the aggregate Series EA General and Administrative Expenses, Series EA Non-Mandatory Health and Safety Expenses, Series EA Operating Expenses, Series EA Pipeline Integrity Operating Expenses, Series EA Power Expenses and Series EA Property Taxes for such period. Following the expiration of one or more of the Series EA Tariff Term Sheets, the Series EA Expenses will be determined pursuant to Section 10.3.

“Series EA General and Administrative Expenses” means, for any period, the cash general and administrative expenses attributable to the Series EA Assets determined by applying the allocation methodology used to determine the estimate of such expenses pursuant to the Series EA Tariff Term Sheets to the actual general and administrative expenses of the Partnership for such period.

“Series EA General Partner” means any General Partner of the Series EA.

“Series EA Liabilities” means the Liabilities identified as Series EA Liabilities on the Series EA Records from time to time in accordance with this Agreement.

“Series EA Limited Partner” means any Limited Partner of the Series EA.

“Series EA Maintenance Capital Expenditures” means cash expenditures by the Series EA (including expenditures for the addition or improvement to or replacement of the capital assets of the Series EA or for the acquisition of existing, or the construction or development of new capital assets) if such expenditures are made to maintain, including for a period longer than the short term, the operating capacity of the Series EA Assets or operating income of the Series EA. For purposes of this definition, the term “short term” generally refers to a period not exceeding 12 months.

“Series EA Non-Mandatory Health and Safety Expenses” means, for any period, the non-mandatory health and safety cash expenses related to the Series EA Assets for such period.

“Series EA Operating Expenses” means, for any period, the cash operating expenses (including realized oil losses and excluding cash expenses related to property taxes, power, pipeline integrity operating expenditures and non-mandatory health and safety expenditures)

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attributable to the Series EA Assets determined by applying the allocation methodology used to determine the estimate of such expenses pursuant to the Series EA Tariff Term Sheets to the actual cash operating expenses (including realized oil losses and excluding cash expenses related to property taxes, power, pipeline integrity operating expenditures and non-mandatory health and safety expenditures) of the Partnership for such period without regard to the estimated expenses included in the applicable Eastern Access 154-B Model(s) for such period.

“Series EA Partners” means the Series EA General Partners and the Series EA Limited Partners.

“Series EA Phase I Revenue Entitlement” means, prior to the expiration of the Eastern Access Phase I Term Sheet, the Eastern Access Phase I Revenue Requirement, Allowance Oil Revenue applicable to Eastern Access Phase I and the Qualifying Volume Adjustment, all net of the Line 17 IJT Discount. Following the expiration or suspension of the Eastern Access Phase I Term Sheet, the Series EA Phase I Revenue Entitlement will be determined pursuant to Section 10.3.

“Series EA Phase II Revenue Entitlement” means, prior to the expiration of the Eastern Access Phase II Term Sheet, the Eastern Access Phase II Revenue Requirement and Allowance Oil Revenue applicable to Eastern Access Phase II. Following the expiration or suspension of the Eastern Access Phase II Term Sheet, the Series EA Phase II Revenue Entitlement will be determined pursuant to Section 10.3.

“Series EA Phase III Revenue Entitlement” means, prior to the expiration of the Eastern Access Phase III Term Sheet, the Eastern Access Phase III Revenue Requirement and Allowance Oil Revenue applicable to Eastern Access Phase III. Following the expiration or suspension of the Eastern Access Phase III Term Sheet, the Series EA Phase III Revenue Entitlement will be determined pursuant to Section 10.3.

“Series EA Pipeline Integrity Operating Expenses” means, for any period, the cash pipeline integrity operating expenses related to the Series EA Assets for such period without regard to the allocation of such expenses pursuant to the Series EA Tariff Term Sheets.

“Series EA Power Expenses” means, for any period, the cash expenses for power attributable to the Series EA Assets pursuant to the Series EA Tariff Term Sheets for such period.

“Series EA Property Taxes” means, for any period, the cash property tax payments attributable to the Series EA Assets determined by applying the allocation methodology used to determine the estimate of such payments pursuant to the Series EA Tariff Term Sheets to the actual cash property tax payments of the Partnership for such period, without regard to the risk sharing provisions set forth in the Series EA Tariff Term Sheets.

“Series EA Records” means the records maintained for the Series EA in accordance with Section 3.1(b).

“Series EA Reserves” means any cash reserves established by the Managing General Partner of the Series EA with respect to the Series EA to provide for the proper conduct of the

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business of the Series EA, including reserves for future capital expenditures and anticipated credit needs of the Series EA, or otherwise comply with applicable law or any agreement or other obligation of the Series EA or to which any Series EA Assets are subject.

“Series EA Revenue Entitlement” means the Series EA Phase I Revenue Entitlement, the Series EA Phase II Revenue Entitlement and the Series EA Phase III Revenue Entitlement, collectively.

“Series EA Tariff Term Sheets” means the Eastern Access Phase I Term Sheet, the Eastern Access Phase II Term Sheet and the Eastern Access Phase III Term Sheet, collectively.

“Series LH Assets” means the assets identified as Series LH Assets in Section 3.5(a).

“Series LH General Partner” means any General Partner of the Series LH.

“Series LH Liabilities” means the Liabilities identified as Series LH Liabilities on the Series LH Records from time to time in accordance with this Agreement.

“Series LH Limited Partner” means any Limited Partner of the Series LH.

“Series LH Partners” means the Series LH General Partners and the Series LH Limited Partners.

“Series LH Records” means the records maintained for the Series LH in accordance with Section 3.1(b).

“Series ME Assets” means the assets identified as Series ME Assets in Section 3.4(a).

“Series ME Closing Date” means December 6, 2012.

“Series ME Distribution Amount” means, with respect to any Quarter (including any Quarter in which the liquidation of the Series ME is completed), an amount equal to (a) the sum of (i) the portion of the Series ME Revenue Entitlement that has been collected during such Quarter through the system-wide rates of the Lakehead System as either the facilities surcharge or the base rates as provided in Section 7.11 (prior to the expiration of one or more of the Series ME Tariff Term Sheets) or as determined pursuant to Section 10.4 (following the expiration of one or more of the Series ME Tariff Term Sheets), (ii) any other cash receipts attributable to or arising out of the ownership, operation, sale or other disposition of the Series ME Assets collected during such Quarter and (iii) any net decrease in Series ME Reserves as shall be established by the Managing General Partner of the Series ME in respect of such Quarter in accordance with Section 7.5, less (b) the sum of (i) all Series ME Expenses for such Quarter, (ii) all cash interest expenses (and principal reductions net of borrowings) of the Partnership for such Quarter attributable to Series ME Liabilities (other than any Intercompany Obligation for which the Series ME is not the Primary Obligor), (iii) any cash maintenance and pipeline integrity capital expenditures for such Quarter properly allocable to the Series ME, (iv) any other cash expenses for such Quarter constituting or attributable to or arising out of a Series ME Liability (other than any Intercompany Obligation for which the Series ME is not the Primary Obligor) or otherwise attributable to or arising out of the ownership or operation of the

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Series ME Assets and (v) any net increase in Series ME Reserves as shall be established by the Managing General Partner of the Series ME in respect of such Quarter in accordance with Section 7.5.

“Series ME Expenses” means, for any period prior to the expiration of one or more of the Series ME Tariff Term Sheets, the aggregate Series ME General and Administrative Expenses, Series ME Non-Mandatory Health and Safety Expenses, Series ME Operating Expenses, Series ME Pipeline Integrity Operating Expenses, Series ME Power Expenses and Series ME Property Taxes for such period. Following the expiration of one or more of the Series ME Tariff Term Sheets, the Series ME Expenses will be determined pursuant to Section 10.4.

“Series ME General and Administrative Expenses” means, for any period, the cash general and administrative expenses attributable to the Series ME Assets determined by applying the allocation methodology used to determine the estimate of such expenses pursuant to the Series ME Tariff Term Sheets to the actual general and administrative expenses of the Partnership for such period.

“Series ME General Partner” means any General Partner of the Series ME.

“Series ME Liabilities” means the Liabilities identified as Series ME Liabilities on the Series ME Records from time to time in accordance with this Agreement.

“Series ME Limited Partner” means any Limited Partner of the Series ME.

“Series ME Maintenance Capital Expenditures” means cash expenditures by the Series ME (including expenditures for the addition or improvement to or replacement of the capital assets of the Series ME or for the acquisition of existing, or the construction or development of new capital assets) if such expenditures are made to maintain, including for a period longer than the short term, the operating capacity of the Series ME Assets or operating income of the Series ME. For purposes of this definition, the term “short term” generally refers to a period not exceeding 12 months.

“Series ME Non-Mandatory Health and Safety Expenses” means, for any period, the non-mandatory health and safety cash expenses related to the Series ME Assets for such period.

“Series ME Operating Expenses” means, for any period, the cash operating expenses (including realized oil losses and excluding cash expenses related to property taxes, power, pipeline integrity operating expenditures and non-mandatory health and safety expenditures) attributable to the Series ME Assets determined by applying the allocation methodology used to determine the estimate of such expenses pursuant to the Series ME Tariff Term Sheets to the actual cash operating expenses (including realized oil losses and excluding cash expenses related to property taxes, power, pipeline integrity operating expenditures and non-mandatory health and safety expenditures) of the Partnership for such period without regard to the estimated expenses included in the applicable Mainline Expansion 154-B Model(s) for such period.

“Series ME Partners” means the Series ME General Partners and the Series ME Limited Partners.

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“Series ME Phase I Revenue Entitlement” means, prior to the expiration of the Mainline Expansion Phase I Term Sheet, the Mainline Expansion Phase I Revenue Requirement and Allowance Oil Revenue applicable to Mainline Expansion Phase I. Following the expiration or suspension of the Mainline Expansion Phase I Term Sheet, the Series ME Phase I Revenue Entitlement will be determined pursuant to Section 10.4.

“Series ME Phase II Revenue Entitlement” means, prior to the expiration of the Mainline Expansion Phase II Term Sheet, the Mainline Expansion Phase II Revenue Requirement and Allowance Oil Revenue applicable to Mainline Expansion Phase II. Following the expiration or suspension of the Mainline Expansion Phase II Term Sheet, the Series ME Phase II Revenue Entitlement will be determined pursuant to Section 10.4.

“Series ME Phase III Revenue Entitlement” means, prior to the expiration of the Mainline Expansion Phase III Term Sheet, the Mainline Expansion Phase III Revenue Requirement and Allowance Oil Revenue applicable to Mainline Expansion Phase III. Following the expiration or suspension of the Mainline Expansion Phase III Term Sheet, the Series ME Phase III Revenue Entitlement will be determined pursuant to Section 10.4.

“Series ME Phase IV Revenue Entitlement” means, prior to the expiration of the Mainline Expansion Phase IV Term Sheet, the Mainline Expansion Phase IV Revenue Requirement and Allowance Oil Revenue applicable to Mainline Expansion Phase IV. Following the expiration or suspension of the Mainline Expansion Phase IV Term Sheet, the Series ME Phase IV Revenue Entitlement will be determined pursuant to Section 10.4.

“Series ME Pipeline Integrity Operating Expenses” means, for any period, the cash pipeline integrity operating expenses related to the Series ME Assets for such period without regard to the allocation of such expenses pursuant to the Series ME Tariff Term Sheets.

“Series ME Power Expenses” means, for any period, the cash expenses for power attributable to the Series ME Assets pursuant to the Series ME Tariff Term Sheets for such period.

“Series ME Property Taxes” means, for any period, the cash property tax payments attributable to the Series ME Assets determined by applying the allocation methodology used to determine the estimate of such payments pursuant to the Series ME Tariff Term Sheets to the actual cash property tax payments of the Partnership for such period, without regard to the risk sharing provisions set forth in the Series ME Tariff Term Sheets.

“Series ME Records” means the records maintained for the Series ME in accordance with Section 3.1(b).

“Series ME Reserves” means any cash reserves established by the Managing General Partner of the Series ME with respect to the Series ME to provide for the proper conduct of the business of the Series ME, including reserves for future capital expenditures and anticipated credit needs of the Series ME, or otherwise comply with applicable law or any agreement or other obligation of the Series ME or to which any Series ME Assets are subject.

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“Series ME Revenue Entitlement” means the Chicago Connectivity Revenue Entitlement, the Series ME Phase I Revenue Entitlement, the Series ME Phase II Revenue Entitlement, the Series ME Phase III Revenue Entitlement and the Series ME Phase IV Revenue Entitlement, collectively.

“Series ME Tariff Term Sheets” means the Chicago Connectivity Term Sheet, the Mainline Expansion Phase I Term Sheet, the Mainline Expansion Phase II Term Sheet, the Mainline Expansion Phase III Term Sheet and the Mainline Expansion Phase IV Term Sheet, collectively.

“Southern Access” means a 42-inch liquids pipeline from Superior, Wisconsin to Flanagan, Illinois.

“Stockbridge Terminal” means that certain terminal operated by the Partnership located in Stockbridge, Michigan.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“Supermajority Interest” means, with respect to a Series, one or more Partners of such Series holding Partnership Interests in such Series that in the aggregate exceed seventy-five percent (75%) of all Percentage Interests owned by Partners of such Series.

“Tag Pro Rata Share” means with respect to any Partner that holds Series EA or Series ME Partnership Interests, a fraction (expressed as a percentage), the numerator of which equals such Partner’s Series EA or Series ME Percentage Interest, as applicable, and the denominator of which equals (i) in a situation where the Tag Pro Rata Share is being calculated with respect to all Partners that hold Series EA or Series ME Partnership Interests, 100% and (ii) in a situation where the Tag Pro Rata Share is being calculated with respect to a particular group of Partners that hold less than 100% of the Series EA or Series ME Partnership Interests, the total Series EA or Series ME Percentage Interests held by all the Partners of such group.

“Third Party” means, with respect to any Partner, any Person that is not a Permitted Transferee with respect to such Partner.

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“Transfer” means, with respect to any Partnership Interest, a transaction (i) by which a General Partner assigns its General Partner Interest to another Person, and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition by law or merger or otherwise or (ii) by which the holder of a Limited Partner Interest assigns such Limited Partner Interest to another Person, and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition by law or merger or otherwise.

Section 1.2 Additional Defined Terms.

Each of the terms set forth below has the meaning set forth in the section of this Agreement set forth opposite such term in the following table:

Term	Section

Additional Series AC Capital Contributions	Section 5.2(f)
Additional Series EA Capital Contributions	Section 5.6(a)
Additional Series ME Capital Contributions	Section 5.8(a)
Alberta Clipper Revised Tariff Structure	Section 10.2(a)
Claims	Section 7.13(a)
Contribution Agreement	Preamble
Control Option	Section 10.1(b)
Damages	Section 7.13(a)
Default Series EA Capital Contribution	Section 5.6(e)
Default Series ME Capital Contribution	Section 5.8(e)
Defaulting Series EA Partner	Section 5.6(e)
Defaulting Series EA Partner Obligation	Section 5.6(e)(ii)(B)
Defaulting Series ME Partner	Section 5.8(e)
Defaulting Series ME Partner Obligation	Section 5.8(e)(ii)(B)
EA Call Option	Section 4.9(a)
EA Call Option Closing Date	Section 4.9(b)
EA Call Option Deadline	Section 4.9(a)
EA Call Option Interest	Section 4.9(b)
EA Call Option Notice	Section 4.9(b)
EA Offered Interests	Section 4.5(a)
EA Offering Partner	Section 4.5(a)
EA ROFR Closing Period	Section 4.5(d)
EA ROFR Expiration Date	Section 4.5(b)
EA ROFR Notice	Section 4.5(a)
EA ROFR Notice Date	Section 4.5(a)
EA ROFR Offer Price	Section 4.5(a)
EA ROFR Proportionate Share	Section 4.5(b)
Eastern Access Revised Tariff Structure	Section 10.3(a)
EECI	Preamble
EECI EA Sub	Preamble
EECI ME Sub	Preamble
EEM Board	Section 4.9(a)

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Enbridge Partners	Preamble
Fundamental Change	Section 10.1(a)
Indemnified Series	Section 7.14
Indemnifying Series	Section 7.14
Initial Series AC Capital Contribution	Section 5.2(a)
Initial Series EA Capital Contribution	Section 5.5(a)
Initial Series ME Capital Contribution	Section 5.7(a)
Lakehead GP	Preamble
Lending Series EA Partner	Section 5.6(e)(ii)
Lending Series ME Partner	Section 5.8(e)(ii)
Mainline Expansion Revised Tariff Structure	Section 10.4(a)
Managing General Partner	Section 7.20
Maximum Permitted Delegation	Section 10.1(a)
ME Call Option	Section 4.11(a)
ME Call Option Closing Date	Section 4.11(b)
ME Call Option Deadline	Section 4.11(a)
ME Call Option Interest	Section 4.11(b)
ME Call Option Notice	Section 4.11(b)
ME Offered Interests	Section 4.6(a)
ME Offering Partner	Section 4.6(a)
ME ROFR Closing Period	Section 4.6(d)
ME ROFR Expiration Date	Section 4.6(b)
ME ROFR Notice	Section 4.6(a)
ME ROFR Notice Date	Section 4.6(a)
ME ROFR Offer Price	Section 4.6(a)
ME ROFR Proportionate Share	Section 4.6(b)
Non-Defaulting Series EA Partner	Section 5.6(e)
Non-Defaulting Series ME Partner	Section 5.8(e)
Option Purchase Agreement	Section 5.5(c)
Option Committee	Section 4.9(a)
Primary Obligor	Section 3.6(c)
Prior Agreement	Preamble
Proportionate Share of Shared Liabilities	Section 3.6(d)
ROFR Asset Closing Period	Section 4.8(d)
ROFR Asset Expiration Date	Section 4.8(b)
ROFR Asset Notice	Section 4.8(a)
ROFR Asset Notice Date	Section 4.8(a)
ROFR Asset Offer Price	Section 4.8(a)
ROFR Holder	Section 4.5(a)
ROFR Offered Asset	Section 4.8(a)
Series AC	Section 3.1(a)
Series AC Distribution	Section 6.2(a)
Series EA	Section 3.1(a)
Series EA Annual Budget	Section 7.7(a)
Series EA Capital Contribution Notice	Section 5.6(a)
Series EA Distribution	Section 6.3(a)

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Series EA Monthly Capital Requirement	Section 5.6(b)
Series EA Prior Budget	Section 7.7(c)
Series Indemnified Damages	Section 7.14
Series LH	Section 3.1(a)
Series LH Distribution	Section 6.5(a)
Series ME	Section 3.1(a)
Series ME Annual Budget	Section 7.8(a)
Series ME Capital Contribution Notice	Section 5.8(a)
Series ME Distribution	Section 6.4(a)
Series ME Monthly Capital Requirement	Section 5.8(b)
Series ME Prior Budget	Section 7.8(c)
Shared Assets	Exhibit E
Springing Guarantee	Section 7.3(g)
Tag-Along Notice	Section 4.7(a)
Tag-Along Right	Section 4.7(a)
Tag-Along Transferee	Section 4.7(a)
Tag Offerees	Section 4.7(a)
Third Party Asset Offer	Section 4.8(a)
Third Party Offer	Section 4.5(a)
Transferor	Section 4.7(a)
Wisconsin GP	Preamble

Section 1.3 Construction.

Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) the terms “include,” “includes,” “including” or words of like import shall be deemed to be followed by the words “without limitation”; and (d) the terms “hereof,” “herein” or “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement. The headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement.

ARTICLE II

ORGANIZATION

Section 2.1 Continuation.

Lakehead GP, Wisconsin GP, EECI, EECI EA Sub, EECI ME Sub and Enbridge Partners hereby continue the Partnership as a limited partnership under the Delaware Act and enter into this Agreement, which amends and restates the Prior Agreement in its entirety. This Agreement shall be effective as of the date set forth in the introductory paragraph of this Agreement. Except as modified in this Agreement, the rights, duties (including fiduciary duties), liabilities and obligations of the Partners and the administration, dissolution and termination of the Partnership or any Series shall be governed by the Delaware Act.

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Section 2.2 Name.

The name of the Partnership shall continue to be “Enbridge Energy, Limited Partnership.” Subject to applicable law, the Partnership’s business may be conducted under any other name or names as determined by the Managing General Partner of the Partnership generally, including the name of such Managing General Partner. Each Series’ business shall be conducted under the name of the Partnership on behalf of such Series, the name of such Series or, subject to applicable law, any other name or names as determined by the Managing General Partner of such Series, including the name of such Managing General Partner. The words “Limited Partnership,” “LP” or similar words or letters shall be included in the Partnership’s or any Series’ name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. Without the consent of any Partner being required, the Managing General Partner of the Partnership generally may amend this Agreement and the Certificate of Limited Partnership to change the name of the Partnership at any time and from time to time and shall promptly notify the Partners of such change.

Section 2.3 Principal Office; Registered Office.

(a) The principal office of the Partnership and each Series shall be at 1100 Louisiana, Suite 3300, Houston, Texas 77002 or such other place as the Managing General Partner of the Partnership generally may from time to time designate. The Partnership and each Series may maintain offices at such other places as the Managing General Partner of the Partnership generally or such Series, as applicable, deems advisable.

(b) The address of the Partnership’s registered office in the State of Delaware shall be 1209 Orange Street, Wilmington, Delaware 19801, and the Partnership’s registered agent for service of process on the Partnership in the State of Delaware shall be The Corporation Trust Company. Without the consent of any Partner being required, the Managing General Partner of the Partnership generally may amend this Agreement and the Certificate of Limited Partnership to change the address of the Partnership’s registered office or the Partnership’s registered agent for service of process at any time and from time to time and shall promptly notify the Partners of such change.

Section 2.4 Purpose and Business.

The purpose and nature of the business to be conducted by the Partnership and each Series shall be to engage in any lawful activity for which limited partnerships may be organized under the Delaware Act.

Section 2.5 Powers.

The Partnership and each Series shall be empowered to do any and all acts and things necessary or appropriate for the furtherance and accomplishment of the purposes and business described in Section 2.4 and for the protection and benefit of the Partnership or any Series.

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Section 2.6 Term.

The term of the Partnership shall continue in existence until the dissolution of the Partnership in accordance with the provisions of Article XI. The existence of the Partnership as a separate legal entity shall continue until the cancellation of the Certificate of Limited Partnership as provided in the Delaware Act. Each Series shall have a perpetual existence until the earlier of the dissolution of the Partnership or the termination of such Series in accordance with the provisions of Article XI.

Section 2.7 Title to Partnership Assets.

Subject to applicable law, record title to any or all of the assets of any Series may be held in the name of the Partnership, such Series, the Managing General Partner of such Series or one or more nominees, as the Managing General Partner of such Series may determine. Each Managing General Partner hereby declares and warrants that the assets of any Series for which record title is held in the name of such Managing General Partner or one or more nominees shall be held in trust by such Managing General Partner or such nominee for the use and benefit of the applicable Series in accordance with the provisions of this Agreement.

ARTICLE III

ESTABLISHMENT AND DESIGNATION OF SERIES

Section 3.1 Establishment and Designation of Series.

(a) The partnership interests in the Partnership are divided into four series referred to as the “Series AC,” the “Series EA,” the “Series ME” and the “Series LH.” Each Series shall constitute a separate series of partnership interests in accordance with Section 17-218 of the Delaware Act, having separate rights, powers, duties and obligations as set forth herein, with each such Series comprised of both General Partner Interests and Limited Partner Interests, as set forth in Article V.

(b) Each Series shall be separate and distinct from each other Series, and separate and distinct records shall be maintained for each Series. The records maintained for each Series shall account for the assets and Liabilities associated with such Series separately from the assets and Liabilities associated with any other Series or the Partnership generally. Records maintained for a Series that reasonably identify its assets, including by specific listing, category, type, quantity, computational or allocational formula or procedure (including a percentage or share of any asset or assets) or by any other method where the identity of such assets is objectively determinable, will be deemed to account for the assets associated with such Series separately from the assets associated with any other Series. Except for the Intercompany Obligations and the Springing Guarantees or as may be expressly agreed to by a Series or the Partnership generally, no Liability of a Series shall be a Liability of any other Series or the Partnership generally. To the fullest extent permitted by applicable law, except for the Intercompany Obligations and the Springing Guarantees or as may be expressly agreed to by a Series or the Partnership generally, all of the Liabilities incurred, contracted for or otherwise now or hereafter existing with respect to a particular Series shall be enforceable against the assets of such Series only or a General Partner associated with such Series and not against the assets of any other Series or of the Partnership

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generally or any General Partner not associated with such Series, and, except for the Intercompany Obligations and the Springing Guarantees or as may be expressly agreed to by a Series or the Partnership generally, none of the Liabilities incurred, contracted for or otherwise existing with respect to any other Series shall be enforceable against the assets of such Series. The Certificate of Limited Partnership shall contain a notice of the limitation of liabilities of the Series and of the Partnership generally in conformity with Section 17-218 of the Delaware Act.

(c) Each Series shall have the power and capacity to, in its own name, contract, hold title to assets (including real, personal and intangible property), grant liens and security interests and sue and be sued.

Section 3.2 Series AC.

(a) The following shall constitute the Series AC Assets:

(i) the Exclusive Series AC Assets;

(ii) all rights and interests of the Series AC set forth in Exhibit E with respect to the Shared Assets; and

(iii) all other assets identified as Series AC Assets on the Series AC Records.

(b) The following shall constitute the Series AC Liabilities (without duplication):

(i) all Liabilities associated with or arising from the ownership or operation of the Exclusive Series AC Assets, including the B1 Promissory Note and the C1 Promissory Note;

(ii) the Series AC’s Proportionate Share of Shared Liabilities;

(iii) the Intercompany Preliminary AC Construction Cost Payable;

(iv) the Intercompany Obligations;

(v) the Springing Guarantees; and

(vi) all other Liabilities identified as Series AC Liabilities on the Series AC Records.

(c) The Partners hereby acknowledge and agree that all Series AC Assets are available to satisfy the claims of all creditors in respect of any Series AC Liability, in each case, without priority of claims among such creditors, except as may be expressly set forth in the documents evidencing the obligations owed to any such creditor.

Section 3.3 Series EA.

(a) The following shall constitute the Series EA Assets:

(i) the Exclusive Series EA Assets;

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(ii) all rights and interests of the Series EA set forth in Exhibit E with respect to the Shared Assets; and

(iii) all other assets identified as Series EA Assets on the Series EA Records.

(b) The following shall constitute the Series EA Liabilities (without duplication):

(i) all Liabilities associated with or arising from the ownership or operation of the Exclusive Series EA Assets;

(ii) the Series EA’s Proportionate Share of Shared Liabilities;

(iii) the Intercompany Obligations;

(iv) the Intercompany Preliminary EA Construction Cost Payable;

(v) the Springing Guarantees; and

(vi) all other Liabilities identified as Series EA Liabilities on the Series EA Records.

(c) The Partners hereby acknowledge and agree that all Series EA Assets are available to satisfy the claims of all creditors in respect of any Series EA Liability, in each case, without priority of claims among such creditors, except as may be expressly set forth in the documents evidencing the obligations owed to any such creditor.

Section 3.4 Series ME.

(a) The following shall constitute the Series ME Assets:

(i) the Exclusive Series ME Assets;

(ii) all rights and interests of the Series ME set forth in Exhibit E with respect to the Shared Assets; and

(iii) all other assets identified as Series ME Assets on the Series ME Records.

(b) The following shall constitute the Series ME Liabilities (without duplication):

(i) all Liabilities associated with or arising from the ownership or operation of the Exclusive Series ME Assets;

(ii) the Series ME’s Proportionate Share of Shared Liabilities;

(iii) the Intercompany Obligations;

(iv) the Intercompany Preliminary ME Construction Cost Payable;

(v) the Springing Guarantees; and

(vi) all other Liabilities identified as Series ME Liabilities on the Series ME Records.

(c) The Partners hereby acknowledge and agree that all Series ME Assets are available to satisfy the claims of all creditors in respect of any Series ME Liability, in each case, without priority of claims among such creditors, except as may be expressly set forth in the documents evidencing the obligations owed to any such creditor.

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Section 3.5 Series LH.

(a) The following shall constitute the Series LH Assets:

(i) all assets and rights of the Partnership that are not associated with any other Series;

(ii) all rights and interests of the Series LH set forth in Exhibit E with respect to the Shared Assets; and

(iii) all other assets identified as Series LH Assets on the Series LH Records.

(b) The following shall constitute the Series LH Liabilities (without duplication):

(i) all Liabilities of the Partnership that are not associated with any other Series;

(ii) the Series LH’s Proportionate Share of Shared Liabilities;

(iii) the Intercompany Obligations;

(iv) the Springing Guarantees; and

(v) all other Liabilities identified as Series LH Liabilities on the Series LH Records.

(c) The Partners hereby acknowledge and agree that all Series LH Assets are available to satisfy the claims of all creditors in respect of any Series LH Liability, in each case, without priority of claims among such creditors, except as may be expressly set forth in the documents evidencing the obligations owed to any such creditor.

Section 3.6 Allocation Among Series.

(a) The Partnership may acquire assets only to the extent that they are acquired by the Partnership with respect to one or more particular Series and not with respect to the Partnership generally. To the extent commercially feasible, all Liabilities (other than any Intercompany Obligations or Springing Guarantees) contractually created or incurred or amended by any Series following the Series AC Closing Date shall be made expressly non-recourse to (i) the Partnership generally and any other Series and (ii) the Partners of the Partnership generally or any Series (in their respective capacities as such).

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(b) The Managing General Partner of the Partnership generally shall establish procedures designed to ensure that, to the extent commercially feasible, all contracts of a Series (other than contracts relating to any Intercompany Obligations or Springing Guarantees) entered into or amended after the Series AC Closing Date, (i) expressly acknowledge the separateness of the Partnership generally and each Series, (ii) notify the contract counterparty of the identity of the obligor or obligors thereunder (and if more than one obligor, the obligation of each obligor, which obligation may be joint and several or may be several depending on the facts and circumstances) and (iii) are properly executed and delivered by a duly authorized Person on behalf of the Partnership generally and/or such Series, as applicable.

(c) The Partners (in their respective capacities as such) on the one hand, and Enbridge Partners (on behalf of itself and each Material Subsidiary of Enbridge Partners) on the other hand, acknowledge and agree that, for so long as any Existing Indebtedness (or refinancing thereof) requires, all Intercompany Obligations currently or hereafter existing are expressly recourse to the Partnership generally and to each Series, and expressly non-recourse to the Partners of the Partnership generally and to the Partners of each Series (in the case of Partners, in their respective capacities as such). The Managing General Partner of the Partnership generally shall designate each Intercompany Obligation as the primary obligation of the applicable Series (the “Primary Obligor”) with respect to which the Intercompany Obligation was incurred. The Series AC will be the Primary Obligor with respect to the Intercompany Preliminary AC Construction Cost Payable and Facility B1 and Facility C1 and any refinancing thereof, including the Series AC Long-Term Debt Financing; the Series EA will be the Primary Obligor with respect to the Intercompany Preliminary EA Construction Cost Payable; the Series ME will be the Primary Obligor with respect to the Intercompany Preliminary ME Construction Cost Payable; and the Series LH will be the Primary Obligor with respect to all other Intercompany Obligations. As among each Series of the Partnership and the Partnership generally, the Primary Obligor with respect to an Intercompany Obligation shall have the primary responsibility for administering and discharging such obligation and shall have primary liability to the creditors or other obligees associated with such obligation.

(d) The Managing General Partner of the Partnership generally shall determine the portion of the Liabilities associated with or arising from the use, ownership or operation of the Shared Assets to be designated as Series AC Liabilities, Series EA Liabilities, Series ME Liabilities or Series LH Liabilities (with respect to each Series, its “Proportionate Share of Shared Liabilities”) based on the following criteria (and the Managing General Partners of the Series AC, Series EA, Series ME and the Series LH shall maintain the Series AC Records, the Series EA Records, the Series ME Records and the Series LH Records, respectively, in a manner consistent with such determination):

(i) the relative use by the Series AC, Series EA, Series ME and Series LH of the Shared Asset to which the Liability relates;

(ii) the relative benefit to the Series AC, Series EA, Series ME and Series LH of the Shared Asset to which the Liability relates; and

(iii) if applicable, the relative fault of the Series AC, Series EA, Series ME and Series LH with respect to the activities or events giving rise to the Liability related to such Shared Asset.

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Section 3.7 No Transfer or Sale.

The Partners acknowledge and agree that neither the establishment of the Series AC, Series EA, Series ME and Series LH, nor the designation of their respective assets as set forth in this Article III shall constitute a sale, transfer or other disposition of any asset of the Partnership.

ARTICLE IV

TRANSFER OF PARTNERSHIP INTERESTS;

RIGHT OF FIRST REFUSAL; TAG-ALONG RIGHTS

Section 4.1 Transfers Generally.

(a) Transfers of Partnership Interests may only be made in strict compliance with all applicable terms of this Agreement, and any purported Transfer of Partnership Interests that does not so comply with all applicable provisions of this Agreement shall, to the fullest extent permitted by law, be null and void and of no force or effect, and no Managing General Partner acting on behalf of the Partnership generally or any Series shall recognize or be bound by any such purported Transfer or effect any such purported Transfer on the transfer books of the Partnership generally or any Series. The Partners agree that the restrictions contained in this Article IV are fair and reasonable and in the best interests of the Partnership, each Series and the Partners.

(b) Notwithstanding anything herein to the contrary, no Transfer by a Partner of all or any part of its Partnership Interest to another Person shall be permitted unless (i) the transferee agrees in writing to assume the rights and duties of such Partner under this Agreement and to be bound by the provisions of this Agreement and (ii) such transferee shall be admitted to the Partnership as a Partner with respect to the Partnership generally or a Series, as applicable, pursuant to Section 4.1(c) immediately prior to the transferor ceasing to be a Partner with respect to the transferred portion of the Partnership Interest, and the business of the Partnership and each Series shall continue without dissolution or termination, respectively.

(c) To effect the admission of any Partner to the Partnership generally or any Series, the Managing General Partner of the Partnership generally and each applicable Series shall take all steps necessary or appropriate under the Delaware Act to amend the records of the Partnership and the applicable Series to reflect such admission and, if necessary, notwithstanding Sections 12.1 or 12.2, to prepare and adopt as soon as practicable an amendment to this Agreement and, if required by law, the Managing General Partner of the Partnership generally shall prepare and file an amendment to the Certificate of Limited Partnership. The transferee shall be admitted to the Partnership with respect to the Partnership generally or the applicable Series, as the case may be, as a general partner or limited partner, as applicable, upon satisfaction of the requirements of Section 4.1(b) and this Section 4.1(c), without the consent of any other Partner being required.

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(d) No Partner shall have any right to withdraw from the Partnership or any Series; provided, however, that when a transferee of a Partner’s Partnership Interest is admitted to the Partnership or any Series in accordance with Section 4.1(c) with respect to the Partnership Interest so transferred, the transferring Partner shall cease to be a Partner with respect to the Partnership Interest so transferred.

Section 4.2 General Restrictions on Transfers of Partnership Interests.

(a) Notwithstanding the other provisions of this Article IV, no Transfer of any Partnership Interests shall be made if such Transfer would (i) violate the then applicable federal or state securities laws or rules and regulations of the Commission, any state securities commission or any other governmental authority with jurisdiction over such Transfer, (ii) terminate the existence or qualification of the Partnership or any Series under the laws of the State of Delaware or (iii) cause the Partnership or any Series to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes (to the extent not already so treated or taxed).

(b) The Managing General Partner of the Partnership generally may impose restrictions on the Transfer of Partnership Interests if it receives an opinion of counsel that such restrictions are necessary to avoid a significant risk of the Partnership or any Series becoming taxable as a corporation or otherwise becoming taxable as an entity for U.S. federal income tax purposes. Notwithstanding Sections 12.1 and 12.2, the Managing General Partner of the Partnership generally may impose such restrictions by amending this Agreement.

(c) For so long as the Partnership is a partnership for U.S. federal income tax purposes, in no event may any Transfer of any Partnership Interests by any Partner be made if such Transfer is effectuated through an “established securities market” or a “secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704 of the Code or if such Transfer would otherwise result in the Partnership or any Series being treated as a “publicly traded partnership,” as such term is defined in Section 7704(b) of the Code and the regulations promulgated thereunder.

Section 4.3 Additional Restrictions on Transfers of Partnership Interests.

(a) Series EA and Series ME Partnership Interests. No Transfer of a Series EA or Series ME Partnership Interest may be made unless (i) such Transfer complies with the provisions of Section 4.1 and Section 4.2 and (ii) unless such Transfer is to a Permitted Transferee of the transferring Partner, such Transfer is made in accordance with Sections 4.5, 4.6 or 4.7, as applicable.

(b) Series LH Partnership Interests. No Transfer of a Series LH or Series AC Partnership Interest may be made unless such Transfer complies with the provisions of Section 4.1 and Section 4.2.

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Section 4.4 Reserved.

Section 4.5 Series EA Right of First Refusal.

(a) If any Partner receives a bona fide written offer from a Third Party (a “Third Party Offer”) for the Transfer of all or a part of such Partner’s (and its respective Permitted Transferees) Partnership Interests in Series EA and such Partner (the “EA Offering Partner”) desires to accept and is otherwise permitted to effect such proposed Transfer pursuant to this Article IV, such EA Offering Partner shall deliver written notice of such Third Party Offer (the “EA ROFR Notice”) to the Managing General Partner of the Partnership generally as soon as reasonably practicable, but in no event less than 35 days prior to the date of the proposed Transfer. The date that the EA ROFR Notice is received by the Managing General Partner of the Partnership generally shall constitute the “EA ROFR Notice Date.” Within five Business Days following the EA ROFR Notice Date, the Managing General Partner of the Partnership generally shall send a copy of the EA ROFR Notice along with a letter indicating the EA ROFR Notice Date to EECI and Enbridge Partners (each, a “ROFR Holder” and collectively, the “ROFR Holders”). The EA ROFR Notice shall set forth the identity of the Third Party (including, (x) if such information is not publicly available, information about the identity of the Third Party, (y) the identity of Affiliates of the Third Party and (z) if the Third Party is making the Third Party Offer as a nominee of another Person, the identity of such other Person and its Affiliates), the amount and the Partnership Interests to be sold (the “EA Offered Interests”), the proposed purchase price for the EA Offered Interests (the “EA ROFR Offer Price”), all details of the payment terms and all other material terms and conditions, including the nature of the representations and warranties to be made and the indemnities to be given, in connection with the proposed Transfer. The EA ROFR Offer Price shall be expressed in U.S. dollars, whether or not the form of consideration in the Third Party Offer is wholly or partially cash or cash equivalents.

(b) Each ROFR Holder shall have the right, but not the obligation, to purchase up to that amount of the EA Offered Interests equal to the product of (i) the amount of the EA Offered Interests and (ii) a fraction (the “EA ROFR Proportionate Share”), the numerator of which shall be the Series EA Percentage Interest of such ROFR Holder and the denominator of which shall be the sum of the Series EA Percentage Interests held by the ROFR Holders. Within 25 days after the EA ROFR Notice Date, each ROFR Holder may deliver a written notice to the EA Offering Partner, the Managing General Partner of the Partnership generally and the other EA ROFR Holder of its election to purchase such EA Offered Interests. Any ROFR Holder whose written notice has not been received by the Managing General Partner of the Partnership generally within such 25-day period shall be deemed to have elected not to exercise its right of first refusal in connection with such Transfer. To the extent a ROFR Holder does not elect to purchase its full EA ROFR Proportionate Share of such EA Offered Interests, the other ROFR Holder, if it has elected to purchase its full EA ROFR Proportionate Share, shall be entitled, by delivering written notice to the EA Offering Partner and the Managing General Partner of the Partnership generally within five Business Days following the end of such 25-day period (such fifth Business Day, the “EA ROFR Expiration Date”), to purchase up to all of the remaining EA Offered Interests. The delivery of a notice of election under this Section 4.5(b) shall constitute an irrevocable commitment to purchase such EA Offered Interests. If the ROFR Holders shall have elected to purchase all but not less than all of the EA Offered Interests, the Managing General Partner of the Partnership generally shall thereafter set a reasonable place and time for

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the closing of the purchase and sale of the EA Offered Interests, which shall be not less than 10 days nor more than 60 days after the EA ROFR Expiration Date (subject to extension to the extent necessary to pursue any required regulatory or Partner approvals, including to allow for the expiration or termination of all waiting periods under the HSR Act) unless otherwise agreed by all of the parties to such transaction.

(c) The purchase price and terms and conditions for the purchase of the EA Offered Interests pursuant to this Section 4.5 shall be the purchase price and terms and conditions set forth in the applicable Third Party Offer (or the cash equivalent thereof); provided that the purchase price shall be the EA ROFR Offer Price and shall be payable in immediately available U.S. dollars; and provided further that the EA Offering Partner shall at a minimum make customary representations and warranties concerning (i) such EA Offering Partner’s valid title to and ownership of the EA Offered Interests, free and clear of all liens, claims and encumbrances (excluding those arising hereunder and under applicable securities laws), (ii) such EA Offering Partner’s authority, power and right to enter into and consummate the sale of the EA Offered Interests, (iii) the absence of any violation, default or acceleration of any agreement or obligation to which such EA Offering Partner is subject or by which its assets are bound as a result of the sale of the EA Offered Interests and (iv) the absence of, or compliance with, any governmental or third party consents, approvals, filings or notifications required to be obtained or made by such EA Offering Partner in connection with the sale of the EA Offered Interests. The EA Offering Partner and participating ROFR Holders shall use commercially reasonable efforts to close the purchase of the EA Offered Interests as soon as reasonably practicable following the EA ROFR Expiration Date and shall each execute and deliver such instruments and documents and take such actions, including obtaining all applicable approvals and consents and making all applicable notifications and filings, as the other parties may reasonably request in order more effectively to implement the purchase and sale of the EA Offered Interests hereunder.

(d) Notwithstanding the foregoing, if (i) the ROFR Holders (A) shall have elected to purchase less than all of the EA Offered Interests or (B) shall not have elected to purchase any of the EA Offered Interests on or prior to the EA ROFR Expiration Date, and the EA Offering Partner has fully complied with the provisions of this Section 4.5, then the EA Offering Partner may sell all, but not less than all, of the EA Offered Interests within 90 days after the EA ROFR Expiration Date (subject to extension for a reasonable amount of time to the extent necessary to obtain any required regulatory or Partner approvals, including to allow for the expiration of all waiting periods under the HSR Act) or (ii) if the ROFR Holders fail to consummate the closing of the purchase and sale of the Offered Interests within the time period provided in the last sentence of Section 4.5(b) (such period, the “EA ROFR Closing Period”) and the EA Offering Partner has fully complied with the provisions of this Section 4.5, then the EA Offering Partner may sell all, but not less than all, of the EA Offered Interests within 90 days after the expiration of the EA ROFR Closing Period to the Third Party, in each case subject to the provisions of Section 4.2. Any such sale shall not be at less than the purchase price or upon terms and conditions more favorable in any material respect, individually or in the aggregate, to the purchaser than those specified in the Third Party Offer. If the EA Offered Interests are not so transferred within the applicable time periods specified in this Section 4.5(d), the EA Offering Partner may not sell any of the EA Offered Interests without again complying in full with the provisions of this Article IV.

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(e) Each of EECI and Enbridge Partners shall be entitled to assign any rights it has to purchase EA Offered Interests pursuant to this Section 4.5 to any of its Permitted Transferees.

(f) This Section 4.5 shall not apply to any Transfer or proposed Transfer of Partnership Interests to a Permitted Transferee.

Section 4.6 Series ME Right of First Refusal.

(a) If any Partner receives a Third Party Offer for the Transfer of all or a part of such Partner’s (and its respective Permitted Transferees) Partnership Interests in Series ME and such Partner (the “ME Offering Partner”) desires to accept and is otherwise permitted to effect such proposed Transfer pursuant to this Article IV, such ME Offering Partner shall deliver written notice of such Third Party Offer (the “ME ROFR Notice”) to the Managing General Partner of the Partnership generally as soon as reasonably practicable, but in no event less than 35 days prior to the date of the proposed Transfer. The date that the ME ROFR Notice is received by the Managing General Partner of the Partnership generally shall constitute the “ME ROFR Notice Date.” Within five Business Days following the ME ROFR Notice Date, the Managing General Partner of the Partnership generally shall send a copy of the ME ROFR Notice along with a letter indicating the ME ROFR Notice Date to the ROFR Holders. The ME ROFR Notice shall set forth the identity of the Third Party (including, (x) if such information is not publicly available, information about the identity of the Third Party, (y) the identity of Affiliates of the Third Party and (z) if the Third Party is making the Third Party Offer as a nominee of another Person, the identity of such other Person and its Affiliates), the amount and the Partnership Interests to be sold (the “ME Offered Interests”), the proposed purchase price for the ME Offered Interests (the “ME ROFR Offer Price”), all details of the payment terms and all other material terms and conditions, including the nature of the representations and warranties to be made and the indemnities to be given, in connection with the proposed Transfer. The ME ROFR Offer Price shall be expressed in U.S. dollars, whether or not the form of consideration in the Third Party Offer is wholly or partially cash or cash equivalents.

(b) Each ROFR Holder shall have the right, but not the obligation, to purchase up to that amount of the ME Offered Interests equal to the product of (i) the amount of the ME Offered Interests and (ii) a fraction (the “ME ROFR Proportionate Share”), the numerator of which shall be the Series ME Percentage Interest of such ROFR Holder and the denominator of which shall be the sum of the Series ME Percentage Interests held by the ROFR Holders. Within 25 days after the ME ROFR Notice Date, each ROFR Holder may deliver a written notice to the ME Offering Partner, the Managing General Partner of the Partnership generally and the other ME ROFR Holder of its election to purchase such ME Offered Interests. Any ROFR Holder whose written notice has not been received by the Managing General Partner of the Partnership generally within such 25-day period shall be deemed to have elected not to exercise its right of first refusal in connection with such Transfer. To the extent a ROFR Holder does not elect to purchase its full ME ROFR Proportionate Share of such ME Offered Interests, the other ROFR Holder, if it has elected to purchase its full ME ROFR Proportionate Share, shall be entitled, by delivering written notice to the ME Offering Partner and the Managing General Partner of the Partnership generally within five Business Days following the end of such 25-day period (such fifth Business Day, the “ME ROFR Expiration Date”), to purchase up to all of the remaining ME Offered Interests. The delivery of a notice of election under this Section 4.6(b) shall constitute

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an irrevocable commitment to purchase such ME Offered Interests. If the ROFR Holders shall have elected to purchase all but not less than all of the ME Offered Interests, the Managing General Partner of the Partnership generally shall thereafter set a reasonable place and time for the closing of the purchase and sale of the ME Offered Interests, which shall be not less than 10 days nor more than 60 days after the ME ROFR Expiration Date (subject to extension to the extent necessary to pursue any required regulatory or Partner approvals, including to allow for the expiration or termination of all waiting periods under the HSR Act) unless otherwise agreed by all of the parties to such transaction.

(c) The purchase price and terms and conditions for the purchase of the ME Offered Interests pursuant to this Section 4.6 shall be the purchase price and terms and conditions set forth in the applicable Third Party Offer (or the cash equivalent thereof); provided that the purchase price shall be the ME ROFR Offer Price and shall be payable in immediately available U.S. dollars; and provided further that the ME Offering Partner shall at a minimum make customary representations and warranties concerning (i) such ME Offering Partner’s valid title to and ownership of the ME Offered Interests, free and clear of all liens, claims and encumbrances (excluding those arising hereunder and under applicable securities laws), (ii) such ME Offering Partner’s authority, power and right to enter into and consummate the sale of the ME Offered Interests, (iii) the absence of any violation, default or acceleration of any agreement or obligation to which such ME Offering Partner is subject or by which its assets are bound as a result of the sale of the ME Offered Interests and (iv) the absence of, or compliance with, any governmental or third party consents, approvals, filings or notifications required to be obtained or made by such ME Offering Partner in connection with the sale of the ME Offered Interests. The ME Offering Partner and participating ROFR Holders shall use commercially reasonable efforts to close the purchase of the ME Offered Interests as soon as reasonably practicable following the ME ROFR Expiration Date and shall each execute and deliver such instruments and documents and take such actions, including obtaining all applicable approvals and consents and making all applicable notifications and filings, as the other parties may reasonably request in order more effectively to implement the purchase and sale of the ME Offered Interests hereunder.

(d) Notwithstanding the foregoing, if (i) the ROFR Holders (A) shall have elected to purchase less than all of the ME Offered Interests or (B) shall not have elected to purchase any of the ME Offered Interests on or prior to the ME ROFR Expiration Date, and the ME Offering Partner has fully complied with the provisions of this Section 4.6, then the ME Offering Partner may sell all, but not less than all, of the ME Offered Interests within 90 days after the ME ROFR Expiration Date (subject to extension for a reasonable amount of time to the extent necessary to obtain any required regulatory or Partner approvals, including to allow for the expiration of all waiting periods under the HSR Act) or (ii) if the ROFR Holders fail to consummate the closing of the purchase and sale of the Offered Interests within the time period provided in the last sentence of Section 4.6(b) (such period, the “ME ROFR Closing Period”) and the ME Offering Partner has fully complied with the provisions of this Section 4.6, then the ME Offering Partner may sell all, but not less than all, of the ME Offered Interests within 90 days after the expiration of the ME ROFR Closing Period to the Third Party, in each case subject to the provisions of Section 4.2. Any such sale shall not be at less than the purchase price or upon terms and conditions more favorable in any material respect, individually or in the aggregate, to the purchaser than those specified in the Third Party Offer. If the ME Offered Interests are not so transferred within the applicable time periods specified in this Section 4.6(d), the ME Offering Partner may not sell any of the ME Offered Interests without again complying in full with the provisions of this Article IV.

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(e) Each of EECI and Enbridge Partners shall be entitled to assign any rights it has to purchase ME Offered Interests pursuant to this Section 4.6 to any of its Permitted Transferees.

(f) This Section 4.6 shall not apply to any Transfer or proposed Transfer of Partnership Interests to a Permitted Transferee.

Section 4.7 Tag-Along Rights.

(a) If a Series EA Partner or Series ME Partner (the “Transferor”) proposes to Transfer all or a part of its Partnership Interests in Series EA or Series ME to a Third Party (the “Tag-Along Transferee”), then such Transferor shall send written notice of such proposed Transfer (the “Tag-Along Notice”) to the other Partners of the Series of Partnership Interests which such Transferor proposes to Transfer (the “Tag Offerees”) at least 30 days prior to effecting such Transfer. Such Tag-Along Notice may be combined with an EA ROFR Notice or ME ROFR Notice and may be conditioned upon the ROFR Holders not exercising the right of first refusal contained in Section 4.5 or Section 4.6. The Tag-Along Notice shall set forth the identity of the Tag-Along Transferee (including, if such information is not publicly available, information about the identity of the Tag-Along Transferee and its Affiliates), the amount and the Partnership Interests to be Transferred, the proposed purchase price expressed in U.S. dollars (whether or not the form of consideration is wholly or partially cash or cash equivalents), all details of the payment terms, the time and place for the closing and all other material terms and conditions, including the nature of the representations and warranties to be made and the indemnities to be given, in connection with the proposed Transfer. Each of the Tag Offerees shall then have the irrevocable right (a “Tag-Along Right”), exercisable by delivery of an irrevocable notice to the Transferor at any time within 20 days after receipt of the Tag-Along Notice, to participate in such Transfer by selling to the Tag-Along Transferee a pro rata portion of such Tag Offeree’s Partnership Interests in Series EA or Series ME, as applicable, based on the respective Tag Pro Rata Share of the Transferor and the other Tag Offerees that exercise their Tag-Along Right, on the same terms (including with respect to representations, warranties and indemnification) as the Transferor; provided, however, that (i) any representations and warranties relating specifically to any such Tag Offeree shall only be made by such Tag Offeree; (ii) any indemnification provided by the Transferor and any such Tag Offeree (other than with respect to the representations referenced in the foregoing subsection (i)) shall be based on the Percentage Interest being sold by each party in the proposed sale, either on a several, not joint, basis or solely with recourse to an escrow (such escrow not to exceed 25% of the proceeds received by the Tag Offerees that exercise their Tag-Along Right without the consent of such Tag Offerees) established for the benefit of the proposed purchaser (each party’s contributions to such escrow to be on a pro rata basis in accordance with the proceeds received from such sale), it being understood and agreed that any such indemnification obligation of any such Tag Offeree shall in no event exceed the net proceeds to such Tag Offeree from such proposed Transfer; and (iii) the form of consideration to be received by the Transferor in connection with the proposed sale shall be the same as that received by such Tag Offeree.

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(b) If any Tag Offeree has exercised its Tag-Along Rights and the Tag-Along Transferee is unwilling to purchase all of the Partnership Interests proposed to be Transferred by the Transferor and each exercising Tag Offeree, then the Transferor and the exercising Tag Offerees shall reduce, on a pro rata basis, based on their respective Tag Pro Rata Share, the amount of such Partnership Interests that each otherwise would have sold so as to permit the Transferor and the exercising Tag Offerees to sell the portion of Partnership Interests (determined in accordance with such Tag Pro Rata Share) that the proposed Tag-Along Transferee is willing to purchase.

(c) Each Tag Offeree and the Transferor shall sell to the Tag-Along Transferee all of the Partnership Interests proposed to be Transferred by them, at not less than the purchase price payable in immediately available U.S. dollars and upon terms and conditions, if any, not more favorable in any material respect, individually and in the aggregate, to the Tag-Along Transferee than those in the Tag-Along Notice at the time and place provided for the closing in the Tag-Along Notice, or at such other time and place as the Tag Offerees, the Transferor and the Tag-Along Transferees shall agree.

(d) The Transferor shall have the right to require the Managing General Partner of the applicable Series and the Managing General Partner of the Partnership generally to cooperate fully with potential acquirors of its Partnership Interests by taking all customary and other actions reasonably required by the Transferor or such potential acquirors, including making the records and assets of each Series and the Partnership generally reasonably available for inspection by such potential acquirors and making the officers and employees who manage the business of the Partnership and the Series reasonably available for interviews; provided that the potential acquirer has entered into a customary confidentiality agreement with the Partnership and the applicable Series. Neither the Managing General Partner of any Series nor the Managing General Partner of the Partnership generally shall be required to disclose to any potential acquirer (i) any information that such Managing General Partner reasonably believes to be in the nature of trade secrets or (ii) other information the disclosure of which such Managing General Partner reasonably believes (A) could damage the Partnership or any Series or their respective businesses or (B) that the Partnership or any Series is required by law or by agreement to keep confidential.

Section 4.8 Transfers of Certain Partnership Assets—ROFR.

(a) If the Partnership or any Series receives a bona fide written offer from a Third Party (a “Third Party Asset Offer”) for the transfer of any Series asset or group of related assets with a fair market value in excess of $5.0 million, and the Managing General Partner of the Series associated with such assets desires to accept and is otherwise permitted to effect such proposed transfer pursuant to this Section 4.8, such Managing General Partner shall deliver written notice of such Third Party Asset Offer (the “ROFR Asset Notice”) to EECI no less than 30 days prior to the date of the proposed transfer. The date that the ROFR Asset Notice is received by EECI shall constitute the “ROFR Asset Notice Date.” The ROFR Asset Notice shall set forth the identity of the Third Party (including, if such information is not publicly available, information about the identity of the Third Party and its Affiliates), a description of the Series asset or group of related assets to be transferred (the “ROFR Offered Asset”), the proposed purchase price for the ROFR Offered Asset (the “ROFR Asset Offer Price”), all details of the

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payment terms and all other material terms and conditions, including the nature of the representations and warranties to be made and the indemnities to be given, in connection with the proposed transfer. The ROFR Asset Offer Price shall be expressed in U.S. dollars, whether or not the form of consideration in the Third Party Asset Offer is wholly or partially cash or cash equivalents.

(b) For so long as EECI or any of its Affiliates is a holder of a Partnership Interest, EECI shall have the right, but not the obligation, to purchase the ROFR Offered Asset. Within 25 days after the ROFR Asset Notice Date (such 25th day, the “ROFR Asset Expiration Date”), EECI may deliver a written notice to the Managing General Partner of the applicable Series of its election to purchase such ROFR Offered Asset. The delivery of a notice of election under this Section 4.8 shall constitute an irrevocable commitment to purchase such ROFR Offered Asset. Such Managing General Partner shall thereafter set a reasonable place and time for the closing of the purchase and sale of the ROFR Offered Asset, which shall be not less than 10 days nor more than 60 days after the ROFR Asset Expiration Date (subject to extension to the extent necessary to pursue any required regulatory or Partner approvals, including to allow for the expiration or termination of all waiting periods under the HSR Act) unless otherwise agreed by all of the parties to such transaction.

(c) The purchase price and terms and conditions for the purchase of the ROFR Offered Asset pursuant to this Section 4.8 shall be the purchase price and terms and conditions set forth in the applicable Third Party Asset Offer; provided that the purchase price shall be the ROFR Asset Offer Price and shall be payable in immediately available U.S. dollars; and provided further that the applicable Series shall at a minimum make customary representations and warranties concerning (i) the Series’ valid title to and ownership of the ROFR Offered Asset, free and clear of all liens, claims and encumbrances (excluding those arising hereunder and under applicable securities laws), (ii) the Series’ authority, power and right to enter into and consummate the sale of the ROFR Offered Asset, (iii) the absence of any violation, default or acceleration of any agreement to which the Series is subject or by which its assets are bound as a result of the agreement to sell and the sale of the ROFR Offered Asset and (iv) the absence of, or compliance with, any governmental or third party consents, approvals, filings or notifications required to be obtained or made by the Series in connection with the sale of the ROFR Offered Asset. The Managing General Partner of such Series and EECI shall use commercially reasonable efforts to close the purchase of the ROFR Offered Asset as soon as reasonably practicable following the giving of the ROFR Asset Notice and shall execute and deliver such instruments and documents and take such actions, including obtaining all applicable approvals and consents and making all applicable notifications and filings, as the other party may reasonably request in order more effectively to implement the purchase and sale of the ROFR Offered Asset hereunder.

(d) If (i) EECI shall not have elected to purchase the ROFR Offered Asset on or prior to the ROFR Asset Expiration Date and the Series has fully complied with the provisions of this Section 4.8, then the Series may sell the ROFR Offered Asset within 90 days after the ROFR Asset Expiration Date (subject to extension for a reasonable amount of time to the extent necessary to obtain any required regulatory or Partner approvals, including to allow for the expiration of all waiting periods under the HSR Act) or (ii) EECI fails to consummate the closing of the purchase and sale of the ROFR Offered Asset within the time period provided in the last

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sentence of Section 4.8(b) (such period, the “ROFR Asset Closing Period”) and the Series has fully complied with the provisions of this Section 4.8, then EECI shall not have the right to purchase the ROFR Offered Asset, and the Series may sell the ROFR Offered Asset within 90 days after the expiration of the ROFR Asset Closing Period, in each case subject to the provisions of Section 7.3, Section 7.4 and Section 7.5, as applicable. Any such sale shall not be at less than the purchase price or upon terms and conditions more favorable in any material respect, individually or in the aggregate, to the purchaser than those specified in the Third Party Asset Offer. If the ROFR Offered Asset is not so transferred within the applicable time periods specified in this Section 4.8(d), the Series may not sell the ROFR Offered Asset without again complying in full with the provisions of this Section 4.8.

(e) EECI shall be entitled to assign any rights it has to purchase a ROFR Offered Asset pursuant to this Section 4.8 to any of its Permitted Transferees.

(f) This Section 4.8 shall not apply to any transfer or proposed transfer of assets to a Permitted Transferee.

Section 4.9 EA Call Option.

(a) From time to time prior to the twelve-month anniversary of the Eastern Access Final In-Service Date (the “EA Call Option Deadline”), Enbridge Partners shall have the right to purchase, and EECI shall have the obligation to sell (the “EA Call Option”), a portion of the Series EA Limited Partner Interests held by EECI that represents, in the aggregate, up to fifteen percent (15%) of the total outstanding Series EA Partnership Interests in accordance with this Section 4.9. In considering whether to exercise the EA Call Option, the Board of Directors of Enbridge Energy Management, L.L.C. (the “EEM Board”) shall establish a committee of independent directors (an “Option Committee”) to make a recommendation to the EEM Board, on behalf of Enbridge Partners, whether to exercise the EA Call Option and the portion of Series EA Limited Partner Interests held by EECI that Enbridge Partners will purchase if the EA Call Option is exercised (not to exceed, in the aggregate, fifteen (15%) of the total outstanding Series EA Partnership Interests). The general partner of Enbridge Partners and the Managing General Partner of the Partnership and of each Series shall provide the Option Committee with all of the information that the Option Committee may reasonably request that is relevant to its determination.

(b) If the EEM Board determines to exercise all or a portion of the EA Call Option following receipt of the Option Committee’s recommendation, Enbridge Partners shall deliver to the Partnership and to EECI, prior to the EA Call Option Deadline, written notice (each, an “EA Call Option Notice”) of such determination. Each EA Call Option Notice shall state (i) the portion of the Series EA Limited Partner Interests held by EECI proposed to be purchased (not to exceed, in the aggregate, fifteen percent (15%) of the total outstanding Series EA Partnership Interests) (an “EA Call Option Interest”) and the corresponding amount of consideration to be paid, calculated in accordance with Section 4.9(c), (ii) the proposed date of purchase and (iii) other proposed material terms and conditions of such sale. Upon receipt of each EA Call Option Notice, EECI agrees to promptly take all necessary and desirable actions in connection with the exercise of the EA Call Option reasonably requested by Enbridge Partners, including the execution of such agreements and such instruments and other actions reasonably necessary to

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consummate the purchase and sale of the EA Call Option Interest hereunder. Each date on which the purchase and sale of an EA Call Option Interest is consummated is referred to as an “EA Call Option Closing Date.” Such agreements and instruments shall contain customary representations and warranties concerning (i) EECI’s valid title to and ownership of the EA Call Option Interest, free and clear of all liens, claims and encumbrances (excluding those arising under this Agreement and applicable securities laws), (ii) EECI’s authority, power and right to enter into and consummate the sale of the EA Call Option Interest, (iii) the absence of any violation, default or acceleration of any agreement to which EECI is subject or by which its Partnership Interests are bound as a result of the agreement to sell and the sale of the EA Call Option Interest, and (iv) the absence of, or compliance with, any governmental or third party consents, approvals, filings or notifications required to be obtained or made by EECI in connection with the sale of the EA Call Option Interest. EECI shall execute and deliver such instruments and documents and take such actions, including obtaining all applicable approvals and consents and making all applicable notifications and filings, as Enbridge Partners may reasonably request, but neither the failure of EECI to execute or deliver any such documentation nor the failure of EECI to comply with all required actions shall affect the validity of a purchase and sale pursuant to this Section 4.9.

(c) The purchase price to be paid by Enbridge Partners to EECI for the purchase of an EA Call Option Interest shall equal the capital contributed by EECI in respect of such EA Call Option Interest, plus the product of (i) the AFUDC attributable to the Eastern Access Project, less depreciation attributable to the Eastern Access Project, in each case, for the period from the Series EA Closing Date through the applicable EA Call Option Closing Date, and (ii) the quotient, expressed as a percentage, obtained by dividing the EA Call Option Interest by the total outstanding Series EA Partnership Interests. For illustrative purposes, an example of this calculation methodology is attached hereto as Exhibit F.

(d) If and to the extent that any distributions accruing on an EA Call Option Interest that are attributable to the operations of the Series EA prior to the applicable EA Call Option Closing Date are declared or paid on or after such EA Call Option Closing Date, EECI shall be entitled to receive, and the Partnership shall pay to EECI, subject to the Delaware Act, (i) with respect to a Quarter ending prior to the Quarter in which the EA Call Option Closing Date occurs for which distributions on the Series EA Partnership Interests have not been declared and/or paid as of the EA Call Option Closing Date, an amount equal to the distributions attributable to the EA Call Option Interest with respect to such Quarter and (ii) with respect to a Quarter in which the EA Call Option Closing Date occurs, an amount equal to the product of (x) the distributions attributable to the EA Call Option Interest with respect to such Quarter and (y) the quotient obtained by dividing the number of days the EA Call Option Interest was held by EECI during such Quarter by the total number of days in such Quarter.

Section 4.10 Reserved.

Section 4.11 ME Call Option.

(a) From time to time prior to the twelve-month anniversary of (i) the Mainline Expansion Final In-Service Date, if Mainline Expansion Phase IV has been approved by CAPP as of the Mainline Expansion Phase III In-Service Date, or (ii) the Mainline Expansion Phase III

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In-Service Date, if Mainline Expansion Phase IV has been not been approved by CAPP as of the Mainline Expansion Phase III In-Service Date (the “ME Call Option Deadline”), Enbridge Partners shall have the right to purchase, and EECI shall have the obligation to sell (the “ME Call Option”), a portion of the Series ME Limited Partner Interests held by EECI that represents, in the aggregate, up to fifteen percent (15%) of the total outstanding Series ME Partnership Interests in accordance with this Section 4.11. In considering whether to exercise the ME Call Option, the EEM Board shall establish an Option Committee to make a recommendation to the EEM Board, on behalf of Enbridge Partners, whether to exercise the ME Call Option and the portion of Series ME Limited Partner Interests held by EECI that Enbridge Partners will purchase if the ME Call Option is exercised (not to exceed, in the aggregate, fifteen (15%) of the total outstanding Series ME Partnership Interests). The general partner of Enbridge Partners and the Managing General Partner of the Partnership generally and of each Series shall provide the Option Committee with all of the information that the Option Committee may reasonably request that is relevant to its determination.

(b) If the EEM Board determines to exercise all or a portion of the ME Call Option following receipt of the Option Committee’s recommendation, Enbridge Partners shall deliver to the Partnership and to EECI, prior to the ME Call Option Deadline, written notice (each, a “ME Call Option Notice”) of such determination. Each ME Call Option Notice shall state (i) the portion of the Series ME Limited Partner Interests held by EECI proposed to be purchased (not to exceed, in the aggregate, fifteen percent (15%) of the total outstanding Series ME Partnership Interests) (a “ME Call Option Interest”) and the corresponding amount of consideration to be paid, calculated in accordance with Section 4.11(c), (ii) the proposed date of purchase and (iii) other proposed material terms and conditions of such sale. Upon receipt of each ME Call Option Notice, EECI agrees to promptly take all necessary and desirable actions in connection with the exercise of the ME Call Option reasonably requested by Enbridge Partners, including the execution of such agreements and such instruments and other actions reasonably necessary to consummate the purchase and sale of the ME Call Option Interest hereunder. Each date on which the purchase and sale of a ME Call Option Interest is consummated is referred to as a “ME Call Option Closing Date.” Such agreements and instruments shall contain customary representations and warranties concerning (i) EECI’s valid title to and ownership of the ME Call Option Interest, free and clear of all liens, claims and encumbrances (excluding those arising under this Agreement and applicable securities laws), (ii) EECI’s authority, power and right to enter into and consummate the sale of the ME Call Option Interest, (iii) the absence of any violation, default or acceleration of any agreement to which EECI is subject or by which its Partnership Interests are bound as a result of the agreement to sell and the sale of the ME Call Option Interest, and (iv) the absence of, or compliance with, any governmental or third party consents, approvals, filings or notifications required to be obtained or made by EECI in connection with the sale of the ME Call Option Interest. EECI shall execute and deliver such instruments and documents and take such actions, including obtaining all applicable approvals and consents and making all applicable notifications and filings, as Enbridge Partners may reasonably request, but neither the failure of EECI to execute or deliver any such documentation nor the failure of EECI to comply with all required actions shall affect the validity of a purchase and sale pursuant to this Section 4.11.

(c) The purchase price to be paid by Enbridge Partners to EECI for the purchase of a ME Call Option Interest shall equal the capital contributed by EECI in respect of such ME Call

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Option Interest, plus the product of (i) the AFUDC attributable to the Mainline Expansion Project, less depreciation attributable to the Mainline Expansion Project, in each case, for the period from the Series ME Closing Date through the applicable ME Call Option Closing Date, and (ii) the quotient, expressed as a percentage, obtained by dividing the ME Call Option Interest by the total outstanding Series ME Partnership Interests. For illustrative purposes, an example of this calculation methodology is attached hereto as Exhibit F.

(d) If and to the extent that any distributions accruing on a ME Call Option Interest that are attributable to the operations of the Series ME prior to the applicable ME Call Option Closing Date are declared or paid on or after such ME Call Option Closing Date, EECI shall be entitled to receive, and the Partnership shall pay to EECI, subject to the Delaware Act, (i) with respect to a Quarter ending prior to the Quarter in which the ME Call Option Closing Date occurs for which distributions on the Series ME Partnership Interests have not been declared and/or paid as of the ME Call Option Closing Date, an amount equal to the distributions attributable to the ME Call Option Interest with respect to such Quarter and (ii) with respect to a Quarter in which the ME Call Option Closing Date occurs, an amount equal to the product of (x) the distributions attributable to the ME Call Option Interest with respect to such Quarter and (y) the quotient obtained by dividing the number of days the ME Call Option Interest was held by EECI during such Quarter by the total number of days in such Quarter.

Section 4.12 Reserved.

Section 4.13 Specific Performance.

Each Partner acknowledges that it shall be inadequate or impossible, or both, to measure in money the damage to the Partnership, any Series or the Partners, if any of them or any transferee or any legal representative of any party hereto fails to comply with any of the restrictions or obligations imposed by this Article IV, that every such restriction and obligation is material, and that in the event of any such failure, the Partnership, the Series and the Partners shall not have an adequate remedy at law or in damages. Therefore, each Partner consents to the issuance of an injunction or the enforcement of other equitable remedies against such Partner at the suit of an aggrieved party without the posting of any bond or other security, to compel specific performance of all of the terms of this Article IV and to prevent any transfer of Partnership Interests or ROFR Offered Assets in contravention of any terms of this Article IV, and waives any defenses thereto, including the defenses of: (i) failure of consideration; (ii) breach of any other provision of this Agreement and (iii) availability of relief in damages.

ARTICLE V

CAPITAL CONTRIBUTIONS; PARTNERSHIP INTERESTS;

FUTURE CAPITAL REQUIREMENTS

Section 5.1 Series LH Partnership Interests and Capital Contributions.

The Percentage Interests of each Series LH General Partner and Series LH Limited Partner as of the date of this Agreement are as set forth on Exhibit A. Any Series LH Limited Partner, with the consent of the Managing General Partner of the Series LH, may, but shall not be obligated to, make additional Capital Contributions to the Series LH. Upon any such

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additional Capital Contribution, each Series LH General Partner and any other Series LH Limited Partner shall be obligated to make an additional Capital Contribution to the Series LH in an amount necessary to maintain its Series LH Percentage Interest.

Section 5.2 Series AC Capital Contributions, AC Debt Financing and Partnership Interests.

(a) On the Series AC Closing Date, each of the Series AC Partners made its respective Capital Contribution (each, an “Initial Series AC Capital Contribution”) to the Series AC in immediately available U.S. dollars in the amounts set forth opposite its name on Exhibit A to the Prior Agreement in return for the Series AC Percentage Interest and type of Series AC Partnership Interest set forth opposite its name on Exhibit A to the Prior Agreement, and each such Series AC Partner was admitted as a Partner of the Series AC in the capacity set forth opposite its name on Exhibit A to the Prior Agreement.

(b) On the Series AC Closing Date, the Series AC (i) borrowed under Facility B1 an amount equal to 66.67% of 45% of the Preliminary Alberta Clipper Construction Costs and (ii) borrowed under Facility C1 an amount equal to 33.33% of 45% of the Preliminary Alberta Clipper Construction Costs.

(c) On the Series AC Closing Date, the Managing General Partner of Series AC applied the proceeds of the Initial Series AC Capital Contributions and the Initial AC Debt Financing to repay the Intercompany Preliminary AC Construction Cost Payable.

(d) On March 15, 2010, the B1 Facility and C1 Facility were refinanced with the proceeds of the B1 Promissory Note and the C1 Promissory Note.

(e) On the date of this Agreement, pursuant to the terms of the Contribution Agreement, EECI and EECI AC Sub contributed to Enbridge Partners all of the Series AC Partnership Interests owned by EECI and EECI AC Sub.

(f) Any Series AC Limited Partner, with the consent of the Managing General Partner of the Series AC, may, but shall not be obligated to, make additional Capital Contributions to the Series AC (“Additional Series AC Capital Contributions”). Upon any such Additional Series AC Capital Contribution, each Series AC General Partner and any other Series AC Limited Partner shall be obligated to make an additional Capital Contribution to the Series AC in an amount necessary to maintain its Series AC Percentage Interest. The Percentage Interests of each Series AC General Partner and Series AC Limited Partner as of the date of this Agreement are as set forth on Exhibit A.

Section 5.3 Reserved.

Section 5.4 Reserved.

Section 5.5 Initial Series EA Capital Contributions.

(a) On the Series EA Closing Date, each of the Series EA Partners made its respective Capital Contribution (each, an “Initial Series EA Capital Contribution”) to the Series EA in immediately available U.S. dollars in the amounts set forth opposite its name on

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Exhibit A to the Prior Agreement in return for the Series EA Percentage Interest and type of Series EA Partnership Interest set forth opposite its name on Exhibit A to the Prior Agreement, and each such Series EA Partner was admitted as a Partner of the Series EA in the capacity set forth opposite its name on Exhibit A to the Prior Agreement.

(b) On the Series EA Closing Date, the Managing General Partner of Series EA applied the proceeds of the Initial Series EA Capital Contributions to repay the Intercompany Preliminary EA Construction Cost Payable.

(c) On June 28, 2013, EECI and Enbridge Partners entered into that certain Option Interests Purchase Agreement (the “Option Purchase Agreement”), whereby Enbridge Partners sold to EECI a portion of the Series EA Limited Partner Interests owned by Enbridge Partners representing, in the aggregate, 15% of the total outstanding Series EA Limited Partner Interests in accordance with Section 4.10 of the Prior Agreement. The Percentage Interests of each Series EA General Partner and Series EA Limited Partner as of the date of this Agreement are as set forth on Exhibit A.

Section 5.6 Additional Series EA Capital Contributions.

(a) Each Series EA Partner hereby agrees to make additional Capital Contributions to the Series EA (the “Additional Series EA Capital Contributions”) in proportion to such Series EA Partner’s Series EA Percentage Interest at such times and in such amounts as the Managing General Partner of the Series EA shall specify in a notice delivered to the Series EA Partners pursuant to Section 5.6(b) or Section 5.6(c) (“Series EA Capital Contribution Notice”); provided that in no event shall any Series EA Partner be required to make, in the aggregate, Capital Contributions in excess of such Series EA Partner’s respective Maximum Commitment with respect to Series EA set forth on Exhibit A. All Additional Series EA Capital Contributions shall be contributed to the Series EA in immediately available U.S. dollars on the date specified in the applicable Series EA Capital Contribution Notice. No Series EA Partner shall be required to make any Additional Series EA Capital Contribution, or to otherwise contribute any amount, to the Series EA unless such Additional Series EA Capital Contribution is reflected on the Series EA Annual Budget for such fiscal year or is otherwise approved by the Managing General Partner of the Series EA and a Supermajority Interest of Series EA Partnership Interests.

(b) On the 12th day of each month beginning prior to the Eastern Access Final In-Service Date, the Managing General Partner of the Series EA shall deliver a Series EA Capital Contribution Notice to each of the Series EA Partners setting forth (i) the estimated cash construction costs related to the Eastern Access Project for such month, adjusted for the difference between (A) the actual construction costs related to the Eastern Access Project for the immediately preceding month and (B) the estimated construction costs set forth in the Series EA Capital Contribution Notice for the immediately preceding month (the “Series EA Monthly Capital Requirement”), (ii) the amount of the required Additional Series EA Capital Contribution to be made by such Series EA Partner, which shall be an amount equal to such Series EA Partner’s Pro Rata portion of the Series EA Monthly Capital Requirement, (iii) that such Additional Series EA Capital Contribution is due on the 15th day of such month and (iv) the Person or the account to which such Additional Series EA Capital Contribution is to be made.

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(c) From time to time following the Eastern Access Final In-Service Date, the Managing General Partner of the Series EA may deliver to the Series EA Partners a Series EA Capital Contribution Notice related to amounts that the Managing General Partner of the Series EA determines are necessary to fund the Series EA’s operations and establish reasonable reserves in respect of the Series EA’s expenses. Such notice shall set forth (i) the manner in which, and the expected date on which, such Additional Series EA Capital Contribution is to be applied, (ii) the amount of the required Additional Series EA Capital Contribution to be made by such Series EA Partner, which shall be an amount equal to such Series EA Partner’s Pro Rata portion of the total amount of such Additional Series EA Capital Contribution, (iii) the date on which such Additional Series EA Capital Contribution is due, which shall not be less than 10 Business Days from the date such notice is delivered and (iv) the Person or the account to which such Additional Series EA Capital Contribution is to be made.

(d) Each Series EA Partner agrees that payment of its required Additional Series EA Capital Contributions under this Agreement is an obligation of such Series EA Partner, that any default by any Series EA Partner would cause injury to the Series EA and to the other Series EA Partners and that the amount of damages caused by any such default would be difficult to calculate.

(e) If a Series EA Partner fails to fund all or any portion of its required Additional Series EA Capital Contribution set forth in a Series EA Capital Contribution Notice and fails to cure such default within five Business Days after the due date set forth in such Series EA Capital Contribution Notice (the “Default Series EA Capital Contribution”), the Series EA Partner failing to make such contribution (the “Defaulting Series EA Partner”) will be in default. Upon the occurrence of any such default, the Managing General Partner of Series EA shall promptly notify the Defaulting Series EA Partner and the other Series EA Partners not in default (each a “Non-Defaulting Series EA Partner”) of the occurrence of such default. As long as a Default Series EA Capital Contribution remains unpaid or arrangements for the payment thereof have not been agreed to by the Series EA Partners, any Non-Defaulting Series EA Partner may advance to the Series EA the entire amount of the Defaulting Series EA Partner’s Capital Contribution that has not been contributed, with each Non-Defaulting Series EA Partner electing to participate in such advance making its share of such advance in proportion to its Series EA Percentage Interest (without taking into account the Series EA Percentage Interest of the Defaulting Series EA Partner). Each Non-Defaulting Series EA Partner who makes such an advance on behalf of a Defaulting Series EA Partner will have the right to elect the extent to which such advance will (x) constitute a loan to the Defaulting Series EA Partner and/or (y) be treated as a Capital Contribution by such Non-Defaulting Series EA Partner and result in an immediate adjustment of the Series EA Percentage Interests of the Defaulting Series EA Partner and the Non-Defaulting Series EA Partner making such election in accordance with Section 5.6(e)(i); provided, however, that if the advancing Non-Defaulting Series EA Partner does not notify the Managing General Partner of the Series EA of its election to have all, or any portion of, such advance treated as a loan to the Defaulting Series EA Partner, in writing, at the time the advance is made, then such advance shall be deemed a Capital Contribution and will automatically result in an immediate adjustment of the Series EA Percentage Interests.

(i) To the extent that one or more Non-Defaulting Series EA Partners do not elect to have an advance made pursuant to this Section 5.6(e) treated as a loan to the Defaulting

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Series EA Partner, or affirmatively elects to have such advance treated as a Capital Contribution, the Managing General Partner of the Series EA will automatically adjust the Series EA Percentage Interest of (A) each such Non-Defaulting Series EA Partner to equal the percentage obtained by dividing (x) the Series EA Capital Account of each such Non-Defaulting Series EA Partner (including any Capital Contribution made by such Non-Defaulting Series EA Partner under this Section 5.6(e) multiplied by three) by (y) the sum of the Series EA Capital Accounts of all Series EA Partners (including all Capital Contributions made under this Section 5.6(e) multiplied by three) and (B) such Defaulting Series EA Partner to equal the amount of (x) such Defaulting Series EA Partner’s Series EA Percentage Interest immediately prior to the occurrence of such default less (y) the aggregate increases to the Series EA Percentage Interests of Non-Defaulting Series EA Partners pursuant to clause (A). Notwithstanding the foregoing, the Defaulting Series EA Partner will have the right to re-acquire the interest in question from any advancing Non-Defaulting Series EA Partner within 30 days following the date on which such Series EA Percentage Interest adjustment is made by paying the entire amount advanced by such Non-Defaulting Series EA Partner in return for such adjustment, plus interest thereon at a rate equal to the lesser of (A) the maximum, lawful interest rate, compounded monthly, that is then-currently permitted under applicable law, (B) 12% per annum or (C) in the case of an advance from EECI or its Affiliates to Enbridge Partners or its Subsidiaries, the rate that would be charged Enbridge Partners by unrelated lenders on a comparable loan, whereupon the Series EA Percentage Interests of each Series EA Partner shall be adjusted to equal the Percentage Interest such Series EA Partner would have had in the absence of a default by such Defaulting Series EA Partner.

(ii) To the extent one or more Non-Defaulting Series EA Partners (each, a “Lending Series EA Partner”) elects to have an advance made pursuant to this Section 5.6(e) constitute a loan to the Defaulting Series EA Partner, such advance will have the following results (except to the extent otherwise agreed by the Lending Series EA Partner and the Defaulting Series EA Partner, each in their sole discretion):

(A) the sum advanced will constitute a loan from the Lending Series EA Partner to the Defaulting Series EA Partner and an Additional Series EA Capital Contribution of that sum to the Series EA by the Defaulting Series EA Partner pursuant to the applicable provisions of this Agreement;

(B) the principal balance of the loan together with all accrued unpaid interest thereon and all costs and expenses associated therewith (collectively, the “Defaulting Series EA Partner Obligation”) will be due and payable in whole no later than the tenth Business Day after the day written demand requesting payment of the Defaulting Series EA Partner Obligation is made by the Lending Series EA Partner to the Defaulting Series EA Partner; provided, however, that the Defaulting Series EA Partner may prepay the Defaulting Series EA Partner Obligation in whole or in part at any time prior to the date due;

(C) the amount lent will bear interest at the rate that is the lesser of (A) the maximum, lawful interest rate, compounded monthly, that is then-currently permitted under applicable law, (B) 12% per annum or (C) in the case of an advance from EECI or its Affiliates to Enbridge Partners or its Subsidiaries, the rate that would be charged Enbridge Partners by unrelated lenders on a comparable loan;

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(D) the Lending Series EA Partner will have the right, in addition to the other rights and remedies granted to it pursuant to this Agreement, to take any action available to it at law or in equity that the Lending Series EA Partner may deem appropriate to obtain payment from the Defaulting Series EA Partner of the Defaulting Series EA Partner Obligation; and

(E) initially, a loan by a Lending Series EA Partner to a Defaulting Series EA Partner as contemplated by this Section 5.6(e)(ii) will not be considered a Capital Contribution by such Lending Series EA Partner and will not increase the Capital Account balance of such Lending Series EA Partner. Notwithstanding the foregoing, if the principal and interest of any such loan have not been repaid within one year from the date of the loan, a Lending Series EA Partner, at any time thereafter by giving written notice to the Managing General Partner of the Series EA and the Defaulting Series EA Partner, may elect to have an amount equal to the unpaid principal and interest balance of such loan transferred from such Defaulting Series EA Partner’s Capital Account to such Lending Series EA Partner’s Capital Account and increase such Lending Series EA Partner’s Capital Account with a corresponding decrease in such Defaulting Series EA Partner’s Capital Account. Upon such transfer, the loan will be treated as a Capital Contribution and the Series EA Percentage Interest for (A) such Lending Series EA Partner will be automatically adjusted to equal the percentage obtained by dividing (x) the Capital Account of such Lending Series EA Partner (including any Capital Contribution made by such Lending Series EA Partner under this Section 5.6(e)(ii)(E) on behalf of the Defaulting Series EA Partner multiplied by three) by (y) the sum of the Series EA Capital Accounts of all Series EA Partners (including all Capital Contributions made under this Section 5.6(e)(ii)(E) on behalf of the Defaulting Series EA Partner multiplied by three) and (B) such Defaulting Series EA Partner will be automatically adjusted to equal the amount of (x) such Defaulting Series EA Partner’s Series EA Percentage Interest immediately prior to such election by the Lending Series EA Partner less (y) the increase to the Series EA Percentage Interest of Lending Series EA Partner pursuant to clause (A).

(f) Notwithstanding the rights of Non-Defaulting Series EA Partners described in Section 5.6(e), the Managing General Partner of the Series EA, by a vote of a Supermajority Interest of Series EA Partnership Interests (without taking into account the Series EA Partnership Interests of the Defaulting Series EA Partner), will have the right to exercise any rights and remedies available at law or in equity.

Section 5.7 Initial Series ME Capital Contributions.

(a) On the Series ME Closing Date, each of the Series ME Partners made its respective Capital Contribution (each, an “Initial Series ME Capital Contribution”) to the Series ME in immediately available U.S. dollars in the amounts set forth opposite its name on Exhibit A to the Prior Agreement in return for the Series ME Percentage Interest and type of Series ME Partnership Interest set forth opposite its name on Exhibit A to the Prior Agreement, and, upon its execution of this Agreement and the making of its Initial Series ME Capital Contribution, each such Series ME Partner shall be admitted as a Partner of the Series ME in the capacity set forth opposite its name on Exhibit A to the Prior Agreement.

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(b) On the Series ME Closing Date, the Managing General Partner of Series ME applied the proceeds of the Initial Series ME Capital Contributions to repay the Intercompany Preliminary ME Construction Cost Payable.

(c) On June 28, 2013, EECI and Enbridge Partners entered into the Option Purchase Agreement whereby Enbridge Partners sold to EECI a portion of the Series ME Limited Partner Interests owned by Enbridge Partners representing, in the aggregate, 15% of the total outstanding Series ME Limited Partner Interests in accordance with Section 4.12 of the Prior Agreement. The Percentage Interests of each Series ME General Partner and Series ME Limited Partner as of the date of this Agreement are as set forth on Exhibit A.

Section 5.8 Additional Series ME Capital Contributions.

(a) Each Series ME Partner hereby agrees to make additional Capital Contributions to the Series ME (the “Additional Series ME Capital Contributions”) in proportion to such Series ME Partner’s Series ME Percentage Interest at such times and in such amounts as the Managing General Partner of the Series ME shall specify in a notice delivered to the Series ME Partners pursuant to Section 5.8(b) or Section 5.8(c) (“Series ME Capital Contribution Notice”); provided that in no event shall any Series ME Partner be required to make, in the aggregate, Capital Contributions in excess of such Series ME Partner’s respective Maximum Commitment with respect to Series ME set forth on Exhibit A. All Additional Series ME Capital Contributions shall be contributed to the Series ME in immediately available U.S. dollars on the date specified in the applicable Series ME Capital Contribution Notice. No Series ME Partner shall be required to make any Additional Series ME Capital Contribution, or to otherwise contribute any amount, to the Series ME unless such Additional Series ME Capital Contribution is reflected on the Series ME Annual Budget for such fiscal year or is otherwise approved by the Managing General Partner of the Series ME and a Supermajority Interest of Series ME Partnership Interests.

(b) On the 12th day of each month beginning prior to the Mainline Expansion Final In-Service Date, the Managing General Partner of the Series ME shall deliver a Series ME Capital Contribution Notice to each of the Series ME Partners setting forth (i) the estimated cash construction costs related to the Mainline Expansion Project for such month, adjusted for the difference between (A) the actual construction costs related to the Mainline Expansion Project for the immediately preceding month and (B) the estimated construction costs set forth in the Series ME Capital Contribution Notice for the immediately preceding month (the “Series ME Monthly Capital Requirement”), (ii) the amount of the required Additional Series ME Capital Contribution to be made by such Series ME Partner, which shall be an amount equal to such Series ME Partner’s Pro Rata portion of the Series ME Monthly Capital Requirement, (iii) that such Additional Series ME Capital Contribution is due on the 15th day of such month and (iv) the Person or the account to which such Additional Series ME Capital Contribution is to be made.

(c) From time to time following the Mainline Expansion Final In-Service Date, the Managing General Partner of the Series ME may deliver to the Series ME Partners a Series ME Capital Contribution Notice related to amounts that the Managing General Partner of the Series ME determines are necessary to fund the Series ME’s operations and establish reasonable reserves in respect of the Series ME’s expenses. Such notice shall set forth (i) the manner in

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which, and the expected date on which, such Additional Series ME Capital Contribution is to be applied, (ii) the amount of the required Additional Series ME Capital Contribution to be made by such Series ME Partner, which shall be an amount equal to such Series ME Partner’s Pro Rata portion of the total amount of such Additional Series ME Capital Contribution, (iii) the date on which such Additional Series ME Capital Contribution is due, which shall not be less than 10 Business Days from the date such notice is delivered and (iv) the Person or the account to which such Additional Series ME Capital Contribution is to be made.

(d) Each Series ME Partner agrees that payment of its required Additional Series ME Capital Contributions under this Agreement is an obligation of such Series ME Partner, that any default by any Series ME Partner would cause injury to the Series ME and to the other Series ME Partners and that the amount of damages caused by any such default would be difficult to calculate.

(e) If a Series ME Partner fails to fund all or any portion of its required Additional Series ME Capital Contribution set forth in a Series ME Capital Contribution Notice and fails to cure such default within five Business Days after the due date set forth in such Series ME Capital Contribution Notice (the “Default Series ME Capital Contribution”), the Series ME Partner failing to make such contribution (the “Defaulting Series ME Partner”) will be in default. Upon the occurrence of any such default, the Managing General Partner of Series ME shall promptly notify the Defaulting Series ME Partner and the other Series ME Partners not in default (each a “Non-Defaulting Series ME Partner”) of the occurrence of such default. As long as a Default Series ME Capital Contribution remains unpaid or arrangements for the payment thereof have not been agreed to by the Series ME Partners, any Non-Defaulting Series ME Partner may advance to the Series ME the entire amount of the Defaulting Series ME Partner’s Capital Contribution that has not been contributed, with each Non-Defaulting Series ME Partner electing to participate in such advance making its share of such advance in proportion to its Series ME Percentage Interest (without taking into account the Series ME Percentage Interest of the Defaulting Series ME Partner). Each Non-Defaulting Series ME Partner who makes such an advance on behalf of a Defaulting Series ME Partner will have the right to elect the extent to which such advance will (x) constitute a loan to the Defaulting Series ME Partner and/or (y) be treated as a Capital Contribution by such Non-Defaulting Series ME Partner and result in an immediate adjustment of the Series ME Percentage Interests of the Defaulting Series ME Partner and the Non-Defaulting Series ME Partner making such election in accordance with Section 5.8(e)(i); provided, however, that if the advancing Non-Defaulting Series ME Partner does not notify the Managing General Partner of the Series ME of its election to have all, or any portion of, such advance treated as a loan to the Defaulting Series ME Partner, in writing, at the time the advance is made, then such advance shall be deemed a Capital Contribution and will automatically result in an immediate adjustment of the Series ME Percentage Interests.

(i) To the extent that one or more Non-Defaulting Series ME Partners do not elect to have an advance made pursuant to this Section 5.8(e) treated as a loan to the Defaulting Series ME Partner, or affirmatively elects to have such advance treated as a Capital Contribution, the Managing General Partner of the Series ME will automatically adjust the Series ME Percentage Interest of (A) each such Non-Defaulting Series ME Partner to equal the percentage obtained by dividing (x) the Series ME Capital Account of each such Non-Defaulting Series ME Partner (including any Capital Contribution made by such Non-Defaulting Series ME Partner

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under this Section 5.8(e) multiplied by three) by (y) the sum of the Series ME Capital Accounts of all Series ME Partners (including all Capital Contributions made under this Section 5.8(e) multiplied by three) and (B) such Defaulting Series ME Partner to equal the amount of (x) such Defaulting Series ME Partner’s Series ME Percentage Interest immediately prior to the occurrence of such default less (y) the aggregate increases to the Series ME Percentage Interests of Non-Defaulting Series ME Partners pursuant to clause (A). Notwithstanding the foregoing, the Defaulting Series ME Partner will have the right to re-acquire the interest in question from any advancing Non-Defaulting Series ME Partner within 30 days following the date on which such Series ME Percentage Interest adjustment is made by paying the entire amount advanced by such Non-Defaulting Series ME Partner in return for such adjustment, plus interest thereon at a rate equal to the lesser of (A) the maximum, lawful interest rate, compounded monthly, that is then-currently permitted under applicable law, (B) 12% per annum or (C) in the case of an advance from EECI or its Affiliates to Enbridge Partners or its Subsidiaries, the rate that would be charged Enbridge Partners by unrelated lenders on a comparable loan, whereupon the Series ME Percentage Interests of each Series ME Partner shall be adjusted to equal the Percentage Interest such Series ME Partner would have had in the absence of a default by such Defaulting Series ME Partner.

(ii) To the extent one or more Non-Defaulting Series ME Partners (each, a “Lending Series ME Partner”) elects to have an advance made pursuant to this Section 5.8(e) constitute a loan to the Defaulting Series ME Partner, such advance will have the following results (except to the extent otherwise agreed by the Lending Series ME Partner and the Defaulting Series ME Partner, each in their sole discretion):

(A) the sum advanced will constitute a loan from the Lending Series ME Partner to the Defaulting Series ME Partner and an Additional Series ME Capital Contribution of that sum to the Series ME by the Defaulting Series ME Partner pursuant to the applicable provisions of this Agreement;

(B) the principal balance of the loan together with all accrued unpaid interest thereon and all costs and expenses associated therewith (collectively, the “Defaulting Series ME Partner Obligation”) will be due and payable in whole no later than the tenth Business Day after the day written demand requesting payment of the Defaulting Series ME Partner Obligation is made by the Lending Series ME Partner to the Defaulting Series ME Partner; provided, however, that the Defaulting Series ME Partner may prepay the Defaulting Series ME Partner Obligation in whole or in part at any time prior to the date due;

(C) the amount lent will bear interest at the rate that is the lesser of (A) the maximum, lawful interest rate, compounded monthly, that is then-currently permitted under applicable law, (B) 12% per annum or (C) in the case of an advance from EECI or its Affiliates to Enbridge Partners or its Subsidiaries, the rate that would be charged Enbridge Partners by unrelated lenders on a comparable loan;

(D) the Lending Series ME Partner will have the right, in addition to the other rights and remedies granted to it pursuant to this Agreement, to take any action available to it at law or in equity that the Lending Series ME Partner may deem appropriate to obtain payment from the Defaulting Series ME Partner of the Defaulting Series ME Partner Obligation; and

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(E) initially, a loan by a Lending Series ME Partner to a Defaulting Series ME Partner as contemplated by this Section 5.8(e)(ii) will not be considered a Capital Contribution by such Lending Series ME Partner and will not increase the Capital Account balance of such Lending Series ME Partner. Notwithstanding the foregoing, if the principal and interest of any such loan have not been repaid within one year from the date of the loan, a Lending Series ME Partner, at any time thereafter by giving written notice to the Managing General Partner of the Series ME and the Defaulting Series ME Partner, may elect to have an amount equal to the unpaid principal and interest balance of such loan transferred from such Defaulting Series ME Partner’s Capital Account to such Lending Series ME Partner’s Capital Account and increase such Lending Series ME Partner’s Capital Account with a corresponding decrease in such Defaulting Series ME Partner’s Capital Account. Upon such transfer, the loan will be treated as a Capital Contribution and the Series ME Percentage Interest for (A) such Lending Series ME Partner will be automatically adjusted to equal the percentage obtained by dividing (x) the Capital Account of such Lending Series ME Partner (including any Capital Contribution made by such Lending Series ME Partner under this Section 5.8(e)(ii)(E) on behalf of the Defaulting Series ME Partner multiplied by three) by (y) the sum of the Series ME Capital Accounts of all Series ME Partners (including all Capital Contributions made under this Section 5.8(e)(ii)(E) on behalf of the Defaulting Series ME Partner multiplied by three) and (B) such Defaulting Series ME Partner will be automatically adjusted to equal the amount of (x) such Defaulting Series ME Partner’s Series ME Percentage Interest immediately prior to such election by the Lending Series ME Partner less (y) the increase to the Series ME Percentage Interest of Lending Series ME Partner pursuant to clause (A).

(f) Notwithstanding the rights of Non-Defaulting Series ME Partners described in Section 5.8(e), the Managing General Partner of the Series ME, by a vote of a Supermajority Interest of Series ME Partnership Interests (without taking into account the Series ME Partnership Interests of the Defaulting Series ME Partner), will have the right to exercise any rights and remedies available at law or in equity.

Section 5.9 Interest and Withdrawal of Capital Contributions.

No interest shall be paid by the Partnership or any Series on Capital Contributions. No Partner shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon dissolution of the Partnership or the termination of any Series may be considered as such by law and then only to the extent expressly provided for in this Agreement. Except to the extent expressly provided in this Agreement, no Partner shall have priority over any other Partner either as to the return of Capital Contributions or as to Profits, Losses or distributions. Any such return shall be a compromise to which all Partners agree within the meaning of Section 17-502(b) of the Delaware Act.

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Section 5.10 Capital Accounts.

(a) A separate Capital Account shall be established and maintained for each Partner in accordance with the requirements of Treasury Regulation Section 1.704-1(b)(2)(iv). A Partner that owns a Partnership Interest in more than one Series shall have a single Capital Account that reflects all such Partnership Interests; provided, however, that Series Capital Accounts shall be maintained for each Partner in accordance with the requirements of Treasury Regulation Section 1.704-1(b)(2)(iv). A Partner’s Capital Account balance shall be the sum of the balances of each of such Partner’s Series Capital Accounts.

(b) Each Series Capital Account for each Partner shall be increased by (i) the amount of money contributed by that Partner to the Partnership with respect to a Series, (ii) the Book Value of property contributed by that Partner to the Partnership with respect to a Series (net of liabilities secured by such contributed property that the Partnership is considered to assume or take subject to under Section 752 of the Code), and (iii) allocations to that Partner of Profits and any other items of income and gain attributable to a Series, and shall be decreased by (iv) the amount of money of a Series distributed to that Partner, (v) the Book Value of property of a Series distributed to that Partner (net of liabilities secured by such distributed property that such Partner is considered to assume or take subject to under Section 752 of the Code), and (vi) allocations to that Partner of Losses and any other items of loss and deduction attributable to a Series.

(c) The Partners’ Series Capital Accounts shall also be maintained and adjusted as permitted by the provisions of Treasury Regulation § 1.704-1(b)(2)(iv)(f) and as required by the other provisions of Treasury Regulation §§ 1.704-1(b)(2)(iv) and 1.704-1(b)(4).

(d) Whenever the fair market value of property of a Series is required to be determined pursuant to this Section 5.10, the Managing General Partner of such Series shall establish the fair market value in a notice to the Partners of such Series.

(e) On a Transfer of all or part of a Partner’s Partnership Interest, each applicable Series Capital Account of the transferor that is attributable to the transferred Partnership Interests shall carry over to the transferee Partner in accordance with the provisions of Treasury Regulation § 1.704-1(b)(2)(iv)(1).

ARTICLE VI

ALLOCATIONS AND DISTRIBUTIONS

Section 6.1 Allocations for Capital Account Purposes.

(a) Allocations. For purposes of maintaining the Series Capital Accounts pursuant to Section 5.10 and in determining the rights of the Partners among themselves with respect to each Series, after making all of the allocations under Sections 6.1(b) and 6.1(c), Profits and Losses and items thereof with respect to a Series shall be allocated among the Partners of such Series in each taxable year (or portion thereof) as provided herein below.

(i) Series AC. Each item of income, gain, loss, deduction and credit attributable to Series AC Assets and Series AC Liabilities shall be allocated to the Series AC Partners in accordance with their respective Series AC Percentage Interests.

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(ii) Series EA. Each item of income, gain, loss, deduction and credit attributable to Series EA Assets and Series EA Liabilities shall be allocated to the Series EA Partners in accordance with their respective Series EA Percentage Interests.

(iii) Series ME. Each item of income, gain, loss, deduction and credit attributable to Series ME Assets and Series ME Liabilities shall be allocated to the Series ME Partners in accordance with their respective Series ME Percentage Interests.

(iv) Series LH. Each item of income, gain, loss, deduction and credit attributable to Series LH Assets and Series LH Liabilities shall be allocated to the Series LH Partners in accordance with their respective Series LH Percentage Interests.

(v) Notwithstanding Sections 6.1(a)(i), 6.1(a)(ii), 6.1(a)(iii) and 6.1(a)(iv) in the event of the dissolution and liquidation of the Partnership or the termination of a Series, allocations of Profit and Loss, and items thereof in connection with the liquidation shall be made in accordance with Section 11.3(a).

Losses and other items of deduction and loss specially allocated to a Partner with respect to a Series shall not exceed the maximum amount of Losses and items of deduction and loss that can be allocated without causing such Partner to have a deficit in its Adjusted Capital Account for such Series at the end of any taxable year or other period. In the event that some but not all of the Partners would have a deficit in their Adjusted Capital Accounts for such Series as a consequence of an allocation pursuant to this Section 6.1, the limitation set forth in the preceding sentence shall be applied on a Partner by Partner basis, and Losses or items of deduction and loss not allocable to any Partner as a result of such limitation shall be allocated to the other Partners of such Series in accordance with and to the extent of the relative positive balances in such Partners’ Adjusted Capital Accounts attributable to such Series. Any excess Losses or other items of deduction and loss remaining shall be allocated, Pro Rata, to the Partners of any other Series whose Adjusted Capital Accounts for such other Series have positive balances to the extent of such positive balances.

(b) Special Allocations. Notwithstanding any other provisions of this Section 6.1, the following special allocations shall be made on a Series by Series basis in the following order for each taxable period:

(i) Notwithstanding any other provision of this Section 6.1, if there is a net decrease in Minimum Gain attributable to a Series during any taxable year, each Partner of such Series shall be allocated items of income and gain attributable to such Series for such year (and, if necessary, subsequent taxable years) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(f)(6), (g)(2) and (j)(2)(i). For purposes of this Section 6.1(b), each Partner’s Adjusted Capital Account balance for such Series shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1 with respect to such taxable year. This Section 6.1(b)(i) is intended to comply with the minimum gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

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(ii) Notwithstanding the other provisions of this Section 6.1 (other than Section 6.1(b)(i) above), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain attributable to a Series during any taxable year, any Partner with a share of such Partner Nonrecourse Debt Minimum Gain at the beginning of such taxable year shall be allocated items of income and gain attributable to such Series for such year (and, if necessary, subsequent taxable years) in the manner and amounts provided in Treasury Regulation Section 1.704-2(i)(4) and (j)(2)(ii). For purposes of this Section 6.1(b), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of income and gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1, other than Section 6.1(b)(i) above, with respect to such taxable year. This Section 6.1(b)(ii) is intended to comply with the partner nonrecourse debt minimum gain chargeback requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(iii) Except as provided in Sections 6.1(b)(i) and 6.1(b)(ii) above, in the event any Partner unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6) attributable to a Series, items of income and gain of such Series shall be allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by such Treasury Regulation, the deficit balance, if any, in its Adjusted Capital Account attributable to such Series created by such adjustment, allocation or distribution as quickly as possible unless such deficit balance is otherwise eliminated pursuant to Sections 6.1(b)(i), 6.1(b)(ii), 6.1(b)(iv) or 6.1(b)(v). This Section 6.1(b)(iii) is intended to constitute a qualified income offset described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(iv) After giving effect to the allocations in Sections 6.1(b)(i), 6.1(b)(ii) and 6.1(b)(iii):

(A) in the event that the Series LH Partners become obligated to make payments to the Series AC Partners, Series EA Partners or Series ME Partners pursuant to Section 6.2(c), Section 6.3(c) or Section 6.4(c), items of Partnership gross income and gain shall be allocated to the Series LH Partners in accordance with their respective Series LH Percentage Interests until the aggregate amounts of items allocated to the Series LH Partners pursuant to this Section 6.1(b)(iv) for such taxable year and all prior taxable years equals the cumulative amount of payments made by the Series LH Partners to the Series AC Partners, Series EA Partners or Series ME Partners, as applicable, pursuant to Section 6.2(c), Section 6.3(c) or Section 6.4(c) for such taxable year and all prior taxable years;

(B) in the event that the Series AC Partners become obligated to make payments to the Series LH Partners pursuant to Section 6.5(c), items of Partnership gross income and gain shall be allocated to the Series AC Partners in accordance with their respective Series AC Percentage Interests until the aggregate amounts of items allocated to the Series AC Partners pursuant to this Section 6.1(b)(iv) for such taxable year and all prior taxable years equals the cumulative amount of payments made by the Series AC Partners to the Series LH Partners pursuant to Section 6.5(c) for such taxable year and all prior taxable years;

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(C) in the event that the Series EA Partners become obligated to make payments to the Series LH Partners pursuant to Section 6.5(d), items of Partnership gross income and gain shall be allocated to the Series EA Partners in accordance with their respective Series EA Percentage Interests until the aggregate amounts of items allocated to the Series EA Partners pursuant to this Section 6.1(b)(iv) for such taxable year and all prior taxable years equals the cumulative amount of payments made by the Series EA Partners to the Series LH Partners pursuant to Section 6.5(d) for such taxable year and all prior taxable years; and

(D) in the event that the Series ME Partners become obligated to make payments to the Series LH Partners pursuant to Section 6.5(e), items of Partnership gross income and gain shall be allocated to the Series ME Partners in accordance with their respective Series ME Percentage Interests until the aggregate amounts of items allocated to the Series ME Partners pursuant to this Section 6.1(b)(iv) for such taxable year and all prior taxable years equals the cumulative amount of payments made by the Series ME Partners to the Series LH Partners pursuant to Section 6.5(e) for such taxable year and all prior taxable years.

(v) In the event any Partner has a deficit balance in its Adjusted Capital Account attributable to a Series at the end of any taxable year, such Partner shall be allocated items of gross income and gain of such Series in the amount of such excess as quickly as possible; provided, however, that an allocation pursuant to this Section 6.1(b)(v) shall be made only if and to the extent that such Partner would have a deficit balance in its Adjusted Capital Account for such Series after all other allocations provided in this Section 6.1(b) (other than Section 6.1(b)(iii)) have been tentatively made as if Section 6.1(b)(iii) and this Section 6.1(b)(v) were not in this Agreement.

(vi) Nonrecourse Deductions attributable to a Series for any taxable year shall be allocated to the Partners of such Series in accordance with their Percentage Interests for such Series.

(vii) Partner Nonrecourse Deductions with respect to a Partner Nonrecourse Debt for any taxable year shall be allocated 100% to the Partner that bears the Economic Risk of Loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i). If more than one Partner bears the Economic Risk of Loss with respect to a Partner Nonrecourse Debt, Partner Nonrecourse Deductions attributable thereto shall be allocated between or among such Partners in accordance with the ratios in which they share such Economic Risk of Loss. This Section 6.1(b)(vii) is intended to comply with the provisions of Treasury Regulation Section 1.704-2(i) and shall be interpreted consistently therewith.

(viii) To the extent an adjustment to the adjusted tax basis of any asset pursuant to Code Sections 734(b) or 743(b) is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts as a result of a distribution in liquidation of a Partner’s Partnership Interest in a Series, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be allocated to the Partners in a manner consistent with the manner in which their Series Capital Accounts are required to be adjusted pursuant to such provisions.

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(c) Curative Allocation. The Regulatory Allocations are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Partners that, to the extent possible, all Regulatory Allocations attributable to a Series shall be offset either with other Regulatory Allocations attributable to such Series, or with special allocations of other items of income, gain, loss or deduction attributable to such Series pursuant to this Section 6.1(c). Therefore, notwithstanding any other provision of this Article VI (other than the Regulatory Allocations), but subject to the Code and the Treasury Regulations, the Managing General Partner of the applicable Series shall make such offsetting special allocations of income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Partner’s applicable Series Capital Account balance is, to the extent possible, equal to the balance such Partner would have had if the Regulatory Allocations were not part of this Agreement. In exercising its discretion under this Section 6.1(c), the Managing General Partner of the applicable Series shall take into account future Regulatory Allocations that, although not yet made, are likely to offset other Regulatory Allocations previously made.

(d) Income Tax Allocations.

(i) Except as otherwise provided in this Section 6.1, each item of income, gain, loss and deduction of a Series shall be allocated among the Partners of such Series for U.S. federal income tax purposes in the same manner as such items are allocated under Sections 6.1(a), 6.1(b) and 6.1(c).

(ii) For U.S. federal income tax purposes, income, gain, loss and deduction with respect to property contributed to a Series by a Partner or the Book Value of which is adjusted pursuant to clause (b) or (d) of the definition of Book Value shall be allocated among the Partners of such Series in a manner that takes into account the variation between the adjusted tax basis of such property and its Book Value, as required by Section 704(c) of the Code and Treasury Regulation Section 1.704-1(b)(4)(i), using the remedial allocation method permitted by Treasury Regulation Section 1.704-3(d).

(iii) All items of income, gain, loss, deduction and credit allocated to the Partners in accordance with the provisions hereof and basis allocations recognized by a Series for U.S. federal income tax purposes shall be determined without regard to any election under Code Section 754 that may be made by the Series.

(iv) If any deductions for depreciation or cost recovery are recaptured as ordinary income upon the sale or other disposition of property of a Series, the ordinary income character of the gain from such sale or disposition shall be allocated among the Partners of such Series in the same ratio as the deductions giving rise to such ordinary income character were allocated.

Section 6.2 Requirement and Characterization of Series AC Distributions; Distributions to Series AC Partners.

(a) Within 45 days following the end of each Quarter, the Partnership in respect of the Series AC shall distribute Pro Rata to the Series AC Partners as of the last day of such Quarter an amount in cash equal to the Series AC Distribution Amount (if such amount is greater

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than zero) with respect to such Quarter (the “Series AC Distribution”). Notwithstanding any provision to the contrary contained in this Agreement, neither the Partnership nor the Series AC shall make any distribution to any Series AC Partner on account of its Series AC Partnership Interest if such distribution would violate the Delaware Act or any other applicable law.

(b) Notwithstanding Section 6.2(a), in the event of the dissolution and liquidation of the Partnership or the termination of the Series AC, all cash receipts received during or after the Quarter in which the Liquidation Date occurs shall be applied and distributed solely in accordance with, and subject to the terms and conditions of, Section 11.3.

(c) If, for any Quarter (including the Quarter in which the liquidation of the Series AC is completed), the cash that is distributed by the Partnership to the Series AC Partners is less than the Series AC Distribution Amount for such Quarter, then the Series LH Partners shall promptly pay to the Series AC Partners Pro Rata in cash an amount equal to such shortfall. Such payment obligation shall be allocated Pro Rata among the Series LH Partners.

Section 6.3 Requirement and Characterization of Series EA Distributions; Distributions to Series EA Partners.

(a) Within 45 days following the end of each Quarter commencing with the Quarter in which the Eastern Access First In-Service Date occurs, the Partnership in respect of the Series EA shall distribute Pro Rata to the Series EA Partners as of the last day of such Quarter an amount in cash equal to the Series EA Distribution Amount (if such amount is greater than zero) with respect to such Quarter (the “Series EA Distribution”). Notwithstanding any provision to the contrary contained in this Agreement, neither the Partnership nor the Series EA shall make any distribution to any Series EA Partner on account of its Series EA Partnership Interest if such distribution would violate the Delaware Act or any other applicable law.

(b) Notwithstanding Section 6.3(a), in the event of the dissolution and liquidation of the Partnership or the termination of the Series EA, all cash receipts received during or after the Quarter in which the Liquidation Date occurs shall be applied and distributed solely in accordance with, and subject to the terms and conditions of, Section 11.3.

(c) If, for any Quarter (including the Quarter in which the liquidation of the Series EA is completed), the cash that is distributed by the Partnership to the Series EA Partners is less than the Series EA Distribution Amount for such Quarter, then the Series LH Partners shall promptly pay to the Series EA Partners Pro Rata in cash an amount equal to such shortfall. Such payment obligation shall be allocated Pro Rata among the Series LH Partners.

Section 6.4 Requirement and Characterization of Series ME Distributions; Distributions to Series ME Partners.

(a) Within 45 days following the end of each Quarter commencing with the Quarter in which the Mainline Expansion First In-Service Date occurs, the Partnership in respect of the Series ME shall distribute Pro Rata to the Series ME Partners as of the last day of such Quarter an amount in cash equal to the Series ME Distribution Amount (if such amount is greater than zero) with respect to such Quarter (the “Series ME Distribution”). Notwithstanding any provision to the contrary contained in this Agreement, neither the Partnership nor the Series ME shall make any distribution to any Series ME Partner on account of its Series ME Partnership Interest if such distribution would violate the Delaware Act or any other applicable law.

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(b) Notwithstanding Section 6.4(a), in the event of the dissolution and liquidation of the Partnership or the termination of the Series ME, all cash receipts received during or after the Quarter in which the Liquidation Date occurs shall be applied and distributed solely in accordance with, and subject to the terms and conditions of, Section 11.3.

(c) If, for any Quarter (including the Quarter in which the liquidation of the Series ME is completed), the cash that is distributed by the Partnership to the Series ME Partners is less than the Series ME Distribution Amount for such Quarter, then the Series LH Partners shall promptly pay to the Series ME Partners Pro Rata in cash an amount equal to such shortfall. Such payment obligation shall be allocated Pro Rata among the Series LH Partners.

Section 6.5 Distributions to Series LH Partners.

(a) On the date that the Series AC Distribution, the Series EA Distribution and the Series ME Distribution is made pursuant to Section 6.2(a), Section 6.3(a) and Section 6.4(a), as applicable, the Managing General Partner of the Series LH may, in its sole discretion, cause the Partnership in respect of the Series LH to distribute Pro Rata to the Series LH Partners any cash that is not otherwise required under this Agreement to be distributed to the Partners of any other Series or properly reserved by any other Series in accordance with this Agreement (the “Series LH Distribution”). Notwithstanding any provision to the contrary contained in this Agreement, neither the Partnership nor the Series LH shall make any distribution to any Series LH Partner on account of its Series LH Partnership Interest if such distribution would violate the Delaware Act or other applicable law.

(b) Notwithstanding Section 6.5(a), in the event of the dissolution and liquidation of the Partnership or the termination of the Series LH, all cash receipts received during or after the Quarter in which the Liquidation Date occurs shall be applied and distributed solely in accordance with, and subject to the terms and conditions of, Section 11.3.

(c) If, for any Quarter (including the Quarter in which the liquidation of the Series LH is completed), the Series AC Distribution Amount is less than zero, then the Series AC Partners shall promptly pay to the Series LH Partners Pro Rata in cash an amount equal to the aggregate amount by which the Series AC Distribution Amount was less than zero. Such payment obligation shall be allocated Pro Rata among the Series AC Partners.

(d) If, for any Quarter (including the Quarter in which the liquidation of the Series LH is completed), the Series EA Distribution Amount is less than zero, then the Series EA Partners shall promptly pay to the Series LH Partners Pro Rata in cash an amount equal to the aggregate amount by which the Series EA Distribution Amount was less than zero. Such payment obligation shall be allocated Pro Rata among the Series EA Partners.

(e) If, for any Quarter (including the Quarter in which the liquidation of the Series LH is completed), the Series ME Distribution Amount is less than zero, then the Series ME Partners shall promptly pay to the Series LH Partners Pro Rata in cash an amount equal to the aggregate amount by which the Series ME Distribution Amount was less than zero. Such payment obligation shall be allocated Pro Rata among the Series ME Partners.

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ARTICLE VII

MANAGEMENT AND OPERATION OF BUSINESS; LIMITED PARTNERS

Section 7.1 Management.

(a) The Managing General Partner of the Partnership generally shall conduct, direct and manage all activities of the Partnership generally, and the Managing General Partner of each Series shall conduct, direct and manage all activities of the Series for which it serves as Managing General Partner. Except as otherwise expressly provided in this Agreement, (i) all management powers over the business and affairs of the Partnership generally shall be exclusively vested in the Managing General Partner of the Partnership generally, and no Limited Partner or other General Partner shall have any management power over the business and affairs of (or authority to bind) the Partnership generally and (ii) all management powers over the business and affairs of each Series shall be exclusively vested in the Managing General Partner of such Series, and no Limited Partner or other General Partner shall have any management power over the business and affairs of (or authority to bind) such Series. In addition to the powers now or hereafter granted a general partner of a limited partnership under applicable law or that are granted to a Managing General Partner under any other provision of this Agreement, each Managing General Partner, subject to any approval required by Section 7.4, Section 7.5 or any other provision of this Agreement, shall have full power and authority to do all things and on such terms as it determines to be necessary or appropriate to conduct the business of the Partnership generally or the applicable Series, as the case may be, to exercise all powers set forth in Section 2.5 and to effectuate the purposes set forth in Section 2.4, including the following:

(i) the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness and the incurring of any other obligations;

(ii) the making of regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership and each Series (other than in connection with the matters set forth in Section 9.3);

(iii) the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the applicable Series or the merger or other combination of the Partnership with or into another Person;

(iv) the use of the assets of the applicable Series (including cash on hand) for any purpose consistent with the terms of this Agreement;

(v) the negotiation, execution and performance of any contracts, conveyances or other instruments on behalf of the Partnership generally or the applicable Series;

(vi) the distribution of cash or property of the applicable Series;

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(vii) the maintenance of separate or joint insurance policies for the benefit of the Partnership, any Series, any Partners or any Indemnitees;

(viii) the formation of, or acquisition of an interest in, and the contribution of property and the making of loans to, any further limited or general partnerships, joint ventures, corporations, limited liability companies or other relationships subject to the restrictions set forth in Section 2.4;

(ix) the control of any matters affecting the rights and obligations of the Partnership or the applicable Series, including the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation, arbitration or mediation and the incurring of legal expense and the settlement of claims and litigation; and

(x) the indemnification of any Person against liabilities and contingencies to the extent permitted by law.

Section 7.2 Certificate of Limited Partnership.

The Managing General Partner of the Partnership generally has caused an amendment to and restatement of the Certificate of Limited Partnership to be filed with the Secretary of State of the State of Delaware as required by the Delaware Act, which contains a notice of the limitation of liabilities of the Series in conformity with Section 17-218 of the Delaware Act. To the extent the Managing General Partner of the Partnership generally determines such action to be necessary or appropriate, the Managing General Partner of the Partnership generally shall file amendments to and restatements of the Certificate of Limited Partnership and do all necessary things to maintain the Partnership as a limited partnership (or a partnership or other entity in which the limited partners have limited liability) under the laws of the State of Delaware or of any other state in which the Partnership may elect to do business or own property.

Section 7.3 Reserved.

Section 7.4 Actions Requiring the Approval of the Series EA Partners.

Notwithstanding any other provision of this Agreement to the contrary, and in addition to the requirements of Section 7.5, none of the Partnership, any Series, any Managing General Partner nor any other Partner shall cause or commit the Partnership or any Series to take any of the following actions without the prior written consent or vote of a Supermajority Interest of Series EA Partnership Interests:

(a) approve the Series EA Annual Budget as provided for in Section 7.7;

(b) request or otherwise require any additional Series EA Capital Contributions, pursuant to Section 5.6 or otherwise, that are not reflected in the approved Series EA Annual Budget;

(c) establish any Series EA Reserves;

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(d) with respect to the Series EA, make any expenditure or series of related expenditures in excess of $1,000,000 that are not (i) reflected in the approved Series EA Annual Budget or (ii) required to address an emergency;

(e) the issuance, incurrence or assumption of any Indebtedness by the Series EA other than (i) Indebtedness reflected in the approved Series EA Annual Budget, (ii) an Intercompany Obligation permitted by Section 7.4(f) or (iii) a Springing Guarantee permitted by Section 7.4(g);

(f) the issuance, incurrence or assumption of any Indebtedness by the Partnership generally or any Series (other than the Series EA) unless such Indebtedness is (i) (x) (A) by its terms, expressly non-recourse to any Series EA Assets and the Series EA Partners or (B) an Intercompany Obligation and (y) after giving effect to the issuance, incurrence or assumption of such Indebtedness, the aggregate principal amount of Indebtedness of the Partnership and all Series (excluding (A) short term Indebtedness incurred in connection with the construction of projects that have not yet been placed into service and (B) Indebtedness of the Series EA) does not exceed 45% of the total capitalization of the Partnership as a whole, (ii) incurred in connection with the refinancing of Existing Indebtedness for which the Partnership is the direct obligor (other than Existing Indebtedness that is an Intercompany Obligation), (iii) an Intercompany Obligation permitted by Section 7.4(e) or (iv) a Springing Guarantee permitted by Section 7.4(g);

(g) any guarantee of Indebtedness of another Person by the Partnership generally or any Series other than a Springing Guarantee;

(h) any material modification of any material contract related to the Series EA Assets or to which the Series EA is a party (excluding this Agreement);

(i) any material modification to the Series EA Tariff Term Sheets or the Eastern Access Surcharge;

(j) any merger, consolidation, conversion, business combination or reorganization of the Partnership or any Subsidiary of the Partnership that owns any Series EA Assets (other than any conversion pursuant to Section 12.11(c));

(k) any direct or indirect sale, exchange or other transfer of (i) any Series EA Assets or (ii) any assets of the Partnership generally or any Series (other than the Series EA) in excess of $25,000,000, in each case, other than sales, exchanges or other transfers as a result of the exercise of remedies pursuant to Existing Indebtedness;

(l) any issuance of any additional Partnership Interests of the Partnership generally or any Series;

(m) except as otherwise provided in Section 4.1(c), the admission of any Person as a new Partner of the Partnership generally or of any Series (whether by Transfer of existing Partnership Interests, merger or issuance of additional Partnership Interests);

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(n) except as otherwise provided in Section 4.1(c), any withdrawal or removal of any General Partner or admission of any new General Partner of the Partnership generally or any Series;

(o) the amendment of any provision of this Agreement relating to the Series EA or any other amendment of this Agreement that would have an adverse effect on the Series EA, the Series EA Assets or the Series EA Partners;

(p) the entry into or termination of any activity or business, or the acquisition or divestiture of any asset or business, that would cause the Partnership or any Series to be taxed as an association taxable as a corporation or otherwise taxable as an entity for U.S. federal income tax purposes;

(q) the voluntary dissolution or liquidation of the Partnership or voluntary termination of any Series; or

(r) the commencement of a voluntary case with respect to, or the consent to the entry of an order for relief in an involuntary case against, the Partnership or any Series under any bankruptcy laws.

Section 7.5 Actions Requiring the Approval of the Series ME Partners.

Notwithstanding any other provision of this Agreement to the contrary, and in addition to the requirements of Section 7.4, none of the Partnership, any Series, any Managing General Partner nor any other Partner shall cause or commit the Partnership or any Series to take any of the following actions without the prior written consent or vote of a Supermajority Interest of Series ME Partnership Interests:

(a) approve the Series ME Annual Budget as provided for in Section 7.8;

(b) request or otherwise require any additional Series ME Capital Contributions, pursuant to Section 5.8 or otherwise, that are not reflected in the approved Series ME Annual Budget;

(c) establish any Series ME Reserves;

(d) with respect to the Series ME, make any expenditure or series of related expenditures in excess of $1,000,000 that are not (i) reflected in the approved Series ME Annual Budget or (ii) required to address an emergency;

(e) the issuance, incurrence or assumption of any Indebtedness by the Series ME other than (i) Indebtedness reflected in the approved Series ME Annual Budget, (ii) an Intercompany Obligation permitted by Section 7.5(f) or (iii) a Springing Guarantee permitted by Section 7.5(g);

(f) the issuance, incurrence or assumption of any Indebtedness by the Partnership generally or any Series (other than the Series ME) unless such Indebtedness is (i) (x) (A) by its terms, expressly non-recourse to any Series ME Assets and the Series ME Partners or (B) an

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Intercompany Obligation and (y) after giving effect to the issuance, incurrence or assumption of such Indebtedness, the aggregate principal amount of Indebtedness of the Partnership and all Series (excluding (A) short term Indebtedness incurred in connection with the construction of projects that have not yet been placed into service and (B) Indebtedness of the Series ME) does not exceed 45% of the total capitalization of the Partnership as a whole, (ii) incurred in connection with the refinancing of Existing Indebtedness for which the Partnership is the direct obligor (other than Existing Indebtedness that is an Intercompany Obligation), (iii) an Intercompany Obligation permitted by Section 7.5(e) or (iv) a Springing Guarantee permitted by Section 7.5(g);

(g) any guarantee of Indebtedness of another Person by the Partnership generally or any Series other than a Springing Guarantee;

(h) any material modification of any material contract related to the Series ME Assets or to which the Series ME is a party (excluding this Agreement);

(i) any material modification to the Series ME Tariff Term Sheets or the Mainline Expansion Surcharge;

(j) any merger, consolidation, conversion, business combination or reorganization of the Partnership or any Subsidiary of the Partnership that owns any Series ME Assets (other than any conversion pursuant to Section 12.11(c));

(k) any direct or indirect sale, exchange or other transfer of (i) any Series ME Assets or (ii) any assets of the Partnership generally or any Series (other than the Series ME) in excess of $25,000,000, in each case, other than sales, exchanges or other transfers as a result of the exercise of remedies pursuant to Existing Indebtedness;

(l) any issuance of any additional Partnership Interests of the Partnership generally or any Series;

(m) except as otherwise provided in Section 4.1(c), the admission of any Person as a new Partner of the Partnership generally or of any Series (whether by Transfer of existing Partnership Interests, merger or issuance of additional Partnership Interests);

(n) except as otherwise provided in Section 4.1(c), any withdrawal or removal of any General Partner or admission of any new General Partner of the Partnership generally or any Series;

(o) the amendment of any provision of this Agreement relating to the Series ME or any other amendment of this Agreement that would have an adverse effect on the Series ME, the Series ME Assets or the Series ME Partners;

(p) the entry into or termination of any activity or business, or the acquisition or divestiture of any asset or business, that would cause the Partnership or any Series to be taxed as an association taxable as a corporation or otherwise taxable as an entity for U.S. federal income tax purposes;

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(q) the voluntary dissolution or liquidation of the Partnership or voluntary termination of any Series; or

(r) the commencement of a voluntary case with respect to, or the consent to the entry of an order for relief in an involuntary case against, the Partnership or any Series under any bankruptcy laws.

Section 7.6 Reserved.

Section 7.7 Series EA Annual Budget.

(a) Fifteen days prior to the beginning of each fiscal year beginning after December 31, 2012, the Managing General Partner of the Series EA shall cause to be prepared and submitted to the Series EA Partners a budget and forecast setting forth the anticipated revenues and expenses for the Series EA for the following fiscal year, including any anticipated Series EA Maintenance Capital Expenditures, operating expenses, revenues, Capital Contributions and distributions (the “Series EA Annual Budget”).

(b) After the Series EA Annual Budget has been approved by a Supermajority Interest of Series EA Partnership Interests, the Managing General Partner of the Series EA shall implement the Series EA Annual Budget and shall be authorized to make the expenditures and incur the obligations provided for therein. The Series EA Annual Budget may be revised at any time during a fiscal year subject to the approval of a Supermajority Interest of Series EA Partnership Interests.

(c) If a Supermajority Interest of Series EA Partnership Interests fails to adopt on or before December 31 of any year a Series EA Annual Budget that has been properly submitted for approval by the Managing General Partner of the Series EA, then a Supermajority Interest of Series EA Partnership Interests shall be deemed to have approved as the Series EA Annual Budget for the next calendar year the last Series EA Annual Budget that was approved by a Supermajority Interest of Series EA Partnership Interests (the “Series EA Prior Budget”) adjusted as follows: (i) all operating expense items (including Series EA Maintenance Capital Expenditures) set forth in the Series EA Prior Budget shall be increased by 5% from the Series EA Prior Budget and (ii) all expenditures related to the construction of the Eastern Access Project set forth in the Series EA Prior Budget shall be replaced with the estimated expenditures related to the construction of the Eastern Access Project for the next calendar year; provided, however, that if a Series EA Annual Budget subsequently is approved by a Supermajority Interest of Series EA Partnership Interests, such subsequently approved Series EA Annual Budget shall be effective for the remainder of the applicable fiscal year.

Section 7.8 Series ME Annual Budget.

(a) Fifteen days prior to the beginning of each fiscal year beginning after December 31, 2012, the Managing General Partner of the Series ME shall cause to be prepared and submitted to the Series ME Partners a budget and forecast setting forth the anticipated revenues and expenses for the Series ME for the following fiscal year, including any anticipated Series ME Maintenance Capital Expenditures, operating expenses, revenues, Capital Contributions and distributions (the “Series ME Annual Budget”).

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(b) After the Series ME Annual Budget has been approved by a Supermajority Interest of Series ME Partnership Interests, the Managing General Partner of the Series ME shall implement the Series ME Annual Budget and shall be authorized to make the expenditures and incur the obligations provided for therein. The Series ME Annual Budget may be revised at any time during a fiscal year subject to the approval of a Supermajority Interest of Series ME Partnership Interests.

(c) If a Supermajority Interest of Series ME Partnership Interests fails to adopt on or before December 31 of any year a Series ME Annual Budget that has been properly submitted for approval by the Managing General Partner of the Series ME, then a Supermajority Interest of Series ME Partnership Interests shall be deemed to have approved as the Series ME Annual Budget for the next calendar year the last Series ME Annual Budget that was approved by a Supermajority Interest of Series ME Partnership Interests (the “Series ME Prior Budget”) adjusted as follows: (i) all operating expense items (including Series ME Maintenance Capital Expenditures) set forth in the Series ME Prior Budget shall be increased by 5% from the Series ME Prior Budget and (ii) all expenditures related to the construction of the Mainline Expansion Project set forth in the Series ME Prior Budget shall be replaced with the estimated expenditures related to the construction of the Mainline Expansion Project for the next calendar year; provided, however, that if a Series ME Annual Budget subsequently is approved by a Supermajority Interest of Series ME Partnership Interests, such subsequently approved Series ME Annual Budget shall be effective for the remainder of the applicable fiscal year.

Section 7.9 Collection of Series AC Revenue Entitlement.

(a) The Series AC Revenue Entitlement for each year will be collected on a monthly basis by the Partnership on behalf of the Series AC through the surcharge provided for in Section 3 “Revenue Requirement” of the Series AC Tariff Term Sheet (excluding any reduction attributable to the “Revenue Credit” provided for in Section 13 of the Series AC Tariff Term Sheet that is collected through the base system tolls) that is levied during that year with respect to the projected level of costs and throughput volumes, including the adjustment provided for in Section 4 “Revenue Requirement Adjustment” of the Series AC Tariff Term Sheet for over or under collection that is included in the surcharge levied in the year following the year of such over or under collection, inclusive of carrying charges.

(b) The Managing General Partner of the Series AC shall cause the Series AC Records to set forth the cumulative amount by which the Series AC Revenue Entitlement exceeds or is less than amounts actually collected, inclusive of carrying charges.

(c) Neither the Series AC Revenue Entitlement, nor the amount of the Series AC Revenue Entitlement that is collected on behalf of Series AC in any period, will be reduced by any part of the revenue credit to the Alberta Clipper Surcharge specified in Section 13 of the Series AC Tariff Term Sheet.

Section 7.10 Collection of Series EA Revenue Entitlement.

(a) The Series EA Revenue Entitlement for each year will be collected on a monthly basis by the Partnership on behalf of Series EA through (i) the Eastern Access Surcharge, (ii) the

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collection of Allowance Oil Revenue applicable to Series EA Assets and (iii) the Qualifying Volume Adjustment. The Series EA Revenue Entitlement will be reduced by the Line 17 IJT Discount.

(b) The Managing General Partner of the Series EA shall cause the Series EA Records to set forth the cumulative amount by which the Series EA Revenue Entitlement exceeds or is less than amounts actually collected, inclusive of carrying charges.

(c) Neither the Series EA Revenue Entitlement, nor the amount of the Series EA Revenue Entitlement that is collected on behalf of Series EA in any period, will be reduced by any part of the revenue credit to the Eastern Access Surcharge specified in such Series EA Tariff Term Sheets.

Section 7.11 Collection of Series ME Revenue Entitlement.

(a) The Series ME Revenue Entitlement for each year will be collected on a monthly basis by the Partnership on behalf of Series ME through (i) the Mainline Expansion Surcharge and (ii) the collection of Allowance Oil Revenue applicable to Series ME Assets.

(b) The Managing General Partner of the Series ME shall cause the Series ME Records to set forth the cumulative amount by which the Series ME Revenue Entitlement exceeds or is less than amounts actually collected, inclusive of carrying charges.

(c) Neither the Series ME Revenue Entitlement, nor the amount of the Series ME Revenue Entitlement that is collected on behalf of Series ME in any period, will be reduced by any part of the revenue credit to the Mainline Expansion Surcharge specified in such Series EA Tariff Term Sheets.

Section 7.12 Compensation of General Partners.

No General Partner shall be compensated for its services as a General Partner of the Partnership generally or any Series; provided, however, this Section 7.12 shall not prohibit or restrict any reimbursement to which any General Partner is otherwise entitled for expenses it incurs or payments it makes on behalf of the Partnership generally or any Series, including any general and administrative expenses.

Section 7.13 Indemnification.

(a) To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, each Series shall indemnify and hold harmless all of such Series’ Indemnitees from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts (“Damages”) arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative (“Claims”), in which any such Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its management of the affairs of such Series or by reason of its status as an Indemnitee of such Series, that relates to or arises out of such Series, its property, its business or its affairs; provided, that the Indemnitee shall not be indemnified and held harmless if there has been a final

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and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 7.13, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful. Any indemnification pursuant to this Section 7.13 shall be made only out of the assets of the indemnifying Series, it being agreed that, except as provided in Section 11.7, no Partner shall be personally liable for such indemnification nor shall any Partner have any obligation to contribute or loan any monies or property to such Series to enable it to effectuate such indemnification.

(b) To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 7.13(a) in defending any Claim shall, from time to time, be advanced by the indemnifying Series prior to a determination that the Indemnitee is not entitled to be indemnified upon receipt by such Series of an undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 7.13.

(c) The indemnification provided by this Section 7.13 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of a Majority in Interest of Partnership Interests, in the case of the Series AC and the Series LH, or a Supermajority Interest of the Partnership Interests, in the case of the Series EA and the Series ME, as a matter of law or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

(d) Any Series may purchase and maintain (or reimburse such Series’ General Partners or their Affiliates for the cost of) insurance, on behalf of such Series’ General Partners, their Affiliates and such other Persons as such Series’ General Partners shall determine, against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with such Series’ activities or such Person’s activities on behalf of such Series, regardless of whether such Series would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(e) In no event may an Indemnitee subject any Partner to personal liability by reason of the indemnification provisions set forth in this Agreement.

(f) An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.13 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement with respect to the indemnifying Series.

(g) The provisions of this Section 7.13 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(h) No amendment, modification or repeal of this Section 7.13 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future

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Indemnitee to be indemnified by a Series, nor the obligations of such Series to indemnify any such Indemnitee under and in accordance with the provisions of this Section 7.13 as in effect immediately prior to such amendment, modification or repeal with respect to Claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such Claims may arise or be asserted.

(i) The provisions of this Section 7.13 shall not be construed to limit the power of any Series to indemnify an Indemnitee of such Series to the fullest extent permitted by law or to enter into specific agreements, commitments or arrangements for indemnification permitted by law. The absence of any express provision for indemnification herein shall not limit any right of indemnification existing independently of this Section 7.13.

Section 7.14 Interseries Indemnification.

Notwithstanding anything to the contrary set forth in this Agreement, in the event that any Series (the “Indemnified Series”) (a) becomes liable for any Liability of another Series (the “Indemnifying Series”), including any Claim for Damages by a Third Party that relate to or arise out of the actions, obligation, assets, property, business or affairs of the Indemnifying Series or (b) pays or discharges an Intercompany Obligation for which the Indemnifying Series is the Primary Obligor (collectively, “Series Indemnified Damages”), to the fullest extent permitted by law, the Indemnifying Series shall indemnify the Indemnified Series for the amount of the Series Indemnified Damages promptly following their incurrence or payment, as applicable. Any indemnification pursuant to this Section 7.14 shall be made (i) only out of the assets of the Indemnifying Series, it being agreed that, except as provided in Section 11.7, no Partner shall be personally liable for such indemnification nor shall any Partner have any obligation to contribute or loan any monies or property to the Indemnifying Series to enable it to effectuate such indemnification and (ii) only to the extent that the Partners of the Indemnified Series have not received a payment from the Partners of the Indemnifying Series under Sections 6.2, 6.3, 6.4 or 6.5 with respect to a shortfall related to the Liability that gave rise to the Series Indemnified Damages.

Section 7.15 Liability of Indemnitees.

(a) Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to any Series, any Partner or any other Person who is bound by this Agreement, for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was criminal.

(b) Subject to its obligations and duties as a Managing General Partner set forth in this Agreement, each Managing General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and such Managing General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by such Managing General Partner in good faith.

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(c) To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Partnership, any Series or the Partners, the General Partners and any other Indemnitee acting in connection with the Partnership’s or a Series’ business or affairs shall not be liable to the Partnership, such Series or any Partner for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities of a Partner or other Person to the parties hereto otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties and liabilities of such Partner or other Person.

(d) Any amendment, modification or repeal of this Section 7.15 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 7.15 as in effect immediately prior to such amendment, modification or repeal with respect to Claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such Claims may arise or be asserted.

Section 7.16 Limitation of Liability.

The Limited Partners shall have no liability under this Agreement except as expressly provided in this Agreement or the Delaware Act. A General Partner of a Series shall not be liable for the obligations of the Partnership generally or any other Series solely as a result of its status as a General Partner of a Series, and a General Partner of the Partnership generally shall not be liable for the obligations of any Series solely as a result of its status as a General Partner of the Partnership generally.

Section 7.17 Management of Business.

No Limited Partner, in its capacity as such, shall participate in the operation, management or control (within the meaning of the Delaware Act) of the Partnership’s or any Series’ business, transact any business in the Partnership’s or any Series’ name or have the power to sign documents for or otherwise bind the Partnership or any Series. Any action taken by any Affiliate of a General Partner or any officer, director, employee, manager, member, general partner, agent or trustee of a General Partner or any of its Affiliates shall not be deemed to be participation in the control of the business of the Partnership or any Series by a Limited Partner of the Partnership generally or any Series (within the meaning of Section 17-303(a) of the Delaware Act) and shall not affect, impair or eliminate the limitations on the liability of the Limited Partners under this Agreement.

Section 7.18 Outside Activities of the Limited Partners.

Notwithstanding any duty otherwise existing at law or in equity, except as otherwise set forth in any other agreement to which a Partner is a party, including the Omnibus Agreement, any Partner of the Partnership generally or any Series shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership or any Series, including business interests and activities in direct competition with the Partnership or any Series.

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Section 7.19 Reliance by Third Parties.

Notwithstanding anything to the contrary in this Agreement, (a) any Person dealing with the Partnership shall be entitled to assume that the Managing General Partner of the Partnership generally, and any officer of such Managing General Partner authorized by such Managing General Partner to act on behalf of and in the name of the Partnership, has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Partnership generally, and to enter into any authorized contracts on behalf of the Partnership as a whole and the Partnership generally, and such Person shall be entitled to deal with such Managing General Partner or any such officer as if it were the Partnership’s sole party in interest, both legally and beneficially and (b) any Person dealing with any Series shall be entitled to assume that the Managing General Partner of such Series, and any officer of such Managing General Partner authorized by such Managing General Partner to act on behalf of and in the name of such Series, has full power and authority to encumber, sell or otherwise use in any manner any and all assets of such Series and to enter into any authorized contracts on behalf of such Series and such Person shall be entitled to deal with such Managing General Partner or any such officer as if it were such Series’ sole party in interest, both legally and beneficially. Each Limited Partner hereby waives, to the fullest extent permitted by law, any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of any Managing General Partner or any such officer in connection with any such dealing. In no event shall any Person dealing with any Managing General Partner or any such officer or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of such Managing General Partner or any such officer or its representatives. Each and every certificate, document or other instrument executed on behalf of the Partnership or any Series by the Managing General Partner of the Partnership generally or such Series, respectively, or its respective representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership or such Series and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership or such Series, as applicable.

Section 7.20 Managing General Partner.

Except as provided for in Section 10.1, Lakehead GP (or its designee) shall serve as the managing general partner (the “Managing General Partner”) of the Partnership generally and of each Series. Except as expressly provided in this Agreement, all management powers over the business and affairs of the Partnership generally or a Series shall be exclusively vested in the Managing General Partner of the Partnership generally or of such Series, as applicable, and no other General Partner nor any Limited Partner shall have any management power over the business and affairs of the Partnership generally or any Series.

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Section 7.21 Conflicts of Interest.

Unless otherwise expressly provided herein, (a) whenever a conflict of interest exists or arises between a Managing General Partner or any of its Affiliates, on the one hand, and the Partnership, any Series or any Partner or any Affiliates thereof, on the other hand, or (b) whenever this Agreement or any other agreement contemplated herein provides that a Managing General Partner or any of its Affiliates shall act in a manner that is, or provides terms that are, fair and reasonable to the Partnership or any Partner or any Affiliate thereof, such Managing General Partner shall resolve such conflict of interest, take such action or provide such terms, considering in each case the relative interest of each party (including its own interest) to such conflict, agreement, transaction or situation and the benefits and burdens relating to such interests, any customary or accepted industry practices and any applicable generally accepted accounting practices or principles. In the absence of bad faith by such Managing General Partner, the resolution, action or terms so made, taken or provided by such Managing General Partner shall be permitted and deemed approved by all the Partners and shall not constitute a breach of this Agreement or any other agreement contemplated herein or of any duty, including any fiduciary duty, or obligation of such Managing General Partner at law or in equity or otherwise, and it shall be presumed in making its decision that the Managing General Partner acted in good faith. In any proceeding challenging such decision, the party bringing the challenge shall have the burden of overcoming such presumption.

Section 7.22 Shared Use of Shared Assets.

The Shared Assets shall be shared between the Series AC, Series EA, Series ME and the Series LH in accordance with the terms set forth in Exhibit E. Exhibit E is hereby incorporated by reference herein and constitutes an integral, non-severable part of this Agreement. The parties hereto hereby agree to be bound by the terms and conditions of Exhibit E.

ARTICLE VIII

BOOKS, RECORDS AND ACCOUNTING

Section 8.1 Records and Accounting.

The Managing General Partner of the Partnership generally and the Managing General Partner of each Series shall keep or cause to be kept full and true books of account maintained in accordance with generally accepted accounting principles consistently applied and in which shall be entered fully and accurately each transaction of the Partnership generally or such Series, as applicable. Such books of account, together with a copy of this Agreement, and of the Certificate of Limited Partnership, shall at all times be maintained at the principal place of business of the Partnership. The records maintained for each Series shall account for the assets associated with each such Series separately from the other assets of the Partnership, if any, or of any other Series. Upon written request, each Partner associated with a Series shall have the right, at a time during ordinary business hours, as reasonably determined by the Managing General Partner of such Series, to inspect and copy, at the requesting Partner’s expense, the records of such Series for any purpose reasonably related to such Partner’s interest with respect to such Series.

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Section 8.2 Fiscal Year.

The fiscal year of the Partnership and of each Series shall be a fiscal year ending December 31.

ARTICLE IX

TAX MATTERS

Section 9.1 Tax Returns.

The Partnership shall timely file all returns of the Partnership that are required for U.S. federal, state and local income tax purposes on the basis of the accrual method and the taxable year or years that it is required by law to adopt, from time to time, as determined by the Managing General Partner of the Partnership generally. In the event the Partnership is required to use a taxable year other than a year ending on December 31, the Managing General Partner of the Partnership generally shall use reasonable efforts to change the taxable year of the Partnership to a year ending on December 31. The tax information reasonably required by Partners for U.S. federal and state income tax reporting purposes with respect to a taxable year shall be furnished to them within 90 days of the close of the calendar year in which the Partnership’s taxable year ends. The classification, realization and recognition of income, gain, losses and deductions and other items shall be on the accrual method of accounting for U.S. federal income tax purposes.

Section 9.2 Partner Tax Return Information.

The Partnership shall cause to be delivered to each Partner within 75 days after the end of the Partnership’s taxable year an IRS Form K-1 or a good faith estimate of the amounts to be included on such IRS Form K-1 for such Partner and such other information as shall be necessary (including a statement for that year of each Partner’s share of net income, net losses and other items allocated to such Partner) for the preparation and timely filing by the Partners of their U.S. federal, state and local income and other tax returns.

Section 9.3 Tax Elections.

(a) If there is a distribution of property of a Series as described in Code Section 734 or a transfer of Partnership Interests as described in Code Section 743, upon request by notice from any Partner of such Series, the Partnership will elect, pursuant to Code Section 754, to adjust the basis of Series property.

(b) Except as otherwise provided herein, the Managing General Partner of the Partnership generally shall determine whether the Partnership should make any other elections permitted by the Code.

Section 9.4 Tax Controversies.

(a) Subject to the provisions hereof, the Managing General Partner of the Partnership generally is designated as the Tax Matters Partner (as defined in the Code) and is authorized and required to represent the Partnership in connection with all examinations of the Partnership’s

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affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend funds for professional services and costs associated therewith. Each Partner agrees to cooperate with the Tax Matters Partner and to do or refrain from doing any or all things reasonably required by the Tax Matters Partner to conduct such proceedings.

(b) The Tax Matters Partner shall take such action as may be necessary to cause any Partner so requesting to become a “notice partner” within the meaning of Section 6231(a)(8) of the Code. The Tax Matters Partner shall inform each other Partner of all significant matters that may come to its attention in its capacity as Tax Matters Partner by giving notice thereof on or before the fifth Business Day after becoming aware thereof and, within that time, shall forward to each other Partner copies of all significant written communications it may receive in that capacity. Any cost or expense incurred by the Tax Matters Partner in connection with its duties, including the preparation for or pursuance of administrative or judicial proceedings, shall be paid by the Partnership.

(c) If an audit of any of the Partnership’s tax returns shall occur, the Tax Matters Partner shall not settle or otherwise compromise assertions of the auditing agent that may be adverse to any Partner as compared to the position taken on the Partnership’s tax returns without the prior written consent of each such affected Partner.

(d) No Partner shall file a request pursuant to Code Section 6227 for an administrative adjustment of Partnership items for any taxable year, or a petition under Code Sections 6226 or 6228 or other Code sections with respect to any item involving the Partnership, without first notifying the other Partners. Any Partner that enters into a settlement agreement with respect to any Partnership item (within the meaning of Code Section 6231(a)(3)) shall notify the other Partners of such settlement agreement and its terms within 90 days from the date of the settlement.

(e) If any Partner intends to file a notice of inconsistent treatment under Code Section 6222(b), such Partner shall give reasonable notice under the circumstances to the other Partners of such intent and the manner in which the Partner’s intended treatment of an item is (or may be) inconsistent with the treatment of that item by the other Partners.

Section 9.5 Withholding.

The Managing General Partner of the Partnership generally is authorized to take any action that may be required to cause the Partnership or any Series to comply with any withholding requirements established under the Code or any other federal, state or local law, including pursuant to Sections 1441, 1442, 1445 and 1446 of the Code. To the extent that the Partnership or any Series is required or elects to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income to any Partner (including by reason of Section 1446 of the Code), the Managing General Partner of the Partnership generally or of the applicable Series may treat the amount withheld as a distribution of cash pursuant to Section 6.2, Section 6.3, Section 6.4 or Section 6.5, as applicable, in the amount of such withholding from such Partner.

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Section 9.6 Tax Reimbursement.

If Texas law requires the Partnership or a Series and any Partner both to participate in the filing of a Texas franchise tax combined group report, and if such Partner or any other member of the Partner’s combined group pays the franchise tax liability due in connection with such combined report, the parties agree that the Partnership or the applicable Series shall promptly reimburse such Partner for the franchise tax paid on behalf of the Partnership as a combined group member. The franchise tax paid on behalf of the Partnership with respect to each applicable Series shall equal the excess, if any, of (i) the franchise tax that the combined group including the Partnership pays over (ii) the amount the combined group would have paid if it had computed its franchise tax liability for the report period without the Partnership as a member of the combined group, but in no event more than what the Partnership or each applicable Series would have paid had it filed the franchise tax return not as a member of a group. In such event, the parties agree that such Partner shall be considered as paying such amount on behalf of the Partnership with respect to each applicable Series and the Partnership with respect to each applicable Series shall deduct for U.S. federal income tax purposes 100% of the Texas franchise tax attributable to the Partnership with respect to each applicable Series; provided that in the event that such deduction may not be properly taken by the Partnership with respect to each applicable Series, the Partnership with respect to each applicable Series shall reimburse such Partner for the after-tax cost of such payment of Texas franchise tax paid on the Partnership’s behalf.

Section 9.7 Tax Partnership.

It is the intention of the Partners that the Partnership be classified as a partnership for U.S. federal tax purposes. Neither the Partnership nor any Partner shall make an election for the Partnership or any Series to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state or local law or to be classified as other than a partnership pursuant to Treasury Regulation Section 301.7701-3 or any similar provision of state or local law.

Section 9.8 Tax Matters Following a Fundamental Change.

Following the occurrence of a Fundamental Change, the following provisions shall take effect and supersede any conflicting provisions of this Article IX:

(a) Series EA Tax Matters.

(i) EECI EA Sub shall exercise full and exclusive discretion over all tax matters relating to or affecting the Series EA. For the avoidance of doubt, EECI EA Sub’s right to exercise its discretion shall include matters relating to the Partnership generally, such as Partnership tax elections permitted by the Code, to the extent that such matter affects the Series EA.

(ii) The Partnership shall cause to be delivered to EECI EA Sub at least 15 Business Days before the due date of any Partnership tax return a copy of the proposed tax return. EECI EA Sub shall have ten Business Days to request changes to any portions of such tax return that affect Series EA, and the Tax Matters Partner shall make all changes to such tax return requested by EECI EA Sub prior to timely filing such return.

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(iii) If an audit of any of the Partnership’s tax returns shall occur, EECI EA Sub shall have the right, at its discretion, to control all decisions with respect to any matter relating to or affecting the Series EA, and the Tax Matters Partner shall act in accordance with EECI EA Sub’s direction. For the avoidance of doubt, EECI EA Sub shall control all decisions with respect to all matters under audit affecting or relating to the Partnership generally to the extent that such matters also affect the Series EA.

(b) Series ME Tax Matters.

(i) EECI ME Sub shall exercise full and exclusive discretion over all tax matters relating to or affecting the Series ME. For the avoidance of doubt, EECI ME Sub’s right to exercise its discretion shall include matters relating to the Partnership generally, such as Partnership tax elections permitted by the Code, to the extent that such matter affects the Series ME.

(ii) The Partnership shall cause to be delivered to EECI ME Sub at least 15 Business Days before the due date of any Partnership tax return a copy of the proposed tax return. EECI ME Sub shall have ten Business Days to request changes to any portions of such tax return that affect Series ME, and the Tax Matters Partner shall make all changes to such tax return requested by EECI ME Sub prior to timely filing such return.

(iii) If an audit of any of the Partnership’s tax returns shall occur, EECI ME Sub shall have the right, at its discretion, to control all decisions with respect to any matter relating to or affecting the Series ME, and the Tax Matters Partner shall act in accordance with EECI ME Sub’s direction. For the avoidance of doubt, EECI ME Sub shall control all decisions with respect to all matters under audit affecting or relating to the Partnership generally to the extent that such matters also affect the Series ME.

ARTICLE X

OTHER EVENTS

Section 10.1 Fundamental Change.

(a) If, at any time, (i) EECI is removed as the general partner of Enbridge Partners pursuant to Section 13.2 (or equivalent provision) of the Seventh Amended and Restated Agreement of Limited Partnership of Enbridge Partners, as amended, or (ii) Enbridge Partners shall cease to directly or indirectly Control the Partnership generally and each Series (each, a “Fundamental Change”), then (x) the Managing General Partner of Series EA shall, without any further action on its part, be deemed to have automatically and irrevocably delegated to EECI EA Sub (or its designee) and (y) the Managing General Partner of Series ME shall, without any further action on its part, be deemed to have automatically and irrevocably delegated to EECI ME Sub (or its designee), in each case, to the fullest extent permitted under this Agreement and Delaware law, all of such Managing General Partner’s power and authority to manage and control the business and affairs of the applicable Series (such delegation being referred to herein as the “Maximum Permitted Delegation”), subject to termination only in the sole discretion of

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EECI EA Sub or EECI ME Sub, as applicable. Notwithstanding the delegation provided for in this Section 10.1(a), no Managing General Partner shall be deemed to have withdrawn as a General Partner of the Partnership generally or the applicable Series, and such Managing General Partner shall retain all of its Partnership Interests and Percentage Interests in the Partnership generally and the applicable Series (as the case may be), and none of the foregoing shall be deemed to have been assigned or transferred to EECI EA Sub or EECI ME Sub (or their designees), as applicable.

(b) If all or a portion of the Maximum Permitted Delegation is determined to be invalid or unenforceable for any reason following a Fundamental Change, EECI, in its sole discretion, may elect to become the Managing General Partner of the Series EA and the Series ME by providing five Business Days’ prior written notice of such election to the Managing General Partner of the Partnership generally at any time (such election, the “Control Option”). Upon exercise of the Control Option:

(i) the Limited Partner Interest of EECI EA Sub in the Series EA shall automatically convert into a General Partner Interest in the Series EA and the Limited Partner Interest of EECI ME Sub in the Series ME shall automatically convert into a General Partner Interest in the Series ME;

(ii) EECI EA Sub shall automatically become the Managing General Partner of the Series EA and EECI ME Sub shall automatically become the Managing General Partner of the Series ME, in each case, with all rights, powers and obligations of the Managing General Partner of such Series as set forth in this Agreement; and

(iii) all rights, powers and obligations of the existing Managing General Partner of the Series EA and Series ME (in its capacity as such) shall immediately terminate.

The exercise of the Control Option pursuant to this Section 10.1(b) shall not affect (A) the status of any Managing General Partner of the Partnership generally or any Series (other than the Series EA or Series ME) or (B) the Percentage Interest of the Series EA Partners or the Series ME Partners.

(c) In connection with the exercise of the Control Option pursuant to this Section 10.1, each of the Partners agrees to cooperate with respect to such matters and to execute such further assignments, releases, assumptions, amendments of this Agreement and the Certificate of Limited Partnership, notifications and other documents as may be reasonably requested by EECI, EECI EA Sub, EECI ME Sub or the Managing General Partner of the Series EA or Series ME, as applicable, for the purpose of giving effect to, or evidencing or giving notice of, the transactions contemplated by such provisions and the otherwise continued operations of the Partnership.

Section 10.2 Alberta Clipper Surcharge Expiration.

(a) Upon the expiration or earlier termination of the Alberta Clipper Surcharge Term, the Series AC Tariff Term Sheet shall be replaced with a revised tariff structure in accordance with Section 2(b) of the Series AC Tariff Term Sheet (the “Alberta Clipper Revised Tariff Structure”).

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(b) If the Alberta Clipper Revised Tariff Structure sets forth an objectively determinable definition of (i) the revenue that the Partnership is entitled to collect in tolls and other charges in respect of the Series AC Assets and (ii) the expenses that the Partnership is entitled to allocate in respect of the Series AC Assets, then the Series AC Revenue Entitlement and Series AC Expenses shall be calculated in accordance with the Alberta Clipper Revised Tariff Structure.

(c) If the Alberta Clipper Revised Tariff Structure does not set forth an objectively determinable definition of (i) the revenue that the Partnership is entitled to collect in tolls and other charges in respect of the Series AC Assets and (ii) the expenses that the Partnership is entitled to allocate in respect of the Series AC Assets, then Lakehead GP and EECI, on behalf of all Partners of the Partnership generally and each Series, will negotiate in good faith an arrangement to allocate among each Series the total Lakehead System revenue collected by the Partnership following the expiration or earlier termination of the Alberta Clipper Surcharge Term. Such allocation arrangement will be based on the relative economic value of each Series as of the expiration or earlier termination of the Alberta Clipper Surcharge Term. If EECI and Lakehead GP are able to agree on such allocation arrangement, then the Series AC Revenue Entitlement and Series AC Expenses will be calculated in accordance with such arrangement. If EECI and Lakehead GP are unable to agree on such allocation arrangement at least 180 days prior to the expiration or earlier termination of the Alberta Clipper Surcharge Term, then the matter will be submitted to arbitration pursuant to Section 10.2(d).

(d) If the Alberta Clipper Revised Tariff Structure does not set forth an objectively determinable definition of (i) the revenue that the Partnership is entitled to collect in tolls and other charges in respect of the Series AC Assets and (ii) the expenses that the Partnership is entitled to allocate in respect of the Series AC Assets, and EECI and Lakehead GP are unable to agree on an allocation arrangement pursuant to Section 10.2(c), such allocation arrangement shall be determined through binding arbitration using three arbitrators, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, as supplemented to the extent necessary to determine any procedural appeal questions by the Federal Arbitration Act (Title 9 of the United States Code). If there is any inconsistency between this Section 10.2(d) and the Commercial Arbitration Rules or the Federal Arbitration Act, the terms of this Section 10.2(d) will control the rights and obligations of the parties. Arbitration shall be initiated 180 days prior to the expiration of the Alberta Clipper Surcharge Term. Each of EECI and Lakehead GP shall appoint an arbitrator at least 150 days prior to the expiration of the Alberta Clipper Surcharge Term. If either party fails for any reason to name an arbitrator within such period, the other party shall petition to the American Arbitration Association for appointment of an arbitrator for such party’s account. The two arbitrators so chosen shall select a third arbitrator within 15 days after the second arbitrator has been appointed. Each of EECI and Lakehead GP will pay the compensation and expenses of the arbitrator named by or for it. The costs of petitioning for the appointment of an arbitrator, if any, shall be paid by the party that has failed to appoint an arbitrator in the requisite period. Each of EECI and Lakehead GP will each pay one-half of the compensation and expenses of the third arbitrator. All arbitrators must (a) be neutral Persons who have never been officers, directors or employees of Enbridge Partners, EECI or any of their Affiliates and (b) have not less than seven years experience in the energy industry. The hearing will be conducted in Houston, Texas and commence within 30 days after the selection of the third arbitrator. Within five days after the selection of the third arbitrator, EECI and

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Lakehead GP shall exchange in writing, signed by the respective parties, their respective proposed allocation arrangements. At the conclusion of the hearing, the arbitrators shall choose either the allocation arrangement of EECI or the allocation arrangement of Lakehead GP, and shall have no power or authority whatsoever to reach any other result. In making their choice, the arbitrators shall choose the allocation arrangement that in their judgment most equitably allocates the total Lakehead System revenues in a manner that best represents the relative economic value of each Series as of the expiration of the Alberta Clipper Surcharge Term. EECI, Lakehead GP and the arbitrators shall proceed diligently and in good faith in order that the determination may be made as promptly as possible. Except as provided in the Federal Arbitration Act, the decision of the arbitrators will be binding on and non-appealable by the parties.

Section 10.3 Eastern Access Surcharge Expiration.

(a) Upon the expiration or earlier termination of the term of one or more of the Series EA Tariff Term Sheets, the Series EA Tariff Term Sheet so affected shall be replaced with a revised tariff structure in accordance with the provisions of the Series EA Tariff Term Sheets (the “Eastern Access Revised Tariff Structure”).

(b) If the Eastern Access Revised Tariff Structure sets forth an objectively determinable definition of (i) the revenue that the Partnership is entitled to collect in tolls and other charges in respect of the Series EA Assets and (ii) the expenses that the Partnership is entitled to allocate in respect of the Series EA Assets, then the Series EA Revenue Entitlement and Series EA Expenses shall be calculated in accordance with the Eastern Access Revised Tariff Structure.

(c) If the Eastern Access Revised Tariff Structure does not set forth an objectively determinable definition of (i) the revenue that the Partnership is entitled to collect in tolls and other charges in respect of the Series EA Assets and (ii) the expenses that the Partnership is entitled to allocate in respect of the Series EA Assets, then EECI EA Sub and Lakehead GP, on behalf of all Partners of the Partnership generally and each Series, will negotiate in good faith an arrangement to allocate among each Series the total Lakehead System revenue collected by the Partnership following the expiration or earlier termination of the Series EA Tariff Term Sheet so affected. Such allocation arrangement will be based on the relative invested capital of each Series as of the expiration or earlier termination of the applicable Series EA Tariff Term Sheet. If EECI EA Sub and Lakehead GP are able to agree on such allocation arrangement, then the Series EA Revenue Entitlement and Series EA Expenses will be calculated in accordance with such arrangement. If EECI EA Sub and Lakehead GP are unable to agree on such allocation arrangement at least 180 days prior to the expiration or earlier termination of the applicable Series EA Tariff Term Sheet, then the matter will be submitted to arbitration pursuant to Section 10.3(d).

(d) If the Eastern Access Revised Tariff Structure does not set forth an objectively determinable definition of (i) the revenue that the Partnership is entitled to collect in tolls and other charges in respect of the Series EA Assets and (ii) the expenses that the Partnership is entitled to allocate in respect of the Series EA Assets, and EECI EA Sub and Lakehead GP are unable to agree on an allocation arrangement pursuant to Section 10.3(c), such allocation arrangement shall be determined through binding arbitration using three arbitrators, in

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accordance with the Commercial Arbitration Rules of the American Arbitration Association, as supplemented to the extent necessary to determine any procedural appeal questions by the Federal Arbitration Act (Title 9 of the United States Code). If there is any inconsistency between this Section 10.3(d) and the Commercial Arbitration Rules or the Federal Arbitration Act, the terms of this Section 10.3(d) will control the rights and obligations of the parties. Arbitration shall be initiated 180 days prior to the expiration of the applicable Series EA Tariff Term Sheet. Each of EECI EA Sub and Lakehead GP shall appoint an arbitrator at least 150 days prior to the expiration of the applicable Series EA Tariff Term Sheet. If either party fails for any reason to name an arbitrator within such period, the other party shall petition to the American Arbitration Association for appointment of an arbitrator for such party’s account. The two arbitrators so chosen shall select a third arbitrator within 15 days after the second arbitrator has been appointed. Each of EECI EA Sub and Lakehead GP will pay the compensation and expenses of the arbitrator named by or for it. The costs of petitioning for the appointment of an arbitrator, if any, shall be paid by the party that has failed to appoint an arbitrator in the requisite period. Each of EECI EA Sub and Lakehead GP will each pay one-half of the compensation and expenses of the third arbitrator. All arbitrators must (a) be neutral Persons who have never been officers, directors or employees of Enbridge Partners, EECI or any of their Affiliates and (b) have not less than seven years experience in the energy industry. The hearing will be conducted in Houston, Texas and commence within 30 days after the selection of the third arbitrator. Within five days after the selection of the third arbitrator, EECI EA Sub and Lakehead GP shall exchange in writing, signed by the respective parties, their respective proposed allocation arrangements. At the conclusion of the hearing, the arbitrators shall choose either the allocation arrangement of EECI EA Sub or the allocation arrangement of Lakehead GP, and shall have no power or authority whatsoever to reach any other result. In making their choice, the arbitrators shall choose the allocation arrangement that in their judgment most equitably allocates the total Lakehead System revenues in a manner that best represents the relative economic value of each Series as of the expiration of the applicable Series EA Tariff Term Sheet. EECI EA Sub, Lakehead GP and the arbitrators shall proceed diligently and in good faith in order that the determination may be made as promptly as possible. Except as provided in the Federal Arbitration Act, the decision of the arbitrators will be binding on and non-appealable by the parties.

(e) Notwithstanding the provisions of this Section 10.3, following the end of the Eastern Access Surcharge Term, EECI EA Sub and Lakehead GP may, by mutual agreement, elect to remove the Eastern Access Project from integrated common carrier service within the Lakehead System and transfer it to stand alone service either on a common carrier basis or on a contract basis, as permitted by applicable law. Upon the execution of such agreement, the Series EA Revenue Entitlement shall be determined by reference to the applicable toll principles established by applicable regulation or by contract for standalone service.

Section 10.4 Mainline Expansion Surcharge Expiration.

(a) Upon the expiration or earlier termination of the term of one or more of the Series ME Tariff Term Sheets, the Series ME Tariff Term Sheet so affected shall be replaced with a revised tariff structure in accordance with the provisions of the Series ME Tariff Term Sheets (the “Mainline Expansion Revised Tariff Structure”).

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(b) If the Mainline Expansion Revised Tariff Structure sets forth an objectively determinable definition of (i) the revenue that the Partnership is entitled to collect in tolls and other charges in respect of the Series ME Assets and (ii) the expenses that the Partnership is entitled to allocate in respect of the Series ME Assets, then the Series ME Revenue Entitlement and Series ME Expenses shall be calculated in accordance with the Mainline Expansion Revised Tariff Structure.

(c) If the Mainline Expansion Revised Tariff Structure does not set forth an objectively determinable definition of (i) the revenue that the Partnership is entitled to collect in tolls and other charges in respect of the Series ME Assets and (ii) the expenses that the Partnership is entitled to allocate in respect of the Series ME Assets, then EECI ME Sub and Lakehead GP, on behalf of all Partners of the Partnership generally and each Series, will negotiate in good faith an arrangement to allocate among each Series the total Lakehead System revenue collected by the Partnership following the expiration or earlier termination of the Series ME Tariff Term Sheet so affected. Such allocation arrangement will be based on the relative invested capital of each Series as of the expiration or earlier termination of the applicable Series ME Tariff Term Sheet. If EECI ME Sub and Lakehead GP are able to agree on such allocation arrangement, then the Series ME Revenue Entitlement and Series ME Expenses will be calculated in accordance with such arrangement. If EECI ME Sub and Lakehead GP are unable to agree on such allocation arrangement at least 180 days prior to the expiration or earlier termination of the applicable Series ME Tariff Term Sheet, then the matter will be submitted to arbitration pursuant to Section 10.4(d).

(d) If the Mainline Expansion Revised Tariff Structure does not set forth an objectively determinable definition of (i) the revenue that the Partnership is entitled to collect in tolls and other charges in respect of the Series ME Assets and (ii) the expenses that the Partnership is entitled to allocate in respect of the Series ME Assets, and EECI ME Sub and Lakehead GP are unable to agree on an allocation arrangement pursuant to Section 10.4(c), such allocation arrangement shall be determined through binding arbitration using three arbitrators, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, as supplemented to the extent necessary to determine any procedural appeal questions by the Federal Arbitration Act (Title 9 of the United States Code). If there is any inconsistency between this Section 10.4(d) and the Commercial Arbitration Rules or the Federal Arbitration Act, the terms of this Section 10.4(d) will control the rights and obligations of the parties. Arbitration shall be initiated 180 days prior to the expiration of the applicable Series ME Tariff Term Sheet. Each of EECI ME Sub and Lakehead GP shall appoint an arbitrator at least 150 days prior to the expiration of the applicable Series ME Tariff Term Sheet. If either party fails for any reason to name an arbitrator within such period, the other party shall petition to the American Arbitration Association for appointment of an arbitrator for such party’s account. The two arbitrators so chosen shall select a third arbitrator within 15 days after the second arbitrator has been appointed. Each of EECI ME Sub and Lakehead GP will pay the compensation and expenses of the arbitrator named by or for it. The costs of petitioning for the appointment of an arbitrator, if any, shall be paid by the party that has failed to appoint an arbitrator in the requisite period. Each of EECI ME Sub and Lakehead GP will each pay one-half of the compensation and expenses of the third arbitrator. All arbitrators must (a) be neutral Persons who have never been officers, directors or employees of Enbridge Partners, EECI or any of their Affiliates and (b) have not less than seven years experience in the energy industry. The hearing will be

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conducted in Houston, Texas and commence within 30 days after the selection of the third arbitrator. Within five days after the selection of the third arbitrator, EECI ME Sub and Lakehead GP shall exchange in writing, signed by the respective parties, their respective proposed allocation arrangements. At the conclusion of the hearing, the arbitrators shall choose either the allocation arrangement of EECI ME Sub or the allocation arrangement of Lakehead GP, and shall have no power or authority whatsoever to reach any other result. In making their choice, the arbitrators shall choose the allocation arrangement that in their judgment most equitably allocates the total Lakehead System revenues in a manner that best represents the relative economic value of each Series as of the expiration of the applicable Series ME Tariff Term Sheet. EECI ME Sub, Lakehead GP and the arbitrators shall proceed diligently and in good faith in order that the determination may be made as promptly as possible. Except as provided in the Federal Arbitration Act, the decision of the arbitrators will be binding on and non-appealable by the parties.

(e) Notwithstanding the provisions of this Section 10.4, following the end of the Mainline Expansion Surcharge Term, EECI ME Sub and Lakehead GP may, by mutual agreement, elect to remove the Mainline Expansion Project from integrated common carrier service within the Lakehead System and transfer it to stand alone service either on a common carrier basis or on a contract basis, as permitted by applicable law. Upon the execution of such agreement, the Series ME Revenue Entitlement shall be determined by reference to the applicable toll principles established by applicable regulation or by contract for standalone service.

ARTICLE XI

DISSOLUTION AND LIQUIDATION

Section 11.1 Dissolution of the Partnership.

(a) The Partnership shall not be dissolved by the admission of additional Partners. The Partnership shall dissolve, and its affairs shall be wound up, upon:

(i) subject to Section 7.4(q) and Section 7.5(q), an election to dissolve the Partnership by the Managing General Partner of the Partnership generally and the Managing General Partner of each Series that is approved by a Majority in Interest of each of the Series AC and Series LH and a Supermajority Interest of the Series EA and Series ME;

(ii) the entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Delaware Act;

(iii) the termination of the last remaining Series;

(iv) at any time that there are no Limited Partners, unless the Partnership is continued without dissolution in accordance with the Delaware Act; or

(v) any event that causes a General Partner to cease to be a general partner of the Partnership generally or any Series; provided that the Partnership shall not be dissolved and required to be wound up in connection with any such event if (A) at the time of the occurrence of such event there is at least one remaining general partner of the Partnership generally or any

87

Series who is hereby authorized to and does carry on the business of the Partnership or (B) within 90 days after the occurrence of such event, a Majority in Interest of each of the Series AC and Series LH and a Supermajority Interest of the Series EA and Series ME, agree in writing or vote to continue the business of the Partnership and to the appointment, effective as of the date of such event, if required, of one or more additional general partners of the Partnership generally and, to the extent applicable, each Series.

(b) Upon the dissolution of the Partnership as provided herein, the Partnership shall be wound up by winding up each Series in the manner provided by Section 11.3.

Section 11.2 Termination of a Series.

(a) a Series shall be terminated upon any of the following events:

(i) the dissolution of the Partnership;

(ii) the entry of a decree of judicial termination of such Series under Section 17-218 of the Delaware Act;

(iii) subject to Section 7.4(q) and Section 7.5(q), the approval of each General Partner of such Series and a Majority in Interest of the Partnership Interests of such Series, in the case of the Series AC and Series LH, or a Supermajority Interest of the Partnership Interests of such Series, in the case of Series EA and Series ME; or

(iv) any event that causes a General Partner to cease to be a general partner of the Series; provided that the Series shall not be terminated and required to be wound up in connection with any such event if (A) at the time of the occurrence of such event there is at least one remaining general partner of the Series who is hereby authorized to and does carry on the business of the Series or (B) within 90 days after the occurrence of such event, a Majority in Interest of each of the Series AC and Series LH and a Supermajority Interest of the Series EA and Series ME, agree in writing or vote to continue the business of the Series and to the appointment, effective as of the date of such event, if required, of one or more additional general partners of the Series.

(b) The termination and winding up of a Series (other than the last Series) shall not, in and of itself, cause a dissolution of the Partnership or the termination of any other Series. The termination of a Series shall not affect the limitation on liabilities of such Series or any other Series provided by this Agreement, the Certificate of Limited Partnership and the Delaware Act.

Section 11.3 Winding Up, Liquidation and Distribution of Assets of the Partnership or a Series Upon Dissolution of the Partnership or Termination of Such Series.

(a) Upon dissolution of the Partnership or termination of a Series, the Managing General Partner of the Partnership generally or of such Series, as applicable, shall commence to wind up the affairs of the Partnership (and all Series) or such Series, as applicable; provided, however, that a reasonable time shall be allowed for the orderly liquidation of the assets of any applicable Series and the discharge of liabilities of the Partnership (and all Series) or such Series, as applicable, to its creditors so as to enable the Partners to minimize the normal losses attendant

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upon a liquidation. Upon dissolution of the Partnership or termination of a Series after taking into account Regulatory Allocations, all allocations of Profit, Losses and items thereof with respect to a Series shall be made in a manner so that, to the greatest extent possible, the Series Capital Accounts of each Partner in such Series shall equal the amount that would be distributed to such Partner if liquidating distributions were made in accordance with the Partners’ Percentage Interests in such Series. The Partners of each Series being liquidated, as applicable, shall be furnished with a statement prepared by a certified public accountant selected by the Managing General Partner of the Partnership generally, in its sole discretion, at the expense of such Series, if applicable, that shall set forth the assets and liabilities of the Partnership (and all Series) or such Series (as applicable) as of the date of termination. The proceeds of liquidation shall be distributed in the following order and priority:

(i) to creditors of each applicable Series, including Partners who are creditors, to the extent otherwise permitted by law, in satisfaction (whether by payment or the making of reasonable provision for payment thereof) of all Liabilities of such Series, including, without limitation, the expenses incurred in connection with the liquidation of the Partnership (and all Series) or such Series;

(ii) to the Partners of each Series being liquidated in accordance with such Partners’ Series Capital Account balances for such Series (after giving effect to all contributions, distributions, allocations and other Series Capital Account adjustments for all taxable years, including the year during which such termination and liquidation occurs) in compliance with Treasury Regulation § 1.704-1(b)(2)(ii)(b)(2); and

(iii) if any Limited Partner has a deficit balance in its Series Capital Account for such Series (after giving effect to all contributions, distributions and allocations for all fiscal years, including the fiscal year during which such liquidation occurs), such Limited Partner shall have no obligation to make any contribution to the capital of the Partnership or of such Series with respect to such deficit, and such deficit shall not be considered a debt owed to the Partnership, such Series or to any other Person for any purpose whatsoever.

(b) Notwithstanding any other provisions of this Section 11.3, in the event the Partnership is “liquidated” within the meaning of Treasury Regulation § 1.704-1(b)(2)(ii)(g), but such liquidation does not constitute a dissolution of the Partnership, the assets of the Partnership (and each Series) shall not be liquidated, the liabilities of the Partnership (and each Series) shall not be paid or discharged and the affairs of the Partnership (and each Series) shall not be wound up. Instead, solely for U.S. federal income tax purposes, the Partnership (and each Series) shall be deemed to have distributed all of the assets of the Partnership (and each Series) in kind to a new partnership in exchange for an interest in such new partnership and, immediately thereafter, the Partnership shall be deemed to liquidate by distributing interests in the new partnership to the Partners.

(c) The Managing General Partners and Partners shall comply with all requirements of applicable law pertaining to the winding up of the affairs of the Partnership or any Series and the final distribution of its assets.

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Section 11.4 Cancellation of Certificate of Limited Partnership.

Upon the completion of the winding up of the Partnership and each Series and the distribution of Series cash and property as provided in Section 11.3 in connection with the liquidation of the Partnership and each Series, the Certificate of Limited Partnership and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Delaware shall be canceled, and such other actions as may be necessary to terminate the Partnership and each Series shall be taken.

Section 11.5 Return of Capital Contributions.

(a) Except as otherwise provided by applicable laws, upon termination of a Series, each Partner of such Series shall look solely to the assets of such Series for the return of its Capital Contributions made to such Series, and if the assets of such Series remaining after satisfaction (whether by payment or reasonable provision for payment) of the Liabilities of such Series are insufficient to return such Capital Contributions, such Partner shall have no recourse against any other Series, the Partnership or any Partner, except as otherwise provided by law or by Section 6.2(c), 6.3(c), 6.4(c), 6.5(c), 6.5(d) or 6.5(e).

(b) Except as provided in Section 6.2(c), 6.3(c), 6.4(c), 6.5(c), 6.5(d), 6.5(e) or 11.7, no General Partner shall be personally liable for, and shall have no obligation to contribute or loan any monies or property to the Partnership or any Series to enable it to effectuate, the return of the Capital Contributions of the Limited Partners, or any portion thereof, it being expressly understood that any such return shall be made solely from Series assets.

Section 11.6 Waiver of Partition.

To the maximum extent permitted by law, each Partner hereby waives any right to partition of the Partnership or any Series property.

Section 11.7 Capital Account Restoration.

No Limited Partner shall have any obligation to restore any negative balance in its Capital Account or any Series Capital Account upon liquidation of the Partnership or such Series. A General Partner shall be obligated to restore any negative balance in its Capital Account upon liquidation of its interest in the Partnership or any Series by the end of the taxable year of the Partnership during which such liquidation occurs, or, if later, within 90 days after the date of such liquidation.

ARTICLE XII

AMENDMENT OF PARTNERSHIP AGREEMENT;

MEETINGS; RECORD DATE; MERGER

Section 12.1 Amendment.

Except as otherwise provided by this Agreement, this Agreement may be amended by the Managing General Partner of the Partnership generally in writing without the approval of any other Partner; provided that the provisions of Section 7.13 shall not be amended in any way that would adversely affect an Indemnitee without the consent of such Indemnitee.

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Section 12.2 Amendment Requirements.

Notwithstanding the provisions of Section 12.1, no provision of this Agreement that establishes a Percentage Interest required to take any action with respect to any Series shall be amended, altered, changed, repealed or rescinded in any respect that would have the effect of reducing such voting percentage unless such amendment is approved by the written consent or the affirmative vote of holders of Partnership Interests of such Series whose aggregate Percentage Interests constitute not less than the voting requirement sought to be reduced.

Section 12.3 Voting Rights.

Unless otherwise required by the Delaware Act or this Agreement, all actions, approvals and consents to be taken or given by the Partners of a Series under the Delaware Act, this Agreement or otherwise shall require the affirmative vote or written consent of a Majority in Interest of the Partnership Interests of such Series, in the case of the Series AC and Series LH, or a Supermajority Interest of the Partnership Interests of such Series, in the case of Series EA and Series ME, or if with respect to the Partnership as a whole, the affirmative vote or written consent of a Majority in Interest of the Partnership Interests of the Series AC and Series LH and a Supermajority Interest of the Partnership Interests of the Series EA and Series ME.

Section 12.4 Meetings.

Meetings of the Partners of a Series, for any purpose or purposes, may be called by the Managing General Partner of such Series or by any Partner or Partners of such Series holding at least 25% of the Percentage Interests of such Series.

Section 12.5 Place of Meetings.

The Partner or Partners calling a meeting may designate any place, either within or outside the State of Delaware, as the place of meeting for any meeting of the Partners of a Series. If a designation is not made, the place of meeting shall be the principal place of business of the Partnership. The Partners of a Series may participate in a meeting of the Partners of such Series by means of conference telephone or similar communications equipment; provided that all individuals participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting. If all the participants of a meeting are participating by conference telephone or similar communications equipment, the meeting shall be deemed to be held at the principal place of business of the Partnership.

Section 12.6 Notice of Meetings.

Written notice stating the place, day and hour of a meeting and the purpose or purposes for which a meeting of the Partners of a Series is called shall be delivered not less than five nor more than 30 days before the date of the meeting, either personally or by mail, at the direction of the Partner or Partners calling the meeting, to each Partner of such Series entitled to vote at such meeting; provided, however, if the Partners of a Series representing a Majority in Interest of the

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Partnership Interests of such Series, in the case of the Series AC and Series LH, or a Supermajority Interest of the Partnership Interests of such Series, in the case of Series EA and Series ME, shall meet or participate in a meeting at any time and place, either within or outside the State of Delaware, and consent (whether orally or in writing) to the holding of a meeting at such time, such meeting shall be valid without call or notice, and at such meeting lawful action may be taken.

Section 12.7 Quorum.

Partners of any Series holding a Majority in Interest of such Series entitled to vote, represented in person or by proxy, shall constitute a quorum at any meeting of Partners of such Series. In the absence of a quorum at any such meeting, Partners of such Series holding a Majority in Interest of such Series may adjourn the meeting from time to time for a period not to exceed 60 days without further notice. However, if the adjournment is for more than 60 days, a notice of the adjourned meeting shall be given to each Partner of such Series of record entitled to vote at such meeting. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed. The Partners of such Series present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal during such meeting of Partners of such Series whose absence would cause less than a quorum to be present. If a quorum is present, the affirmative vote of Partners of such Series holding a Majority in Interest of the Partnership Interests of such Series, in the case of the Series AC and Series LH, or a Supermajority Interest of the Partnership Interests of such Series, in the case of Series EA and Series ME, shall be the act of the Partners of such Series, unless a vote of greater or lesser proportion is otherwise expressly required or permitted by this Agreement.

Section 12.8 Proxies.

At all meetings of Partners of a Series, a Partner of such Series may vote in person or by proxy executed in writing by such Partner or by a duly authorized attorney-in-fact. Such proxy shall be filed with the Partnership before or at the time of the meeting. No proxy shall be valid after eleven months from the date of its execution, unless otherwise provided in the proxy. A proxy may only be given orally during a meeting taking place by conference telephone or similar communications equipment and shall expire at the termination of such meeting.

Section 12.9 Action Without a Meeting.

Any action required or permitted to be taken at a meeting of Partners of any Series may be taken without a meeting and without prior notice if the Managing General Partner of such Series receives written consents by the Partners of such Series representing the minimum number of votes that would be necessary to authorize or to take such action at a meeting at which all Partners of such Series were present and voted.

Section 12.10 Waiver of Notice.

When any notice is required to be given to any Partner, a waiver thereof in writing signed by the Partner entitled to such notice, whether before, at or after the time stated therein, or the presence and participation of such Partner in a meeting, or the participation by such Partner in a meeting by conference telephone or similar communications equipment, shall be equivalent to the giving of such notice.

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Section 12.11 Merger, Consolidation and Conversion.

(a) Subject to Section 7.4 and Section 7.5, the Partnership may merge or consolidate with or into one or more corporations, limited liability companies, statutory trusts or associations, real estate investment trusts, common law trusts or unincorporated businesses, including a partnership (whether general or limited (including a limited liability partnership)) or convert into any such entity, whether such entity is formed under the laws of the State of Delaware or any other state of the United States of America, pursuant to a written plan of merger or consolidation or a written plan of conversion, as the case may be, approved by the Managing General Partner of the Partnership generally, a Majority in Interest of the Partnership Interests of each of Series AC and Series LH and a Supermajority Interest of the Series EA Partnership Interests and Series ME Partnership Interests.

(b) Pursuant to Section 17-211(g) of the Delaware Act, an agreement of merger or consolidation approved in accordance with this Section 12.11 may (i) effect any amendment to this Agreement or (ii) effect the adoption of a new partnership agreement for the Partnership. Any such amendment or adoption made pursuant to this Section 12.11 shall be effective at the effective time or date of the merger or consolidation.

(c) The Managing General Partner of the Partnership generally shall have the authority to convert the Partnership to a Delaware statutory trust if, on the advice of counsel, such conversion (i) is necessary and advisable for Wisconsin GP to have or retain condemnation authority under Wisc. Stat. § 32.01, et seq. and (ii) would not result in a default under any Indebtedness of the Partnership or Enbridge Partners existing at such time; provided that (A) the trust is structured as a series trust pursuant to Del. Code tit. 12, § 3801, et seq., (B) the relative rights and obligations of the Partners of each Series are maintained in the trust (and each series thereof), (C) the beneficial owners of each series of the trust own an undivided beneficial interest in all of the assets of the Series of which they are beneficial owners, (D) the trust would be disregarded for U.S. federal income tax purposes and (E) the limited liability of the beneficial owners of the trust (and each series thereof) would be expected to be respected in all relevant states to the same extent as that applicable to limited partners of a Delaware limited partnership.

ARTICLE XIII

GENERAL PROVISIONS

Section 13.1 Addresses and Notices; Written Communications.

(a) Any notice, demand, request or report required or permitted to be given or made to a Partner under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the Partner at the following addresses:

If to EECI, EECI EA Sub or EECI ME Sub, to:

Enbridge Inc.

3000 Fifth Avenue Place

425 – 1st Street S.W.

Calgary, Alberta

T2P 3L8 Canada

Attention: Executive Vice President and Chief Legal Officer

Facsimile: 403-231-3920

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If to Enbridge Partners, Lakehead GP or Wisconsin GP, to:

Enbridge Energy Partners, L.P.

1100 Louisiana Street, Suite 3300

Houston, Texas 77001

Attention: Vice President—Law and Deputy General Counsel

Facsimile: 713-821-2000

Any notice, payment or report to be given or made to a Partner hereunder shall be deemed conclusively to have been given or made, and the obligation to give such notice or report or to make such payment shall be deemed conclusively to have been fully satisfied, upon sending of such notice, payment or report to such Partner at its address as shown on the records of the Partnership, regardless of any claim of any Person who may have an interest in such Partnership Interests by reason of any assignment or otherwise. Any notice to the Partnership generally or any Series shall be deemed given if received by the Managing General Partner of the Partnership generally or the applicable Series at the principal office of the Partnership generally or the applicable Series designated pursuant to Section 2.3. Each Managing General Partner may rely and shall be protected in relying on any notice or other document from a Partner or other Person if believed by it to be genuine.

(b) The terms “in writing,” “written communications,” “written notice” and words of similar import shall be deemed satisfied under this Agreement by use of e-mail and other forms of electronic communication.

Section 13.2 Further Action.

The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 13.3 Binding Effect.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 13.4 Integration.

This Agreement constitutes a single, non-severable agreement and the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

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Section 13.5 Creditors.

None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership or any Series.

Section 13.6 Waiver.

No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach of any other covenant, duty, agreement or condition.

Section 13.7 Counterparts.

This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart.

Section 13.8 Applicable Law.

This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

Section 13.9 Invalidity of Provisions.

If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

Section 13.10 Consent of Partners.

Each Partner hereby expressly consents and agrees that, whenever in this Agreement it is specified that an action may be taken upon the affirmative vote or consent of less than all of the Partners of the Partnership or any Series, such action may be so taken upon the concurrence of less than all of the Partners and each Partner shall be bound by the results of such action.

Section 13.11 Third Party Beneficiaries.

Except for the provisions of Section 3.6(c) (which are intended to be for the benefit of, and shall be enforceable by, each Material Subsidiary of Enbridge Partners as if they were party to this Agreement), nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto and Indemnitees any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement, such execution manifesting each party’s assent thereto and vote in favor thereof, as of the date first written above.

ENBRIDGE ENERGY PARTNERS, L.P.

By: ENBRIDGE ENERGY MANAGEMENT, L.L.C., as delegate of authority of Enbridge Energy Company, Inc., its general partner

By:
Name:
Title:

ENBRIDGE PIPELINES (LAKEHEAD) L.L.C.

By:
Name:
Title:

ENBRIDGE PIPELINES (WISCONSIN) INC.

By:
Name:
Title:

Signature Page – Sixth Amended and Restated Agreement of Limited Partnership

of Enbridge Energy, Limited Partnership

ENBRIDGE ENERGY COMPANY, INC.

By:
Name:
Title:

ENBRIDGE PIPELINES (EASTERN ACCESS) L.L.C.

By:
Name:
Title:

ENBRIDGE PIPELINES (MAINLINE EXPANSION) L.L.C.

By:
Name:
Title:

Signature Page – Sixth Amended and Restated Agreement of Limited Partnership

of Enbridge Energy, Limited Partnership

EXHIBIT A

Partnership Interests

Series AC Partners	Series AC Partnership Interest

Enbridge Partners	99.999% limited partner interest
Lakehead GP	0.0005% general partner interest
Wisconsin GP	0.0005% general partner interest

Total:	100.0000%

Series EA Partners	Series EA Partnership Interest	Initial Series EA Capital Contribution	Maximum Commitment

EECI	74.99% limited partner interest	$4,739,210.00	$1,922,743,600.00
EECI EA Sub	0.01% limited partner interest	790.00	256,400.00
Enbridge Partners	24.9995% limited partner interest	3,159,960.50	640,987,180.00
Lakehead GP	0.0005% general partner interest	39.50	12,820.00

Total:	100.0000%	$7,900,000.00	$2,564,000,000.00

Series ME Partners	Series ME Partnership Interest	Initial Series ME Capital Contribution	Maximum Commitment

EECI	74.99% limited partner interest	$2,999,500	$1,893,497,500.00
EECI ME Sub	0.01% limited partner interest	500.00	252,500.00
Enbridge Partners	24.9995% limited partner interest	1,999,975.00	631,237,375.00
Lakehead GP	0.0005% general partner interest	25.00	12,625.00

Total:	100.0000%	$5,000,000.00	$2,525,000,000.00

Series LH Partners	Series LH Partnership Interest

Enbridge Partners	99.999% limited partner interest
Lakehead GP	0.0005% general partner interest
Wisconsin GP	0.0005% general partner interest

Total:	100.0000%

A-1

EXHIBIT B

Exclusive Series AC Assets

1.	Approximately 325 miles of new 36-inch diameter crude oil pipeline from the U.S.-Canadian border near Neche, North Dakota to Superior, Wisconsin.

2.	Three (3) new pump stations located at Viking, Clearbrook and Deer River, Minnesota.

3.	30-inch delivery piping with manifold connections and related control valves at Clearbrook, Minnesota.

4.	Five (5) 200,000 barrel break out tanks at Superior, Wisconsin.

5.	36-inch diameter tank lines from each tank at Superior, Wisconsin.

6.	Three (3) 1,000 hp booster pumps at Superior, Wisconsin.

7.	36-inch line from tank manifold to connections with Southern Access expansion and Line 6A.

8.	All service agreements, easements and rights-of-way related solely to the operation of the Alberta Clipper System.

9.	All permits, licenses, consents and approvals related solely to the operation of the Alberta Clipper System.

10.	All rights to the Series AC Revenue Requirement.

11.	All shipping, transportation and storage agreements or arrangements related solely to the Alberta Clipper System.

12.	All other property interests (including real and personal property and tangible and intangible property) solely related to the Alberta Clipper System.

B-1

EXHIBIT C

Exclusive Series EA Assets

Eastern Access Phase I

1.	One (1) 333,000 barrel (working volume) external floating roof tank at Flanagan Terminal.

2.	One (1) 750 hp booster pump at Flanagan Terminal.

3.	Three (3) 3,000 hp mainline pumps for Line 62 at Flanagan Terminal.

4.	Two (2) new pump stations on Line 62 at Kankakee, Illinois and Reddick, Illinois (Greenfield). Each station to consist of three (3) 3,000 hp mainline pumps.

5.	Nine (9) new 36-inch tank lines and new NPS36 manifold at Hartsdale Terminal to allow for full connectivity between all tanks and incoming and outgoing pipelines.

6.	Three (3) 1,500 hp booster pumps at Hartsdale Terminal.

7.	160 miles of new 36-inch Pipeline between Griffith, Indiana and Stockbridge, Michigan.

8.	Three (3) new pump stations on Line 6B at Griffith, Indiana (4 x 5,750 hp pumps), Niles, Michigan (2 x 5,750 hp pumps) and Mendon, Michigan (3 x 5,750 hp pumps).

9.	One (1) 333,000 barrel (working volume) internal floating roof tank at Stockbridge Terminal.

10.	Two (2) 750 hp booster pumps at Stockbridge Terminal.

11.	Manifold expansion and connection to Line 79 at Stockbridge Terminal.

12.	Five (5) additional drag reducing agent skids and replacement of three (3) existing drag reducing agent skids at stations on Line 5.

13.	All service agreements, easements and rights-of-way related solely to the operation of Eastern Access Phase I.

14.	All permits, licenses, consents and approvals related solely to the operation of Eastern Access Phase I.

15.	All rights to the Series EA Phase I Revenue Entitlement.

16.	All shipping, transportation and storage agreements or arrangements related solely to Eastern Access Phase I.

17.	All other property interests (including real and personal property and tangible and intangible property) solely related to Eastern Access Phase I.

Eastern Access Phase II

1.	One (1) 333,000 barrel (working volume) external floating roof tank at Hartsdale Terminal.

2.	50 miles of new 30-inch pipeline between the Ortonville, Michigan pumping station and the St. Clair River.

3.	Four (4) new pump stations on Line 6B at Stockbridge, Michigan (3 x 5,750 hp Pumps), Howell, Michigan (3 x 5,750 hp Pumps), Ortonville, Michigan (3 x 5,750 hp Pumps), and St. Clair, Michigan (2 x 5,750 hp Pumps).

4.	All service agreements, easements and rights-of-way related solely to the operation of Eastern Access Phase II.

5.	All permits, licenses, consents and approvals related solely to the operation of Eastern Access Phase II.

6.	All rights to the Series EA Phase II Revenue Entitlement.

7.	All shipping, transportation and storage agreements or arrangements related solely to Eastern Access Phase II.

8.	All other property interests (including real and personal property and tangible and intangible property) solely related to Eastern Access Phase II.

Eastern Access Phase III

1.	Upgrades to nine (9) existing pump units (impeller and volute changeouts) on Line 6B at Griffith, Indiana; Niles, Michigan and Mendon, Michigan.

2.	Addition of a 5,750 hp pump on Line 6B at each of the following sites: Griffith, Indiana; Niles, Michigan and Mendon, Michigan.

3.	Five (5) additional 333,000 barrel tanks at Stockbridge Terminal.

4.	Three (3) 1,250 hp booster pump additions at Stockbridge Terminal.

5.	One (1) 333,000 barrel external floating roof tank at Griffith Terminal.

6.	All service agreements, easements and rights-of-way related solely to the operation of Eastern Access Phase III.

7.	All permits, licenses, consents and approvals related solely to the operation of Eastern Access Phase III.

8.	All rights to the Series EA Phase III Revenue Entitlement.

9.	All shipping, transportation and storage agreements or arrangements related solely to Eastern Access Phase III.

10.	All other property interests (including real and personal property and tangible and intangible property) solely related to Eastern Access Phase III.

EXHIBIT D

Exclusive Series ME Assets

Chicago Connectivity Project

1.	76 miles of new 36-inch pipeline between Flanagan Terminal and Hartsdale Terminal.

2.	New booster pumps at Flanagan Terminal.

3.	One (1) new pump station at Flanagan, Illinois (5 x 5,750 hp pumps).

4.	All service agreements, easements and rights-of-way related solely to the operation of the Chicago Connectivity Project.

5.	All permits, licenses, consents and approvals related solely to the operation of the Chicago Connectivity Project.

6.	All rights to the Chicago Connectivity Revenue Entitlement.

7.	All shipping, transportation and storage agreements or arrangements related solely to the Chicago Connectivity Project.

8.	All other property interests (including real and personal property and tangible and intangible property) solely related to the Chicago Connectivity Project.

Mainline Expansion Phase I

1.	Install additional 6000 hp pumps at three (3) existing stations: Viking, Minnesota one (1), Clearbrook, Minnesota two (2) and Deer River, Minnesota two (2); and replace six (6) existing pump impellers (2 per station) at same stations.

2.	Two (2) additional 333,000 barrel tanks at Superior, Wisconsin.

3.	Three (3) additional 333,000 barrel tanks at Flanagan, Illinois.

4.	One (1) new pump station at Sheldon, Wisconsin (2 x 6,000 hp pumps).

5.	Upgrades to three (3) existing pump stations at Superior, Wisconsin (2 x 6,000 hp pump additions plus three (3) impeller replacements); Vesper, Wisconsin (1 x 6,000 hp pump addition plus two (2) Impeller replacements) and Delevan, Wisconsin (three (3) impeller replacements).

6.	All service agreements, easements and rights-of-way related solely to the operation of Mainline Expansion Phase I.

7.	All permits, licenses, consents and approvals related solely to the operation of Mainline Expansion Phase I.

8.	All rights to the Series ME Phase I Revenue Entitlement.

9.	All shipping, transportation and storage agreements or arrangements related solely to Mainline Expansion Phase I.

10.	All other property interests (including real and personal property and tangible and intangible property) solely related to Mainline Expansion Phase I.

Mainline Expansion Phase II

1.	Four (4) additional 333,000 barrel tanks at Superior, Wisconsin.

2.	Two (2) additional 333,000 barrel tanks at Flanagan, Illinois.

3.	Eight (8) pump changeouts at Superior, Wisconsin (three (3)); Vesper, Wisconsin (two (2)) and Delevan, Wisconsin (three (3)).

4.	Seven (7) 6,000 hp pump additions at Superior, Wisconsin (two (2)); Sheldon, Wisconsin (two (2)); Vesper, Wisconsin (one (1)) and Delevan, Wisconsin (two (2)).

5.	Twelve (12) new stations comprised of forty (40) 6000 hp units.

6.	Four (4) pump impeller replacements at Superior, Wisconsin (one (1)); Sheldon, Wisconsin (two (2)) and Vesper, Wisconsin (one (1)).

7.	All service agreements, easements and rights-of-way related solely to the operation of Mainline Expansion Phase II.

8.	All permits, licenses, consents and approvals related solely to the operation of Mainline Expansion Phase II.

9.	All rights to the Series ME Phase II Revenue Entitlement.

10.	All shipping, transportation and storage agreements or arrangements related solely to Mainline Expansion Phase II.

11.	All other property interests (including real and personal property and tangible and intangible property) solely related to Mainline Expansion Phase II.

Mainline Expansion Phase III

1.	Four (4) new pump stations at Donaldson, Minnesota (3 x 6000 hp pumps); Plummer, Minnesota (3 x 6000 hp pumps); Cass Lake, Minnesota (3 x 6000 hp pumps) and Floodwood, Minnesota (3 x 6000 hp pumps).

2.	Modifications to three (3) existing pump stations (impeller and volute replacements) at Viking, Minnesota (three (3) units); Clearbook, Minnesota (four (4) units) and Deer River, Minnesota (four (4) units).

3.	All service agreements, easements and rights-of-way related solely to the operation of Mainline Expansion Phase III.

4.	All permits, licenses, consents and approvals related solely to the operation of Mainline Expansion Phase III.

5.	All rights to the Series ME Phase III Revenue Entitlement.

6.	All shipping, transportation and storage agreements or arrangements related solely to Mainline Expansion Phase III.

7.	All other property interests (including real and personal property and tangible and intangible property) solely related to Mainline Expansion Phase III.

Mainline Expansion Phase IV

1.	Line 3 conversion to heavy crude (United States/Canada border to Clearbrook, Minnesota).

2.	Line 65 expansion (United States/Canada border to Clearbrook, Minnesota).

3.	One (1) pump station at Viking, Minnesota with three (3) 5,750 hp units

4.	Replace six (6) 5,750 hp units in total at Donaldson, Minnesota and Plummer, Minnesota.

5.	One (1) drag reducing agent skid at Donaldson, Minnesota.

6.	All service agreements, easements and rights-of-way related solely to the operation of Mainline Expansion Phase IV.

7.	All permits, licenses, consents and approvals related solely to the operation of Mainline Expansion Phase IV.

8.	All rights to the Series ME Phase IV Revenue Entitlement.

9.	All shipping, transportation and storage agreements or arrangements related solely to Mainline Expansion Phase IV.

10.	All other property interests (including real and personal property and tangible and intangible property) solely related to Mainline Expansion Phase IV.

EXHIBIT E

Shared Assets

ARTICLE I

DEFINITIONS

1.1 Additional Defined Terms. The following additional definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Exhibit E. Unless specifically defined in this Exhibit E, terms defined in the Agreement are used in this Exhibit E as defined in the Agreement:

“Capital Improvement Project” has the meaning assigned to such term in Section 4.3(a) of this Exhibit E.

“Force Majeure Event” has the meaning assigned to such term in Section 5.1(b) of this Exhibit E.

“Governmental Authority” shall mean (i) the United States of America or Canada, or any state, province or political subdivision thereof within the United States of America or Canada and (ii) any court or any governmental or administrative department, commission, board, bureau or agency of the United States of America or Canada, or of any state, province or political subdivision thereof within the United States of America or Canada.

“Improvement Series” has the meaning assigned to such term in Section 4.3(a) of this Exhibit E.

“Rejecting Series” has the meaning assigned to such term in Section 4.3(b) of this Exhibit E.

“Shared Asset Manager” has the meaning assigned to such term in Section 4.2(a) of this Exhibit E.

“Shared Assets” means collectively, the Shared Contracts, the Shared Facilities, the Shared Permits and the Shared Real Property Rights.

“Shared Contract Party” means one or more of the Partnership generally, the Series AC, the Series EA, the Series ME or the Series LH, depending on which is or are parties to a particular Shared Contract.

“Shared Contracts” means the contracts, agreements and commitments of the Partnership generally or a Series existing as of the Series AC Closing Date or entered into thereafter that, in each case, are related to or necessary for the operation of the assets of two or more Series, including the contracts described in Schedule 1 to this Exhibit E.

“Shared Facilities” means the information systems, control systems, electrical infrastructure and equipment, data lines, emergency response equipment, communication lines, maintenance facilities, valves, motor control centers, buildings, pump station locations, terminal facilities, lab facilities, fire protection systems, tank farms and other facilities or systems of the Partnership generally or a Series existing as of the Series AC Closing Date or developed, constructed or acquired thereafter that, in each case, are related to or necessary for the operation of the assets of two or more Series.

“Shared Permits” means the licenses, consents, approvals, registrations, franchises, permits and authorizations of the Partnership generally or a Series existing as of the Series AC Closing Date or acquired thereafter that, in each case, are related to or necessary for the operation of the assets of two or more Series.

“Shared Real Property Rights” means the easements, leasehold rights, real property at station sites, other surface use rights and rights-of-way of the Partnership generally or a Series existing as of the Series AC Closing Date or acquired thereafter that, in each case, are related to or necessary for the operation of the assets of two or more Series.

ARTICLE II

DESIGNATION OF SHARED ASSETS

1.2 Shared Facilities. Each Series is hereby granted an unconditional, irrevocable, perpetual royalty free right to use the Shared Facilities to the extent necessary in connection with the construction, operation or maintenance of the assets of such Series.

1.3 Shared Contracts. Each Shared Contract Party shall hold each Shared Contract to which it is a party for the benefit of the Partnership generally, the Series AC, the Series EA, the Series ME and the Series LH to the extent related to or necessary for the operation of the assets of such Series or the Partnership generally. Each of the Partnership generally, the Series AC, the Series EA, the Series ME and the Series LH shall have the benefit of all rights available to the Shared Contract Party under each Shared Contract to the extent related to or necessary for the operation of the assets of such Series or the Partnership generally. All decisions in respect of the Shared Contracts shall be made by the Shared Asset Managers in accordance with the terms of Section 4.2 of this Exhibit E. The Shared Contract Party shall comply with such decisions or delegation of authority, as applicable, with respect to each Shared Contract. Without limiting the foregoing, promptly upon receipt and delivery as applicable, the Shared Contract Party shall provide (a) to the Shared Asset Managers, copies of all notices and other correspondence relating to each Shared Contract, (b) to the Series AC Partners, copies of all notices and other correspondence relating to the Series AC Tariff Term Sheet, (c) to the Series EA Partners, copies of all notices and other correspondence relating to the Series EA Tariff Term Sheets and (d) to the Series ME Partners, copies of all notices and other correspondence relating to the Series ME Tariff Term Sheets. In addition, the Shared Contract Party shall immediately notify the Shared Asset Managers if a default or other material event occurs in respect of a Shared Contract (such as an event that affects the validity or enforceability of a Shared Contract or an event that may result in an early termination of a Shared Contract).

1.4 Shared Real Property Rights. Each Series is hereby granted an unconditional, irrevocable, perpetual royalty free right to use the Shared Real Property Rights to the extent necessary in connection with the construction, operation or maintenance of the assets of such Series.

1.5 Shared Permits. The Partnership shall hold the Shared Permits for the benefit of each Series to the extent related to or necessary for the operation of the assets of such Series. Each Series shall have the benefit of all rights available to the Partnership under the Shared Permits to the extent related to or necessary for the operation of the assets of such Series. All decisions in respect of the Shared Permits shall be made by the Shared Asset Managers in accordance with the terms of Section 4.2 of this Exhibit E. The Partnership shall comply with such decisions or delegation of authority, as applicable. Without limiting the foregoing, promptly upon receipt and delivery as applicable, the Partnership shall provide to the Shared Asset Managers copies of all notices and other correspondence relating to the Shared Permits.

1.6 Designation of Shared Assets. The designated interest of each Series in a Shared Asset shall be allocated to the Series pro rata in accordance with a ratio the numerator of which is the costs incurred by each Series to develop, construct or acquire such Shared Asset and the denominator of which is the aggregate costs incurred by the Series AC, the Series EA, the Series ME and the Series LH collectively to develop, construct or acquire such Shared Asset; provided, however, that all of the Shared Assets existing as of the Series AC Closing Date will be allocated to the Series LH, except for any of the Shared Assets existing as of the Series AC Closing Date that have been developed, constructed or acquired by the Partnership in connection with the Alberta Clipper Project, which shall be allocated to the Series AC; and provided, further, that any of the Shared Assets existing as of the Series EA Closing Date that have been developed, constructed or acquired by the Partnership in connection with the Eastern Access Project shall be allocated to the Series EA; and provided, further, that any of the Shared Assets existing as of the Series ME Closing Date that have been developed, constructed or acquired by the Partnership in connection with the Mainline Expansion Project shall be allocated to the Series ME. The rights of each Series to use the Shared Assets as described in this Article II shall not be affected by the terms of this Section 2.5.

ARTICLE III

ADDITIONAL SERIES

1.7 Additional Series. In the event that, subsequent to the date of this Agreement, an additional Series is established, then each Series shall cooperate in good faith with such additional Series and the Partnership generally, if necessary, to amend the Agreement and this Exhibit E as appropriate to reflect the addition of such Series and for the applicable assets to be shared among the Series on mutually agreeable terms, reasonably determined on a basis similar to the terms set forth in this Exhibit E.

ARTICLE IV

COVENANTS OF THE PARTIES

1.8 Use of Shared Assets.

(a) Rights to Use. Each Series acknowledges that the Series AC, the Series EA, the Series ME and the Series LH will have the right to use the Shared Assets in accordance with the terms of this Exhibit E.

(b) Liability. Each Series shall be responsible for its Proportionate Share of Shared Liabilities with respect to each Shared Asset pursuant to Section 3.6(d) of the Agreement.

(c) Cooperation. Each Series shall cooperate in good faith with each other with respect to the use of the Shared Assets and will not use the Shared Assets in a manner that interferes unreasonably with the operations of any other Series or the Partnership generally.

(d) Priority of Use. In the event of a conflict limiting the ability of one or more Series to make use of a particular Shared Asset to the extent desired by such Series, priority of use shall be given for the Series AC, the Series EA, the Series ME or the Series LH to use such Shared Asset in the following order:

(i)	first, to the Series AC, the Series EA, the Series ME or the Series LH, to the extent necessary to address any emergency;

(ii)	second, prior to the Eastern Access Final In-Service Date and Mainline Expansion Final In-Service Date, as applicable, to the Series EA and Series ME equally, to the extent necessary in connection with the construction of the Eastern Access Project and the Mainline Expansion Project; provided that the Series EA’s and Series ME’s use of the Shared Assets pursuant to this clause (ii) shall not result in interruptions that could materially and adversely affect the business operations of the Series AC, Series EA, Series ME or Series LH without the consent of the affected Series’ Shared Asset Manager; and

(iii)	third, in the proportions required by the Series AC, the Series EA, the Series ME and the Series LH to conduct their respective operations, provided that in the event of a conflict limiting the ability of one or more Series to make use of a particular Shared Asset to the extent desired by such Series, the Managing General Partner of the Partnership generally shall determine priority of use for each Series based on the needs of each Series in respect of such Shared Asset.

(e) Standard of Care. Each Series shall act with respect to the Shared Assets (i) in a professional manner and in accordance with generally accepted industry standards, (ii) in accordance with the Partnership’s policies, procedures and requirements, as determined by the Managing General Partner of the Partnership generally, and (iii) in accordance with applicable law in all material respects. Each Series shall use commercially reasonable efforts to do or cause to be done all such things as shall be necessary and proper with respect to the Shared Assets to ensure that the rights of the other Series in respect of the Shared Assets shall be preserved for the benefit of such Series.

1.9 Management of Shared Assets.

(a) Managers. Each Series hereby appoints the Managing General Partner of such Series (each a “Shared Asset Manager”) to serve as the primary point of contact for communications between the Series relating to the day-to-day operations of the Shared Assets, to have overall responsibility for managing and coordinating the performance of the appointing Series’ obligations under this Exhibit E, and to be authorized to act for and on behalf of the appointing Series concerning all matters relating to this Exhibit E.

(b) Decisions.

(i)	All decisions in respect of the Shared Assets shall require the unanimous decision of the Shared Asset Managers of each Series unless otherwise required by the terms of this Agreement. The Shared Asset Managers shall act reasonably, taking into account the considerations of each Series, in connection with all decisions regarding the Shared Assets.

(ii)	In the event of a conflict between the Shared Asset Managers of any Series, then (1) if one Series has priority of use pursuant to Section 4.1(d) of this Exhibit E, then such Series shall prevail and (2) other decisions shall be made by the Shared Asset Manager of the Series that is reasonably likely to bear the greater proportion of the costs relating to such matter.

(iii)	If the Shared Asset Managers are not the same Person, then notwithstanding the foregoing, the following actions shall require the prior written consent of a Majority in Interest of each of the Series AC and Series LH and a Supermajority Interest of the Series EA and Series ME:

(A)	the disposition, transfer, sale, conveyance or exchange of any Shared Asset in excess of $25,000,000, in each case; or

(B)	material modifications of the Shared Contracts, Shared Real Property Rights or Shared Permits.

(c) Meetings. The Shared Asset Managers agree to have meetings if called at any time upon five Business Days prior written notice by a Shared Asset Manager. Each Series shall make available at such meetings their personnel who are familiar with the details of the particular Shared Assets under review.

1.10 Capital Improvements.

(a) A Series (the “Improvement Series”) may submit from time to time to each other Series written requests to undertake capital expenditures or capital improvement projects relating to the Shared Assets (each, a “Capital Improvement Project”). Any such requests shall specify in reasonable detail the Capital Improvement Project, any permits that may be required, the estimated cost of such Capital Improvement Project, any proposed changes to this Exhibit E, and any other relevant information relating to such Capital Improvement Project. Each Series agrees that it will consider in good faith any such request, but a Series shall have no obligation to agree to undertake any Capital Improvement Project and may reject any request by the other Series. If the Series agree to undertake any Capital Improvement Project, the Series shall cooperate in good faith to reach agreement on the allocation of responsibility for all costs associated with such Capital Improvement Project.

(b) A rejecting Series (the “Rejecting Series”) shall provide to each other Series a written explanation for the rejection of any request to undertake a Capital Improvement Project. If the Improvement Series, together with any other Series that does not reject the request to undertake the Capital Improvement Project (collectively, the “Non-Rejecting Series”), desires to undertake a Capital Improvement Project relating to the Shared Assets despite the Rejecting Series’s rejection, then the Non-Rejecting Series (i) may undertake such Capital Improvement Project, (ii) shall share the entire cost and Liability associated with such Capital Improvement Project, (iii) shall be entitled to all the benefits and rights of use associated with such Capital Improvement Project and (iv) shall develop such Capital Improvement Project in a manner that does not interfere unreasonably with the operations of any Rejecting Series or the Partnership generally.

1.11 Nature of Right to Use. The right to use the Shared Assets as provided in this Exhibit E (i) is an integral, non-severable part of the Agreement, (ii) is an integral part of the Partnership Interests of the Series and the assets of the Series designated under the Agreement and (iii) shall not be deemed to be an executory contract or agreement that can be rejected or otherwise terminated in any bankruptcy, receivership or similar proceeding of the Partnership.

1.12 Valuation. In any valuation of the assets of a Series, the value of such assets shall include the continuing right to use the Shared Assets as provided in this Exhibit E.

ARTICLE V

FORCE MAJEURE

1.13 Force Majeure Event.

(a) Subject to the following provisions of this Article V, a Series shall not be in default hereunder or responsible for any loss or damage to the other Series resulting from any delay in performing or failure to perform any obligation of such Series under this Exhibit E (other than payment obligations) to the extent such failure or delay is caused by a Force Majeure Event.

(b) “Force Majeure Event” means the following events, conditions and circumstances, except to the extent any of the following is within the reasonable control of, could be sufficiently alleviated by the reasonable efforts of, or caused by the negligence, breach, default or misconduct of the Series claiming the Force Majeure Event:

(i)	any act of God or the public enemy, fire, explosion, perils of the sea, flood, drought, war, terrorism, riot, sabotage or embargo, and any interruption of or delay in transportation, or any inadequacy or shortage or failure or breakdown of supply of raw materials or equipment resulting from the foregoing;

(ii)	any labor disputes from whatever cause arising and whether or not the demands of the employees involved are within the power of the claiming Series to concede; or

(iii)	compliance with any order, action, direction or request of any Governmental Authority or with any applicable law not brought about by any action or omission on the part of the Series claiming the Force Majeure Event.

1.14 Force Majeure Notice. The Series whose ability to perform is affected by a Force Majeure Event must, as a condition to its right to suspend its obligations under Section 5.1 of this Exhibit E, (i) be actually prejudiced by such Force Majeure Event and (ii) promptly give the other Series notice setting forth the particulars of the Force Majeure Event and, to the extent possible, the expected duration of the Force Majeure Event. Such notice shall also include a description of the steps taken and proposed to be taken to lessen and cure the Force Majeure Event. The cause of the Force Majeure Event shall so far as commercially reasonable be remedied with all reasonable dispatch, except that no Series shall be obligated to resolve any labor disputes other than as it shall determine to be in its best interests.

ARTICLE VI

MISCELLANEOUS

1.15 Conflict with Agreement. The terms of the Agreement, excluding this Exhibit E, shall govern to the extent of any inconsistency or conflict between the terms of the Agreement, excluding this Exhibit E, and this Exhibit E.

1.16 Amendments. The terms of this Exhibit E shall be amended to the extent required to conform with any amendment or modification to the other terms of the Agreement.

1.17 Governing Law. This Exhibit E shall be governed by and construed under the laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by said laws.

Schedule 1

Shared Contracts

1.	CAPP contracts that are related to or necessary for the operation of the Alberta Clipper System, the Eastern Access Project, the Mainline Expansion Project and the assets or operations of the Series LH.

2.	Power supply contracts that are related to or necessary for the operation of the Alberta Clipper System, the Eastern Access Project, the Mainline Expansion Project and the assets or operations of the Series LH.

3.	Communication contracts that are related to or necessary for the operation of the Alberta Clipper System, the Eastern Access Project, the Mainline Expansion Project and the assets or operations of the Series LH.

4.	Emergency response contracts that are related to or necessary for the operation of the Alberta Clipper System, the Eastern Access Project, the Mainline Expansion Project and the assets or operations of the Series LH.

EXHIBIT F

Sample Illustration of Purchase Price Mechanics

The following calculations are for illustrative purposes to demonstrate how the purchase price to be paid for the EA Call Option Interest or the ME Call Option Interest would be calculated pursuant to sections 4.9(c) or 4.11(c), respectively. For purposes of this example, it is assumed that the EA Call Option has been exercised pursuant to Section 4.9.

Assumptions:

Portion of up to 15% EA Call Option to be Exercised	10%
Total capital contributed by all parties into Series EA at time of exercise	$2,000,000,000
AFUDC on Series EA at time of exercise	$75,000,000
Accumulated depreciation at time of exercise	$50,000,000

Sample Calculation:

F-1